United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

(Rule 14a-101)

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Electronics For Imaging, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Electronics For Imaging, Inc.

6750 Dumbarton Circle

Fremont, CA 94555

Telephone: (650) 357-3500

June 11, 2019

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of Electronics For Imaging, Inc., a Delaware corporation (which we refer to as “EFI”, “we” or “us” and which special meeting of the stockholders of EFI we refer to as the “special meeting”), to be held on July 15, 2019 at 9:00 a.m., local time, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025. Only holders of record of EFI common stock at the close of business on June 10, 2019, will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated April 14, 2019 (which, as may be amended from time to time, we refer to as the “merger agreement”), among East Private Holdings II, LLC (which we refer to as “Parent”), East Merger Sub, Inc. (which we refer to as “Merger Sub”), which is a wholly owned subsidiary of Parent, and EFI, pursuant to which Merger Sub will be merged with and into EFI (which we refer to as the “merger”), with EFI continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent, (ii) a non-binding, advisory proposal to approve specified compensation that will or may become payable to EFI’s named executive officers in connection with the merger, and (iii) a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. Parent and Merger Sub are each affiliated with Siris Capital Group, LLC (which we refer to as “Siris”). Siris is a private equity firm headquartered in New York, New York.

If the merger is completed, you will be entitled to receive $37.00 in cash, without interest and less applicable withholding taxes (which we refer to as the “merger consideration”), for each share of EFI common stock you own (unless you have properly exercised your appraisal rights with respect to such common stock) and you will have no ongoing ownership interest in the continuing business of EFI. The merger consideration represents a premium of approximately 25.85% over the closing price of EFI’s common stock on April 12, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 32.43% over the volume-weighted average closing price of a share of our common stock during the thirty days ended April 12, 2019. The board of directors of EFI (which we refer to as the “Board”) reviewed and considered the terms and conditions of the merger agreement and has duly and unanimously approved the merger agreement and the transactions contemplated thereby. The Board has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, is advisable and fair to, and in the best interests of, EFI and its stockholders, (ii) directed that the merger agreement be submitted to a vote for adoption at the special meeting and (iii) resolved to recommend that the stockholders vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously recommends that the stockholders vote “FOR” the non-binding, advisory proposal to approve specified compensation that will or may become payable to EFI’s named executive officers in connection with the merger; and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the board of directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid envelope or grant your proxy electronically over the Internet or by telephone. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals at the special meeting, including the proposal to adopt the merger agreement, without your instructions.

Your vote is very important. The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Therefore, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person, if you abstain from voting or if you hold your shares in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Therefore, please submit your proxy or voting instruction form as soon as possible to ensure your shares are represented and voted at the special meeting.

The accompanying proxy statement is dated June 11, 2019 and, together with the enclosed form of proxy card, is first being mailed to the stockholders of EFI on or about June 12, 2019.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll-free: (866) 721-1324

Email: EFII@dfking.com

On behalf of the entire board of directors of EFI, thank you for your continued support.

Sincerely,

Gill Cogan

Chairman of the Board of Directors

The accompanying proxy statement is dated June 11, 2019, and is first being mailed to our stockholders of record on or about June 12, 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 15, 2019

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of Electronics For Imaging, Inc., a Delaware corporation (which we refer to as “EFI”, “we” or “us” and which special meeting of the stockholders of EFI we refer to as the “special meeting”), will be held on July 15, 2019 at 9:00 a.m., local time, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated April 14, 2019 (which, as may be amended from time to time, we refer to as the “merger agreement”), among East Private Holdings II, LLC (which we refer to as “Parent”), East Merger Sub, Inc. (which we refer to as “Merger Sub”), which is a wholly owned subsidiary of Parent, and EFI, pursuant to which Merger Sub will be merged with and into EFI (which we refer to as the “merger”), with EFI continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent (which we refer to as the “merger proposal”).

2.

To consider and vote on a non-binding, advisory proposal to approve specified compensation that will or may become payable to EFI’s named executive officers in connection with the merger (which we refer to as the “proposal to approve the merger-related executive compensation”).

3.

To consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”).

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement, and a summary of these provisions can be found under “The Merger Agreement” beginning on page 87 in the attached proxy statement. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety.

Only stockholders of record as of the close of business on June 10, 2019 are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. You will be entitled to one vote for each share of our common stock that you held on the record date.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals at the special meeting, including the merger proposal, without your instructions.

The board of directors of EFI has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, EFI and its stockholders and unanimously resolved to recommend that our stockholders vote “FOR” the merger proposal. The board of directors of EFI also unanimously recommends that its stockholders vote “FOR” the proposal to approve the merger-related executive compensation; and “FOR” the adjournment proposal.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by EFI or any other person.

IN ADDITION TO DELIVERING THE PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JULY 15, 2019 TO STOCKHOLDERS BY MAIL, THE PROXY STATEMENT FOR THE SPECIAL MEETING IS ALSO AVAILABLE AT http://ir.efi.com/financial-information/proxy-materials.

By Order of the Board of Directors,

Alex Grab

General Counsel, Chief Legal Officer, and Corporate

Secretary

Fremont, California

Dated: June 11, 2019

i

Annex A	Agreement and Plan of Merger, dated April 14, 2019, by and among East Private Holdings II, LLC, East Merger Sub, Inc., and Electronics For Imaging, Inc.	A-1
Annex B	Opinion of Morgan Stanley & Co. LLC, dated as of April 14, 2019	B-1
Annex C	Opinion of Greenhill & Co., LLC, dated as of April 14, 2019	C-1
Annex D	Section 262 of the General Corporation Law of the State of Delaware	D-1

ii

SUMMARY

This summary, together with the following section entitled “Questions and Answers About the Special Meeting and The Merger,” highlights selected information in this proxy statement and does not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes, and the documents referred to or incorporated by reference in this proxy statement for a more complete understanding of the matters being considered at the special meeting. Each item in this summary includes a page reference directing you to a more complete description of that topic. This proxy statement is dated June 11, 2019, and is first being mailed to our stockholders of record on or about June 12, 2019.

In this proxy statement, the terms “EFI,” the “Company,” “we,” “us” and “our” refer to Electronics For Imaging, Inc. and, where appropriate, its subsidiaries. We refer to East Private Holdings II, LLC as “Parent” and East Merger Sub, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into EFI, with EFI continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent pursuant to the merger agreement, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated April 14, 2019, as it may be amended from time to time, by and among EFI, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement. EFI, following the consummation of the merger, is sometimes referred to as the “surviving corporation.”

Parties to the Merger (Page 23)

Electronics For Imaging, Inc., a Delaware corporation, is a world leader in customer-centric digital printing innovation focusing on the transformation of the printing, packaging, ceramic tile decoration, and textile industries from the use of traditional analog based printing to digital on-demand printing. EFI was incorporated in Delaware in 1988 and commenced operations in 1989. Our initial public offering of common stock was completed in 1992. EFI’s principal executive offices are located at 6750 Dumbarton Circle, Fremont, California 94555.

EFI common stock, par value $0.01 per share, (which we refer to as our “common stock”) is listed on the Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “EFII.” Additional information about EFI can be found at www.efi.com. The information provided on or accessible through EFI’s website is not part of or incorporated by reference in this proxy statement.

East Private Holdings II, LLC, a Delaware limited liability company, was formed for the sole purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Parent will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by or related to the merger agreement. Parent’s executive offices are located at 601 Lexington Avenue, 59th Floor, New York, New York 10022. Its telephone number is (212) 231-0095. Parent is an affiliate of Siris Capital Group, LLC, a private equity firm (which we refer to as “Siris”).

East Merger Sub, Inc., a Delaware corporation, is a direct wholly owned subsidiary of Parent and was incorporated for the sole purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by or related to the merger agreement. Merger Sub’s executive offices are located at 601 Lexington Avenue, 59th Floor, New York, New York 10022. Merger Sub’s telephone number is (212) 231-0095. Merger Sub is an affiliate of Siris.

The Special Meeting (Page 24)

Time and Place of the Special Meeting (Page 24)

This proxy statement is being furnished to our stockholders of record as part of the solicitation of proxies by the board of directors of EFI (which we refer to as the “Board”) for use at the special meeting to be held on July 15, 2019 at 9:00 a.m., local time, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025, or at any adjournment or postponement thereof.

The Purpose of the Special Meeting (Page 24)

At the special meeting, holders of our common stock who are entitled to vote at such special meeting will be asked to (i) approve the proposal to adopt the merger agreement (which we refer to as the “merger proposal”), (ii) approve a non-binding, advisory proposal to approve specified compensation that will or may become payable to EFI’s named executive officers in connection with the merger (which we refer to as the “proposal to approve the merger-related executive compensation”), and (iii) approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”).

Record Date and Quorum (Page 24)

You are entitled to receive notice of, and to vote at, the special meeting if you held shares of our common stock at the close of business on June 10, 2019, which the Board has set as the record date for the special meeting. As of the close of business on the record date, there were 43,156,485 shares of our common stock outstanding. The presence at the special meeting of the holders of a majority of the common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned by the chairman of the special meeting to solicit additional proxies as permitted by our Amended and Restated Bylaws (which we refer to as our “bylaws”). Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the special meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Vote Required (Page 25)

Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the proposal to approve the merger-related executive compensation and the adjournment proposal each require the affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to each of the proposal to approve the merger-related executive compensation and the adjournment proposal will have the same effect as a vote “AGAINST” the proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the proposal to approve the merger-related compensation or the adjournment proposal, your shares will not be voted at the special meeting on such matter, as applicable, and will not be counted in determining the outcome of the proposal to approve the merger-related compensation or the adjournment proposal, as applicable.

As of the record date, the directors and executive officers of EFI beneficially owned and were entitled to vote, in the aggregate, 649,345 (1.50%) shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options or unvested EFI restricted stock unit awards).

How to Vote Your Shares (Page 26)

If you are a stockholder of record, you may cause your shares to be voted by using one of the following methods:

•	in person at the special meeting;

•	via the Internet, at the Internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the enclosed proxy card and returning it in the accompanying prepaid envelope.

If you hold your shares in street name, you will receive instructions from the broker, bank or other nominee that holds your shares as to how to vote your shares at the special meeting. If you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

The Merger (Page 30)

The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into EFI, at which time the separate corporate existence of Merger Sub will cease. EFI will be the surviving corporation and a wholly owned subsidiary of Parent with all its properties, rights, privileges, immunities, powers and franchises continuing unaffected by the merger, and all debts, liabilities and duties of EFI and Merger Sub shall become the debts, liabilities and duties of the surviving corporation.

Merger Consideration (Page 30)

In the merger, each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger will automatically be converted into the right to receive an amount in cash equal to $37.00 (which we refer to as the “merger consideration”), without interest and less any applicable withholding taxes, other than shares of our common stock (i)(x) held by EFI as treasury shares, (y) owned by Parent or Merger Sub, or (z) owned by a direct or indirect subsidiary of EFI, Parent or Merger Sub immediately prior to the effective time (which we refer to together as “excluded shares”), and (ii) held by stockholders of EFI who properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and who do not thereafter withdraw, fail to perfect or otherwise lose their appraisal rights (which we refer to as “dissenting shares”). Dissenting shares will not be converted into a right to receive the merger consideration but instead shall entitle the holder thereof to receive payment of the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL.

Reasons for the Merger; Recommendation of the Board (Page 52)

After consideration of various factors as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 52, the Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, EFI and its stockholders, (ii) adopted the merger agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the merger agreement be submitted to the stockholders of EFI for their adoption, and (iv) resolved to recommend, subject to Section 5.3 of the merger agreement, that the stockholders of EFI adopt the merger agreement (which we refer to as the “Board recommendation”), all upon the terms and subject to the conditions set forth in the merger agreement. The Board consulted with EFI’s outside financial and legal advisors and senior management and considered a number of factors that the Board believes support its decision.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers may have interests in the merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger agreement be adopted by the stockholders of EFI. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 77.

The Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, EFI and its stockholders and recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal.

Opinions of Financial Advisors (Page 61)

Opinion of Morgan Stanley (Page 61)

In connection with the merger, Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) rendered to the Board its oral opinion, subsequently confirmed in writing, that as of April 14, 2019, and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of EFI common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement was fair from a financial point of view to such holders, as set forth in such opinion as more fully described below under “The Merger—Opinions of Financial Advisors—Opinion of Morgan Stanley & Co. LLC” beginning on page 61.

The full text of the written opinion of Morgan Stanley, dated as of April 14, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement as of the date of the opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how EFI stockholders should vote at the stockholders’ meeting to be held in connection with the Merger.

Opinion of Greenhill (Page 70)

Greenhill & Co., LLC (which we refer to as “Greenhill”) delivered its opinion to the Board, confirmed by delivery of a written opinion dated April 14, 2019, that, as of such date and subject to and based on various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the merger consideration to be received by the holders of EFI common stock (other than, with respect to such shares, the holders of dissenting shares or excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as set forth in such opinion as more fully described below under “The Merger—Opinions of Financial Advisors—Opinion of Greenhill & Co. LLC” beginning on page 70.

The full text of the written opinion of Greenhill, dated April 14, 2019, which discusses, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Greenhill in rendering its opinion, is attached as Annex C. EFI stockholders are encouraged to read Greenhill’s opinion, and the section entitled “Opinions of Financial Advisors” carefully and in their entirety. The Greenhill opinion is for the information of the Board, in its capacity as such, and addresses only the fairness, from a financial point of view, to the holders of EFI common stock (other than, with respect to such shares, the holders of dissenting shares or excluded shares) of the merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. The Greenhill opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the merger or the merger agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder should vote on any matter or otherwise act with respect to the merger. Pursuant to the engagement letter between EFI and Greenhill, EFI agreed to pay Greenhill a fee of $1.5 million, none of which was contingent upon consummation of the merger.

Financing of the Merger (Page 82)

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition.

In connection with the financing of the merger, (i) Siris Partners IV, L.P. and Siris Partners IV Parallel, L.P., which are affiliates of Siris, (collectively, which we refer to as the “guarantors”), on the one hand, and Parent, on the other hand, have entered into an equity commitment letter, dated as of April 14, 2019 (which we refer to as the “equity commitment letter”), pursuant to which the guarantors have agreed to provide Parent with up to $690 million in cash subject to the terms and conditions in the equity commitment letter (which we refer to as the “equity financing”) and (ii) Royal Bank of Canada, RBC Capital Markets, KKR Capital Markets LLC, KKR Corporate Lending (CA) LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Barclays Bank PLC, Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc. (which we refer to as the “debt commitment parties”) and Merger Sub have entered into a debt commitment letter, dated as of April 14, 2019 (which we refer to as the “debt commitment letter”), pursuant to which the debt commitment parties have committed, subject to the terms and conditions thereof, to provide debt financing in an aggregate principal amount of $1.2 billion, plus, at the borrower’s election, an amount sufficient to fund any upfront fees or original issue discount required to be funded in connection therewith (which we refer to as the “debt financing” and together with the equity financing, the “financings”). Pursuant to the merger agreement, Parent and Merger Sub have agreed to use their respective reasonable best efforts to obtain the financings, satisfy all conditions contained in the debt commitment letter, to cause the debt commitment parties to fund the debt financing at closing and to otherwise enforce their rights under the debt commitment letter subject to the terms of the merger agreement.

Limited Guarantee (Page 83)

Pursuant to a limited guarantee delivered by the guarantors to EFI, dated as of April 14, 2019, each of the guarantors has agreed to guarantee Parent’s obligation to pay any applicable termination fee and certain damages awards, and to reimburse EFI with respect to certain expenses in connection with the merger, subject to an aggregate cap of $109.94 million and other limitations in the limited guarantee.

Interests of Certain Persons in the Merger (Page 77)

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that EFI’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of EFI stockholders generally. Members of the Board were aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, approving the merger agreement and the merger, and in recommending to EFI stockholders that the merger agreement be adopted. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 31 and “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 52. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for EFI’s Named Executive Officers—Golden Parachute Compensation” beginning on page 115.

Material U.S. Federal Income Tax Consequences of the Merger (Page 83)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 83) for U.S. federal income tax purposes. Stockholders who are U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of our common stock pursuant to the merger and their adjusted tax basis in such shares. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 85)

Under the merger agreement, the merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and under the applicable merger control rules in Germany and Turkey, have expired or been terminated, or the receipt of all requisite consents related thereto.

On April 25, 2019, EFI and Siris Partners IV, L.P. each filed its notification of the proposed merger with the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) under the HSR Act. The relevant merger control filings were filed with the German competition authority and the Turkish competition authority on April 30, 2019. On May 3, 2019, EFI and Siris Partners IV, L.P. received early termination of the waiting period under the HSR Act. On May 16, 2019, EFI and Siris Partners IV, L.P. received clearance from the German competition authority. On May 24, 2019, clearance was also obtained from the Turkish competition authority. As a result, all necessary regulatory approvals to complete the merger have been obtained.

The Merger Agreement (Page 87)

Treatment of Common Stock, Stock-Based Awards and Performance Awards (Page 88)

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Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be converted into the right to receive the merger consideration from Parent, without interest and less any applicable withholding taxes.

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Time-Based Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, except with regards to any new restricted stock unit award granted after April 14, 2019, each EFI restricted stock unit (which we refer to as a “RSU”) award that is subject to only time-based vesting requirements (which we refer to as an “EFI Time-Based RSU”) and that is then outstanding (including any RSU awards for which the applicable performance period has ended and only time-based vesting requirements remain) and either is vested or will vest within 12 months after the effective time of the merger, will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration . At the effective time of the merger, each other EFI Time-Based RSU that is outstanding will be assumed and will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

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2019 Annual Bonus Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each then-outstanding RSU award that is subject to both time-based and performance-based vesting requirements (which we refer to as a “PSU”) and was granted under EFI’s 2019 annual bonus program (which we refer to as the “EFI 2019 Annual PSU”) will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI 2019 Annual PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance goals, the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

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Target Long-Term Incentive Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each PSU award granted under EFI’s long-term incentive program that is then outstanding, to the extent it would vest if the target level of performance established for the award had been attained (which we refer to as an “EFI LTIP Target PSU”), will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Target PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing time-based vesting schedule (but in no event earlier than the end of the applicable performance period) and applicable terms and conditions immediately prior to the effective time (other than the performance-based vesting conditions), including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

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Overachievement Long-Term Incentive Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each PSU award granted under EFI’s long-term incentive program, that is then outstanding and would vest only if the target level of performance established for the award is exceeded (which we refer to as an “EFI LTIP Overachievement PSU”) and that is held by an individual employed by EFI or one of its subsidiaries, will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Overachievement PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance-based vesting requirements, the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award. Any EFI LTIP Overachievement PSU award held by an individual who is not employed by EFI or one of its subsidiaries will be cancelled without payment at the effective time.

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Options. At or immediately prior to the effective time of the merger, each EFI stock option (whether vested or unvested) (which we refer to as a “EFI stock option”) that has an exercise price that is less than the merger consideration will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash determined by multiplying (i) the excess of the merger consideration over the exercise price of the EFI stock option by (ii) the number of shares of our common stock issuable upon exercise in full of such EFI stock option. At or immediately prior to the effective time, each EFI stock option that has an exercise price that is equal to or greater than the merger consideration (whether or not vested) shall be cancelled without payment.

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Treatment of Employee Stock Purchase Plan. The offering period currently in progress under the EFI employee stock purchase plan (which we refer to as the “ESPP”) will be the final offering period under the ESPP and will be terminated on the earlier of the day prior to the effective time of the merger and July 31, 2019 (the currently-scheduled termination date for such offering) (which we refer to as the “final exercise date”). No new participants may be added to the ESPP and no increases may be made to any participant’s contribution amount after April 14, 2019. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share purchased under the ESPP that is outstanding immediately prior the effective time will be converted into the right to receive (less any applicable withholding taxes) the merger consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date and the ESPP will be suspended. The ESPP will be terminated as of or immediately prior to the effective time of the merger.

Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 96)

Go-Shop Period. The merger agreement provides that during the “go-shop” period commencing on the date of the merger agreement until 12:01 a.m., New York City time, on May 29, 2019 (which we refer to as the “no-shop period start date”), EFI and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, which we refer to as “representatives”) had the right to, among other things and subject to certain conditions:

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solicit, initiate, propose, cause or induce the making, submission or announcement of, or encourage, facilitate or assist, whether publicly or otherwise, any acquisition proposal (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change”), including by furnishing to any person and its representatives any information (including non-public information and data) relating to EFI or any of its subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of EFI or any of its subsidiaries to any person (and its representatives, including potential financing sources) pursuant to an acceptable confidentiality agreement (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change”); provided that EFI provides or makes available to Parent and Merger Sub any information or data that is provided by or on behalf of EFI to any person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and, in any event, within 24 hours) following the time it is provided to such person or its representatives (including potential financing sources); and

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engage in, enter into, continue, maintain, or otherwise participate in, any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any acquisition proposal and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposals.

If EFI terminates the merger agreement in accordance with its terms for the purpose of entering into an alternative acquisition agreement (defined in the section entitled “The Merger Agreement—The “No-Shop” Period—No Solicitation of Other Offers”) in respect of a superior proposal prior to the no-shop period start date (or prior to the excluded party end date (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change”) for the purpose of entering into an alternative acquisition agreement in respect of a superior proposal with an excluded party (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change”)), EFI must pay a termination fee of $25.37 million to Parent. For more information, please see the sections entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change” beginning on page 96 and “The Merger Agreement—Termination Fees” beginning on page 111.

No-Shop Period. Under the merger agreement, from the no-shop period start date until the earlier to occur of the termination of the merger agreement pursuant to its terms and the effective time of the merger, other than with respect to an excluded party prior to the excluded party end date and subject to certain exceptions, EFI has agreed not to, and to cause its subsidiaries and its and their respective directors, officers and employees not to, and to instruct and use its and its’ subsidiaries’ unaffiliated representatives not to, directly or indirectly:

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solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or would reasonably be expected to constitute an acquisition proposal;

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furnish to any third person any non-public information or data relating to EFI or any of its subsidiaries or afford to any third person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of EFI or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

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participate or engage in discussions or negotiations with any person with respect to any proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than to inform such person of the non-solicitation obligations in the merger agreement and to clarify the terms and conditions of any such acquisition proposal); or

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authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition proposal, other than an acceptable confidentiality agreement.

From the no-shop period start date until the earlier to occur of the termination of the merger agreement pursuant to its terms and the effective time of the merger, and subject to certain exceptions including with respect to excluded parties prior to the excluded party end date, EFI has also agreed to, and to cause its subsidiaries and its and their respective directors, officers and employees to, and to instruct and use reasonable best efforts to cause its and its’ subsidiaries’ unaffiliated representatives to promptly cease and terminate any discussions or negotiations with any person and its affiliates and representatives that would be prohibited by the non-solicitation provisions of the merger agreement, immediately terminate such person’s and its affiliates’ and representatives’ access to any data room and request that all confidential information furnished by EFI to such person be returned or destroyed in accordance with the terms of the relevant acceptable confidentiality agreement.

Notwithstanding these restrictions, at any time after the no-shop period start date until the earlier to occur of the termination of the merger agreement pursuant to its terms and EFI’s receipt of the requisite stockholder approval, EFI may participate or engage in discussions or negotiations with, furnish any non-public information relating to, or provide certain access to, EFI or any of its subsidiaries pursuant to an acceptable confidentiality agreement so long as such actions are in response to a written acquisition proposal from any third party that did not result from a material breach of the non-solicitation obligations of EFI contained in the merger agreement and that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 96) or would reasonably be expected to lead to a superior proposal and that the failure to take such action would reasonably be expected to cause the Board to violate its fiduciary duties under applicable laws; provided that EFI will promptly (and, in any event, within 24 hours) make available to Parent any non-public information concerning EFI and its subsidiaries that is provided to any such person or its representatives that was not previously made available to Parent.

If EFI terminates the merger agreement under certain circumstances after the no-shop period start date, EFI must pay a termination fee of $59.2 million to Parent. For more information, please see the section entitled “The Merger Agreement—Termination Fees” starting on page 111.

Conditions to the Merger (Page 108)

The respective obligations of EFI, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Termination of the Merger Agreement and Termination Fees (Page 111)

Parent and EFI have certain rights to terminate the merger agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the merger illegal or otherwise prohibit the merger, an uncured breach of the merger agreement by the other party, if the merger has not been consummated by 11:59 p.m., Eastern time, on October 14, 2019, or if the EFI’s stockholders fail to approve the merger proposal at the special meeting. Parent may also terminate the merger agreement under certain circumstances, including if the Board effects a Board recommendation change (as defined below). EFI may also terminate the merger agreement under certain circumstances, including to enter into a definitive agreement to consummate the transactions contemplated by a superior proposal.

Market Price of Common Stock (Page 119)

EFI’s common stock is listed on Nasdaq under the symbol “EFII.” The closing price of our common stock on Nasdaq on April 12, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $29.40 per share. On June 10, 2019, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $36.68 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Delisting and Deregistration of Common Stock (Page 127)

If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and we will no longer file periodic reports with the Securities and Exchange Commission (which we refer to as the “SEC”).

Appraisal Rights (Page 123)

If the merger is completed, EFI’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to EFI before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 123 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of our common stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of EFI. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 129 or “Incorporation of Certain Information By Reference” beginning on page 129.

Q.	Why am I receiving this proxy statement?

A.

You are receiving these proxy materials because you own shares of common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters. On April 14, 2019, EFI entered into the merger agreement providing for the merger of Merger Sub with and into EFI, with EFI continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent. Parent is an affiliate of Siris, a private equity firm. You are receiving this proxy statement in connection with the solicitation of proxies in favor of the approval of the merger proposal and the other proposals to be voted on at the special meeting.

Q.	What is the proposed merger and what effects will it have on EFI?

A.

The proposed merger is the acquisition of EFI by Parent pursuant to the merger agreement. If the merger proposal is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into EFI, with EFI continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. We refer to this transaction as the merger. As a result of the merger, EFI will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer be a stockholder of EFI and will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.

Upon completion of the merger, you will be entitled to receive the merger consideration of $37.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised your appraisal rights under the DGCL and do not thereafter withdraw, fail to perfect or otherwise lose your appraisal rights with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $3,700 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return any stock certificates you hold with your proxy.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of EFI will be held on July 15, 2019 at 9:00 a.m., local time, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025.

Q.	What am I being asked to vote on at the special meeting?

A.	At the special meeting, holders of our common stock will be asked to consider and vote on the following three proposals:

•	the merger proposal;

•	the proposal to approve the merger-related executive compensation; and

•	the adjournment proposal.

Q.	How does the Board recommend that I vote?

A.	The Board unanimously recommends that you vote your shares of our common stock:

•	“FOR” the merger proposal;

•	“FOR” the proposal to approve the merger-related executive compensation; and

•	“FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to approve the execution and delivery of the merger agreement by EFI and to recommend to EFI stockholders the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board.” In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that EFI’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of EFI stockholders generally. For a discussion of these interests, please see the section entitled “The Merger—Interests of Certain Persons in the Merger.”

Q.	Who is entitled to attend and vote at the special meeting?

A.

All holders of shares of EFI common stock as of the close of business on June 10, 2019, the record date, are entitled to vote at the special meeting. Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date. As of the close of business on the record date, there were 43,156,485 shares of our common stock outstanding.

Q.	What is the difference between holding shares as a stockholder of record and in street name as a beneficial owner?

A.

Our stockholders may hold their shares of our common stock through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. Summarized below are some of the differences between shares held of record and those owned beneficially in street name.

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Stockholder of Record. If your shares are registered directly in your name with EFI’s transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record and this proxy statement was sent directly to you by EFI. As the stockholder of record, you have the right to vote your shares in person at the special meeting or to grant your proxy directly to certain officers of EFI to vote your shares at the special meeting.

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Beneficial Owner. If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the special meeting, or you may contact your broker, bank or other nominee to obtain a “legal proxy” giving you the right to vote in person at the special meeting.

Q.	What must I do if I want to attend the special meeting in person?

A.

All holders of shares of EFI common stock as of the close of business on the record date, including stockholders of record and stockholders who hold our common stock through a broker, bank or other nominee, are invited to attend the special meeting. Proof of ownership of EFI common stock (such as a brokerage statement or the appearance of such stockholder’s name on EFI’s stockholder list as of the record date), along with valid government-issued photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote your shares at the special meeting.

In addition, corporations and other stockholders that are not natural persons, which we refer to as “institutions,” may be represented at the meeting only by a duly authorized officer, director, or employee of the institution, or (in the case of LLCs and partnerships) a manager or partner. Each such representative must provide satisfactory evidence of his or her position with, and due authorization by, the institution. Statements by or on behalf of an institution’s bank or broker will not be sufficient evidence of a representative’s position or authorization. Unless the institution’s name is listed as a stockholder of record, representatives of institutional beneficial owners must also provide proof of the institution’s beneficial ownership on the record date. We encourage our institutional stockholders to register their representatives in advance by sending a written request, along with the documentation described above, to EFI’s Investor Relations at 6750 Dumbarton Circle, Fremont, California 94555. Please allow sufficient time for EFI to process your request. Upon receipt of sufficient documentation, we will send you a confirmation that your representative has been authorized for entry. The name on the representative’s government-issued photo identification must match the authorized name.

Q.	What is a quorum?

A.

The presence at the special meeting of the holders of a majority of the common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned by the chairman of the special meeting to solicit additional proxies as permitted by our bylaws. Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the special meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Q.	How do I vote?

A.	Voting in Person at the Special Meeting

All holders of shares of EFI common stock as of the close of business on the record date, including stockholders of record and stockholders who hold shares of our common stock in street name, may attend the special meeting and vote their shares in person. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Voting by Proxy

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Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder, you may cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope. You may also submit a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you submit a proxy by Internet or telephone, you need not return a written proxy card by mail.

•	Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to provide your voting instructions by telephone. In addition, you may submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying prepaid envelope. If you provide voting instructions by Internet or telephone, you need not return a written voting instruction form by mail.

Q.	What is the deadline for voting?

A.

If you are a stockholder of record, your proxy must be received by telephone or Internet by 11:59 p.m. Eastern Time on July 14, 2019, the day before the special meeting, in order for your shares to be voted at the special meeting. If you are a stockholder of record and you choose to cause your shares to be voted by completing, signing, dating, and returning the enclosed proxy card, your proxy card must be received before the special meeting in order for your shares to be voted at the special meeting.

If you hold your shares in street name, please comply with the deadlines for submitting voting instructions provided by the broker, bank or other nominee that holds your shares.

Q.	How can I change or revoke my vote?

A.	If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

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delivering a later dated proxy card or by submitting another proxy by telephone or the Internet as provided above under “How do I vote?” (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Corporate Secretary of EFI a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

Written notices of revocation should be addressed to:

Electronics For Imaging, Inc.

Attn: Corporate Secretary

6750 Dumbarton Circle

Fremont, California 94555

Telephone: (650) 357-3500

Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern Time on July 14, 2019, the day before the special meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q.	What happens if I do not give specific voting instructions?

A.

If you are a stockholder of record and you properly submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on one or more proposals, then the named proxy holders will vote your shares in accordance with the recommendation of the Board on such proposal(s) at the special meeting as presented in this proxy statement. See above under “How does the Board recommend that I vote?”

In accordance with applicable stock exchange rules, if you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of common stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of common stock held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. All of the proposals to be voted on at the special meeting are non-routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting.

Q.	What will happen if I abstain from voting or fail to vote on the proposals or fail to instruct my broker, bank or other nominee how to vote on the proposals?

A.

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

For the proposal to approve the merger-related executive compensation and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions with respect to each of the proposal to approve the merger-related executive compensation and the adjournment proposal will have the same effect as a vote “AGAINST” the proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger-related executive compensation or the adjournment proposal, your shares will not be voted at the special meeting on such matter, as applicable, and will not be counted in determining the outcome of the proposal to approve the merger-related compensation or the adjournment proposal, as applicable.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you received more than one proxy card or voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately submit a proxy or voting instruction form to vote the shares shown on each proxy card or voting instruction form that you received in order for all of your shares to be voted at the special meeting.

Q.	What vote is required for EFI’s stockholders to approve the merger proposal?

A.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What vote of our stockholders is required to approve the proposal to approve the merger-related executive compensation?

A.

Approval of the proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the proposal to approve the merger-related executive compensation, your shares will not be voted at the special meeting on such matter and will not be counted in determining the outcome of the proposal to approve the merger-related compensation.

Q.	What vote of our stockholders is required to approve the adjournment proposal?

A.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the adjournment proposal, your shares will not be voted at the special meeting on such matter and will not be counted in determining the outcome of the adjournment proposal.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for EFI’s named executive officers in connection with the merger?

A.

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.

What will happen if EFI’s stockholders do not approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for EFI’s named executive officers in connection with the merger?

A.

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on EFI, Parent or the Merger Sub. Accordingly, if the merger agreement is approved by EFI’s stockholders and the merger is completed, the merger-related compensation may be paid to EFI’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Q.	How does the merger consideration compare to the market price of our common stock?

A.

The merger consideration of $37.00 per share represents a premium of approximately 25.85% to $29.40 per share, the closing price of our common stock on Nasdaq on April 12, 2019, the last trading day prior to the public announcement of the execution of the merger agreement.

Q.	What will holders of EFI equity-based and performance awards receive in the merger?

A.

At or immediately prior to the effective time of the merger, except with regards to any new RSU award granted after April 14, 2019, each EFI Time-Based RSU that is then outstanding (including any RSU awards for which the applicable performance period has ended and only time-based vesting requirements remain) and either is vested or will vest within 12 months after the effective time of the merger, will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration. At the effective time of the merger, each other EFI Time-Based RSU that is outstanding will be assumed and will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

At or immediately prior to the effective time of the merger, each EFI 2019 Annual PSU that is then outstanding will be assumed and converted into the right to receive (less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI 2019 Annual PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance goals, the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

At or immediately prior to the effective time of the merger, each EFI LTIP Target PSU award will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Target PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing time-based vesting schedule (but in no event earlier than the end of the applicable performance period) and applicable terms and conditions immediately prior to the effective time (other than the performance-based vesting conditions), including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

At or immediately prior to the effective time of the merger, each EFI LTIP Overachievement PSU award held by an individual employed by EFI or one of its subsidiaries will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Overachievement PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance-based vesting requirements, the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award. Any EFI LTIP Overachievement PSU award held by an individual who is not employed by EFI or one of its subsidiaries will be cancelled without payment at the effective time.

At or immediately prior to the effective time of the merger, each EFI stock option that has an exercise price that is less than the merger consideration will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash determined by multiplying (i) the excess of the merger consideration over the exercise price of the EFI stock option by (ii) the number of shares of our common stock issuable upon exercise in full of such EFI stock option. At or immediately prior to the effective time, each EFI stock option that has an exercise price that is equal to or greater than the merger consideration (whether or not vested) shall be cancelled without payment.

The offering period currently in progress under the ESPP will be the final offering period under the ESPP and will be terminated on the final exercise date. No new participants may be added to the ESPP and no increases may be made to any participant’s contribution amount after April 14, 2019. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share purchased under the ESPP that is outstanding immediately prior to the effective time will be converted into the right to receive (less any applicable withholding taxes) the merger consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date and the ESPP will be suspended. The ESPP will be terminated as of or immediately prior to the effective time of the merger.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the merger proposal, we anticipate that the merger will be completed in the third quarter of 2019.

Q.	When will stockholders receive the merger consideration?

A.

At or prior to the closing of the merger, Parent will deposit or cause to be deposited with a paying agent designated by Parent and reasonably satisfactory to EFI (which we refer to as the “paying agent”) cash sufficient to pay the aggregate merger consideration payable to the stockholders (other than in respect of excluded shares or dissenting shares).

Promptly following the effective time (and in any event within two business days following the effective time), the paying agent will send to each holder of record as of immediately prior to the effective time (other than holders of dissenting shares or excluded shares) of (i) certificates representing outstanding shares of our common stock (other than dissenting shares or excluded shares) (which we refer to as the “certificates”), and (ii) uncertificated common shares that represented outstanding shares (other dissenting shares or excluded shares) (which we refer to as “uncertificated shares”) (A) in the case of certificates and uncertificated shares not held through the Depository Trust Company (which we refer to as the “DTC”), a letter of transmittal in such form as Parent, the surviving corporation and the paying agent reasonably agree; and (B) in the case of certificates and uncertificated shares held through DTC, instructions for effecting the surrender of the certificates and uncertificated shares in exchange for the merger consideration payable in respect thereof.

Upon receipt by the paying agent of a duly completed and validly executed letter of transmittal with respect to uncertificated shares not held through DTC or upon surrender of certificates for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, the holders of such uncertificated shares and certificates will be entitled to receive the merger consideration multiplied by the aggregate number of shares of our common stock underlying such uncertificated shares and certificates, as applicable. Upon receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares held through DTC, the holders of such uncertificated shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of common stock represented by such holder’s transferred uncertificated shares; by (2) the merger consideration (less any applicable withholding taxes payable in respect thereof).

Q.	What happens if the merger is not completed?

A.

If the merger proposal is not approved by the stockholders of EFI or if the merger is not completed for any other reason, the stockholders of EFI will not receive any payment for their shares of our common stock in connection with the merger. Instead, EFI will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and the EFI stockholders will remain stockholders of EFI. Under specified circumstances, EFI will be required to pay to Parent a termination fee of either $25.37 million or $59.2 million upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 111.

Q.	What conditions must be satisfied to complete the merger?

A.

The respective obligations of EFI, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. For more information, please see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 108.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of our common stock for the merger consideration of $37.00 per share in cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 83) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. We encourage you to read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of EFI’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of EFI. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 77 and “Non-Binding, Advisory Vote on Merger-Related Compensation for EFI’s Named Executive Officers” beginning on page 115.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.

If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.	Should I send in my stock certificates now?

A.

No. If you hold certificated shares of our common stock and the merger proposal is approved and the merger is consummated, you will be sent a letter of transmittal promptly, and in any event within two business days after the effective time of the merger, describing how you may exchange your certificates that formerly represented shares of our common stock for the merger consideration. If your shares of our common stock are held in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page 89. Please do NOT return any stock certificates you hold with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.

Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of the merger proposal. See “Appraisal Rights” beginning on page 123.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

EFI has engaged D.F. King & Co., Inc. (which we refer to as the “proxy solicitor”) to assist in the solicitation of proxies for the special meeting. EFI estimates that it will pay the proxy solicitor a fee of $12,500, plus reimbursement of related expenses. EFI has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. EFI may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc. our proxy solicitor, by calling (212) 269-5550 if you are a bank or broker or, for all others, calling toll-free at (866) 721-1324 or using the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll-free: (866) 721-1324

Email: EFII@dfking.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act, and is subject to risks and uncertainties and actual results or events may differ materially. When used herein, words such as “address,” “anticipate,” “believe,” “consider,” “continue,” “develop,” “estimate,” “expect,” “further,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” variations of such words, and similar expressions as they relate to EFI or its management are intended to identify such statements as forward-looking statements. Such statements reflect the current views of EFI and its management with respect to future events, including the proposed transaction, and are subject to certain risks and uncertainties that may cause actual results to differ materially from the results expressed in, or implied by, these forward looking statements. These risks and uncertainties include, but are not limited to, the following: (i) EFI may be unable to obtain stockholder approval as required for the proposed transaction; (ii) other conditions to the closing of the merger may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the business of EFI may suffer as a result of uncertainty surrounding the merger; (v) stockholder litigation in connection with the merger may affect the timing or occurrence of the merger or result in significant costs of defense, indemnification and liability; (vi) EFI may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances could give rise to the termination of the merger agreement with affiliates of Siris; (viii) EFI’s ability to recognize the anticipated benefits of the merger; (ix) the risk that the merger disrupts EFI’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (x) the risk of potential difficulties with EFI’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the merger; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of EFI and the merger are set forth in filings that EFI makes with the SEC from time to time, including those listed under “Risk Factors” in EFI’s Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC on February 27, 2019, as updated or supplemented by subsequent reports that EFI has filed or files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. EFI assumes no obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

PARTIES TO THE MERGER

EFI

Electronics For Imaging, Inc.

6750 Dumbarton Circle

Fremont, California 94555

Telephone: (650) 357-3500

Electronics For Imaging, Inc., a Delaware corporation, is a world leader in customer-centric digital printing innovation focusing on the transformation of the printing, packaging, ceramic tile decoration, and textile industries from the use of traditional analog based printing to digital on-demand printing. EFI was incorporated in Delaware in 1988 and commenced operations in 1989. Our initial public offering of common stock was completed in 1992.

EFI’s common stock is listed on Nasdaq under the symbol “EFII.”

Parent

East Private Holdings II, LLC

601 Lexington Ave., 59th Floor

New York, New York 10022

East Private Holdings II, LLC, a Delaware limited liability company, was formed for the sole purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Parent will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by or related to the merger agreement. Parent is an affiliate of Siris, a private equity firm.

Merger Sub

East Merger Sub, Inc.

601 Lexington Ave., 59th Floor

New York, New York 10022

East Merger Sub, Inc., a Delaware corporation, is a direct wholly owned subsidiary of Parent and was incorporated for the sole purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by or related to the merger agreement. Merger Sub is an affiliate of Siris, a private equity firm.

THE SPECIAL MEETING

We are furnishing this proxy statement to EFI stockholders as part of the solicitation of proxies by the Board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides EFI stockholders with the information they need to know to be able to vote at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on July 15, 2019 at 9:00 a.m., local time, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked to consider and vote on the following:

•	the merger proposal;

•	the proposal to approve the merger-related executive compensation; and

•	the adjournment proposal.

The Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, EFI and its stockholders and unanimously recommends that our stockholders vote “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal.

If our stockholders fail to approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement” beginning on page 87 of this proxy statement.

Record Date and Quorum

The Board has fixed the close of business on June 10, 2019 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. As of the close of business on the record date, there were 43,156,485 shares of our common stock outstanding.

The presence at the special meeting of the holders of a majority of the common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned or postponed by the chairman of the special meeting to solicit additional proxies as permitted by our bylaws. See below under “Adjournments and Postponements” for additional information.

Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the special meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the special meeting.

Attendance at the Special Meeting

All holders of shares of EFI common stock as of the close of business on the record date, including stockholders of record and stockholders who hold our common stock through a broker, bank or other nominee, are invited to attend the special meeting. Proof of ownership of EFI common stock (such as a brokerage statement or the appearance of such stockholder’s name on EFI’s stockholder list as of the record date), along with valid government-issued photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote your shares at the special meeting.

In addition, corporations and other stockholders that are not natural persons, which we refer to as “institutions,” may be represented at the meeting only by a duly authorized officer, director, or employee of the institution, or (in the case of LLCs and partnerships) a manager or partner. Each such representative must provide satisfactory evidence of his or her position with, and due authorization by, the institution. Statements by or on behalf of an institution’s bank or broker will not be sufficient evidence of a representative’s position or authorization. Unless the institution’s name is listed as a stockholder of record, representatives of institutional beneficial owners must also provide proof of the institution’s beneficial ownership on the record date. We encourage our institutional stockholders to register their representatives in advance by sending a written request, along with the documentation described above, to EFI’s Investor Relations at 6750 Dumbarton Circle, Fremont, California 94555. Please allow sufficient time for EFI to process your request. Upon receipt of sufficient documentation, we will send you a confirmation that your representative has been authorized for entry. The name on the representative’s government-issued photo identification must match the authorized name.

Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you will need to provide voting instructions to your broker, bank or other nominee to instruct how to vote your shares at the special meeting. Please follow the instructions provided by your broker, bank or other nominee.

In accordance with applicable stock exchange rules, if you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of common stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of common stock held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. All of the proposals to be voted on at the special meeting and all of such proposals are non-routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of such proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting.

Vote Required

Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which we refer to as the “requisite stockholder approval”).

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

If a quorum is present at the special meeting, approval of the proposal to approve the merger-related executive compensation and the adjournment proposal each require the affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the special meeting. For each of these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions with respect to each of the proposal to approve the merger-related executive compensation and the adjournment proposal will have the same effect as a vote “AGAINST” the proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the proposal to approve the merger-related executive compensation or the adjournment proposal, your shares will not be voted at the special meeting on the proposal to approve the merger-related executive compensation or the adjournment proposal, as applicable, and will not be counted in determining the outcome of the proposal to approve the merger-related compensation or the adjournment proposal, as applicable.

Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on EFI, Parent or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by EFI’s stockholders at the special meeting and the merger is completed, the merger-related compensation may be paid to EFI’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Voting

Voting in Person at the Special Meeting

All holders of shares of EFI common stock as of the close of business on the record date, including stockholders of record and stockholders who hold shares of our common stock in street name, may attend the special meeting and vote their shares in person. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Voting by Proxy

•

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder, you may cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope. You may also submit a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you submit a proxy by Internet or telephone, you need not return a written proxy card by mail.

•

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to provide your voting instructions by telephone. In addition, you may submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying prepaid envelope. If you provide voting instructions by Internet or telephone, you need not return a written voting instruction form by mail.

If you are a stockholder of record and you properly submit a proxy card or submit your proxy by telephone or over the Internet, your shares will be voted as instructed or, if no instruction is given, “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal. If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker on one or more proposals, your shares will not be voted on such proposal(s) at the special meeting. See above under “Shares Held in Street Name.”

As of the date of this proxy statement, we have no knowledge of any business that may come before the special meeting other than the matters set forth in the accompanying notice of the special meeting. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named as proxyholders in the enclosed proxy card will vote in their discretion on such matter.

Deadline for Voting

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on July 14, 2019, the day before the special meeting, in order for your shares to be voted at the special meeting. If you are a stockholder of record and you choose to cause your shares to be voted by completing, signing, dating, and returning the enclosed proxy card, your proxy card must be received before the special meeting in order for your shares to be voted at the special meeting.

If you hold your shares in street name, please comply with the deadlines for voting provided by the broker, bank or other nominee that holds your shares.

Revocation of Proxies

If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•

delivering a later dated proxy card or by submitting another proxy by telephone or the Internet as provided above under “Voting” (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Corporate Secretary of EFI a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

Written notices of revocation should be addressed to:

Electronics For Imaging, Inc.

Attn: Corporate Secretary

6750 Dumbarton Circle

Fremont, California 94555

Telephone: (650) 357-3500

Any change to your proxy that is provided by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on July 14, 2019, the day before the special meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Voting by EFI’s Directors and Executive Officers

As of the close of business on the record date, the directors and executive officers of EFI beneficially owned and were entitled to vote, in the aggregate, 649,345 (1.50%) shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options or unvested EFI restricted stock unit awards).

Solicitation of Proxies; Payment of Solicitation Expenses

EFI has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. EFI estimates that it will pay the proxy solicitor a fee of $12,500, plus reimbursement of related expenses. EFI has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. EFI may also reimburse banks and brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. EFI’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

In accordance with the rules of the SEC, we are permitted to send a single set of proxy materials to stockholders who share the same address, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding now or in the future should be directed in writing to our principal executive offices at 6750 Dumbarton Circle, Fremont, California 9455, Attn: Investor Relations or by telephone at (650) 357-3500.

If you hold your shares in street name, please contact your broker, bank or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple copies of the proxy materials now or in the future.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. If a quorum is not present or represented at the special meeting, our bylaws provide that either (i) the chairman of the special meeting or (ii) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the special meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, then EFI stockholders may be asked to vote on the adjournment proposal. Pursuant to our bylaws, notices of an adjourned meeting need not be given if the time and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted which might have been transacted at the special meeting as originally notified and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we anticipate that the merger will be completed in the third quarter of 2019. If our stockholders vote to approve the merger proposal, the merger will become effective as promptly as practicable following the satisfaction or waiver of the remaining conditions to the merger, subject to the terms of the merger agreement. See “The Merger—Closing and Effective Time of the Merger” beginning on page 30.

Rights of Stockholders Who Seek Appraisal

If the merger is completed, EFI’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to EFI before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 123 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of our common stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Other Information

You should not return any evidence of your shares of EFI’s common stock or send documents representing EFI’s common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal, if applicable, and related materials and instructions for exchanging your shares of EFI’s common stock.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact the proxy solicitor using the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll-free: (866) 721-1324

Email: EFII@dfking.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Effect of the Merger

The merger agreement provides that Merger Sub will merge with and into EFI subject to the terms and conditions in the merger agreement. EFI will be the surviving corporation following the merger. As a result of the merger, EFI will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. You will not own any shares of the capital stock of the surviving corporation. Upon the completion of the merger, our common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act, will cease to be publicly traded and will cease to be held by EFI stockholders.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger (which we refer to as the “closing”) will take place via the electronic exchange of signatures and documentation on (i) a date to be agreed upon by Parent, Merger Sub and EFI that is no later than the third business day after the later of (A) the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions to closing (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) (described under “The Merger Agreement—Conditions to the Merger”), and (B) the completion of the marketing period (as defined under “The Merger—Marketing Period”); or (ii) such other time, location and date as Parent, Merger Sub and EFI mutually agree in writing.

Assuming timely satisfaction of closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur in the third quarter of 2019.

The effective time of the merger (which we refer to as the “effective time”) will occur upon the later of (a) the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or (b) such other date and time as may be mutually agreed upon by Parent and EFI and set forth in the certificate of merger.

Following the effective time, our common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.

Marketing Period

Under the merger agreement, EFI has agreed to allow Parent and Merger Sub a period of fifteen consecutive business days to market the debt financing (which we refer to as the “marketing period”). The marketing period is the first fifteen consecutive business days throughout which Parent and Merger Sub has certain required financial and other information referred to in the debt commitment letter (which we refer to as the “required information”) and the required information remains compliant as set forth in the merger agreement. The delivery of any required information for any new fiscal period shall result in the “restart” of the marketing period.

Merger Consideration

In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $37.00, without interest and less any applicable withholding taxes, other than the excluded shares and dissenting shares. Dissenting shares will not be converted into a right to receive the merger consideration but instead shall be entitled to such holder’s right to appraisal pursuant to the DGCL. Dissenting shares will not be converted into a right to receive the merger consideration but instead shall entitle the holder thereof to receive payment of the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL.

Background of the Merger

The Board, together with EFI’s management team (which we refer to as “management”), reviews and assesses EFI’s performance, future growth prospects, business strategies, opportunities and challenges as part of its evaluation of EFI’s prospects and strategies for enhancing stockholder value. As part of that review process, the Board and management have regularly reviewed and considered EFI’s strategic direction and business objectives, including strategic opportunities that might be available to EFI, such as possible acquisitions, divestitures and business combination transactions.

The merger and the terms of the merger agreement are the result of arm’s length negotiations conducted among representatives of Siris, EFI and their respective advisors. The following is a summary of the principal events, meetings, negotiations and actions among the parties leading to the execution and public announcement of the merger agreement.

On January 8, 2018, Mr. Guy Gecht, the then current Chief Executive Officer of EFI and currently a member of the Board, had dinner with a representative of a potential strategic acquirer (which we refer to as “Party A”) during which such representative raised with Mr. Gecht interest in Party A potentially acquiring EFI.

Also on January 8, 2018, a potential financial acquirer (which we refer to as “Party B”) reached out to Mr. Gecht and expressed an interest in acquiring EFI’s Productivity Software segment business (which we refer to as the “Software business”) and EFI’s Fiery segment business (which we refer to as the “Fiery business”).

On January 22, 2018, EFI and Party B entered into a confidentiality agreement, which included a customary standstill provision that would automatically terminate upon EFI’s entry into a merger agreement with a third party for a sale of EFI.

On January 26, 2018, the Board held a special meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting), a potential financial advisor, and representatives of O’Melveny & Myers LLP, legal counsel to EFI (which we refer to as “O’Melveny”). Representatives of Morgan Stanley, at the invitation of the Board, reviewed with the Board EFI’s position in its industry, EFI’s historical operating and trading performance, potential strategic acquirers, potential acquisition scenarios and potential next steps in EFI’s review of strategic opportunities. Representatives of Morgan Stanley then left the meeting, and the Board discussed the Morgan Stanley presentation and certain strategic transactions available to EFI, including, without limitation, a potential acquisition of EFI by different potential acquirers (which included the outreaches by Party A and Party B each on January 8, 2018) and EFI remaining independent. At this time, the Board made no determination as to engaging Morgan Stanley formally or whether to formally commence a process to sell EFI or business segments of EFI.

On January 30, 2018, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. Mr. Gecht led the Board in an extensive discussion regarding the strategic transaction presentation made by Morgan Stanley to the Board on January 26, 2018. The Board then discussed various potential strategic transactions, including a potential acquisition of EFI by potential acquirers and EFI remaining independent. A representative of O’Melveny then reviewed for the Board their fiduciary duties under Delaware law. At this time, the Board made no determination as to engaging Morgan Stanley formally or whether to formally commence a process to sell EFI or business segments of EFI.

On February 2, 2018, Mr. Gecht had lunch with representatives of a potential strategic acquirer (which we refer to as “Party C”) during which representatives of Party C indicated interest in potentially acquiring EFI or certain assets of EFI.

On February 7, 2018, representatives of another potential financial advisor, at the invitation of management, presented to management information regarding a potential sale of the Fiery business and indicated that such potential financial advisor knew of a potential financial acquirer (which we refer to as “Party D”) of the Fiery business, but did not disclose the identity of Party D at this time. Management informed the representatives of such potential financial advisor that management would discuss this potential strategic transaction with the Board.

On February 8, 2018, the Board held a regularly scheduled meeting. Also present were members of management and representatives of O’Melveny. Mr. Gecht led the Board in a discussion concerning potential strategic transactions with respect to EFI, including a potential sale of EFI, a potential sale of certain assets of EFI and remaining an independent company. Mr. Gecht then updated the Board on potential interest in acquiring EFI or certain business segments of EFI, including Party B’s outreach on January 8, 2018, discussions between Mr. Gecht and Party A on January 8, 2018, discussions between Mr. Gecht and Party C on February 2, 2018 and that representatives of another potential financial advisor indicated to management on February 7, 2018 that Party D was interested in potentially acquiring the Fiery business. The Board then discussed the potential retention of Morgan Stanley as EFI’s financial advisor, including the qualifications, credibility, experience and relationships of Morgan Stanley. Mr. Gecht reviewed the proposed terms of the engagement letter with Morgan Stanley and, subject to the review of any relationship disclosures from Morgan Stanley, the Board unanimously agreed to retain Morgan Stanley as EFI’s financial advisor. The Board then discussed the process of communicating with potential strategic acquirers, the timeline for such a process and potential strategic acquirers. The Board reviewed potentially interested parties and discussed only including a limited number of potential strategic acquirers in the Company’s process to avoid the potential damage that a more widespread outreach could potentially cause to the operations and value of the Company. Following such discussion, the Board determined to have management instruct Morgan Stanley to reach out to five specific potential strategic acquirers regarding a potential acquisition of EFI, including Party A and Party C.

On February 12, 2018, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. Mr. Cogan led the Board in a discussion concerning potential strategic transactions, including the potential sale of EFI, the potential sale of certain assets of EFI and remaining an independent company. Mr. Cogan discussed with the Board again that EFI had received an inbound inquiry from Party B regarding a potential acquisition of the Software business and Fiery business. The Board discussed the process of communicating with potential strategic acquirers, including Party A and Party C, and potential financial sponsors, including Party D and Party B.

Between February 12, 2018 and April 10, 2018, representatives of Morgan Stanley and members of management contacted five potential strategic acquirers (including Party A and Party C), as authorized by the Board on February 8, 2018, of which four potential strategic acquirers (including Party A and Party C) participated in discussions with management and representatives of Morgan Stanley regarding a potential acquisition of EFI and of which three potential strategic acquirers (including Party A) executed a confidentiality agreement with EFI. Following the determination by one potential strategic acquirer to not participate in EFI’s process, Mr. Gecht reached out to one additional potential strategic acquirer regarding the potential acquisition of EFI (for a total of six potential strategic acquirers (including Party A and Party C) approached during this time by representatives of Morgan Stanley and EFI regarding a potential acquisition of EFI) and such potential strategic acquirer participated in discussions with management and representatives of Morgan Stanley, and executed a confidentiality agreement with EFI. In addition, during this period the potential financial advisor that presented to management on February 7, 2018, at the request of management, disclosed the identity of Party D, and introduced management to representatives of Party D. At the instruction of management, representatives of Morgan Stanley also contacted Party D, Party B, and one additional potential strategic acquirer, of which Party D and the additional potential strategic acquirer executed a confidentiality agreement with EFI (and Party B had previously entered into a confidentiality agreement with EFI on January 22, 2018) and each (including Party B) participated in discussions with management and representatives of Morgan Stanley regarding a potential acquisition of the Fiery business. During this period, representatives of Party B informed Mr. Gecht that it would not further participate in EFI’s process. All of the confidentiality agreements entered into by EFI in this process contained a standstill provision that automatically terminated upon EFI’s entry into a merger agreement with a third party for a sale of EFI.

On March 19, 2018, representatives of Party D reached out to Mr. Gecht indicating that Party D desired to pursue an acquisition of the Fiery business and would submit an indication of interest during the week of April 23, 2018.

On or around March 29, 2018, representatives of Morgan Stanley provided to EFI certain relationship disclosures with respect to certain of the potential strategic acquirers and potential financial acquirers considering a potential acquisition of EFI or the Fiery business. Such relationship disclosures were provided to the Board.

On April 4, 2018, EFI entered into the engagement letter with Morgan Stanley, as approved by the Board at the meeting of the Board on February 8, 2018.

On April 11, 2018, the Board held a regularly scheduled meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Representatives of Morgan Stanley provided an update to the Board on its and EFI’s outreach to potential strategic acquirers and potential financial acquirers. Representatives of Morgan Stanley stated that Party C was still considering whether to participate in EFI’s process. Representatives of Morgan Stanley indicated that four potential strategic acquirers (including Party A) that were contacted by representatives of Morgan Stanley and management had signed confidentiality agreements, and that each such potential strategic acquirer that signed such a confidentiality agreement was interested in continuing discussions with EFI regarding a potential acquisition of EFI. Representatives of Morgan Stanley provided background information on each of such four potential strategic acquirers and informed the Board that such four potential strategic acquirers were or would be instructed to provide their level of interest in acquiring EFI by the week of April 23, 2018. Representatives of Morgan Stanley also stated to the Board that, as directed by management, Morgan Stanley had separately reached out to Party D, Party B, and one additional potential strategic acquirer regarding a potential acquisition of the Fiery business. Representatives of Morgan Stanley discussed that EFI had received interest from Party D regarding a potential acquisition of the Fiery business and that on March 19, 2018, representatives of Party D reached out to Mr. Gecht to indicate that Party D would submit an offer to acquire the Fiery business during the week of April 23, 2018. Representatives of Morgan Stanley then provided an overview of the preliminary process timeline for a potential acquisition of EFI or for a potential acquisition of the Fiery business. Representatives of Morgan Stanley then provided the Board with a general overview of the market for EFI and its peer companies and EFI’s recent operating and valuation data. Following such discussion, the Board indicated to representatives of Morgan Stanley that it should continue to encourage such potential strategic acquirer and potential financial acquirers to provide meaningful input to EFI on their level of interest in acquiring EFI or the Fiery business no later than the week of April 23, 2018.

Between April 12, 2018 and June 3, 2018, representatives of Morgan Stanley and members of management continued to have discussions with the remaining five potential strategic acquirers (including Party A and Party C) previously approached in EFI’s process to discuss a potential acquisition of EFI. During this period, representatives of Morgan Stanley and members of management also continued to have discussions with the one potential strategic acquirer previously approached regarding a potential acquisition of the Fiery business. In addition, representatives of Morgan Stanley contacted an additional fifteen potential financial acquirers (which excludes Party D) regarding a potential acquisition of the Fiery business, of which eight such potential financial acquirers executed a confidentiality agreement with EFI and participated in discussions with management and representatives of Morgan Stanley regarding a potential acquisition of the Fiery business. Of such eight potential financial acquirers, seven participated in meetings with management. All such confidentiality agreements entered into by EFI contained a standstill provision that automatically terminated upon EFI’s entry into a merger agreement with a third party for a sale of EFI. All of such potential financial acquirers (excluding, for the avoidance of doubt, Party D), other than one potential financial acquirer (which we refer to as “Party E”), either declined to participate further in the process or ceased to have communications with representatives of Morgan Stanley and members of management. Also during this period, each of the five remaining potential strategic acquirers potentially interested in acquiring EFI, including Party A and Party C, informed representatives of Morgan Stanley or members of management that such potential strategic acquirer was electing not to proceed further in EFI’s process.

On April 27, 2018, representatives of Party D submitted to representatives of Morgan Stanley a non-binding written indication of interest to acquire the Fiery business for an all cash purchase price in the range of $450 million to $500 million, on a debt free, cash free basis, subject to adjustments, including for working capital purposes.

On May 3, 2018, the Board held a special meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Representatives of Morgan Stanley informed the Board that none of the potential strategic acquirers expressed an interest in continuing discussions with EFI regarding a potential acquisition of EFI. The Board discussed, together with representatives of Morgan Stanley, potential reasons for the lack of interest in acquiring EFI, including, among other things, an unwillingness expressed by certain of the potential strategic acquirers to acquire as part of EFI the Fiery business. Representatives of Morgan Stanley then discussed the outreach to several potential financial acquirers, including Party D, and one other potential strategic acquirer regarding a potential acquisition of the Fiery business. Representatives of Morgan Stanley then discussed the non-binding written indication of interest received from Party D to acquire the Fiery business for an all cash purchase price in the range of $450 million to $500 million, on a debt free, cash free basis, subject to adjustments, including for working capital purposes. The Board, together with representatives of Morgan Stanley, then discussed considerations relating to the potential sale of the Fiery business. The Board instructed representatives of Morgan Stanley to continue to pursue potential financial acquirers and the potential strategic acquirer potentially interested in acquiring the Fiery business and to have such potential financial acquirers and the potential strategic acquirer submit their respective level of interest in acquiring the Fiery business by May 30, 2018. Representatives of Morgan Stanley then left the meeting, and the Board discussed terminating EFI’s efforts to sell all of EFI and considerations relating to potentially selling the Fiery business. The Board decided to cease attempting to sell all of EFI, but to continue to explore the possibility of selling the Fiery business.

On May 8, 2018, Mr. Gecht spoke with a representative of Party D regarding the indication of interest provided by Party D to representatives of Morgan Stanley on April 27, 2018. Mr. Gecht discussed ways in which Party D could improve its offer, and the representatives of Party D indicated that Party D would need to conduct further diligence on the Fiery business.

On May 11, 2018, representatives of Party E submitted to representatives of Morgan Stanley a non-binding written indication of interest to acquire the Fiery business for an all cash purchase price in the range of $400 million to $470 million, on a debt free, cash free basis, subject to adjustments, including for working capital purposes.

On May 17, 2018, representatives of Party E were provided access to an electronic data room for due diligence purposes.

On May 18, 2018, representatives of Party D were provided access to an electronic data room for due diligence purposes.

On May 24, 2018, representatives of Party D reaffirmed Party D’s interest in acquiring the Fiery business and submitted to representatives of Morgan Stanley a non-binding written indication of interest to acquire the

Fiery business for an all cash purchase price in the range of $450 million to $500 million, on a debt free, cash free basis, subject to adjustments, including for working capital purposes. Representatives of Party D also requested exclusivity and stated their belief that, if granted, they could enter into a definitive agreement in the course of four to six weeks.

Also on May 24, 2018, representatives of Party E submitted to representatives of Morgan Stanley a revised non-binding written indication of interest to acquire the Fiery business for an all cash purchase price of $400 million, on a debt free, cash free basis, subject to adjustments, including for working capital purposes.

On May 26, 2018, the one potential strategic acquirer potentially interested in acquiring the Fiery business informed representatives of Morgan Stanley that such potential strategic acquirer was electing not to proceed further in EFI’s process.

On May 30, 2018, Mr. Gecht had a call with a representative of Party D regarding the value and structure of the proposal from Party D to acquire the Fiery business. Mr. Gecht indicated that he believed that the Board was not likely to support any proposal to acquire the Fiery business below $500 million. Representatives of Party D also indicated to Mr. Gecht that Party D desired for certain of the equity of EFI to rollover into the equity of the acquirer in such a transaction.

On May 31, 2018, the Board held a regularly scheduled meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Representatives of Morgan Stanley provided an update to the Board regarding the potential sale of the Fiery business, including that, as directed by management and throughout this process, representatives of Morgan Stanley had reached out to several potential financial acquirers (including Party D and Party E) and one potential strategic acquirer regarding a potential sale of the Fiery business. Representatives of Morgan Stanley reported to the Board that EFI had received two non-binding written indications of interest from two potential financial acquirers, Party D and Party E, for the potential acquisition of the Fiery business. Representatives of Morgan Stanley summarized the terms of each indication of interest. Representatives of Morgan Stanley then led the Board in a discussion of certain considerations relating to a potential sale of the Fiery business, including a discussion on potential uses of proceeds from the sale of the Fiery business, the contribution of the Fiery business to the total revenue and earnings of EFI and potential communications with EFI’s stockholders on the potential impact of such a sale.

Between May 31, 2018 and June 4, 2018, management and representatives of Morgan Stanley had discussions with representatives of each of Party D and Party E regarding their respective indications of interest and due diligence matters.

On June 4, 2018, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. The Board discussed the potential sale of the Fiery business, including recent discussions with Party D. The Board then discussed new business opportunities for EFI and considerations relating to selling the Fiery business, including the potential use of the proceeds from such a sale. Following such discussion, the Board determined not to continue EFI’s current efforts to sell the Fiery business at this time as a result of, in part, the low indications of price by Party D and Party E to acquire the Fiery business and the potential disruption such a process would further have on EFI’s business.

On July 30, 2018, EFI announced that Mr. Gecht had informed the Board that he intended to step down from his operating role at EFI when a successor is named.

In August 2018, representatives of Siris called Mr. Gecht and inquired as to whether the Board would be willing to consider a potential acquisition of EFI by affiliates of Siris. Mr. Gecht responded that Siris should in the first instance submit a non-binding indication of interest regarding acquiring EFI to give the Board a sense of value.

On September 4, 2018, a representative of a potential strategic acquirer (which we refer to as “Party F”) contacted Mr. Gecht and indicated to Mr. Gecht that Party F may be interested in exploring a potential acquisition of EFI, but did not provide any details regarding a purchase price or valuation for such a transaction.

On September 11, 2018, representatives of Siris submitted a non-binding, written indication of interest to acquire EFI for an all cash purchase price in the range $39.00 to $40.50 per share of our common stock, subject to completion of due diligence and negotiation of definitive agreements. On September 11, 2018, the closing price of our common stock on the Nasdaq Global Select Market was $32.38 per share.

Also on September 11, 2018, Mr. Gecht spoke to a representative of Siris and indicated that he believed that Siris’ proposal to acquire EFI would not likely be compelling to the Board and that the Board would likely require a higher proposal to engage with Siris on a potential acquisition of EFI by affiliates of Siris. Such representative of Siris indicated that Siris would like to sign a confidentiality agreement in order to commence its due diligence review of EFI.

Also on September 11, 2018, representatives of Morgan Stanley contacted representatives of Siris to indicate that the Board was not likely to move forward with the proposal from Siris unless such proposal was materially improved.

On September 12, 2018, Siris submitted a revised nonbinding, written indication of interest, which increased Siris’ all cash proposal to $45.00 per share of our common stock, subject to completion of due diligence and negotiation of definitive agreements. Siris indicated that its affiliates would be in a position to sign a definitive agreement in four weeks. A representative of Siris stated to Mr. Gecht that Siris would provide EFI with a more definitive valuation proposal to acquire EFI within ten days of September 13, 2018, but that Siris required further due diligence materials from EFI in order to meet such timing.

Also on September 12, 2018, representatives of Party F contacted Mr. Gecht to convey an oral, non-binding indication of interest to acquire EFI for an all cash purchase price of $42.00 per share of our common stock. On September 12, 2018, the closing price of our common stock on the Nasdaq Global Select Market was $32.51 per share.

On September 13, 2018, the Board held a special meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Mr. Gecht updated the Board on recent inquiries EFI received in September 2018 from Siris and Party F. Mr. Gecht reviewed with the Board the non-binding written indication of interest received by EFI on September 11, 2018 from Siris, which provided for the acquisition of EFI for a purchase price in the range of $39.00 to $40.50 per share of our common stock and the revised, non-binding written indication of interest received by EFI from Siris on September 12, 2018, which provided for the acquisition of EFI for $45.00 per share of our common stock. Mr. Gecht summarized his conversations with Siris, including that Siris had stated it would provide EFI with a more definitive valuation proposal to acquire EFI within ten days of this Board meeting, subject to the timely receipt of required due diligence materials from EFI. Mr. Gecht then stated that he had also received on September 12, 2018 an oral preliminary indication of interest from Party F to acquire EFI for $42.00 per share of our common stock. Representatives of Morgan Stanley then discussed with the Board a strategic update as well as background information on Siris and Party F. Representatives of O’Melveny then reviewed for the Board their fiduciary duties under Delaware law. The Board then discussed the request by Siris to conduct further due diligence in order to allow Siris to provide a more definitive valuation for the Board to consider. The Board determined to allow Siris to conduct further due diligence subject to Siris’ agreement to provide input on its valuation of EFI by September 24, 2018, subject to the execution of a confidentiality agreement by Siris. The Board also directed Mr. Gecht to speak with representatives of Party F regarding Party F’s level of interest in acquiring EFI and providing Party F with the same deadline and access to due diligence material as being provided to Siris, subject to the execution of a confidentiality agreement by Party F. On September 13, 2018, the closing price of our common stock on the Nasdaq Global Select Market was $33.17 per share.

On September 14, 2018, representatives of Morgan Stanley spoke with a representative of Siris and informed him that the Board had authorized EFI to provide further diligence materials to Siris and that the Board required that Siris provide greater certainty on its price by September 24, 2018.

On or around September 15, 2018, Mr. Gecht spoke with representatives of Party F and informed such representatives of Party F of the need to submit a formal proposal to acquire EFI by September 24, 2018. Representatives of Morgan Stanley also spoke to representatives at Party F and indicated that there was another potential acquirer of EFI considering a potential acquisition of EFI.

On September 15, 2018, EFI entered into a confidentiality agreement with Siris, which included a customary standstill provision that would automatically terminate upon EFI’s entry into a merger agreement with a third party for a sale of EFI.

On September 17, 2018, EFI entered into a confidentiality agreement with Party F, which included a customary standstill provision that would automatically terminate upon EFI’s entry into a merger agreement with a third party for a sale of EFI.

Also on September 17, 2018, representatives of Siris were provided access to an electronic data room for due diligence purposes.

On September 19 and 20, 2018, management held meetings with representatives of Siris regarding due diligence matters.

Also on September 19, 2018, representatives of Party F were provided access to an electronic data room for due diligence purposes.

On September 23, 2018, representatives of Party F submitted a non-binding, written indication of interest to acquire EFI for an all cash purchase price of $42.00 per share of our common stock, subject to completion of due diligence and negotiation of definitive agreements. On September 21, 2018, the last trading day before September 23, 2018, the closing price of our common stock on the Nasdaq Global Select Market was $34.70 per share.

On September 24, 2018, Mr. Gecht spoke with a representative of Siris and such representative of Siris stated that, following Siris’ review of certain of EFI’s due diligence materials, $42.00 per share of our common stock was Siris’ best proposal with respect to acquiring EFI. On September 24, 2018, the closing price of our common stock on the Nasdaq Global Select Market was $34.62 per share.

Late on September 24, 2018, the Board held a special meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Mr. Gecht updated the Board on the level of interest in potentially acquiring EFI conveyed by Siris and Party F. Mr. Gecht summarized that he had, in the prior ten days, met with representatives of Siris and representatives of Party F, separately, and that both Siris and Party F had been granted access to a data room for due diligence purposes. Mr. Gecht reviewed for the Board the written non-binding indication of interest, dated September 23, 2018, received from Party F, which provided for the acquisition of EFI for $42.00 per share of our common stock, which was previously distributed to the Board. Mr. Gecht further reported that representatives of Siris had indicated that Siris could not confirm its previous indication of interest, which provided for the acquisition of EFI for $45.00 per share of our common stock, and that Siris’ best proposal was at a lower price per share after completion of its due diligence, which was $42.00 per share of our common stock. Representatives of Morgan Stanley then provided the Board with a strategic update. Representatives of O’Melveny then reviewed for the Board their fiduciary duties under Delaware law. The Board then discussed the indication of interest from Party F and the reduced indication of interest from Siris as well as the alternative of EFI remaining independent, including the potential upside of EFI relating to EFI’s Nozomi platform. Following discussion, the Board determined to not accept either the proposal from Party F or the proposal from Siris and remain as an independent company and proceed with an offer to Mr. William D. Muir, Jr. to serve as EFI’s new chief executive officer.

On October 4, 2018, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. Following an extensive search for a new chief executive officer of EFI, the Board approved the hiring of Mr. Muir as the new chief executive officer of EFI. Mr. Muir became a director of EFI effective October 15, 2018.

In November 2018, Ms. Durbin Chaffin was granted an initial equity award of 3,153 RSUs in connection with her appointment to the Board, as well as the annual equity award of 6,500 RSUs for 2018 noted above. Her initial equity award vests 25% on the first anniversary of the grant date, and in monthly installments over 30 months thereafter, subject to her continued service on the Board through the applicable vesting date.

On January 4, 2019, a representative of Siris reached out to Mr. Olin to request a meeting with Mr. Olin on January 17, 2019.

On January 15, 2019 after the national securities exchanges had closed, EFI pre-announced its results of operations for the fourth quarter 2018, which provided lower guidance for the fourth quarter 2018 results of operations. As part of such pre-announcement, EFI disclosed, among other things, that EFI had missed certain of its financial targets for the fourth quarter 2018 and its target for sales of EFI’s Nozomi platform. EFI reported that for the three months ended December 31, 2018, revenues were expected to be between $255 million to $257 million, down from $275 million to $285 million disclosed as expected guidance for Q4 2018 when EFI released its third quarter 2018 results of operations and down from $280.7 million, which was the Wall Street Q4 2018 consensus (based on analyst estimates), GAAP earnings per share for the period were expected to be $(0.20) to $0.00, revised from $(0.07) to $(0.02), non-GAAP earnings per share were expected to be $0.45 to $0.47, down from $0.57 to $0.65 disclosed as expected guidance for Q4 2018 when EFI released its third quarter 2018 results of operations and down from $0.60, which was the Wall Street Q4 2018 consensus (based on analyst estimates), and cash flow from operating activities was expected to be $30 million to $33 million for the quarter or approximately 93-98% of non-GAAP net income for the full year. EFI indicated that its results were impacted by weakening economic conditions experienced across its direct businesses, with customers delaying spend on capital equipment and software, which materially reduced EFI’s close rates at quarter end. By the end of trading on January 16, 2019, EFI’s trading price on the Nasdaq Global Select Market closed at $22.37 per share of our common stock, which represented a drop of approximately 17.7% from the closing price of EFI common stock of $27.18 per share on January 15, 2019 prior to the pre-announcement of EFI’s results for operations for the fourth quarter of 2018.

On January 16, 2019, Mr. Olin was contacted by a representative of Party D who indicated a desire to meet, which was scheduled to occur on January 28, 2019.

On January 17, 2019, Mr. Olin met with a representative of Siris and such representative of Siris indicated Siris’ interest in resuming discussions with EFI regarding a potential acquisition of EFI. Mr. Olin indicated that he would convey this interest to Messrs. Gecht and Muir, which Mr. Olin did later on January 17, 2019.

On January 28, 2019, Messrs. Muir and Olin met with representatives of Party D during which such representatives of Party D indicated a desire to reengage in discussions with EFI regarding a potential acquisition of the Fiery business by Party D. Messrs. Muir and Olin indicated that they would express Party D’s interest to the Board and let Party D know whether the Board was willing to reengage in discussions regarding a potential acquisition of the Fiery business.

On January 30, 2019, EFI reported its fourth quarter 2018 and full year 2018 results and provided guidance for the first quarter 2019 and the full year 2019, which were significantly below Wall Street consensus numbers

(based on analyst estimates) that had been previously published and called for a decline in revenue versus prior year financial results of 6-10%, GAAP EPS of ($0.37) to ($0.31), down from GAAP EPS of ($0.08) and non-GAAP EPS of $0.20 to $0.27, down from prior year results of $0.38. For the three months ended December 31, 2018, EFI reported revenue of $256.9 million, down 5% compared to $269.2 million for the same period in 2017. GAAP net loss was $3.1 million compared to GAAP net loss of $26.3 million for the same period in 2017 or $(0.07) per diluted share compared to $(0.58) per diluted share for the same period in 2017. Non-GAAP net income was $20.5 million, down 14% compared to $24.0 million for the same period in 2017 or $0.46 per diluted share, down 12% compared to $0.52 per diluted share for the same period in 2017. Cash flow from operating activities was $33.4 million, 162% of non-GAAP net income compared to $8.9 million, 37% of non-GAAP net income during the same period in 2017. For the year ended December 31, 2018, EFI reported revenue of $1.02 billion, up 2% compared to $993.3 million for the year ended December 31, 2017. GAAP net loss was $1.0 million compared to GAAP net loss of $15.3 million for 2017 or $(0.02) per diluted share compared to $(0.33) per diluted share for 2017. Non-GAAP net income was $82.9 million, down 18% compared to $100.7 million or $1.83 per diluted share, down 14% compared to $2.14 per diluted share for 2017. Cash flow from operating activities for the year ended December 31, 2018 was $83.5 million, 101% of non-GAAP net income compared to $51.3 million, 51% of non-GAAP net income for 2017.

On February 6, 2019, representatives of Party D contacted management regarding a potential acquisition of the Fiery business and provided a written non-binding indication of interest to acquire the Fiery business for $500 million in cash, on a cash-free, debt-free basis, subject to adjustments, including for working capital purposes. In such indication of interest, Party D requested twenty business days of exclusive negotiations with respect only to the sale of the Fiery business and not the sale of all of EFI.

On February 7, 2019, Mr. Muir spoke with a representative of Siris regarding a potential acquisition of EFI by Siris. Such representative of Siris verbally indicated to Mr. Muir that Siris believed it could offer an all cash purchase price to acquire EFI in the range of $35.00 to $36.00 per share of our common stock. Mr. Muir indicated to such representative of Siris that he would discuss this proposal with the Board. On February 7, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $26.19 per share.

Also on February 7, 2019, the Board held a regularly scheduled meeting. Also present were members of management and representatives of O’Melveny. Messrs. Muir and Olin summarized and discussed with the Board the non-binding written indication of interest, dated February 6, 2019, received from Party D, which provided for Party D to potentially acquire the Fiery business for $500 million, all-cash, on a cash free, debt free basis, subject to adjustments, including for working capital purposes, and requested exclusivity for twenty business days with respect to selling the Fiery business only and not with respect to selling the whole Company. Messrs. Muir and Olin discussed the historical results of operations and preliminary projections for the Fiery business and the advantages and disadvantages of retaining or divesting the Fiery business. Mr. Olin also reviewed with the Board a pro forma preliminary forecast, based on a variety of assumptions, of EFI’s potential preliminary results of operations (including revenues, margins, operating expenses, EBIT and EBITDA (with and without synergies)), excluding the Fiery business. Messrs. Muir and Olin then discussed with the Board the potential impact of a sale of the Fiery business on EFI and preliminary potential uses of the cash proceeds that might be received from the sale of the Fiery business. Messrs. Muir and Olin then provided an update to the Board regarding the potential acquisition of EFI by affiliates of Siris, including that earlier on February 7, 2019, representatives of Siris had indicated orally to Mr. Muir and representatives of Morgan Stanley that Siris may be interested in acquiring EFI as a whole for $35.00 to $36.00 per share of our common stock, all cash. The Board then discussed considerations relating to selling the Fiery business, selling all of EFI or remaining an independent company. The Board encouraged management to work with representatives of Morgan Stanley to determine the level of interest of each of Siris in acquiring all of EFI and of Party D in acquiring the Fiery business. The Board also expressed its support for EFI to enter into the exclusivity agreement with Party D with respect to the Fiery business.

On February 8, 2019, EFI entered into an exclusivity agreement with Party D, which provided (i) that for a period of twenty business days EFI would not, among other things, attempt to directly sell the Fiery business to a third party other than Party D and (ii) that any attempts to sell all of EFI was not prohibited under the exclusivity agreement.

On February 12, 2019, representatives of Siris contacted representatives of Morgan Stanley to discuss a potential acquisition of EFI and next steps. Representatives of Siris stated that Siris would not be able to provide an indication of interest to acquire EFI in excess of $36.00 per share of our common stock, but expressed confidence they could complete the acquisition of EFI at such price.

Also on February 12, 2019, representatives of Siris contacted Mr. Gecht in his capacity as a Board member to discuss Siris’ proposal, indicating that Siris’ proposal to acquire EFI for $36.00 per share of our common stock reflected concerns around how EFI’s business would perform in a potential recession scenario. Representatives of Siris also expressed that in a recession scenario, the sale of the Fiery business may prove problematic for EFI given the Fiery business’ significant cash flow contribution to EFI as a whole. Mr. Gecht reminded the representatives of Siris that he did not represent all Board members, but that his belief was that an offer to acquire EFI at $36.00 per share of our common stock would not likely have the support of the Board. Mr. Gecht also indicated that a process to sell the Fiery business was underway and that if Siris wanted to complete a transaction to acquire EFI, Siris would need to be mindful of timing.

On February 18, 2019, Messrs. Cogan and Gecht met with representatives of Siris to discuss a potential acquisition of EFI by affiliates of Siris and whether Siris would be able to improve its offer from the $36.00 per share of our common stock verbally communicated to Mr. Muir.

Also on February 18, 2019, representatives of Siris contacted representatives of Morgan Stanley to discuss a written proposal to acquire EFI that Siris intended to submit to the Board. Representatives of Morgan Stanley indicated that Siris should improve its proposal as Siris’ proposal to acquire EFI for $36.00 per share of our common stock would not likely be acceptable to the Board.

On February 19, 2019, representatives of Siris submitted a written, non-binding indication of interest to acquire EFI for $37.00 per share of our common stock in cash, subject to completion of due diligence and negotiation of definitive agreements. The indication of interest from Siris stated that EFI must retain the Fiery business and confirmed that Siris was willing to agree to a “go-shop” period after signing a definitive merger agreement to acquire EFI. Siris also communicated to EFI that $37.00 per share for our common stock was its best and final offer price. On February 19, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $27.13 per share.

On February 25, 2019, the Board held a special meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Messrs. Muir and Olin then summarized and discussed with the Board (i) the non-binding written indication of interest, dated February 6, 2019, received from Party D, which provided for Party D to potentially acquire the Fiery business for $500 million, all-cash, on a cash free, debt free basis, subject to adjustments, including for working capital purposes, and (ii) the non-binding written indication of interest, dated February 19, 2019, which provided for the potential acquisition of all of EFI by affiliates of Siris for $37.00 per share of our common stock in cash and (A) included a request for four weeks of exclusivity, (B) included a requirement that EFI retain the Fiery business and (C) confirmed a willingness to agree to a “go-shop” period after signing a definitive merger agreement. Messrs. Muir and Olin then discussed the management projections (which were previously made available to the Board), including the base-case management projections, the upside-case management projections and the downside-case management projections, as well as the assumptions and risks associated with achieving such management projections. See “The Merger — Certain Company Forecasts” beginning on page 56. Messrs. Muir and Olin then discussed with the Board the potential impact on the remaining businesses of EFI if the Board determined to sell the Fiery business as well as the potential use of the cash proceeds from such a sale. Representatives of Morgan Stanley then reviewed with the Board the indications of interest received from Party D and Siris, considerations relating to remaining an independent company, selling the Fiery business and selling all of EFI, the management projections and various other strategic considerations relating to the indications of interest from Party D and Siris. The Board then discussed considerations relating to the indication of interest from Party D as compared to the indication of interest from Siris, including considerations of selling only the Fiery business as opposed to selling all of EFI. Following such discussion, the Board determined to reconvene an additional meeting of the Board to further discuss the two indications of interest and the Board’s consideration of a strategic review process.

On February 27, 2019, the Board held a special meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Messrs. Muir and Olin discussed with the Board the potential growth prospects of the Company, including that the Company is facing near term challenges with respect to its inkjet revenue, some softness in Fiery revenue in Second Quarter 2019 compared to Second Quarter 2018, and a potential decline in Fiery revenue consistent with prior declines around the time of the drupa trade show, with another such show upcoming in 2020. Messrs. Muir and Olin discussed with the Board the indications of interest received from Party D and Siris on February 6, 2019 and February 19, 2019, respectively, and the potential challenges of EFI as a standalone entity. Representatives of O’Melveny then reviewed for the Board their fiduciary duties under Delaware law.    Messrs. Muir and Olin again discussed the management projections, including the assumptions and risks associated with achieving each of the base-case management projections, the upside-case management projections and the downside-case management projections, and discussed including an additional year of forecasts in the base-case management projections and the upside-case management projections, which the Board supported. See “The Merger—Certain Company Forecasts” beginning on page 56. The Board then extensively discussed, together with representatives of O’Melveny the indications of interest received from Party D and Siris on February 6, 2019 and February 19, 2019, respectively, as well as considerations relating to selling the Fiery business as opposed to selling all of EFI, including the potential financial and operational challenges of operating the remaining Company if the Fiery business is sold. The Board, together with representatives of O’Melveny, discussed potentially conducting a pre-signing market check regarding the potential sale of all of EFI and the potential impacts such a process may have on the operations of EFI. The Board, together with representatives of O’Melveny, also discussed the willingness of Siris to agree to a “go-shop” period following the execution of a definitive merger agreement with affiliates of Siris, which “go-shop” period, as noted below, would allow the Company to conduct a market check following the execution of the merger agreement and avoid the potential damage that a pre-announcement market check could potentially cause to the operations and value of the Company. Following such discussion, the Board determined to pursue a sale of all of EFI as opposed to a sale of only the Fiery business and authorized Morgan Stanley to determine whether Party D would be interested in acquiring all of EFI. The Board authorized management to negotiate a potential acquisition of EFI by affiliates of Siris for $37.00 per share of our common stock and authorized representatives of Morgan Stanley to provide the base-case management projections and the upside-case management projections to Siris and Party D, as revised to include an additional year of forecasts. The Board then determined that, in light of (i) the process conducted in 2018 with potential strategic acquirers regarding a potential acquisition of EFI that did not result in an offer for all of EFI, (ii) the potential damage that a pre-signing market check could cause to the operations and value of EFI, (iii) EFI’s discussions with Siris and continuing discussions with representatives of Party D and (iv) Siris’ offer to include a “go-shop” period in a definitive merger agreement, the Board would utilize a “go-shop” instead of conducting a pre-signing market check, but would continue discussions with Party D as discussed at this meeting of the Board. On February 27, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $26.88 per share.

On February 28, 2019, Mr. Olin informed representatives of Party D that EFI was pursuing a sale of all of EFI as opposed to a sale of the Fiery business. At this stage, representatives of Party D conveyed that it would stop work on a Fiery-only transaction and evaluate the opportunity of acquiring all of EFI instead.

Also on February 27, 2019, representatives of Morgan Stanley spoke with representatives of Siris regarding the Board’s decision to pursue a potential acquisition of EFI by affiliates of Siris and regarding a due diligence plan.

Also on February 28, 2019, representatives of Siris contacted Messrs. Muir and Olin to indicate that Siris was ready to commence diligence based on the communication they had received from representatives of Morgan Stanley regarding the Board’s decision to pursue a potential acquisition of EFI by affiliates of Siris.

Between February 28, 2019 and March 26, 2019, representatives of Party D conducted due diligence on EFI in connection with Party D’s consideration of acquiring all of EFI, which included meetings with management, follow-up diligence calls and the delivery by EFI to representatives of Party D of additional diligence materials. Also during this time, representatives of Siris conducted due diligence on EFI, which included meetings with management, follow-up diligence calls and the delivery by EFI to representatives of Siris of additional diligence materials.

On March 25, 2019, a representative of Siris submitted a proposal to acquire EFI reconfirming the all cash purchase price of $37.00 per share of our common stock. Such representative of Siris also delivered the initial draft of the merger agreement, which included, among other things: (i) a thirty-day go-shop period, (ii) a Company termination fee equal to 2.0% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the “go-shop” period and 4.0% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period, (iii) a reverse termination fee equal to 5.0% of equity value payable by investment funds affiliated with Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris and (iv) the assumption of EFI’s restricted stock units, whether time based or performance based, subject to the same vesting schedule and terms and conditions applicable to such Company restricted stock units. On March 25, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $25.61 per share.

On March 26, 2019, representatives of Party D informed representatives of Morgan Stanley that Party D was potentially interested in acquiring all of EFI, but that Party D’s purchase price would be in the mid-thirties per share of our common stock and that it would be a stretch for Party D to offer $36.00 per share of our common stock. Representatives of Morgan Stanley communicated to representatives of Party D that a $36.00 per share of our common stock offer to acquire the Company would not be the highest bid that EFI had received as of such time. Representatives of Party D then informed representatives of Morgan Stanley that Party D would cease to conduct further work with respect to a potential acquisition of EFI or the Fiery business. On March 26, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $26.03 per share.

On March 28, 2019, representatives of Morgan Stanley delivered to representatives of O’Melveny a relationship disclosure letter in which Morgan Stanley disclosed certain prior and current relationships with Siris and its majority-controlled affiliates and portfolio companies (which we refer to as the “Relationship Disclosure Letter”), including that (i) in the two years prior to the date of the Relationship Disclosure Letter, Morgan Stanley and its affiliates had received fees from Siris and its majority-controlled affiliates and portfolio companies (“Siris Capital Entities”) in a range specified by Morgan Stanley in the Relationship Disclosure Letter, (ii) that Morgan Stanley and its affiliates have provided certain Siris Capital Entities a commitment to fund a revolving credit facility (which at such time was undrawn) and (iii) that no member of the senior deal team of Morgan Stanley that advised the Board in connection with the contemplated merger with affiliates of Siris was involved in the financial advisory and financing services for the Siris Capital Entities as referenced in items (i) and (ii) immediately above. The Relationship Disclosure Letter also stated that, in the prior two years from the date of the Relationship Disclosure Letter, Morgan Stanley and its affiliates have not been engaged on any financial advisory or financing assignments for Party D or its related parties and have not received any fees for such services from Party D or its related parties during such period. Thereafter, management, representatives of Morgan Stanley and representatives of O’Melveny had multiple discussions regarding the Relationship Disclosure Letter, including the amount and timing of the fees earned by Morgan Stanley and its affiliates from Siris and its majority-controlled affiliates and portfolio companies as well as an offer from representatives of Morgan Stanley to management to pay for a portion of the fee of a second financial advisor with respect to a second fairness opinion. Subsequently, representatives of Morgan Stanley confirmed in writing that, consistent with the Relationship Disclosure Letter, in the prior two years, Morgan Stanley and its affiliates had received fees from Siris and its affiliates of approximately $29 million and that Morgan Stanley and its affiliates have provided one Siris Capital Entity a commitment to fund a revolving credit facility (which at such time was undrawn) (which we collectively refer to as the “Supplemental Confirmation”). See “The Merger—Opinion of Financial Advisors—Opinion of Morgan Stanley” beginning on page 61. The Board held multiple meetings between March 28, 2019 and April 4, 2019 in which it, together with representatives of O’Melveny, discussed, among other things, the Relationship Disclosure Letter, the Supplemental Confirmation and potential actions the Board could take relating to the Relationship Disclosure Letter and the Supplemental Confirmation. After receiving the Supplemental Confirmation, discussing the Company’s process and that during such process Morgan Stanley had acted at the instruction of the Board, including with respect to discussions with Siris, the Board ultimately determined that it was in the best interests of EFI and its stockholders to engage a second financial advisor to deliver a second fairness opinion and potentially lead and facilitate, or participate in, at the direction of the Board or any committee thereto, the “go-shop” process. Following discussions by management with multiple potential financial advisors, including Greenhill, and review by management with the Board of such discussions and potential fee arrangements with such potential financial advisors, and based on the economic terms of engagement offered by Greenhill and Greenhill’s qualifications, credibility, experience and relationship disclosures, the Board authorized management to negotiate and enter into an engagement letter with Greenhill consistent with the terms described in the section of this proxy statement entitled. See “The Merger—Opinions of Financial Advisors—Opinion of Greenhill” beginning on page 70.

Also on March 28, 2019, the Board held a special meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Representatives of Morgan Stanley provided an update to the Board regarding the current status of discussions with Siris and Party D, including that Siris had reconfirmed its written indication of interest, dated February 19, 2019, which provided that affiliates of Siris would be willing to acquire EFI for $37.00 per share of our common stock, all-cash. Mr. Grab and representatives of O’Melveny then discussed the draft merger agreement received from representatives of Siris, including the “go-shop” period and related provisions. Representatives of Morgan Stanley then discussed that, consistent with the Board’s instruction, representatives of Morgan Stanley inquired with Party D whether Party D would have an interest in acquiring all of EFI. Representatives of Morgan Stanley reported to the Board that representatives of Party D had expressed interest on March 26, 2019 in acquiring all of EFI, but that Party D had indicated that Party D’s purchase price would be in the mid-thirties per share of our common stock and that it would be a stretch for Party D to offer $36.00 per share of our common stock. Representatives of Morgan Stanley further reported that, as of March 26, 2019, representatives of Party D had ceased reviewing the potential acquisition of EFI or the Fiery business as a result of representatives of Morgan Stanley communicating that the mid-thirties, including $36.00 per share, was below the current offer the Company had received. Representatives of Morgan Stanley then left the meeting. Mr. Muir then discussed the current status of negotiations with Siris and the current status of Siris’ diligence efforts. Mr. Muir further discussed certain open issues in the draft merger agreement, including the “go-shop” period and related provisions. On March 28, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $26.49 per share.

On March 29, 2019, representatives of O’Melveny delivered to representatives of Sidley Austin LLP (“Sidley”), legal counsel to Siris, a markup of the draft merger agreement, which, among other things: (i) lengthened the go-shop period to sixty days, (ii) included a Company termination fee equal to 1.0% of equity value of EFI if such fee became payable by EFI to affiliates of Siris during the go-shop period or if payable by EFI to affiliates of Siris after the expiration of the “go-shop” period as a result of accepting a superior proposal from a third party that submitted an acquisition proposal during the “go-shop” period (which we refer to herein as an “excluded party”) and 2.0% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the go-shop period, other than in connection with an excluded party, (iii) included a reverse termination fee equal to 7.5% of equity value of EFI payable by investment funds affiliated with Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a material uncured breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof, (iv) revised the deal protection mechanics and (v) removed the treatment of EFI’s restricted stock units and noted that such treatment remained subject to discussion among management and representatives of Siris.

On March 30, 2019, representatives of Sidley delivered to representatives of O’Melveny a draft exclusivity agreement.

On or around April 1, 2019, Mr. Muir conveyed to a representative of Siris that EFI would not agree to enter into exclusivity with Siris.

On April 2, 2019, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. The Board, together with a representative of O’Melveny, discussed the formation of a transaction committee (which we refer to as the “Transaction Committee”) that would (subject to Delaware law) (i) lead and facilitate the “go-shop” process with the assistance of Morgan Stanley, and (ii) assist the Board in the negotiation, consideration, review and evaluation of a potential acquisition of EFI. Following such discussion, the Board concluded that the Board would form the Transaction Committee. The Board then approved the formation of the Transaction Committee with Messrs. Cogan and Brown as its sole members and directed representatives of O’Melveny to meet with the Transaction Committee.

After the special meeting of the Board on April 2, 2019, the Transaction Committee held a meeting. Also present were representatives of O’Melveny. The Transaction Committee discussed, among other things, having Morgan Stanley prepare a “go-shop” process plan and timeline, which was made available to the Board on April 9, 2019 and again to the Transaction Committee on April 13, 2019.

On April 2, 2019, representatives of Sidley delivered to representatives of O’Melveny a markup of the merger agreement, which, among other things: (i) shortened the go-shop period to forty days, (ii) included a Company termination fee equal to 1.75% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the go-shop period and 3.75% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the go-shop period, (iii) removed the concept of an excluded party, (iv) included a reverse termination fee equal to 5.5% of equity value of EFI payable by investment funds affiliated with Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a material uncured breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof, (iv) revised the deal protection mechanics to generally revert back to Siris’ initial draft of the merger agreement and (v) left blank the treatment of EFI’s restricted stock units. Representatives of Sidley also delivered to representatives of O’Melveny the initial drafts of the equity commitment letter and the limited guarantee.

Also on April 4, 2019, a representative of Siris delivered to representatives of Morgan Stanley the initial draft of the debt commitment letter.

Later on April 4, 2019, representatives of O’Melveny and representatives of Sidley discussed the markup of the merger agreement delivered to representatives of O’Melveny on April 2, 2019.

On April 5, 2019, representatives of O’Melveny delivered to representatives of Sidley a markup of the merger agreement, which, among other things: (i) lengthened the “go-shop” period to forty-five days, (ii) included a Company termination fee equal to 1.0% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the go-shop period or was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period in connection with a superior proposal from an excluded party and 2.5% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period, other than with respect to a superior proposal from an excluded party, (iii) added back the concept of an excluded party that would survive for a period of seventy-five days after the date of the merger agreement, (iv) included a reverse termination fee equal to 7.0% of equity value of EFI payable by affiliates of Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof, (iv) revised the deal protection mechanics to generally revert back to EFI’s initial markup of the merger agreement and (v) left blank the treatment of EFI’s restricted stock units. Representatives of O’Melveny also delivered to representatives of Sidley markups of the equity commitment letter and the limited guarantee.

On April 6, 2019, representatives of O’Melveny delivered to representatives of Sidley the initial draft of EFI disclosure letter.

On April 7, 2019, representatives of Sidley delivered to representatives of O’Melveny a list of certain issues in the markup of the merger agreement, which, among other things: (i) accepted the “go-shop” period of forty-five days, (ii) included a Company termination fee equal to 1.5% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the go-shop period and 3.5% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the go-shop period, (iii) rejected the concept of an excluded party and (iv) included a reverse termination fee equal to 6.0% of equity value of EFI payable by affiliates of Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof.

Also on April 7, 2019, the Transaction Committee held a meeting. Also present were members of management and representatives of O’Melveny. Mr. Grab then discussed with the Transaction Committee certain of the material issues in the list of issues in the markup of the merger agreement delivered by representatives of Sidley to representatives of O’Melveny. The Transaction Committee, together with Mr. Grab and a representative of O’Melveny, discussed responses to certain of such issues and instructed representatives of O’Melveny to speak with representatives of Sidley regarding EFI’s responses to such issues in the issues list.

Later on April 7, 2019, representatives of Sidley and representatives of O’Melveny discussed the list of issues provided by representatives of Sidley earlier on April 7, 2019.

Later on April 7, 2019, representatives of O’Melveny delivered to representatives of Sidley responses to the list of certain issues in the markup of the merger agreement delivered by representatives of Sidley earlier in the day on April 7, 2019, which, among other things: (i) included a Company termination fee equal to 1.15% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the “go-shop” period or was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period in connection with a superior proposal from an excluded party and 2.75% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period, other than with respect to a superior proposal from an excluded party, (ii) added back the concept of an excluded party that would survive for a period of twenty days after the expiration of the “go-shop” period and (iii) included a reverse termination fee equal to 6.5% of equity value of EFI payable by affiliates of Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof.

Also on April 7, 2019, management shared with representatives of Siris a draft of the press release announcing the potential acquisition of EFI by affiliates of Siris and drafts of other communications to employees, customers and other business relationships of EFI relating to the potential acquisition of EFI by affiliates of Siris.

On April 8, 2019, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. Mr. Grab summarized certain material points in the issues list delivered by representatives of Sidley to representatives of O’Melveny on April 7, 2019, including, among others, that Siris had proposed a Company termination fee equal to 1.5% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the go-shop period and 3.5% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period and that Siris had rejected the concept of an excluded party. Mr. Grab then reported to the Board that representatives of O’Melveny had discussions with representatives of Sidley and that representatives of O’Melveny had, at the instruction of management, proposed responses to certain of the items listed in the issues list, including that (i) EFI termination fee would equal 1.15% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the “go-shop” period or was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period in connection with a superior proposal from an excluded party and would equal 2.75% of the equity value of EFI if such fee was payable by EFI to affiliates of Siris after the expiration of the “go-shop” period, other than with respect to a superior proposal from an excluded party, (ii) added back the concept of an excluded party that would survive for a period of twenty days after the expiration of the go-shop period and (iii) included a reverse termination fee equal to 6.5% of equity value of EFI payable by affiliates of Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof. Mr. Olin then discussed the potential engagement of Greenhill as a second financial advisor and provided the Board with background information on, and the credentials of, Greenhill. Mr. Olin summarized the potential economic terms of engagement with Greenhill. The Board then discussed the qualifications and the engagement of Greenhill to provide a second fairness opinion and the potential of Greenhill leading and facilitating the “go-shop” process (as directed by the Transaction Committee and the Board), including the fees of Greenhill associated therewith. The Board then authorized management to negotiate and enter into an engagement letter with Greenhill consistent with the fee structure described by Mr. Olin to the Board, subject to the receipt of an acceptable relationship disclosure letter from Greenhill.

Also on April 8, 2019, the Transaction Committee had a meeting. Also present was Mr. Grab and representatives of O’Melveny. Mr. Grab reported to the Transaction Committee that representatives of Siris had delivered to management a post-closing organizational chart of the surviving company in the merger, which included, among other things, that Messrs. Muir and Olin would continue serving the surviving company. Mr. Grab reported to the Transaction Committee that, according to Messrs. Muir and Olin, no discussions had taken place regarding the post-merger employment and compensation arrangements between either of Messrs. Muir and Olin, on the one hand, and representatives of Siris, on the other hand. The Transaction Committee, together with representatives of O’Melveny, then discussed the contemplated fee arrangements for the potential engagement of Greenhill and whether Morgan Stanley, Greenhill or a combination thereof should, as directed by the Transaction Committee and the Board, lead and facilitate, the “go-shop” process on behalf of the Transaction Committee and the Board. The Transaction Committee discussed, among many factors, Morgan Stanley’s familiarity with EFI, Morgan Stanley’s strong relationships with potential strategic acquirers in Japan and Morgan Stanley’s disclosed relationships with Siris and its potential impact on the “go-shop” process. The Transaction Committee determined at this time not to decide whether Morgan Stanley or Greenhill, or some combination thereof, would, as directed by the Transaction Committee and the Board, lead and facilitate the “go-shop” process.

Also on April 8, 2019, representatives of O’Melveny delivered to representatives of Sidley a markup of the debt commitment letter.

Also on April 8, 2019, representatives of Greenhill delivered to management a formal relationship disclosure memorandum, which was then delivered to the Board on April 9, 2019. The relationship disclosure letter stated that, in the prior three years from the date of the such letter, Greenhill and its affiliates had not provided investment banking services for which Greenhill had received compensation for EFI or Siris (or any of affiliates of Siris identified to Greenhill) other than amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to EFI in connection with the merger.

Later on April 8, 2019, representatives of Sidley delivered to representatives of O’Melveny a further markup of the debt commitment letter.

Also later on April 8, 2019, representatives of Sidley delivered to representatives of O’Melveny a markup of the merger agreement, which, among other things: (i) included a Company termination fee equal to 1.50% of equity value of EFI if such fee became payable by EFI to affiliates of Siris during the go-shop period and 3.5% of the equity value of EFI if such fee became payable by EFI to affiliates of Siris after the expiration of the go-shop period, (ii) removed the concept of an excluded party, (iii) included a reverse termination fee equal to 6.5% of equity value of EFI payable by investment funds affiliated with Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a material uncured breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof, (iv) revised the deal protection mechanics and (v) included the treatment of EFI’s restricted stock units. Representatives of Sidley also delivered to representatives of O’Melveny markups of the equity commitment letter and the limited guarantee.

On April 9, 2019, the Board held a special meeting. Also present were members of management, representatives of Greenhill (for a portion of the meeting), representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Mr. Muir provided an update to the Board regarding recent developments in connection with the potential acquisition of EFI by affiliates of Siris, including the revised markup of the merger agreement provided by representatives of Sidley on April 8, 2019. Mr. Grab summarized certain of the material changes in the markup of the merger agreement delivered by representatives of Sidley on April 8, 2019. Following discussion, the Board instructed that Mr. Muir speak with a representative of Siris regarding the limited progress made in EFI’s favor in the markup of the merger agreement, that representatives of O’Melveny speak with representatives of Sidley regarding the markup of the merger agreement in an attempt to resolve open issues in the draft and that if any open issues in the draft merger agreement remained, that management and representatives of Siris would attempt to resolve such issues. Representatives of Greenhill then joined the meeting. Representatives of Greenhill presented to the Board their financial analyses of the $37.00 per share of our common stock cash consideration to be received by the holders of shares of our common stock pursuant to the merger agreement. Representatives of Greenhill then left the meeting. Representatives of Morgan Stanley then joined the meeting. Representatives of Morgan Stanley presented to the Board their financial analyses of the $37.00 per share of our common stock cash consideration to be received by the holders of shares of our common stock pursuant to the merger agreement. On April 9, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $28.44 per share.

Following the Board meeting on April 9, 2019, management, representatives of Siris, representatives of O’Melveny and representatives of Sidley discussed the status of the merger agreement and a plan for representatives of O’Melveny and representatives of Sidley to discuss each of the open points in the merger agreement and to create a list of any unresolved points in the merger agreement.

Later on April 9, 2019, representatives of O’Melveny and representatives of Sidley discussed the latest markup of the merger agreement.

Also later on April 9, 2019, representatives of O’Melveny delivered to representatives of Sidley the list of open points in the merger agreement, which included, among other things, the size of EFI termination fee, the concept of an excluded party and the remedies of Parent in the event of a willful and material breach of the merger agreement by EFI.

Also later on April 9, 2019, management, representatives of Siris, representatives of O’Melveny and representatives of Sidley discussed the list of open points in the merger agreement, which included, among other things, the size of EFI termination fee, the concept of an excluded party and the remedies of affiliates of Siris in the event of a willful and material breach of the merger agreement by EFI.

Also later on April 9, 2019, representatives of O’Melveny delivered to representatives of Sidley a markup of the merger agreement, which, among other things: (i) included a Company termination fee equal to 1.5% of equity value of EFI if such fee was payable by EFI to affiliates of Siris during the go-shop period or was payable by EFI to affiliates of Siris after the termination of the “go-shop” period in connection with a superior proposal from an excluded party and 3.5% of the equity value of EFI if such fee was payable by EFI to Siris after the termination of the “go-shop” period, other than with respect to a superior proposal from an excluded party, (ii) added back the concept of an excluded party that would survive for a period of fifteen days after the expiration of the “go-shop” period, (iii) accepted a reverse termination fee equal to 6.5% of equity value of EFI payable by affiliates of Siris to EFI if the merger agreement was terminated by EFI as a result of a financing failure by affiliates of Siris or a breach of the merger agreement by affiliates of Siris such that EFI had a right to terminate the merger agreement as a result thereof and (iv) revised the deal protection mechanics in accordance with the discussions earlier in such day between representatives of O’Melveny and representatives of Sidley.

Also on April 9, 2019, representatives of Sidley delivered to representatives of O’Melveny a markup of EFI disclosure letter.

On April 10, 2019, representatives of O’Melveny and representatives of Sidley discussed the latest markups of the equity commitment letter and debt commitment letter. Representatives of O’Melveny also confirmed to representatives of Sidley that O’Melveny had no further comments to the debt commitment letter.

Later on April 10, 2019, representatives of Sidley delivered to representatives of O’Melveny a markup of the merger agreement, which, among other things: (i) accepted the concept of an excluded party but provided that such concept would survive for a period of five business days after the expiration of the “go-shop” period and (ii) provided that EFI’s maximum liability for a willful and material breach of the merger agreement is 6.5% of the equity value of EFI. Representatives of Sidley also delivered to representatives of O’Melveny markups of the equity commitment letter and the limited guarantee.

Also on April 10, 2019, representatives of a potential strategic acquirer (which we refer to as “Party G”) contacted representatives of Morgan Stanley concerning Party G’s interest to explore a potential acquisition of EFI.

Also on April 10, 2019, representatives of Party D reached out to Mr. Olin and representatives of Morgan Stanley to state that while Party D understood that in terms of acquiring all of EFI, Party D’s potential purchase price per share was below the current offer received by EFI, Party D was ready to reengage on a potential strategic transaction to either acquire EFI or acquire the Fiery business.

Also on April 10, 2019, the Transaction Committee had a meeting. Also present were representatives of Morgan Stanley. Representatives of Morgan Stanley discussed that Party G had reached out to Morgan Stanley regarding potentially acquiring EFI. Representatives of Morgan Stanley reported to the Transaction Committee that Party G, at this time, could not provide any specificity on the structure of an acquisition of EFI, the purchase price for such an acquisition or the timetable. The Transaction Committee instructed Morgan Stanley to speak with representatives of Party G to obtain further clarity on a potential offer from Party G to acquire EFI.

Later on April 10, 2019, representatives of O’Melveny delivered to representatives of Sidley a markup of the merger agreement, equity commitment letter, limited guarantee and EFI disclosure letter.

On April 11, 2019, the Transaction Committee had a meeting. Also present were members of management, representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Representatives of the Morgan Stanley reported to the Committee that representatives of Party D had reached out to Mr. Olin and to representatives of Morgan Stanley to state that while Party D understood that in terms of acquiring all of EFI, Party D’s potential purchase price per share was below the current offer received by EFI, Party D was ready to reengage on a potential strategic transaction to either acquire EFI or acquire the Fiery business. Following discussion, the Transaction Committee then instructed representatives of Morgan Stanley to inquire with Party D as to the certainty of Party D with respect to acquiring all of EFI, the timing of signing a definitive agreement to acquire all of EFI and the price per share that Party D was prepared to offer to acquire all of EFI. Representatives of Morgan Stanley again discussed that Party G had reached out to Morgan Stanley regarding potentially acquiring EFI. Representatives of Morgan Stanley informed the Transaction Committee that, at the instruction of the Transaction Committee, it was planning to speak with representatives of Party G later on April 11, 2019 to obtain further clarity on a potential offer from Party G to acquire EFI. The Transaction Committee expressed its support for such a conversation and discussed that if EFI enters into a merger agreement with affiliates of Siris, Party G would have an opportunity to participate in the “go-shop” process.

Representatives of Morgan Stanley then left the meeting. Mr. Muir and a representative of O’Melveny discussed the current status of discussions and negotiations with Siris, including several open points in the draft merger agreement and draft company disclosure letter relating to, among others, the disclosure of material contracts, the interim operating covenants, disclosure obligations to Siris relating to the “go-shop” process, a potential regulatory filing, the bring-down closing condition regarding the capitalization representation and the termination date of the merger agreement. The Transaction Committee then discussed the potential impact of this process with Siris on the operations of the business of EFI and that the timing of process with Siris had, as of this date, taken longer than expected. The Transaction Committee then discussed the inquiry from Party D and the limited diligence that Party D had conducted to date with respect to a potential acquisition of all of EFI. The Transaction Committee then instructed management to inform representatives of Siris that the Transaction Committee was directing management to return its focus on the operation of the business of EFI. The Transaction Committee further informed management that while the Transaction Committee would not prohibit management from continuing negotiations and discussions with Siris regarding a potential acquisition of EFI, the Transaction Committee expected management to return its focus to the operation of the business of EFI.

Later on April 11, 2019, Mr. Muir spoke with a representative of Siris regarding the Transaction Committee’s position that management return its focus to the operation of the business of EFI, but that management was not prohibited from continuing to discuss with Siris the potential acquisition of EFI by affiliates of Siris.

Later on April 11, 2019, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. Mr. Muir discussed certain of the material open issues in the draft merger agreement between EFI and affiliates of Siris and summarized for the Board the results of the meeting of the Transaction Committee held earlier in the day on April 11, 2019. Following discussion, the Board expressed its support for the Transaction Committee’s position regarding management returning its focus to the operation of the business of EFI.

Later on April 11, 2019, Messrs. Olin and Grab and a representative of Siris, along with representatives of O’Melveny and representatives of Sidley, discussed the merger agreement and the EFI disclosure letter, including the interim operating covenants.

Also on April 11, 2019, representatives of Sidley delivered to representatives of O’Melveny a markup of EFI disclosure letter.

Also on April 11, 2019, representatives of Morgan Stanley spoke with representatives of Party G regarding Party G’s potential interest in acquiring EFI. Representatives of Party G again expressed an interest in potentially acquiring EFI. Representatives of Morgan Stanley communicated that EFI was in advanced discussions regarding a potential acquisition of EFI and inquired with Party G how quickly Party G could provide a proposal to potentially acquire EFI. Representatives of Party G indicated to representatives of Morgan Stanley that Party G would need several weeks to get organized to submit a proposal to potentially acquire EFI.

Also on April 11, 2019, representatives of Morgan Stanley spoke with representatives of Party D. Representatives of Party D stated that Party D remained interested in a potential acquisition of EFI and indicated that Party D’s potential price per share of our common stock would still be in the mid-thirties. Representatives of Party D indicated that it would take approximately three weeks from re-commencing diligence to provide an offer to acquire EFI. On April 11, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $29.19 per share.

On April 12, 2019, representatives Greenhill and EFI executed an engagement letter. See “The Merger—Opinions of Financial Advisors—Opinion of Greenhill” beginning on page 70.

Also on April 12, 2019, representatives of O’Melveny delivered to representatives of Sidley a markup of the merger agreement and EFI disclosure letter.

Later on April 12, 2019, representatives of O’Melveny had multiple conversations with representatives of Sidley regarding the EFI disclosure letter.

Later on April 12, 2019, representatives of Sidley delivered to representatives of O’Melveny markups of the merger agreement, equity commitment letter, limited guarantee and EFI disclosure letter. With the authorization of management, representatives of O’Melveny thereafter on April 12, 2019 confirmed to representatives of Sidley that EFI had no further comments on such transaction documents.

On April 13, 2019, the Transaction Committee had a meeting. Also present were members of management (for a portion of the meeting) and a representative of O’Melveny (for a portion of the meeting). Mr. Muir updated the Transaction Committee regarding the current status of discussion and negotiations with Siris and noted for the Transaction Committee that, subject to approval by the Board, management and representatives of Siris had reached agreement on all of the open points in the draft merger agreement and other transaction documents. The Transaction Committee then again discussed the “go-shop” process and whether Greenhill or Morgan Stanley should lead and facilitate such process at the direction of the Transaction Committee and the Board, including the potential fees of the financial advisors. The Transaction Committee requested the “go-shop” process plans that had previously been prepared by Morgan Stanley and Greenhill (which were subsequently delivered to the Transaction Committee). The Transaction Committee then held a discussion without members of management or the representative of O’Melveny.

On April 14, 2019, the Board held a special meeting. Also present were members of management, representatives of Greenhill (for a portion of the meeting), representatives of Morgan Stanley (for a portion of the meeting) and representatives of O’Melveny. Mr. Muir reviewed the agenda for this meeting. Representatives of Greenhill then joined the meeting. Representatives of Greenhill again briefly reviewed and updated the financial analyses they had discussed with the Board on April 9, 2019. At the request of the Board, a representative of Greenhill then delivered Greenhill’s oral opinion for the benefit of the Board, which was subsequently confirmed in writing the same day, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Greenhill as set forth in the written opinion letter, Greenhill was of the opinion on April 14, 2019 that the merger consideration to be received by the holders of shares of EFI common stock (other than EFI, Siris, Merger Sub or their respective subsidiaries and other than holders who properly exercise dissenters rights) pursuant to the merger agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of Greenhill, dated April 14, 2019, which sets forth, among other matters, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Greenhill in rendering its opinion, is attached as Annex C to this proxy statement. See also “The Merger—Opinions of Financial Advisors—Opinion of Greenhill” beginning on page 70. Representatives of Greenhill then left the meeting. Representatives of Morgan Stanley then joined the meeting. Representatives of Morgan Stanley updated the Board on its discussions with representatives of Party D and representatives of Party G on April 11, 2019. Representatives of Morgan Stanley again briefly reviewed and updated the financial analyses they had discussed with the Board on April 9, 2019. At the request of the Board, a representative of Morgan Stanley rendered for the benefit of the Board Morgan Stanley’s oral opinion, subsequently confirmed in writing on April 14, 2019, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated April 14, 2019, which sets forth, among other matters, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement. See also “The Merger—Opinions of Financial Advisors—Opinion of Morgan Stanley” beginning on page 61. Representatives of O’Melveny then reviewed the material terms in the merger agreement and discussed the contemplated amendment to EFI’s Amended and Restated Bylaws, which provided for Delaware to be EFI’s exclusive forum for certain litigation involving EFI. After discussion among the directors, the Board unanimously (i) adopted the merger agreement and the transactions contemplated thereby, including the merger; (ii) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, EFI and EFI stockholders; (iii) directed that the merger agreement be submitted to EFI stockholders for their adoption; and (iv) resolved to recommend that EFI stockholders adopt the merger agreement. The Board also unanimously approved the contemplated amendment to EFI’s Amended and Restated Bylaws, which provided for Delaware to be EFI’s exclusive forum for certain litigation involving EFI. The Board also approved a modification to Ms. Durbin Chaffin’s initial equity award to provide for full accelerated vesting of the award to the extent it is outstanding and otherwise unvested as of immediately prior to the effective time of the merger.

Following the special meeting of the Board on April 14, 2019, EFI and affiliates of Siris entered into the merger agreement and on April 15, 2019 issued a press release announcing the proposed merger prior to the opening of the trading in EFI’s common stock. On April 12, 2019, the last trading day prior to April 14, 2019, the closing price of our common stock on the Nasdaq Global Select Market was $29.40 per share.

On April 15, 2019, the Transaction Committee held a meeting, which was also attended by representatives of O’Melveny. The Transaction Committee discussed whether to authorize Morgan Stanley, Greenhill or a combination thereof to lead and facilitate, together with the Transaction Committee and the Board, the “go-shop” process. The Transaction Committee discussed, among other things, Morgan Stanley’s familiarity with EFI, Morgan Stanley’s contacts with potential strategic acquirers in Japan and Morgan Stanley’s disclosed relationships with Siris and its potential impact on the “go-shop” process. Following the discussion, the Transaction Committee determined that it was in the best interests of EFI and its stockholders to authorize Morgan Stanley to lead and facilitate, as directed by the Transaction Committee and the Board, the “go-shop” process.

Since the execution of the merger agreement, at the direction of the Transaction Committee and the Board and in connection with the “go-shop” period, which expired at 12:01 a.m. New York City time on May 29, 2019, representatives of Morgan Stanley contacted 39 potential acquirers, comprising 19 potential strategic acquirers, including Party G, and 20 potential financial acquirers, including Party D, to gauge interest in such potential acquirers providing an acquisition proposal. During the “go-shop” period, EFI executed confidentiality agreements with two potential acquirers (not including Party D, because EFI and Party D previously entered into a confidentiality agreement), Party G and one additional potential financial acquirer (which we refer to as “Party H”). None of the confidentiality agreements executed during the “go-shop” period included a standstill provision. Since the execution of the merger agreement and during the “go-shop” period, each of Party D, Party G and Party H received due diligence materials and had discussions with management and representatives of Morgan Stanley regarding a potential acquisition of EFI. Representatives of Party H subsequently informed representatives of Morgan Stanley that it did not intend to submit an acquisition proposal. In addition, during this period, the Board and the Transaction Committee had multiple meetings, including with representatives of Morgan Stanley and O’Melveny, regarding the “go-shop” process.

On or around April 30, 2019, representatives of Party G requested that EFI consent, under the confidentiality agreement between EFI and Party G, to Party G discussing a potential acquisition of EFI with representatives of Party D, including Party D and Party G potentially submitting a joint indication of interest to acquire EFI or Party G potentially submitting an indication of interest to acquire EFI and Party D separately agreeing to acquire the Fiery business and EFI’s Productivity Software business from Party G after consummation of such acquisition of EFI by Party G. With the authorization of the Transaction Committee, EFI granted such consent. Thereafter, until approximately May 28, 2019, management (i) had multiple due diligence meetings with representatives of Party G (and its financial advisor), including in-person meetings in New Hampshire, Spain and Italy as well as additional telephonic meetings, and representatives of Party D, (ii) responded to due diligence inquiries from representatives of Party G and Party D and (iii) had discussions regarding a potential acquisition of EFI by Party G or by Party G and Party D together.

On May 1, 2019, representatives of Party G delivered to management a written, non-binding offer to potentially acquire EFI in an all-cash transaction. The offer price from Party G was $39.50 per share of our common stock, which offer price was inclusive of the EFI termination fee of $25.37 million, and as a result reflected a per share price net to the EFI stockholders of approximately $38.85 in cash.

On May 3, 2019, representatives of Party G delivered to Mr. Muir a written, non-binding indication of interest providing for the acquisition of the Company in an all-cash transaction for $38.85 per share of our common stock and stating that Party G was prepared to finance the transaction with a combination of cash on Party G’s balance sheet and Party G’s existing commitment line with its relationship banks.

After May 3, 2019 through the expiration of the “go-shop” period, at the instruction of the Board and the Transaction Committee, management, representatives of Morgan Stanley and representatives of O’Melveny continued to hold due diligence meetings with, respond to due diligence inquiries from, and engage in discussions and negotiations regarding a potential acquisition of EFI with representatives of Party G and Party D and their respective advisors.

On May 16, 2019, affiliates of Siris granted EFI a limited waiver of EFI’s obligation to file with the SEC a preliminary proxy statement in connection with the merger by the date that was twenty-five business days after the execution of the merger agreement. Instead, the parties agreed that EFI would be obligated to file such preliminary proxy statement no later than June 5, 2019.

On May 17, 2019, representatives of Party G’s legal counsel delivered to representatives of O’Melveny a draft merger agreement regarding a potential acquisition of EFI by Party G. Representatives of Party G’s legal counsel advised representatives of O’Melveny that it was continuing to review such draft merger agreement and would send an updated draft merger agreement at a later date. Such an updated draft merger agreement was never ultimately sent.

Later on May 17, 2019, representatives of O’Melveny delivered to representatives of Party G’s legal counsel an initial draft of the EFI disclosure letter.

On May 27, 2019, representatives of Party G’s financial advisor informed representatives of Morgan Stanley that following discussions between Party G and Party D, Party G would not be further participating in the “go-shop” process. Shortly thereafter on May 27, 2019, representatives of Party G delivered to representatives of Morgan Stanley a letter addressed to Mr. Muir confirming that Party G would not be further participating in the “go-shop” process.

On May 28, 2019, representatives of Morgan Stanley, at the instruction of the Board, continued to have discussions with representatives of Party G regarding ways in which Party G could continue to pursue a potential acquisition of EFI. Representatives of Party G again indicated to representatives of Morgan Stanley that Party G would not continue in EFI’s process.

Ultimately, except as noted herein with respect to Party D, Party G and Party H, all potential acquirers contacted during the “go-shop” period declined to pursue an alternative transaction with EFI, and the Board did not determine any third party to be an “excluded party” under the merger agreement.

Starting at 12:01 a.m. New York City time on May 29, 2019, EFI became subject to customary “no shop” restrictions, as further described below under the heading “The Merger Agreement—The “No-Shop” Period—No Solicitation of Other Offers” beginning on page 99.

Reasons for the Merger; Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the merger proposal.

The Board held numerous meetings at which the business strategies, opportunities and challenges of EFI were evaluated and potential strategic alternatives, including a sale of EFI, were considered.

At a meeting held on April 14, 2019, the Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, EFI and its stockholders, (ii) adopted the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the stockholders of EFI for their adoption, and (iv) resolved to recommend, subject to Section 5.3 of the merger agreement, that the stockholders of EFI adopt the merger agreement (which we refer to as the “Board recommendation”), all upon the terms and subject to the conditions set forth in the merger agreement.

The Board consulted with the representatives of management, O’Melveny, Morgan Stanley and Greenhill at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board believes support its decision:

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historical information regarding (i) EFI’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to EFI common stock, and (iii) market prices with respect to other industry participants and general market indices;

•

current information regarding (i) EFI’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within EFI’s industry;

•	the prospects and likelihood of realizing superior value through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•

the fact that EFI will no longer exist as an independent public company and the stockholders of EFI will forego any future increase in its value as an independent public company that might result from its possible growth;

•

the potential for other third parties to enter into strategic relationships with or to seek to acquire EFI, including a review of management’s dealings with other possible acquirers in the past and assessment of the likelihood that a third party would offer a transaction that would be more favorable to the stockholders of EFI from a financial point of view than the merger and the other transactions contemplated by the merger agreement;

•

the timing of the merger and the risk that if EFI did not accept Parent’s offer on April 14, 2019, it may not have another opportunity to do so or to pursue an opportunity offering the same value and certainty of closing to the stockholders of EFI;

•

the oral opinion of Morgan Stanley rendered to the Board, subsequently confirmed in writing, that as of April 14, 2019 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement was fair from a financial point of view to such holders, as set forth in such opinion as more fully described below under “Opinion of Financial Advisors—Opinion of Morgan Stanley & Co. LLC” beginning on page 61;

•

the oral opinion of Greenhill rendered to the Board, subsequently confirmed in writing, that as of April 14, 2019 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Greenhill as set forth in the written opinion, the merger consideration to be received by the holders of shares of common stock (other than, with respect to such shares, the holders of dissenting shares or excluded shares) pursuant to the merger agreement was fair, from a financial point of view to such holders, as set forth in such opinion, as more fully described below under “Opinion of Financial Advisors—Opinion of Greenhill & Co., LLC” beginning on page 70;

•

the fact that the consideration payable under the merger agreement is all cash, which provides certainty of value, while eliminating the effect of long-term business and execution risk to the stockholders of EFI, compared to continuing to operate EFI as a stand-alone entity;

•	the consideration payable pursuant to the merger agreement represents a 25.8% premium based on the closing price per share of our common stock as of April 12, 2019;

•	the fact that the consideration to be received by the stockholders of EFI in the merger will be taxable for U.S. federal income tax purposes;

•

the fact that Parent is financing the merger consideration in part through debt and equity financing and, concurrently with the execution of the merger agreement, delivered to EFI (i) an executed commitment letter between Parent and each of the guarantors pursuant to which the guarantors have committed to provide the equity financing as described and subject to the conditions therein, and (ii) an executed debt commitment letter among Merger Sub and the lenders pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide the debt financing described therein;

•	the risk that the financing contemplated by the debt commitment letter and the equity commitment letters for the consummation of the merger might not be obtained;

•

the fact that the guarantors are providing limited guarantees in favor of EFI guaranteeing, among other things, the payment of the Parent termination fee pursuant to the terms and conditions of the merger agreement and such limited guarantees;

•

EFI’s right, under the merger agreement, during the “go-shop” period beginning on the date of the merger agreement and continuing until 12:01 a.m. on the 45th day after the date of the merger agreement, to solicit, initiate, propose, cause or induce the making, submission or announcement of, or encourage, facilitate or assist any competing acquisition proposal from third parties, including by providing third parties with nonpublic information pursuant to acceptable confidentiality agreements, and to engage in or enter into, continue or otherwise participate in discussions and negotiations with any third party in connection with a competing acquisition proposal in accordance with the merger agreement;

•

EFI’s ability to continue discussions after the end of the go-shop period and before the date that is five business days after such expiration, with any third party from which EFI received during the go-shop period a written competing proposal (i) that remains pending as of the end of the go-shop period, and (ii) that the Board determines in good faith constitutes or could reasonably be expected to lead to a superior proposal and (iii) as of any date following the end of the go-shop period, has not been withdrawn or abandoned as described in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change” beginning on page 96;

•

the fact that, subject to certain exceptions, following the expiration of the go-shop period, the merger agreement precludes EFI from actively soliciting competing acquisition proposals during the “no-shop” period and obligates EFI (or its successor) to pay Parent a termination fee equal to $25.37 million or $59.2 million under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal, as described in the sections entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change” beginning on page 96 and “The Merger Agreement—The “No-Shop” Period—No Solicitation of Other Offers” beginning on page 99;

•

the Board’s right, under certain circumstances, to withdraw, withhold, qualify or modify its recommendation that the stockholders of EFI adopt the merger agreement in a manner adverse to Parent or Merger Sub, as described in the section entitled “The Merger Agreement—Board Recommendation Change” beginning on page 100;

•	the fact that EFI would be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal

(as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change”) after giving Parent the opportunity to match the superior proposal and upon payment of a termination fee equal to $25.37 million or $59.2 million, as described in the sections entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change” beginning on page 96 and “The Merger Agreement—The “No-Shop” Period—No Solicitation of Other Offers” beginning on page 99;

•

the obligation of Parent to pay EFI a $109.94 million reverse termination fee, or approximately 6.5% of the aggregate equity value of the transaction, if the merger agreement is terminated in accordance with its terms as a result of Parent’s breach of the merger agreement or Parent fails to consummate the merger if all the mutual conditions and Parent’s conditions to closing are satisfied or waived, as described in the sections entitled “The Merger Agreement—Parent Termination Fee” beginning on page 112;

•

the fact that Parent and Merger Sub are newly-formed entities with essentially no assets other than their rights under the debt commitment letter and the equity commitment letters, and that EFI’s remedy in the event of the termination of the merger agreement in certain scenarios would be limited to receipt of the Parent termination fee, even in the event of a deliberate or willful breach of the merger agreement by Parent or Merger Sub;

•

EFI’s inability to seek specific performance to require Parent or Merger Sub to complete the merger if debt financing is not then available, and the fact that EFI’s sole remedy in connection with the merger agreement in such scenario, even for a breach by Parent or Merger Sub that is deliberate or willful, would be limited to the Parent termination fee that is payable in certain circumstances, as described in the sections entitled “The Merger Agreement—Sole and Exclusive Limitations of Liability” beginning on page 113 and “The Merger Agreement—Specific Performance” beginning on page 113;

•

the possible negative effects of the merger and public announcement of the merger on EFI’s financial performance, operating results and stock price and EFI’s relationships with customers, suppliers, distributors, other business partners, management and employees;

•

the fact that the merger agreement imposes restrictions on the conduct of EFI’s business in the pre-closing period, which may adversely affect EFI’s business in the event the merger is not completed (including by delaying or preventing EFI from pursuing business opportunities that may arise or precluding actions that would be advisable if EFI were to remain an independent company), as described in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 93;

•

the risks involved with the merger and the likelihood that EFI and Parent will be able to complete the merger, the possibility that the merger might not be consummated (including because of failure to obtain the required antitrust clearances) and EFI’s prospects going forward without the combination with Parent;

•

the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on EFI’s cash reserves and operating results should the merger not be completed;

•

all known interests of directors and executive officers of EFI in the merger that may be different from, or in addition to, their interests as stockholders of EFI or the interests of EFI’s other stockholders generally, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 77;

•	the availability of appraisal rights to stockholders of EFI in connection with the merger; and

•	all other factors the Board deems relevant.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

The Company Board unanimously recommends that you vote “FOR” the approval of the merger proposal.

Certain Company Forecasts

EFI generally does not disclose projections of its expected future financial performance or position because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the possibility that the underlying assumptions and estimates may prove incorrect. While EFI has not generally published financial projections, in connection with EFI’s evaluation of the merger, management prepared certain financial forecasts regarding EFI for the calendar years from 2019 to 2023.

In connection with discussions between EFI and Siris regarding a potential acquisition of EFI by affiliates of Siris, management prepared non-public financial projections and operating data for EFI as a stand-alone company, without giving effect to the merger, that included (i) an unaudited forecast, which we refer to as the “base-case management projections”, (ii) an additional unaudited forecast, which we refer to as the “upside-case management projections”, and (iii) a further additional unaudited forecast, which we refer to as the “downside-case management projections.” The base-case management projections, upside-case management projections and the downside-case management projections, which collectively we refer to as the “management projections”, were initially prepared by management as of February 19, 2019, and, in the case of the base-case management projections and upside-case management projections, were thereafter updated as of March 1, 2019. The management projections were based solely upon information available to management at the time of their preparation. Management did not update the management projections to take into account a variety of detailed assumptions or other matters that have changed since the preparation of the management projections, such as EFI’s actual 2019 year-to-date financial performance, changes to general industry or economic conditions, geopolitical matters, the effects that the strategic review process may have had on EFI’s business, or the restrictions on the conduct of EFI’s business imposed by the terms of the merger agreement.

In connection with the evaluation of the indications of interest from Siris and Party D as well as from Party G, management provided the base-case management projections and the upside case management projections to Siris, Party D and Party G. The base-case management projections and the upside case management projections were provided by management to such parties with a view to showing the potential performance of EFI, subject to certain assumptions reflected therein. In addition and subject to the notes to the management projections set forth below, the management projections were provided to Morgan Stanley and Greenhill. Based on its professional judgment and experience evaluating merger and acquisition transactions, Morgan Stanley used the management projections as the basis for its financial analyses of EFI. With the consent of management, Greenhill only utilized the base-case management projections for its financial analyses of EFI. Management also provided the management projections to the Board.

The management projections were not prepared with a view toward public disclosure, and the inclusion of summaries of the management projections below should not be regarded as an indication that any of EFI, Siris or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

In addition, the management projections were not prepared on a basis designed to comply with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projections or U.S. GAAP. The management projections included in this proxy statement have been prepared by, and are the responsibility of, management. Neither EFI’s independent registered public accounting firms, which are listed as experts in the section entitled “Experts”, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the management projections summarized below, nor expressed any opinion or any other form of assurance with respect to this information or its achievability. The reports of the independent registered public accounting firms included or incorporated by reference in this proxy statement relate to historical financial statements. They do not extend to the management projections and should not be read to do so.

Although presented with numerical specificity, the management projections reflect the use of variables, estimates and assumptions that are inherently uncertain, susceptible to multiple interpretations and may be beyond the control of EFI, and which may prove not to have been, or to no longer be, accurate. While in the view of management, the management projections were developed on bases that were reasonable at the time of their preparation, the management projections are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the management projections include, but are not limited to, risks and uncertainties relating to EFI’s businesses (including the effects that the pending merger may have on EFI’s business), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, tax rates, transactions or events that were not anticipated at the times the management projections were prepared, various risks set forth in EFI’s reports filed with the Securities and Exchange Commission, and other factors described or referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and in the section entitled “Risk Factors”.

The management projections also do not take into account any circumstances, transactions or events occurring after the dates the management projections were prepared. Accordingly, actual results have differed and will likely continue to differ, and may differ materially, from those contained in the management projections.

None of EFI, Siris or their respective affiliates, officers, directors, or other representatives gives any EFI stockholder, or any other person, any assurance that actual results will be realized, or that future financial results of EFI will not differ materially from the management projections, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the management projections to reflect circumstances after the dates the management projections were prepared, or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the management projections are shown to be in error.

No one has made or makes any representation to any EFI stockholder, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of the management projections. You are cautioned not to rely on the management projections. The inclusion of the summaries of the management projections below should not be regarded as an indication that EFI, Siris or any other recipient of this information considered, or now considers, it to be material or to be a reliable prediction of actual future results. The management projections have not been included to influence EFI stockholders’ decision to vote for the merger proposal.

The summaries of the management projections included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The management projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in this proxy statement and EFI’s public filings with the Securities and Exchange Commission incorporated by reference herein.

The following tables present summaries of the management projections. The dollar amounts below are in U.S. dollars and in millions.

Base-case management projections

The base-case management projections were based on the following key assumptions:

•	The base-case management projections are the management projections that reflect the most likely outcome for the business of EFI over the period of the management projections.

•	The base-case management projections assume modest growth acceleration of EFI’s Inkjet business and stable growth of EFI’s Productivity Software business.

•

The base-case management projections assume that EFI’s Fiery business experiences significant reductions with double digit percentage declines in future years, which is comparable to the prior performance of EFI’s Fiery business, including such declines that occurred following the large industry trade show, “drupa”, in 2016.

•

The base-case management projections assume modest operating leverage with slight margin improvement, along with certain non-linear improvements in supply chain procurement and manufacturing efficiency.

The following table presents a summary of the base-case management projections:

$MM, except where noted(1)	Fiscal Year
	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E
Revenue	$1,066	$1,124	$1,164	$1,200	$1,248
Non-GAAP Operating Income	$117	$132	$146	$151	$164
Less: OI&E	$(4)	$(4)	$(4)	$(4)	$(4)
Pre-Tax Income	$113	$128	$142	$147	$160
Less: Taxes	$(21)	$(24)	$(27)	$(28)	$(30)
Non-GAAP Net Income	$92	$104	$115	$119	$130
Non-GAAP Earnings Per Share	$2.11	$2.36	$2.58	$2.64	$2.88

(1)

Each of “Non-GAAP Operating Income”, “Non-GAAP Net Income” and “Non-GAAP Earnings Per Share” are non-GAAP financial measures calculated to exclude the impact of amortization of intangible assets, stock-based compensation expense, restructuring and other expenses, acquisition-related transaction costs, costs to integrate such acquisitions into our business, incremental cost of revenue due to the fair value adjustment to inventories acquired in business acquisitions, changes in the fair value of contingent consideration including the related foreign exchange fluctuation impact, revenue recognition and accounting review costs, litigation settlements and non-cash interest expense related to EFI’s 2019 convertible senior notes and EFI’s 2023 convertible notes. For each such financial measure, EFI uses a constant non-GAAP tax rate of 19% of the Pre-Tax Income.

The following is a summary of the projected unlevered free cash flow, which inputs were provided to Morgan Stanley and Greenhill by management from the base-case management projections summarized in the table above.

$MM, except where noted	Fiscal Year
	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E
Revenue	$1,066	$1,124	$1,164	$1,200	$1,248
Non-GAAP EBITDA(1)	$133	$149	$163	$168	$181
Less: Stock based compensation(2)	$(28)	$(30)	$(31)	$(32)	$(33)
Less: Cash Taxes(3)	$(17)	$(19)	$(22)	$(23)	$(25)
Less: Change in Net Working Capital(4)	$(5)	$(6)	$(4)	$(4)	$(5)
Less: Capital Expenditures(5)	$(21)	$(22)	$(23)	$(24)	$(25)
Unlevered Free Cash Flow(6)	$62	$71	$83	$86	$94

(1)	“Non-GAAP EBITDA” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and adding back depreciation
(2)

Per guidance from management, Morgan Stanley derived stock based compensation by taking 2.65% of the total revenue of EFI per year and Greenhill derived stock based compensation by taking 2.7% of the total revenue of EFI per year. As a result, for calendar years 2019 and 2023, Greenhill used $(29) and $(34), respectively, for stock based compensation.

(3)

Calculated as 19% of the difference between Non-GAAP Operating Income and stock based compensation (as each of Morgan Stanley and Greenhill calculated stock based compensation pursuant to Note 2 above, which resulted in Greenhill deriving $(22) for taxes for calendar year 2022).

(4)

Net working capital projections are based on EFI’s prior performance and the forecast of a shift to more industrial inkjet revenue, which is more capital intensive for EFI than its software businesses.

(5)	Capital expenditure projections are based on prior levels of capital expenditure trends of EFI combined with the expectation of capital requirements to support increased industrial inkjet revenue.
(6)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP EBITDA and subtracting stock based compensation (as each of Morgan Stanley and Greenhill calculated stock based compensation pursuant to Note 2 above, which resulted in Greenhill deriving $82 for Unlevered Free Cash Flow for calendar year 2021), cash taxes paid, change in working capital and capital expenditures.

Upside-case management projections

The upside-case management projections were based on the following key assumptions:

•	The upside-case management projections were viewed by management as a “stretch” case with low likelihood of achievement.

•

The upside-case management projections assume that the growth of EFI is driven by strong performance of EFI’s product Nozomi, with EFI’s Inkjet business achieving double digit percentage revenue growth assisted by accelerating textile and display graphics revenue.

•

The upside-case management projections assume EFI’s Productivity Software business reaccelerates and EFI’s Fiery business contributes low single-digit percentage growth in contrast to prior cyclical business trends.

•	The upside-case management projections assumes significant leverage achieved with rapid top line growth.

The following table presents a summary of the upside-case management projections:

$MM, except where noted(1)	Fiscal Year
	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E
Revenue	$1,066	$1,161	$1,257	$1,354	$1,455
Non-GAAP Operating Income	$117	$150	$187	$219	$250
Less: OI&E	$(4)	$(4)	$(4)	$(4)	$(4)
Pre-Tax Income	$113	$146	$183	$215	$246
Less: Taxes	$(21)	$(28)	$(35)	$(41)	$(47)
Non-GAAP Net Income	$92	$118	$149	$174	$199
Non-GAAP Earnings Per Share	$2.11	$2.69	$3.34	$3.87	$4.43

(1)

Each of “Non-GAAP Operating Income”, “Non-GAAP Net Income” and “Non-GAAP Earnings Per Share” are non-GAAP financial measures calculated to exclude the impact of amortization of intangible assets, stock-based compensation expense, restructuring and other expenses, acquisition-related transaction costs, costs to integrate such acquisitions into our business, incremental cost of revenue due to the fair value adjustment to inventories acquired in business acquisitions, changes in the fair value of contingent consideration including the related foreign exchange fluctuation impact, revenue recognition and accounting review costs, litigation settlements and non-cash interest expense related to EFI’s 2019 convertible senior notes and EFI’s 2023 convertible notes. For each such financial measure, EFI uses a constant non-GAAP tax rate of 19% of the Pre-Tax Income.

The following is a summary of the projected unlevered free cash flow, which inputs were provided to Morgan Stanley and Greenhill by management from the upside-case management projections summarized in the table above. Greenhill did not derive unlevered free cash flow for the upside-case management projections.

$MM, except where noted	Fiscal Year
	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E
Revenue	$1,066	$1,161	$1,257	$1,354	$1,455
Non-GAAP EBITDA(1)	$133	$167	$205	$237	$271
Less: Stock based compensation	$(28)	$(31)	$(33)	$(36)	$(39)
Less: Cash Taxes(2)	$(17)	$(23)	$(29)	$(35)	$(40)
Less: Change in Net Working Capital(3)	$(5)	$(10)	$(10)	$(10)	$(10)
Less: Capital Expenditures(4)	$(21)	$(23)	$(25)	$(27)	$(29)
Unlevered Free Cash Flow(5)	$62	$81	$108	$130	$153

(1)	“Non-GAAP EBITDA” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and adding back depreciation
(2)	Calculated as 19% of the difference between Non-GAAP Operating Income and stock based compensation.
(3)

Net working capital projections are based on EFI’s prior performance and the forecast of a shift to more industrial inkjet revenue, which is more capital intensive for EFI than its software businesses.

(4)	Capital expenditure projections are based on prior levels of capital expenditure trends of EFI combined with the expectation of capital requirements to support increased industrial inkjet revenue.
(5)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP EBITDA and subtracting stock based compensation, cash taxes paid, change in working capital and capital expenditures.

Downside-case management projection

The downside-case management projections were based on the following key assumptions:

•	The downside-case management projections reflects significant declines across all three businesses of EFI due to broader macro factors.

•

The downside-case management projections experience a trough in 2020E, with all three businesses of EFI experiencing double digit revenue declines as a side effect of macro-economic slowdowns in purchasing behavior.

•	The downside-case management projections assume little to no margin expansion.

The following table presents a summary of the unaudited downside-case management projections:

$MM, except where noted(1)	Fiscal Year
	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E(2)
Revenue	$1,066	$924	$987	$1,083	1,170
Non-GAAP Operating Income	$117	$81	$102	$122	$141
Non-GAAP Net Income(3)	$91	$61	$79	$96	$104
Non-GAAP Earnings Per Share(4)	$2.10	$1.39	$1.79	$2.14	$2.29

(1)	Each of “Non-GAAP Operating Income”, “Non-GAAP Net Income” and “Non-GAAP Earnings Per Share” are non-GAAP financial measures calculated to exclude the impact of amortization of intangible assets, stock-based compensation expense, restructuring and other expenses, acquisition-related transaction costs, costs to integrate such acquisitions into our business, incremental cost of revenue due to the fair value adjustment to inventories acquired in business acquisitions, changes in the fair value of contingent consideration including the related foreign exchange fluctuation impact, revenue recognition and accounting review costs, litigation settlements and non-cash interest expense related to EFI’s 2019 convertible senior notes and EFI’s 2023 convertible notes. For each such financial measure, EFI uses a constant non-GAAP tax rate of 19% of pre-tax income, which was extrapolated by starting with Non-GAAP Operating Income and subtracting $4 million, $5.9 million, $4.4 million and $3.4 million for years 2019 through 2022, respectively, for OI&E.
(2)

The forecasts for CY2023 were prepared by Morgan Stanley using extrapolations, and were reviewed and consented to by management. The forecasts for CY 2023 were not made available to representatives of Greenhill.

(3)

The downside-case management projections did not expressly include detail regarding OI&E, pre-tax income or taxes. Accordingly, management derived Non-GAAP Net Income for the downside-case management projection by using $4 million for the annual interest cost of EFI for OI&E and a 19% tax rate.

(4)

Management derived Non-GAAP Earnings Per Share for the downside-case management projections by starting with Non-GAAP Operating Income and subtracting $4 million as the cash interest value for all interest payments of EFI.

The following is a summary of the projected unlevered free cash flow, which inputs were provided to Morgan Stanley by management from the downside-case management projections summarized in the table above. Greenhill did not derive unlevered free cash flow for the downside-case management projections.

$MM, except where noted	Fiscal Year
	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E(1)
Revenue	$1,066	$924	$987	$1,083	1,170
Non-GAAP EBITDA(2)	$133	$96	$118	$138	$160
Less: Stock based compensation	$(28)	$(25)	$(26)	$(29)	$(31)
Less: Cash Taxes(3)	$(17)	$(11)	$(14)	$(18)	$(21)
Less: Change in Net Working Capital(4)	$(5)	$14	$(6)	$(10)	$(9)
Less: Capital Expenditures(5)	$(21)	$(18)	$(19)	$(21)	$(23)
Unlevered Free Cash Flow(6)	$62	$57	$51	$61	$76

(1)

The forecasts for CY2023 were prepared by Morgan Stanley using extrapolations, and were reviewed and consented to by management. The forecasts for CY 2023 were not made available to representatives of Greenhill.

(2)	“Non-GAAP EBITDA” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and adding back depreciation
(3)	Calculated as 19% of the difference between Non-GAAP Operating Income and stock based compensation.
(4)

Net working capital projections are based on EFI’s prior performance and the forecast of a shift to more industrial inkjet revenue, which is more capital intensive for EFI than its software businesses.

(5)	Capital expenditure projections are based on prior levels of capital expenditure trends of EFI combined with the expectation of capital requirements to support increased industrial inkjet revenue.
(6)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP EBITDA and subtracting stock based compensation, cash taxes paid, change in working capital and capital expenditures.

Opinions of Financial Advisors

Opinion of Morgan Stanley

EFI retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of EFI. The Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in EFI’s industry, its knowledge of EFI’s business and affairs and its understanding of EFI’s business based on its long-standing relationship with EFI. At the meeting of the Board on April 14, 2019, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of April 14, 2019, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of April 14, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement as of the date of the opinion and does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how EFI stockholders should vote at the stockholders’ meeting to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of EFI;

•	Reviewed certain internal financial statements and other financial and operating data concerning EFI;

•	Reviewed certain financial projections prepared by the management of EFI;

•	Discussed the past and current operations and financial condition and the prospects of EFI with senior executives of EFI;

•	Reviewed the reported prices and trading activity for EFI common stock;

•	Compared the financial performance of EFI and the prices and trading activity of EFI common stock with that of certain other publicly-traded companies comparable with EFI and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in discussions and negotiations among representatives of EFI and Siris and their financial and legal advisors;

•

Reviewed the draft merger agreement in the form of the draft dated April 13, 2019, the draft commitment letters from certain equity and debt financing providers in the form of the drafts dated April 13, 2019 (which we refer to as the “commitment letters”) and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to them by EFI, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of EFI of the future financial performance of EFI. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the commitment letters and that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of EFI and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of EFI’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of EFI common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of EFI, and was not furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of April 14, 2019. Events occurring after April 14, 2019 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 14, 2019 to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 12, 2019, the last full trading day prior to the meeting of the Board to approve and adopt the merger agreement. The various analyses summarized below were based on the closing price of $29.40 per share of EFI common stock as of April 12, 2019 (the last full trading day prior to the meeting of the Board to approve and adopt the merger agreement), and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by EFI management and referred to below as the Base Case, Upside Case, and Downside Case Projections. The financial projections are more fully described below under the caption “The Merger—Certain Company Forecasts.” In accordance with direction from EFI’s Board, Morgan Stanley used the base case, upside case, and downside case projections in its valuation analysis. In the assessment of EFI management, the base case projections reflected the most likely standalone financial forecast of EFI’s business. Morgan Stanley also used and relied upon certain financial projections based on Wall Street research reports and referred to below as the Street Case.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for EFI with comparable publicly available consensus equity analyst research estimates for companies in the printing industry, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the comparable companies).

For purposes of this analysis, Morgan Stanley analyzed the multiple of aggregate value, which Morgan Stanley defined as fully-diluted market capitalization plus total debt, plus non-controlling interest, less cash and cash equivalents, to adjusted EBITDA, which Morgan Stanley defined as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation, as well as the multiple of price to earnings, which Morgan Stanley defined as the multiple of price per share to estimated earnings per share, for calendar years 2019 and 2020, of each of these comparable companies based on publicly available financial information compiled by Thomson Reuters for comparison purposes.

These companies and their applicable multiples, as well as the corresponding multiples for EFI based on the Street Case, were the following:

	2019	2020	2019	2020
Comparable Company	AV/EBITDA	AV/EBITDA	Price to Earnings	Price to Earnings
Brother Industries, Ltd.	5.4x	5.3x	11.9x	10.5x
Canon Inc.	6.2x	6.3x	14.6x	14.6x
Seiko Epson Corporation	4.7x	4.4x	11.3x	11.1x
FujiFilm Holding Corporation	6.3x	6.0x	14.2x	13.0x
HP, Inc.	6.8x	6.6x	9.2x	8.8x
Konica Minolta, Inc.	6.1x	5.5x	15.9x	12.9x
Kyocera Corporation	8.5x	7.2x	21.3x	15.7x
Ricoh Company, Ltd.	8.7x	7.8x	13.7x	11.0x
Xerox Corporation	8.3x	7.9x	9.1x	8.5x
Zebra Technologies	15.3x	14.4x	18.7x	17.4x

EFI (Street Case)	11.2x	10.2x	16.8x	14.2x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to adjusted EBITDA multiples and of price to earnings multiples and applied these ranges of multiples to the estimated relevant metric for EFI for the base case, upside case, and downside case.

Based on the estimated outstanding shares of EFI common stock on a fully-diluted basis applying the treasury stock method and the net debt of EFI each as of June 30, 2019 and as provided by EFI management on March 15, 2019, Morgan Stanley calculated the estimated implied value per share of EFI common stock as of April 14, 2019 as follows:

Calendar Year Financial Statistic	Selected Calendar Year Multiple Ranges	Implied Value Per Share of EFI Common Stock ($)
Base Case
Aggregate Value to Estimated 2019 Adjusted EBITDA	8.0x – 12.0x	20.90 – 32.56
Price to Estimated 2019 Earnings	12.0x – 16.0x	25.27 – 33.69
Aggregate Value to Estimated 2020 Adjusted EBITDA	7.0x – 11.0x	20.41 – 33.45
Price to Estimated 2020 Earnings	10.0x – 14.0x	23.61 – 33.05
Upside Case
Aggregate Value to Estimated 2020 Adjusted EBITDA	7.0x – 11.0x	23.19 – 37.64
Price to Estimated 2020 Earnings	10.0x – 14.0x	26.88 – 37.63
Downside Case
Aggregate Value to Estimated 2020 Adjusted EBITDA	7.0x – 11.0x	12.35 – 20.79
Price to Estimated 2020 Earnings	10.0x – 14.0x	13.89 – 19.44

No company utilized in the public trading comparables analysis is identical to EFI. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond EFI’s control. These include, among other things, the impact of competition on EFI’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of EFI and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis.

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of EFI’s estimated earnings per share. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value as of June 30, 2019. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year EPS estimates from EFI’s financial projections for 2021 and 2022. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of price to earnings multiples (based on the range of price to earnings multiples for the comparable companies and the growth profile of EFI) to these estimates and applied a discount rate of 11.0%, which rate was selected based on EFI’s estimated cost of equity, which was arrived at by applying the capital asset pricing model.

The following table summarizes Morgan Stanley’s analysis:

Based on Calendar Year 2021 EPS	Comparable Company Representative P/E Multiple Range	Implied Present Value Per Share of EFI Common Stock ($)
Base Case	12.0x – 16.0x	26.48 – 35.31
Upside Case	12.0x – 16.0x	34.23 – 45.64
Downside Case	12.0x – 16.0x	18.30 – 24.39

Based on Calendar Year 2022 EPS	Comparable Company Representative P/E Multiple Range	Implied Present Value Per Share of EFI Common Stock ($)
Base Case	12.0x – 16.0x	24.39 – 32.53
Upside Case	12.0x – 16.0x	35.76 – 47.68
Downside Case	12.0x – 16.0x	19.78 – 26.37

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of equity values per share for EFI common stock based on a discounted cash flow analysis to value EFI as a stand-alone entity. Morgan Stanley utilized estimates from the base case, upside case, and downside case for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated, utilizing estimates provided by EFI management, the estimated unlevered free cash flow which is defined as adjusted EBITDA less (1) stock-based compensation expense, (2) taxes, (3) capital expenditures, and (4) changes in net working capital. For a summary of the unlevered free cash flow inputs provided by EFI management, see “The Merger—Certain Company Forecasts” beginning on page 56. The base case and upside case each included estimates prepared by EFI management through 2023. The downside case included estimates provided by EFI management through 2022. EFI management reviewed and approved extrapolations for the downside case management projections for 2023. Morgan Stanley calculated the net present value of free cash flows for EFI for the years 2019 through 2023 (using one half of the 2019 projected free cash flow). Based on perpetual growth rates of 1% to 3%, selected based upon the application of its professional judgment and experience, Morgan Stanley calculated terminal values at the midpoint of year 2023. The free cash flows and terminal values were discounted to present values as of June 30, 2019 at a discount rate ranging from 8.8% to 10.2%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of EFI’s weighted average cost of capital, which reflects the weighted average (by value) of (i) the estimated cost of equity determined by the application of the capital asset pricing model and (ii) the estimated cost of debt.

Based on the outstanding shares of EFI common stock on a fully-diluted basis applying the treasury stock method and the net debt of EFI each as of June 30, 2019 and as provided by EFI management on March 15, 2019, Morgan Stanley calculated the estimated implied value per share of EFI common stock as June 30, 2019 as follows:

Implied Value Per Share of EFI Common Stock ($)
Base Case	19.24 – 30.08
Upside Case	31.18 – 47.78
Downside Case	14.79 – 23.56

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. Morgan Stanley compared publicly available statistics for printing and hardware transactions with consideration greater than $100 million since 2005 for printing transactions and 2009 for hardware transactions. For such transactions, Morgan Stanley noted the multiple of aggregate value of the transaction to (i) the last twelve months EBITDA for which financial information was publicly available at the time of announcement for the transaction (which we refer to as “LTM”), and (ii) the estimated next twelve months (which we refer to as “NTM”) adjusted EBITDA based on publicly available information at the time of announcement.

The following is a list of the printing and hardware transactions reviewed, together with the applicable multiples:

Selected Printing and Hardware Transactions (Target / Acquiror)	LTM AV/EBITDA	NTM AV/EBITDA
Aastra Technologies Limited / Mitel Networks Corp	7.5x	7.3x
ARRIS International plc / CommScope Inc.	9.4x	7.9x
CommScope Inc. / The Carlyle Group	8.4x	7.7x
Comverse Technology / Verint Systems	4.4x	4.7x
Domino Printing Sciences / Brother Industries	16.2x	N.A
Emulex Corporation / Avago Technologies Limited	8.4x	6.9x
Hypercom Corporation / VeriFone Systems Inc.	6.0x	5.6x
IBM Printing Systems Division / Ricoh Company, Ltd.	N.A	N.A
Ikon Office Solutions / Ricoh Company, Ltd.	8.8x	7.9x
Imagistics International Inc. / Océ N.V.	7.1x	N.A
Lexmark International, Inc. / Apex Technology Co., Ltd. and PAG Asia Capital	7.0x	6.2x
NUR Macroprinters Ltd. / Hewlett-Packard Company	N.A	N.A
Océ N.V. / Canon Inc.	7.7x	N.A
Polycom Inc. / Siris Capital Group, LLC	6.7x	7.4x
Scitex Vision / Hewlett-Packard Company	N.A	N.A
Tekelec Global, Inc. / Siris Capital Group, LLC	11.0x	6.0x
Tandberg / Cisco Systems	13.2x	11.5x
VUTEk, Inc. / Electronics For Imaging, Inc.	10.0x	N.A
Xerox Corporation / FUJIFILM Holdings Corporation	12.7x	11.4x
Zebra Technologies Corporation / Motorola Solutions, Inc. Enterprise Business	10.9x	8.3x

Morgan Stanley reviewed precedent premia in the technology industry for all cash acquisitions greater than $250 million since 2011. Morgan Stanley noted the distributions of the following financial statistics: (1) the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news); and (2) the implied premium to the acquired company’s 30-trading-day volume-weighted average share price prior to announcement (or the last 30-trading-day average share price prior to the share price being affected by acquisition rumors or similar merger-related news).

Precedent Transactions Financial Statistic	1-Day	30-Day Average
Mean Premia	37%	40%
Median Premia	30%	35%

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant financial statistic for EFI. With respect to the aggregate value amounts, Morgan Stanley referred to the estimate of net debt as of June 30, 2019 as provided by EFI management as of March 15, 2019. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Financial Statistic	Representative Ranges	Implied Value Per Share of EFI Common Stock ($)
Precedent Multiples
Aggregate Value to Estimated LTM EBITDA (Street Case)	8.0x – 11.0x	19.27 – 27.39
Aggregate Value to Estimated NTM EBITDA (Street Case)	7.0x – 10.0x	17.51 – 26.05

Premia
Premium to 1-Day Prior Closing Share Price	20% – 40%	35.28 – 41.16
Premium to 30-Day Volume-Weighted Average Share Price	20% – 40%	32.90 – 38.38

No company or transaction utilized in the precedent transactions analysis is identical to EFI or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond EFI’s control. These include, among other things, the impact of competition on EFI’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of EFI and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of EFI derived from the valuation of precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Merger, but is one of many factors Morgan Stanley considered.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board including the following information described under the sections titled “Historical Trading Ranges” and “Equity Research Analysts’ Future Price Targets.”

Historical Trading Ranges

Morgan Stanley noted the trading range with respect to the historical share prices of EFI common stock. Morgan Stanley reviewed the range of closing prices of EFI common stock for various periods ending on April 12, 2019 (the last full trading day prior to the meeting of the Board to approve and adopt the merger agreement). Morgan Stanley observed the following:

Period Ending April 12, 2019	Range of Trading Prices Per Share ($)
Last 3 Calendar Months	22.37 – 29.40
Last 12 Calendar Months	22.37 – 35.30

Morgan Stanley observed that EFI common stock closed at $29.40 per share on April 12, 2019 (the last full trading day prior to the meeting of the Board to approve and adopt the merger agreement). Morgan Stanley noted that the consideration per share of EFI common stock of $37.00 pursuant to the merger agreement reflected a 26% premium to the closing price per share of EFI common stock on April 12, 2019 and a 35% premium to the volume-weighted average price per share of EFI common stock for the 30 trading days prior to and including April 12, 2019.

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed future public market trading price targets for EFI common stock prepared and published by equity research analysts prior to April 12, 2019 (the last full trading day prior to the meeting of the Board to approve and adopt the merger agreement). These one-year forward targets reflected each analyst’s estimate of the future public market trading price of EFI common stock. The range of undiscounted analyst price targets for EFI common stock was $20.00 to $35.00 per share as of April 12, 2019. The range of analyst price targets per share for common stock discounted for one year at a rate of 11.0%, which rate was selected based on EFI’s estimated cost of equity, upon the application of Morgan Stanley’s professional judgment, was $18.01 to $31.52 per share as of April 12, 2019.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for EFI common stock, and these estimates are subject to uncertainties, including the future financial performance of EFI and future financial market conditions.

General

In connection with the review of the merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of EFI. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond EFI’s control. These include, among other things, the impact of competition on EFI’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of EFI and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of EFI common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement and in connection with the delivery of its opinion dated April 14, 2019 to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of EFI common stock might actually trade.

The consideration to be received by the holders of shares of EFI common stock (other than excluded shares or dissenting shares) pursuant to the merger agreement was determined through arm’s-length negotiations between EFI and Parent and was approved by the Board. Morgan Stanley provided advice to the Board during these negotiations but did not, however, recommend any specific consideration to EFI or the Board, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how EFI stockholders should vote at the stockholders’ meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board to approve and adopt the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration pursuant to the merger agreement or of whether the Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Parent, EFI, the Siris Capital equity entities

(as defined below) or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with EFI in connection with the merger, may have committed and may commit in the future to invest in private equity funds managed by Siris or its affiliates.

Under the terms of its engagement letter, Morgan Stanley provided EFI financial advisory services and a fairness opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger, and EFI has agreed to pay Morgan Stanley a fee of approximately $30.1 million for its services, $3.5 million of which became due and payable upon the execution of the merger agreement and the remainder is contingent upon the consummation of the merger. EFI has also agreed to reimburse Morgan Stanley for certain of its expenses, including certain fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, EFI has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to, arising out of or in connection with Morgan Stanley’s engagement.

In addition, Morgan Stanley is counterparty to 50% of the bond hedge and warrant overlay to EFI’s 2019 convertible notes. In connection with the merger, it is likely that such bond hedge will either terminate worthless or result in a de minimis payment from Morgan Stanley to EFI. The consummation of the merger will result in the unwind of such warrant and result in a payment to be made by EFI to Morgan Stanley, in an amount to be calculated at the time of the merger, such amount currently estimated to be $2.38 million.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have been engaged on financial advisory and financing assignments for Siris and its affiliates and portfolio companies (which we refer to collectively as the “Siris Capital equity entities”) and have received approximately $29 million in fees for such services from the Siris Capital equity entities. Siris Partners IV, L.P. or one of its affiliates is the controlling stockholder of Parent. In addition, Morgan Stanley and its affiliates have provided one of the Siris Capital equity entities a commitment to fund a revolving credit facility (which at this time is undrawn). In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have been engaged on financing assignments for EFI, and have received approximately $1 million in fees for such services from EFI during such time. Morgan Stanley may seek to provide financial advisory or financing services to EFI, Parent, or Siris and each of their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of Greenhill

EFI retained Greenhill as one of the financial advisors of the Board in connection with the merger. As part of Greenhill’s engagement, the Board requested that Greenhill evaluate the fairness, from a financial point of view, to the holders of EFI common stock (other than, with respect to such shares, the holders of dissenting shares or excluded shares (which we refer to in this section of this proxy statement as “excluded holders”)) of the merger consideration to be received by such holders pursuant to the merger agreement. At the April 14, 2019 meeting of the Board held to evaluate the merger, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated as of April 14, 2019, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the merger consideration to be received by the holders of EFI common stock (other than the excluded holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Greenhill, dated as of April 14, 2019, which discusses, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Greenhill in rendering its opinion, is attached to this document as Annex C and is incorporated herein by reference. The summary of the Greenhill opinion provided in this document is qualified in its entirety by reference to the full text of the opinion. EFI stockholders are urged to read the Greenhill opinion carefully and in its entirety. The Greenhill opinion is for the information of the Board, in its capacity as such, and addresses only the fairness, from a financial point of view, to the holders of EFI common stock (other than the excluded holders) of the merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to other potential strategies or transactions that may be available to EFI. The Greenhill opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the merger or the merger agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder should vote on any matter or otherwise act with respect to the merger.

For purposes of its opinion, Greenhill, among other things:

•	reviewed the draft of the merger agreement presented to the Board at its meeting on April 14, 2019 and certain related documents;

•	reviewed certain publicly available financial statements of EFI;

•	reviewed certain other publicly available business and financial information relating to EFI that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and projections and other financial and operating data concerning EFI, prepared by the management of EFI and discussed such information, including the financial forecasts and projections and other data, with senior executives of EFI;

•	discussed the past and present operations and financial condition and the prospects of EFI with senior executives of EFI;

•	reviewed the historical market prices and trading activity for EFI’s common stock and analyzed its implied valuation multiples;

•	compared the value of the merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•

compared the value of the merger consideration to the valuation derived by discounting projected future unlevered free cash flows and a terminal value of the business at a range of discount rates that Greenhill deemed appropriate;

•	compared the value of the merger consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	participated in discussions among representatives of EFI; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In arriving at its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to Greenhill by representatives and management of EFI for the purposes of its opinion and Greenhill further relied upon the assurances of the representatives and management of EFI that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial forecasts and projections of EFI and other data with respect to EFI that were furnished or otherwise provided to Greenhill, Greenhill assumed that such financial forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of EFI as to those matters, and Greenhill relied upon such forecasts, projections and data in arriving at its opinion. Greenhill expressed no opinion with respect to such financial forecasts, projections and data or the assumptions upon which they were based. With the consent of management, Greenhill only utilized the base-case management projections in conducting its analysis (see the section entitled “The Merger—Certain Company Forecasts”).

In arriving at its opinion, Greenhill did not make any independent valuation or appraisal of the assets or liabilities of EFI, nor was Greenhill furnished with any such valuations or appraisals. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed was identical in all material respects to the April 14, 2019 draft that Greenhill reviewed, and without waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on EFI or the merger meaningful to Greenhill’s analysis. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of the date of its opinion. It should be understood that subsequent developments may have affected Greenhill’s opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

Greenhill is not expressing, and has not expressed, an opinion as to any aspect of the merger, other than the fairness to the holders of EFI common stock (other than the excluded holders) of the merger consideration to be received by them from a financial point of view. Greenhill has not expressed any opinion with respect to the amount or nature of any compensation to any officers, directors or employees of EFI, or any class of such persons relative to the merger consideration to be received by the holders of the EFI common stock in the merger or with respect to the fairness of any such compensation. Greenhill did not express any opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and Greenhill assumed that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. Greenhill’s opinion did not address the fairness of any consideration to be received by the excluded holders pursuant to the merger agreement or otherwise.

Summary of Greenhill’s Financial Analysis

The following is a summary of the material financial and comparative analyses contained in the presentation that was made by Greenhill to the Board in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Greenhill’s financial analysis. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 12, 2019, and is not necessarily indicative of current market conditions.

Selected Comparable Company Analysis

Greenhill performed a selected comparable company analysis of EFI, which compared selected financial information, ratios and multiples for EFI to the corresponding data for publicly traded companies selected by Greenhill.

The companies used in the selected comparable company analysis were:

•	Agfa-Gevaert N.V.

•	Brother Industries, Ltd.

•	Canon Inc.

•	HP Inc.

•	Konica Minolta, Inc.

•	Ricoh Company, Ltd.

•	Sato Holdings Corporation

•	Xerox Corporation

•	Zebra Technologies Corporation

Although none of the selected companies is directly comparable to EFI, Greenhill selected each of the above-listed companies because, among other reasons, they are publicly traded companies with operations or businesses in related sectors, end markets and geographies, or for purposes of analysis may be considered similar or reasonably similar to the operations of EFI. However, because of the inherent differences between the business, operations and prospects of EFI and those of the selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of EFI and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between EFI and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies. Greenhill’s analysis was based on publicly available data and information for the selected companies, including information published by FactSet Research Systems Inc., public filings, and forecasts provided by EFI’s management.

For each of the selected companies, Greenhill compared financial information and reviewed, among other information, the ratio of enterprise value (which we refer to in this section of this proxy statement as “EV”) which Greenhill calculated as fully diluted equity value derived by multiplying the number of fully diluted outstanding shares of that company (calculated using the treasury stock method) as reported in such company’s most recent public filings by the company’s common stock closing share price on April 12, 2019, plus the book value of debt, plus minority interest, plus preferred equity securities, less cash and cash equivalents, less investments in unconsolidated affiliates (in each case, as reported in such company’s most recent public filings), as a multiple of estimated earnings from operations before interest expense, income taxes and depreciation and amortization (which we refer to in this section of this proxy statement as “EBITDA”) for 2019. For each of the selected companies, Greenhill also reviewed the ratio of the current stock price as of April 12, 2019 divided by the estimated diluted earnings per share (which we refer to in this section of this proxy statement as “EPS”) for 2019. This analysis resulted in a range of multiples for EV/2019E EBITDA and share price / 2019E earnings of 5.5x to 15.3x and 9.1x to 18.7x, a median (excluding EFI) of 6.9x and 12.2x, and an average (excluding EFI) of 8.0x and 13.0x, respectively.

From these analyses, based on its professional judgment and experience, Greenhill selected ranges of multiples it deemed most meaningful for its analysis. Greenhill applied such ranges of multiples to the corresponding management projections and market consensus data and, as a result, arrived at high and low implied estimated per share values for EFI’s common stock as follows:

	Reference Range	Implied Share Prices
EV/2019E EBITDA (Management Projections)	8.5x – 13.5x	$22.35 – $36.63
EV/2019E EBITDA (Market Consensus)	8.5x – 13.5x	$18.08 – $30.14
Price/2019E Non-GAAP EPS (Management Projections)	11.0x – 16.0x	$23.16 – $33.69
Price/2019E Non-GAAP EPS (Market Consensus)	11.0x – 16.0x	$18.89 – $27.47

In arriving at these results, Greenhill assumed net debt of $111 million, comprised of $345 million under the 0.75% Convertible Senior Notes due 2019 (which we refer to in this section of this proxy statement as the “2019

Notes”), $150 million under the 2.25% Convertible Senior Notes due 2023 (which we refer to in this section of this proxy statement as the “2023 Notes”) and $384 million in cash, which reflect EFI management’s projected balances as of June 30, 2019. The number of fully diluted shares of EFI common stock was calculated (using the treasury stock method) as an estimate of shares, award units and options projected by EFI’s management to be outstanding as of June 30, 2019.

Discounted Cash Flow

Greenhill performed a discounted cash flow analysis of EFI to determine indications of implied per share values for EFI common stock using the management projections provided by EFI. Market data utilized by Greenhill was as of April 12, 2019. The number of fully diluted shares of EFI common stock was calculated (using the treasury stock method) as an estimate of shares, award units and options projected by EFI’s management to be outstanding as of June 30, 2019. Net debt as of June 30, 2019 was estimated as $111 million, as projected by EFI’s management.

Greenhill calculated the estimated range of present values per share of EFI common stock by discounting to present value as of June 30, 2019 using a discount rate range of 9.00% to 11.00% based on EFI’s estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated cost of debt), the sum of (1) the estimated after-tax unlevered free cash flows of EFI for fiscal year 2019 (net of the estimated first half of 2019E unlevered free cash flow per management guidance) through fiscal year 2023 (derived from EFI’s management projections), plus (2) the present value of a terminal year projection of the after-tax unlevered free cash flows of EFI for fiscal year 2023 (derived from EFI’s management projections), growing in perpetuity at a range of rates from 2.50% to 3.50%, less (3) net debt of $111 million (comprised of $345 million 2019 Notes, $150 million 2023 Notes and $384 million in cash, as projected to exist as of June 30, 2019 by EFI’s management), divided by fully diluted shares (calculated using the treasury stock method). The perpetuity growth rates were selected based on Greenhill’s judgements concerning the future sustainable grown rate of EFI. This discounted cash flow analysis resulted in an implied per share value range for EFI common stock of approximately $22.25 to $34.35. Greenhill compared this range to the consideration to be received by holders of EFI common stock (other than the Excluded Holders) pursuant to the merger agreement. See the section entitled “The Merger—Certain Company Forecasts” beginning on page 56 for additional information regarding the inputs and methodology used in these calculations.

Selected Precedent Transactions Analysis

Greenhill performed an analysis of selected recent combination transactions involving target companies in the industrial printing and industrial technology industries that in Greenhill’s judgment were relevant for its analysis. This analysis was based on public filings, press releases, and data from the Capital IQ and FactSet databases.

Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the merger or EFI. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and the terms of their transactions and other factors that would necessarily affect the implied value of EFI versus the values of the companies in the selected transactions. In evaluating the selected business transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to EFI and judgments as to the relative comparability of those companies to EFI and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Greenhill reviewed the consideration paid in the transactions and analyzed the EVs implied by such consideration as a multiple of last-12-month (which we refer to in this section of this proxy statement as “LTM”)

EBITDA (for the most recent 12-month period for which information was publicly available prior to the public announcement of the transaction).

The following table identifies the selected transactions reviewed by Greenhill in this analysis:

Date Announced	Acquiror	Target	EV ($mm)
September 2016	HP Inc.	Samsung Electronics Co., Ltd. – Printing Solutions Business	1,005
July 2016	Honeywell International Inc.	Intelligrated, Inc.	1,488
June 2016	Kion Group AG	Dematic Corp.	3,250
April 2016	Apex Technology Co., Ltd.	Lexmark International, Inc.	3,903
March 2015	Brother Industries, Ltd.	Domino Printing Sciences plc	1,511
December 2014	Honeywell International Inc.	Datamax-O’Neil Corporation	185
April 2014	Zebra Technologies Corp	Motorola Solutions Inc. – Enterprise Business	3,450
December 2012	Honeywell International Inc.	Intermec Inc.	600
November 2009	Canon Inc.	Océ N.V.	1,787
August 2008	Ricoh Company, Ltd.	IKON Office Solutions, Inc.	1,711

For the transactions listed above, Greenhill calculated the EV/LTM EBITDA multiples. This analysis (which excluded the (1) HP Inc. / Samsung Printing Solutions, (2) Honeywell International Inc. / Intelligrated, (3) Kion Group AG / Dematic Corp and (4) Honeywell International Inc. / Datamax-O’Neil Corporation transactions due to a lack of sufficient publicly available information) resulted in a range of EV/EBITDA multiples of 7.0x to 15.4x and an average of 10.3x. Based in part on the foregoing multiples, as well as qualitative judgments concerning differences between the characteristics of these transactions and the merger, Greenhill derived indicative enterprise values of EFI by applying multiples of EV to LTM EBITDA ranging from 11.0x to 15.5x to EFI’s 2018A EBITDA. This analysis resulted in an implied per share value range for EFI common stock of approximately $26.18 to $37.73. In arriving at these results, Greenhill assumed net debt of $140 million (comprised of $345 million 2019 Notes, $150 million 2023 Notes and $384 million in cash management, as projected to exist as of June 30, 2019 by EFI’s management, adjusted to reflect approximately $29 million in costs triggered in connection with a change of control). Greenhill compared this range to the consideration to be received by holders of EFI common stock (other than the excluded holders) in the merger.

Other Information

Greenhill observed certain additional information that was not considered part of its financial analysis for its opinion but was noted solely for informational purposes, including the following:

•

Greenhill performed a present value (as of April 12, 2019) of future share price analysis, which is designed to provide insight, on a theoretical basis, into the potential future value of EFI’s common stock as a function of its projected non-GAAP EPS from fiscal year 2019 through 2023 (per management estimates) and current 1-year forward price to earnings multiple, which value is subsequently discounted by a selected discount rate to arrive at a present value for EFI’s stock price. Greenhill multiplied forecasted non-GAAP EPS for the fiscal year 2019 through 2023 by a range of 1-year forward price to earnings multiples from 11.0x to 16.0x to derive a range of future values per share of EFI common stock. Greenhill then discounted this range using a discount rate of 11.0% based on an estimate of EFI’s cost of equity. The analysis, applied to management projections, resulted in a range of implied present values per share of EFI common stock of $20.86 to $34.03.

•

Greenhill performed an analysis of the premiums paid in transactions announced in the last five years in which the acquired company was a U.S. public company with a market capitalization between $1 billion to $2 billion and involved all-cash consideration. Using publicly available information at the time of the announcement of the relevant transaction, including information published by FactSet

Research Systems Inc., Greenhill analyzed the premium in each such transaction over the closing prices one trading day, five trading days and thirty trading days, in each case, before the announcement of the applicable transaction. Based on this analysis, Greenhill applied a range of percentages to the closing share price of EFI common stock on April 12, 2019 in cash in order to derive an implied per share value range for EFI’s common stock. This methodology resulted in an implied per share value range of approximately $36.02 to $38.37 for EFI common stock.

•

Using market data as of April 12, 2019, Greenhill reviewed the historical trading range for EFI’s common stock for the 52 weeks up to (and including) April 12, 2019. Using information published by FactSet Research Systems Inc., the range between the intraday low and intraday high for EFI common stock over the 52-week period was $19.76 to $35.62 per share.

•

Using various equity research reports provided by management as of April 7, 2019 and information published by FactSet Research Systems Inc. as of April 12, 2019, Greenhill reviewed and analyzed the most recent price targets for EFI common stock published by eight equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of EFI’s common stock and are not discounted to present value. This review presented a range of $20.00 to $35.00 per share of EFI common stock, with a mean estimate of $27.00.

General

The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to EFI or the merger. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of EFI, Siris or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The merger consideration to be paid pursuant to the merger agreement was determined through arms’ length negotiations between EFI and Siris and was approved by the Board. Greenhill did not provide advice to the Board during these negotiations. Greenhill did not recommend any specific merger consideration to EFI or the Board or that any specific consideration constituted the only appropriate consideration for the merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the merger.

Greenhill’s opinion was approved by Greenhill’s fairness opinion committee.

Except in connection with issuing its opinion Greenhill did not act as a financial advisor to EFI in connection with the merger. During the course of its engagement, Greenhill was not asked by the Board to, and nor did Greenhill, solicit indications of interest from any strategic, financial or other third parties regarding the potential acquisition of or any other extraordinary corporate transaction involving EFI, and Greenhill is not expressing, and has not expressed, any view or rendering any opinion as to any solicitation process undertaken by EFI and its other financial advisors in rendering its opinion. During the three years ended April 8, 2019, Greenhill and its affiliates had not performed investment banking services for which it received compensation for EFI or Siris and its affiliates other than amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to EFI in connection with the merger.

In connection with the merger, EFI paid Greenhill a fee of $1.5 million, none of which was contingent on completion of the merger or any specific conclusion. EFI has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement. In the event the Board requested that Greenhill deliver an additional opinion with respect to alternative proposals by a new or prior bidder, Greenhill was to be paid additional fee for each such opinion rendered. Greenhill was also to be paid a contingent fee in the event the Board requested that Greenhill, or an adviser other than Morgan Stanley, assisted in connection with marketing EFI during the “go-shop” period provided for under the merger agreement and, during the term of Greenhill’s engagement or within 12 months of termination of such engagement, an alternative transaction is consummated or a definitive agreement is entered into that subsequently resulted in an alternative transaction.

Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. EFI selected Greenhill as its financial advisor in connection with the merger on the basis of Greenhill’s experience in similar transactions, its reputation in the investment community and its familiarity with the industries in which EFI operates.

Greenhill’s opinion was one of the many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board with respect to the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as EFI stockholders, EFI’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of EFI stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to EFI stockholders that the merger agreement be adopted. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 31 and “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 52. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for EFI’s Named Executive Officers—Golden Parachute Compensation” beginning on page 115.

Issuance of Certain Equity-Based Awards

EFI’s practice has been to make an annual award of 6,500 RSUs to each director who is not employed by EFI or any of its subsidiaries (each, a “non-employee director”), with each such award vesting in one installment on the first anniversary on the date of grant of the award, subject to the director’s continued service through the vesting date. These annual equity awards are typically granted in or about November of each year. EFI’s practice has also been that the chairman of the Board receives an additional award on the first trading day of the year of a number of RSUs equal to $30,000 divided by the closing stock price on the trading day preceding the annual grant date. EFI’s 2017 Equity Incentive Plan (“2017 Plan”) limits the number of shares that can be awarded to any one non-employee director in any calendar year to 9,750 shares (10,750 shares as to a non-employee director serving as the independent chair of the Board or as a lead independent director, and the limit does not apply to awards granted to an individual who, at the time of grant of the award, is an officer or employee of EFI). The non-employee directors’ annual equity awards that typically would have been made in or about November 2017 were not granted until January 26, 2018, and, in accordance with EFI’s practice noted above, each non-employee director at that time (i.e. Messrs. Brown, Cogan, Georgens, Kashnow and Maydan) received a grant of 6,500 RSUs on January 26, 2018. Mr. Cogan received his additional chair award, consisting of 1,015 RSUs, on January 2, 2018. Because of the delay in the grant of the annual awards intended for 2017 (the awards actually granted on January 26, 2018), when the non-employee directors’ annual equity awards were to be granted in November 2018 the number of shares available for grant within the applicable limits of the 2017 Plan was only 3,250 shares for each of Messrs. Brown, Georgens, Kashnow and Maydan and 3,235 shares for Mr. Cogan. However, EFI’s intent was that the delay in the grant of the annual awards intended for 2017 should not impact the non-employee directors’ annual awards for 2018. Accordingly, in November 2018, the Board intended that each non-employee director should receive his or her full award for 2018 (6,500 RSUs, plus the additional chair award for Mr. Cogan) in accordance with its standard practice. However, the award grants in November 2018 were limited by the annual limit on grants to non-employee directors under the 2017 Plan. As a result, the annual awards for 2018 were delivered on two grant dates as described below. On November 8, 2018, each non-employee director was awarded his or her annual director’s award for 2018 up to the applicable limit of the 2017 Plan.

At its special meeting held on April 9, 2019, the Board approved the formation of a special committee (which we refer to as the “Special Committee”) and delegated to such Special Committee the authority to grant and ratify equity awards to non-employee directors. Ms. Janice Durbin Chaffin, a member of the Board, and Mr. Gecht were appointed the sole members of the Special Committee. On April 10, 2019 the Special Committee held a meeting. Also present were representatives of O’Melveny and outside compensation consultants. At such meeting, 3,250 RSUs (the amount by which the director’s intended annual equity award for 2018 had been limited by the terms of the 2017 Plan) were awarded by the Special Committee to each of Messrs. Brown, Georgens, Kashnow and Maydan and 3,235 RSUs (the amount by which Mr. Cogan’s intended annual equity award for 2018 had been limited by the terms of the 2017 Plan) were awarded to Mr. Cogan, and the Special Committee ratified the awards that had been granted to Messrs. Brown, Cogan, Georgens, Kashnow and Maydan in November 2018 up to, but not in excess of, the limits of the 2017 Plan. Taking the November 2018 and April 2019 grants into account, each of these non-employee directors received no more than the 6,500 annual RSUs that he would have received for 2018 in accordance with EFI’s practice noted above. Each of the April 2019 RSUs will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service through the vesting date and subject to accelerated vesting should a change in control of EFI occur, such as the merger. No additional RSUs were awarded to Ms. Durbin Chaffin or Mr. Gecht in April 2019 as EFI had been able to award each of them the full intended annual grant of 6,500 RSUs in November 2018.

Treatment of Outstanding Equity-Based Awards

The EFI Time-Based RSUs, EFI 2019 Annual PSUs, EFI LTIP Target PSUs, EFI LTIP Overachievement PSUs, and EFI stock options (which we collectively refer to as “EFI equity awards”), held by EFI’s executive officers and non-employee directors and outstanding as of immediately prior to the effective time of the merger will be treated in the same manner as those EFI equity awards held by other employees of EFI. None of EFI’s executive officers hold any EFI stock options, and any outstanding purchase rights they may have under the ESPP will be treated in the same manner as ESPP purchase rights held by other employees. As described further in the section titled “The Merger Agreement—Treatment of Common Stock, Stock-Based Awards and Performance Awards” beginning on page 88, EFI equity awards will be subject to the following treatment:

•

Time-Based Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, except with regards to any new RSU award granted after April 14, 2019, each EFI Time-Based RSU award that is then outstanding (including any RSU awards for which the applicable performance period has ended and only time-based vesting requirements remain) and either is vested or will vest within 12 months after the effective time of the merger, will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration. At the effective time of the merger, each other EFI Time-Based RSU that is outstanding will be assumed and will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

•

Annual Bonus Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each EFI 2019 Annual PSU award that is then outstanding will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI 2019 Annual PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance goals and the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

•

Target Long-Term Incentive Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each EFI LTIP Target PSU award will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Target PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing time-based vesting schedule (but in no event earlier than the end of the applicable performance period) and applicable terms and conditions immediately prior to the effective time (other than the performance-based vesting conditions), including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

•

Overachievement Long-Term Incentive Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each EFI LTIP Overachievement PSU award held by an individual employed by EFI or one of its subsidiaries will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Overachievement PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance based vesting requirements, the holder’s continued employment or service through the applicable vesting date subject to any acceleration provisions applicable to the award. Any EFI LTIP Overachievement PSU award held by an individual who is not employed by EFI or one of its subsidiaries will be cancelled without payment at the effective time.

•

Options. At or immediately prior to the effective time of the merger, each EFI stock option that has an exercise price that is less than the merger consideration will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash determined by multiplying (i) the excess of the merger consideration over the exercise price of the EFI stock option by (ii) the number of shares of our common stock issuable upon exercise in full of such EFI stock option. At or immediately prior to the effective time, each EFI stock option that has an exercise price that is equal to or greater than the merger consideration (whether or not vested) shall be cancelled without payment.

•	Employee Stock Purchase Plan. The offering period currently in progress under the ESPP will be the final offering period under the ESPP and will be terminated on the final exercise date. No new participants may be added to the ESPP and no increases may be made to any participant’s contribution amount after April 14, 2019. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share purchased under the ESPP that is outstanding immediately prior to the effective time will be converted into the right to receive (less any applicable withholding taxes) the merger consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date and the ESPP will be suspended. The ESPP will be terminated as of or immediately prior to the effective time of the merger.

Assuming the merger was completed on May 24, 2019, the estimated aggregate amount that would be payable to EFI’s current executive officers (i.e., Messrs. William D. Muir, Jr. and Marc Olin) for their EFI equity awards is as follows: (a) with respect to EFI Time-Based RSU awards that are either vested or will vest within 12 months after the effective time, $397,121; (b) with respect to other unvested EFI Time-Based RSU awards that may become payable after the effective time as described above, $2,109,494; (c) with respect to EFI 2019 Annual PSU awards that may become payable after the effective time as described above (and assuming such awards will be eligible to vest as to 100% of the target number of shares subject to the award), $1,555,628 (or $3,111,256 assuming the EFI 2019 Annual PSU awards would be eligible to vest as to the maximum number of PSUs subject to the award); (d) with respect to EFI LTIP Target PSU awards that may become payable after the effective time as described above, $7,094,824; and (e) with respect to EFI LTIP Overachievement PSU awards that may become payable after the effective time as described above (and assuming such awards would be eligible to vest as to the maximum number of PSUs subject to the award), $1,778,183.

Assuming the merger was completed on May 24, 2019, the estimated aggregate amount that would be payable to EFI’s non-employee directors (i.e. Messrs. Brown, Cogan, Gecht, Georgens, Kashnow and Maydan and Ms. Durbin Chaffin) as a group for their EFI equity awards is as follows: (a) with respect to vested EFI stock options, $1,532,250, and (b) with respect to EFI Time-Based RSUs (including RSUs that will vest in connection with the merger as described below), $4,985,491 (which includes $3,140,597 with respect to EFI Time-Based RSUs granted to Mr. Gecht in connection with his former service as EFI’s Chief Executive Officer). The estimated amount that would be payable to Mr. Gecht in connection with his EFI LTIP Target PSU awards (which were granted to Mr. Gecht in connection with his former service as EFI’s Chief Executive Officer and will vest in connection with the merger) is $6,277,827. As provided in the merger agreement, Mr. Gecht’s EFI LTIP Overachievement PSUs will be cancelled without payment at the effective time. EFI’s non-employee directors do not currently hold any PSU awards, other than the EFI LTIP Target PSU and EFI LTIP Overachievement PSU awards held by Mr. Gecht.

For an estimate of the amounts that would be payable to each of EFI’s named executive officers (i.e., Messrs. Muir, Olin and Gecht) in connection with any acceleration of their EFI equity awards, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for EFI’s Named Executive Officers—Golden Parachute Compensation” beginning on page 115. The amounts in the preceding paragraph were determined using the merger consideration of $37.00 per share.

Acceleration of Non-Employee Director RSU Awards

Pursuant to the terms of the merger agreement and the applicable award agreements, the then-outstanding RSU awards (all of which are subject to time-based vesting only) held by each of our non-employee directors other than Mr. Gecht will vest in full at the effective time of the merger.

Acceleration of Mr. Gecht’s RSU Awards

In connection with Mr. Gecht’s resignation as EFI’s Chief Executive Officer, EFI entered into a consulting agreement with Mr. Gecht that provides for a term ending on March 31, 2020 (subject to an extension through a change of control for which EFI has entered into an agreement on or prior to March 31, 2020). The agreement provides for Mr. Gecht’s then-outstanding equity awards to continue to vest during the term of the agreement (with awards granted after 2016 continuing to vest so long as he serves on the Board). The agreement also provides that upon a change of control during the term of the agreement (such as the merger), Mr. Gecht’s outstanding unvested equity awards will fully vest upon (or immediately prior to) the change of control, with performance-based awards for which the performance period has not ended prior to the date of such change of control deemed to vest at a target level of performance. In connection with this agreement, all of Mr. Gecht’s EFI Time-Based RSUs and EFI LTIP Target PSUs will fully vest at the effective time. As provided in the merger agreement, Mr. Gecht’s EFI LTIP Overachievement PSUs will be cancelled without payment at the effective time. For an estimate of the value that would be payable in connection with such acceleration of Mr. Gecht’s equity awards, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for EFI’s Named Executive Officers—Golden Parachute Compensation” beginning on page 115.

Employment Agreements

Each of Messrs. Muir and Olin is party to an employment agreement that provides for certain severance benefits in the event the executive officer’s employment is terminated by EFI without cause or by the executive officer for good reason (as such terms are defined in the applicable employment agreement) (which we refer to as a “qualifying termination”) on or within twenty-four months following a change of control of EFI (which we refer to as the “change of control period”). The merger will constitute a change of control for purposes of the employment agreements. Mr. Muir’s employment agreement has a one year term (ending in October 2019), and Mr. Olin’s employment agreement had a three year term (which ended April 2018), and each of the employment agreements automatically renew for additional one year terms following the expiration of the initial term of the agreement, unless either party gives sixty-days’ notice of non-renewal. A termination due to non-renewal of the term by EFI will be treated as a termination by EFI without cause in the case of Mr. Muir.

The employment agreements provide that, in the event the executive officer’s employment is terminated in a qualifying termination within the change of control period, the executive officer will be entitled to:

•	a lump sum payment of thirty-six months (in the case of Mr. Muir) or twelve months (in the case of Mr. Olin) of the executive officer’s base salary;

•

a lump sum payment equal to the bonus the executive officer would have earned had he been employed by the Company at the end of the calendar year in which the qualifying termination occurs (and as if 100% of the performance targets, if any, were attained);

•

continued payment or reimbursement by EFI of premiums for the executive officer’s health insurance under COBRA until the earliest of (i) the third anniversary (in the case of Mr. Muir) or the first anniversary (in the case of Mr. Olin) of the qualified termination or (ii) the date the executive ceases to be eligible for coverage under COBRA;

•	outplacement services (up to a maximum value of $35,000); and

•

full acceleration of the executive officer’s outstanding and unvested equity awards (other than equity awards granted in connection with the executive officer’s annual bonus which would be treated as described above, and with PSU awards deemed to vest at maximum performance level with respect to any open performance periods).

All payments to the executive officers in connection with a qualifying termination are contingent upon the executive officer’s execution of a general release agreement in favor of EFI. The lump sum severance payments will be paid sixty days following termination (unless a delay is required under Section 409A of the Code). Each executive officer is subject to 12 month post-termination non-disparagement and non-solicitation of employees, contractors, customers and suppliers covenants.

Mr. Muir’s employment agreement provides that in the event any payments and benefits provided to Mr. Muir under any EFI plan or agreement would cause Mr. Muir to be subject to an excise tax for “excess parachute payments” under Sections 280G and 4999 of the Code, then such payments and benefits will be reduced if and to the extent a reduction in payments or benefits would result in Mr. Muir retaining a larger amount on an after-tax basis than if Mr. Muir received all the payments and benefits.

For an estimate of the value of the payments and benefits described above that would be payable to EFI’s executive officers under their respective employment agreements upon a qualifying termination of the executive officer’s employment in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for EFI’s Named Executive Officers—Golden Parachute Compensation” beginning on page 115.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, EFI’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 112 for a description of such ongoing indemnification and coverage obligations.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition.

The amounts committed under the financing commitments described in this section, together with cash on hand at EFI, are expected to be sufficient to enable Parent and Merger Sub to make all payments required to be made in connection with the transactions contemplated by the merger agreement. However, those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fail to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the consummation of the merger, the failure of Parent and Merger Sub to obtain any portion of the equity financing or debt financing (or any alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay EFI a termination fee of $109.94 million, as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 111.

Equity Financing

In connection with the financing commitments, each of the guarantors (on a several, and not joint and several, basis) and Parent entered into the equity commitment letter pursuant to which the guarantors have agreed, subject to the terms and conditions of the equity commitment letter, to provide Parent with equity financing that collectively aggregate up to $690 million in cash available to fund a portion of the aggregate merger consideration and to pay the fees and expenses required to be paid at the closing by Parent and Merger Sub as contemplated by, and subject to the terms and conditions of, the merger agreement or the debt financing. The equity commitment letter provides, among other things, that EFI is an express third party beneficiary of certain provisions thereof in connection with EFI’s exercise of its rights related to specific performance under the merger agreement.

Debt Financing

In connection with the financing commitments, the debt commitment parties and Merger Sub entered into the debt commitment letter pursuant to which the debt commitment parties committed, subject to the terms and conditions thereof, to provide Parent with up to $875.0 million first lien term loan facility (plus, at the borrower’s election, an amount sufficient to fund any upfront fees or original issue discount required to be funded in connection therewith), (ii) a $100.0 million first lien revolving credit facility and (iii) a $225.0 million second lien term loan facility (plus, at the borrower’s election, an amount sufficient to fund any upfront fees or original issue discount required to be funded in connection therewith). The new credit facilities will be used to fund a portion of the merger consideration, to finance the repayment, prepayment or discharge of certain indebtedness of EFI, and to pay the fees and expenses required to be paid at the closing of the merger by Parent and Merger Sub as contemplated by, and subject to the terms and conditions of, the merger agreement and the debt financing. The commitments of the debt commitment parties to provide the debt financing remain in effect until the fifth business day after the end date (as defined in the section entitled “The Merger Agreement—Termination”) unless the merger agreement is terminated prior thereto or the merger is consummated without the funding of the debt financing. The availability of the debt financing is subject to limited conditions precedent, customary for financings of transactions comparable to the merger.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantors in favor of EFI, dated as of April 14, 2019 (which we refer to as the “limited guarantee”), each of the guarantors has severally (and not jointly and severally) agreed to guarantee Parent’s obligation to pay a proportional amount (based on the amount of such guarantor’s equity financing commitment) of any termination fee or certain additional amounts as specified therein, including certain reimbursement and indemnification obligations of Parent under the merger agreement (collectively, which we refer to as the “guaranteed obligations”), subject to an aggregate cap of $109.94 million.

Subject to certain exceptions, the limited guarantee will terminate upon the earliest of:

•	the closing (if the merger has been consummated in accordance with the terms of the merger agreement) and the funding of the funds to the paying agent in accordance with the merger agreement;

•

the termination of the merger agreement in accordance with its terms under circumstances in which the Parent would not be obligated to pay the Parent termination fee (as defined and described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 111);

•	four months after the valid termination of the merger agreement in any circumstance in which Parent would be obligated to pay the Parent termination fee;

•	the payment to EFI by any combination of Parent, the guarantors and/or any other person of the full amount of the guaranteed obligations with respect to the guarantors; or

•

the date on which EFI asserts any claim against a guarantor under the equity commitment letter (other than a claim for specific performance pursuant to the equity commitment letter) or certain related parties of the guarantors, including their former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents co-investors, affiliates, members, managers or general or limited partners, in violation of the limited guarantee.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and of which one or more U.S. persons have the authority to control all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences of the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations promulgated under the Code and published rulings of the Internal Revenue Service and court decisions, all as of the date hereof. These laws are subject to change or differing interpretation, possibly on a retroactive basis, which could affect the treatment described below. In addition, we have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets, and does not apply to holders of shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in Parent or EFI after the merger, holders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to holders who may be subject to special rules under the U.S. federal income tax laws (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities (or investors therein), mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences of the receipt of cash in connection with the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans or any aspect of state, local or foreign tax laws. This discussion does not address any consequences under the U.S. federal tax laws other than those pertaining to the income tax, does not discuss the unearned income Medicare contribution tax on “net investment income” imposed pursuant to the Health Care and Education Reconciliation Act of 2010 and does not address any consequences under any applicate state, local or foreign tax laws. Holders of our common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws.

Exchange of Shares of Our Common Stock for Cash Pursuant to the Merger

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for its shares. Gain or loss will be determined separately for each block of shares of our common stock held by a U.S. holder (i.e., shares of our common stock acquired at the same cost in a single transaction). Any such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of our common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting with respect to any payments made pursuant to the merger. In addition, backup withholding of tax will apply at the statutory rate to such payments, unless the U.S. holder or other applicable payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules or otherwise establishes an exemption. Each U.S. holder should complete and sign, under penalty of perjury, the Form W-9 to be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans.

Regulatory Approvals

Each of Parent and EFI have agreed to use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and to obtain any required consents pursuant to the applicable merger control rules in Germany and Turkey, subject to certain exceptions in the merger agreement. On May 3, 2019, the FTC granted early termination of the waiting period under the HSR Act with respect to the merger. On May 16, 2019, EFI and Siris Partners IV, L.P. received clearance from the German competition authority. On May 24, 2019, clearance was also obtained from the Turkish competition authority. As a result, all necessary regulatory approvals to complete the merger have been obtained.

Hart Scott Rodino Antitrust Improvements Act

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the Antitrust Division and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires EFI and Siris Partners IV, L.P. to observe a 30-day waiting period after the submission of their HSR filings before consummating the merger, unless the waiting period is terminated early. By April 25, 2019, each of EFI and Siris Partners IV, L.P. filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC, which filings started the initial 30 day waiting period required by the HSR Act. On May 3, 2019, EFI and Siris Partners IV, L.P. received early termination of the waiting period under the HSR Act with respect to the merger.

Other Regulatory Approvals

The merger is also conditioned on the expiration or termination of any applicable waiting period, or receipt of all requisite consents, under applicable laws in Germany and Turkey. The relevant merger control filings were filed with the German competition authority and the Turkish competition authority on April 30, 2019. On

May 16, 2019, EFI and Siris Partners IV, L.P. received clearance from the German competition authority. On May 24, 2019, clearance was also obtained from the Turkish competition authority. As a result, all necessary regulatory approvals to complete the merger have been obtained.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by EFI stockholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about EFI contained in this proxy statement or in EFI’s public reports filed with the SEC may supplement, update or modify the factual disclosures about EFI contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by EFI, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by EFI, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and, in some cases, were qualified by matters set forth on the disclosure letter delivered to Parent and Merger Sub in connection with the merger agreement (which we refer to as the “disclosure letter”), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

The Merger; Closing and Effective Time of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into EFI, at which time the separate corporate existence of Merger Sub will cease. EFI will be the surviving corporation and a wholly owned subsidiary of Parent with all its properties, rights, privileges, immunities, powers and franchises continuing unaffected by the merger, and all debts, liabilities and duties of EFI and Merger Sub shall become the debts, liabilities and duties of the surviving corporation.

The merger agreement provides that the closing of the merger will take place via the electronic exchange of signatures and documentation on (a) a date to be agreed upon by Parent, Merger Sub and EFI that is no later than the third business day after the later of (i) the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions to closing (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), and (ii) the completion of the marketing period or (b) such other time, location and date as Parent, Merger Sub and EFI mutually agree to in writing. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur in the third quarter of 2019.

The effective time of the merger will occur upon the later of (a) the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or (b) such other date and time as may be mutually agreed upon by Parent and EFI and set forth in the certificate of merger.

Following the effective time, our common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded and the stockholders of EFI immediately prior to the effective time will cease to be stockholders of EFI and will not be stockholders of the surviving corporation.

Directors and Officers; Certificate of Incorporation; Bylaws

From and after the effective time of the merger agreement, the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation and the officers of EFI immediately prior to the effective time will be the officers of the surviving corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and the bylaws of the surviving corporation.

The certificate of incorporation of EFI as in effect immediately prior to the effective time will be amended and restated in its entirety at the effective time of the merger to read as set forth in an agreed-upon exhibit to the merger agreement until amended in accordance with applicable law and the applicable provisions of such certificate of incorporation, and the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation until amended in accordance with applicable law and the applicable provisions of such bylaws.

Treatment of Common Stock, Stock-Based Awards and Performance Awards

Each share of our common stock issued and outstanding immediately prior to the effective time (other than excluded shares and dissenting shares) will automatically be canceled, extinguished and converted into the right to receive $37.00 (which we refer to as the “merger consideration”), without interest, less any applicable withholding taxes.

At or immediately prior to the effective time of the merger, except with regards to any new RSU award granted after April 14, 2019, each EFI Time-Based RSU that is then outstanding (including any RSU awards for which the applicable performance period has ended and only time-based vesting requirements remain) and either is vested or will vest within 12 months after the effective time of the merger, will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration. At the effective time of the merger, each other EFI Time-Based RSU that is outstanding will be assumed and will be converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such portion of the EFI Time-Based RSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

At or immediately prior to the effective time of the merger, each EFI 2019 Annual PSU that is then outstanding will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI 2019 Annual PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance goals, the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

At or immediately prior to the effective time of the merger, each EFI LTIP Target PSU award will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Target PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing time-based vesting schedule (but in no event earlier than the end of the applicable performance period) and applicable terms and conditions immediately prior to the effective time (other than the performance-based vesting conditions), including the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award.

At or immediately prior to the effective time of the merger, each EFI LTIP Overachievement PSU award held by an individual employed by EFI or one of its subsidiaries will be assumed and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of our common stock subject to such EFI LTIP Overachievement PSU award multiplied by (ii) the merger consideration, which shall vest (if applicable) and become payable in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the effective time, including achievement of the applicable performance-based vesting requirements, the holder’s continued employment or service through the applicable vesting date and any acceleration provisions applicable to the award. Any EFI LTIP Overachievement PSU award held by an individual who is not employed by EFI or one of its subsidiaries will be cancelled without payment at the effective time.

At or immediately prior to the effective time of the merger, each EFI stock option that has an exercise price that is less than the merger consideration will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash determined by multiplying (i) the excess of the merger consideration over the exercise price of the EFI stock option by (ii) the number of shares of our common stock issuable upon exercise in full of such EFI stock option. At or immediately prior to the effective time, each EFI stock option that has an exercise price that is equal to or greater than the merger consideration (whether or not vested) shall be cancelled without payment.

The offering period currently in progress under the ESPP will be the final offering period under the ESPP and will be terminated on the final exercise date. No new participants may be added to the ESPP and no increases may be made to any participant’s contribution amount after April 14, 2019. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share purchased under the ESPP that is outstanding immediately prior the effective time will be converted into the right to receive (less any applicable withholding taxes) the merger consideration. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date and the ESPP will be suspended. The ESPP will be terminated as of or immediately prior to the effective time of the merger.

Exchange and Payment Procedures

Not less than five business days prior to the anticipated closing, Parent will select a bank or trust company reasonably acceptable to EFI to act as paying agent in the merger (which we refer to as the “paying agent”). At or prior to the closing, Parent will deposit or cause to be deposited with the paying agent cash sufficient to pay the aggregate merger consideration payable to the stockholders (other than in respect of excluded shares or dissenting shares).

Promptly following the effective time (and in any event within two business days following the effective time), the paying agent will send to each holder of record as of immediately prior to the effective time (other than holders of dissenting shares or excluded shares) of (i) certificates representing outstanding shares of our common stock (other than dissenting shares or excluded shares) (which we refer to as the “certificates”), and

(ii) uncertificated shares of our common stock (other than dissenting shares or excluded shares)    (which we refer to as “uncertificated shares”) (A) in the case of certificates and uncertificated shares not held through the Depository Trust Company (which we refer to as the “DTC”), a letter of transmittal in such customary form as Parent, the surviving corporation and the paying agent reasonably agree; and (B) in the case of certificates and uncertificated shares held through DTC, instructions for effecting the surrender of the certificates and uncertificated shares in exchange for the merger consideration payable in respect thereof.

Upon receipt by the paying agent of a duly completed and validly executed letter of transmittal with respect to uncertificated shares not held through DTC or upon surrender of certificates for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, the holders of such uncertificated shares and certificates will be entitled to receive an amount in cash equal to the merger consideration multiplied by the aggregate number of shares of our common stock underlying such uncertificated shares and certificates, as applicable. Upon receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares held through DTC, the holders of such uncertificated shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying the aggregate number of shares of common stock represented by such holder’s transferred uncertificated shares by the merger consideration.

If any cash deposited with the paying agent is not claimed within one year following the effective time, such cash will be returned to Parent (or the surviving corporation as directed by Parent) upon demand, and any stockholders of EFI who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent, solely as general creditors thereof, for any claim to the merger consideration.

Parent, EFI, the surviving corporation, and the paying agent will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally withheld.

Representations and Warranties

Representations and Warranties of EFI

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure letter or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to conduct business with respect to EFI and its subsidiaries;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	the necessary approval of the Board;

•	the rendering of each of Morgan Stanley’s and Greenhill’s fairness opinion to the Board;

•	the inapplicability of anti-takeover statutes to the merger;

•	the necessary vote of stockholders in connection with the merger agreement;

•

the absence of any conflict or violation of any organizational documents, or existing material contracts of, or laws applicable to, EFI or its subsidiaries, or the resulting creation of any lien upon EFI’s assets due to the performance of the covenants, obligations and transactions set forth in the merger agreement;

•

the absence of required consents, approvals, orders or authorizations of, filing or registrations with, or notifications to any governmental authority in connection with the merger agreement and the performance of the covenants, obligations and transactions set forth therein;

•	EFI and its subsidiaries’ capitalization;

•	EFI’s SEC filings and financial statements;

•	the accuracy and compliance with law of this proxy statement;

•	internal controls over financial reporting and the maintenance of disclosure controls and procedures;

•	EFI’s and its subsidiaries’ indebtedness;

•	the absence of specified undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2018;

•	certain matters relating to EFI’s material contracts;

•	material customers and material suppliers of EFI and its subsidiaries;

•	real property leased or subleased by EFI and its subsidiaries;

•	certain environmental matters relating to EFI and its subsidiaries;

•	certain intellectual property matters relating to EFI and its subsidiaries;

•	certain tax matters relating to EFI and its subsidiaries;

•	certain labor, employment and benefit plans matters relating to EFI and its subsidiaries;

•	compliance with applicable laws;

•	EFI’s possession of necessary permits;

•	the absence of any pending or threatened legal proceedings;

•	insurance plans maintained and used;

•	the absence of any contracts, transactions, arrangements or understandings between EFI or any of its subsidiaries with certain related persons;

•	payment of fees to brokers in connection with the merger;

•	anti-corruption, export controls, international trade and anti-money laundering matters and compliance with various applicable laws including the Foreign Corrupt Practices Act of 1977; and

•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

The representations and warranties in the merger agreement of EFI will not survive the consummation of the merger.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “company material adverse effect,” which means any change, event, occurrence, development, condition or effect that, individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the business, assets, financial condition, results of operations, properties or liabilities of EFI and its subsidiaries, taken as a whole or (ii) prevent EFI from consummating the merger or have a material adverse effect on the ability of EFI to consummate the merger in a timely manner, but excluding, in the case of clause (i) only, any of the foregoing resulting from:

•	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (A) changes in interest rates or credit ratings; or (B) changes in exchange rates for the currencies of any country;

•	changes in conditions in the industries, markets or geographical areas in which EFI and its subsidiaries conduct business;

•	changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;

•

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions);

•

earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics and other similar events in the United States or any other country or region of the world;

•

the public announcement, execution or pendency of the merger agreement or the consummation of the transactions contemplated thereby or the identity of Parent, Merger Sub or the guarantors, including the impact thereof on the relationships, contractual or otherwise, of EFI and its subsidiaries with employees, suppliers, lessors, customers, partners, vendors or any other third person (provided that this list shall not apply to any representation or warranty of EFI in the merger agreement to the extent such representation or warranty is expressly intended to address the consequences resulting from the execution of the merger agreement or the consummation of the transactions contemplated thereby);

•	any action taken or refrained from being taken by EFI that is required to be taken or refrained from being taken by the express terms of the merger agreement;

•

any action taken by EFI or its subsidiaries, which Parent, Merger Sub or their respective affiliates has expressly approved, consented to or requested in writing following the date of the merger agreement;

•	changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement, implementation or interpretation of any of the foregoing);

•

changes in the price or trading volume of the our common stock or the ratings or ratings outlook of EFI, in and of itself (it being understood that any cause of such change may be taken into account when determining whether a company material adverse effect has occurred or would reasonably be expected to occur);

•

any failure, in and of itself, by EFI and its subsidiaries to meet (A) any published estimates or expectations of EFI’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be taken into account when determining whether a company material adverse effect has occurred or would reasonably be expected to occur);

•

the availability or cost of equity, debt or other financing to Parent or Merger Sub (it being understood that any cause of any such failure arising out of or resulting from the status or performance of the business, assets, financial condition, results of operations, liabilities or properties of EFI and its subsidiaries, taken as a whole, from and after the date of the merger agreement may be taken into account when determining whether a company material adverse effect has occurred or would occur); and

•

any stockholder litigation, suit, action or proceeding, or derivative litigation, suit, action or proceeding, in respect of the merger agreement or the ancillary agreements thereto or the transactions contemplated by the merger agreement brought by any current or former stockholders against EFI, any of its executive officers or other employees or any member of the Board.

except, in the case of the first, second, third, fourth, fifth, sixth and tenth bullets above, to the extent that such change, event, occurrence, development, condition or effect has had a material and disproportionate adverse impact on EFI and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which EFI and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determine whether a company material adverse effect has occurred or would reasonably be expected to occur.

Representations and Warranties of Parent and Merger Sub

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	due organization, good standing and authority and power to conduct business with respect to Parent and availability of the organizational documents of Parent;

•	Parent’s and Merger Sub’s authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•

the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent’s or Merger Sub’s assets due to the performance of the covenants, obligations and transactions set forth in the merger agreement;

•	required governmental consents and regulatory filings in connection with the merger agreement;

•	the absence of any pending or threatened legal proceedings or orders;

•	the absence of ownership of shares of EFI common stock;

•	payment of fees to brokers in connection with the merger;

•	the formation and pre-closing liabilities of Parent and Merger Sub;

•

the absence of any required consent of holders of equity or voting interests in Parent and the approval of Parent as the only approval of the shares of Merger Sub necessary to adopt and approve the merger agreement, the ancillary agreements thereto and the transactions contemplated thereby;

•	execution, delivery and enforceability of the limited guarantees;

•	the financing commitments obtained by Parent for the transactions contemplated by the merger agreement;

•	the absence of shareholder or management arrangements related to the merger;

•

the solvency of the surviving corporation and its subsidiaries (on a consolidated basis) after the consummation of the merger assuming the accuracy of the representations and warranties contained in the merger agreement and the satisfaction of the closing conditions set forth in the merger agreement;

•	the accuracy of information supplied or to be supplied for use in this proxy statement; and

•	the exclusivity and terms of the representations and warranties made by EFI.

The representations and warranties in the merger agreement of each of Parent and Merger Sub will not survive the consummation of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement in accordance with its terms, except as (i) expressly required or contemplated by the merger agreement, (ii) set forth on the disclosure letter, (iii) required by applicable law, or

(iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), EFI has agreed that it will, and will cause its subsidiaries to, use its reasonable best efforts to:

•	subject to the restrictions and exceptions in the merger agreement, conduct its business and operations in the ordinary course of business in all material respects;

•	maintain its existence in good standing pursuant to applicable law; and

•

in all material respects and other than in the ordinary course of business, preserve intact its assets, properties, contracts, licenses, business organization and material relationships with customers, suppliers, distributors, lessors, creditors, licensors, licensees, partners, co-venturers and governmental authorities.

EFI has further agreed that, between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement in accordance with its terms, except as (i) expressly required or contemplated by the merger agreement, (ii) set forth on the disclosure letter, (iii) required by applicable law, or (iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), EFI will not, and will not permit its subsidiaries to take certain actions, including the following:

•	amend, modify or otherwise change the organizational documents of EFI or any of its subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other reorganization;

•

acquire (including by merger, amalgamation, consolidation or acquisition of shares or substantially all of the assets of) any assets, securities, properties, interests, businesses or persons other than purchases of inventory and equipment and other assets in the ordinary course of business consistent with past practice;

•

issue, sell, deliver, dispose of, grant or transfer, or agree to issue, sell, deliver, dispose of, grant or transfer any securities or equity or voting interest in EFI or any of its subsidiaries, subject to certain exceptions with respect to EFI equity awards and the conversion of the existing notes in accordance with the terms of the existing indentures (in each case, as defined in the section entitled “The Merger Agreement—Treatment of Company Indebtedness” on page 104);

•

acquire, repurchase or redeem any securities of EFI or any of its subsidiaries, subject to certain limited exceptions with respect to EFI equity awards, transactions between EFI and any of its subsidiaries, and the existing notes;

•

adjust, split, combine or reclassify any securities of EFI or any of its subsidiaries, or issue or authorize or propose the issuance of any other any securities of EFI or any of its subsidiaries in respect of, in lieu of or in substitution for, shares or other equity or voting interest;

•

declare, set aside, make or pay any dividend or other distribution in respect of any shares or other equity or voting interest except for cash dividends made by any subsidiary of EFI to EFI or one of its other subsidiaries;

•

pledge or encumber any shares or other equity or voting interest, modify the terms of any shares or other equity or voting interest, or enter into any agreement with respect to the voting or registration of shares or other equity or voting interest;

•	incur, assume or suffer certain indebtedness or issue any debt securities, subject to certain limited exceptions;

•

assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of EFI;

•

make any loans, advances or capital contributions to, or investments in, any other person in excess of $2,000,000 in the aggregate, except for extensions of credit to customers or service providers and advances to, or reimbursement of expenses of, employees of EFI or any of its subsidiaries, in each case, in the ordinary course of business consistent with past practice;

•	mortgage or pledge (or otherwise encumber) any assets, tangible or intangible, or create or suffer to exist any lien thereupon, other than certain permitted liens;

•	enter into, adopt, amend, modify, or terminate any employee plan or plan, agreement or arrangement that would constitute an employee plan if in effect as of the date of the merger agreement;

•

(i) materially increase or accelerate the vesting of the compensation of any director, officer, independent contractor who is a natural person, or current or former employee other than as required under an employee plan as in effect as of the date of the merger agreement and set forth on the disclosure letter, (ii) hire any officer or employee or engage an independent contractor who is a natural person, subject to certain specified exceptions, or (iii) terminate the employment of any employee with annual base salary above $300,000, except for “cause” (the term “cause” includes, for example, neglect of duties, breach of applicable policies and procedures, or any other act of misconduct subject to applicable law) or performance related reasons and except for the termination of any employee whose termination of employment was communicated prior to the date of the merger agreement;

•

waive, release, assign, compromise, settle, enter into any agreement or consent or permit the entry of any judgment or order relating to any pending or threatened legal proceeding, except for the settlement of any such legal proceeding that is for solely monetary payments of no more than $1.5 million individually and $5 million in the aggregate in each case where EFI does not admit any fault or guilt;

•

except as required by applicable law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business, (ii) make any material change in any of its accounting principles or practices, or (iii) amend or modify any privacy policy in any material respect;

•

except as required by applicable law or GAAP, change in any material respect the cash management practices, policies or procedures of EFI or any of its subsidiaries with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, payment of accounts payable, purchases, prepayment of expenses or deferral of revenue, from EFI’s and its subsidiaries’ practices, policies and procedures with respect thereto in the ordinary course of business consistent with past practice, including taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable to post-closing periods that would otherwise be expected to be paid in pre-closing periods;

•

(i) prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position or adopt any method that is inconsistent with positions taken or methods used in preparing or filing similar tax returns in prior periods, (ii) make, change or revoke any material tax election, (ii) enter into any tax allocation agreement, tax indemnity agreement or tax sharing agreement, (iii) settle or compromise any material tax claim or assessment or surrender a right to a material refund of taxes, (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment, or (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law);

•

incur or commit to incur any capital other than (i) capital expenditures that do not exceed, in the aggregate, the total capital expenditures set forth in the illustrative capital expenditure set forth in the disclosure letter, or (ii) pursuant to express obligations in existence as of the date of the merger agreement under certain material contract disclosed in the disclosure letter;

•

enter into, modify in any material respect, amend in any material respect, fail to renew, terminate or cancel or waive or relinquish any material right or claim under any (i) contract that if so entered into, modified, amended terminated, cancelled, waived or relinquished would have, individually or in the aggregate, a company material adverse effect, or (ii) certain material contracts;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of EFI or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K;

•	forgive any loans to directors, officers, employees or any of their respective affiliates;

•

effectuate a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act (which we refer to as “WARN”)) affecting in whole or in part any site of employment, facility, operating unit or employee without complying with WARN;

•

sell, pledge, transfer, assign, lease, license, abandon or otherwise dispose of any material asset or enter into any new line of business, except for (i) any acquisition or disposition for consideration that is individually in excess of  $1 million or in the aggregate in excess of  $5 million (other than with respect to any material intellectual property of EFI) or (ii) any disposition of obsolete or worn out equipment, or non-exclusive licenses of intellectual property of EFI, in each case, in the ordinary course of business consistent with past practice;

•	enter into any joint venture, strategic alliance or similar legal partnership;

•	fail to maintain insurance policies in such amounts and against such risks and losses as are consistent with past practice;

•	take any action that requires an adjustment to, or authorize any adjustment to, the Conversion Rate (as defined in each of the existing indentures, as applicable) in respect of the existing notes;

•	agree, authorize or enter a contract to take, or otherwise make any commitment to do, any of the foregoing.

Solicitation of Acquisition Proposals; Board Recommendation Change

The merger agreement provides for a “go-shop” period during which EFI is permitted to solicit, initiate, propose, cause or induce the making, submission or announcement of, or encourage, facilitate or assist, whether publicly or otherwise, any acquisition proposal, subject to, among other things, certain notice and reporting obligations owed to Parent. Following the end of the “go-shop” period and for the duration of the “no-shop” period, EFI is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions (including that EFI may continue discussions with any excluded party (as defined below)).

As defined in the merger agreement and as used in this proxy statement:

•

“acceptable confidentiality agreement” means an agreement with EFI that is either (i) in effect as of the execution and delivery of the merger agreement; or (ii) executed, delivered and effective after the execution and delivery of the merger agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receive material non-public information of, or with respect to, EFI to keep such information confidential; provided, however, that, in the case of clause (ii) only of this definition, the confidentiality and use provisions contained therein are no less favorable, and the other provisions contained therein are no less favorable in the aggregate, to EFI than the terms of the confidentiality agreement entered into between EFI and Siris, as amended (which we refer to as the “confidentiality agreement”). An “acceptable confidentiality agreement” pursuant to clause (ii) of this definition shall not include any provision (a) granting any exclusive right to negotiate with such counterparty, (b) prohibiting EFI from satisfying its obligations under the merger agreement or (c) requiring EFI or its subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

•	“acquisition proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an acquisition transaction (as defined below).

•	“acquisition transaction” means any transaction or series of related transactions (other than the merger) involving:

•

any (i) acquisition of securities in which EFI issues securities representing 15% or more of the outstanding shares of any class of voting securities of EFI or (ii) tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning securities representing more than 15% of the outstanding voting power of EFI or any class of equity or voting securities of EFI, in each case, after giving effect to the consummation of such tender or exchange offer;

•

any direct or indirect sale, exclusive license, exchange, transfer, purchase or other disposition with or by any non-affiliated person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons with respect to more than 15% of the consolidated assets (measured by the fair market value thereof as of the date of such purchase or acquisition), including equity interests in subsidiaries of EFI, consolidated revenues of EFI and its subsidiaries, taken as a whole; or

•

any merger, amalgamation, consolidation, business combination (including any share exchange, tender offer or exchange offer), recapitalization, reorganization, liquidation, dissolution or other similar transaction involving EFI or any subsidiary of EFI whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of EFI or to which 15% or more of the consolidated revenues of EFI and its subsidiaries, taken as a whole, are attributable, which would result in any person or group (other than EFI, any wholly owned subsidiary of EFI or any parent entity of which EFI is a wholly owned subsidiary), or the shareholders or equityholders of any such person or group, beneficially owning, directly or indirectly, more than 15% of the outstanding shares of our common stock or 15% of the voting power of the surviving entity in a merger involving EFI or the resulting direct or indirect parent of EFI or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power).

•

“excluded party” means any third person from whom EFI or any of its representatives has received after the date of the merger agreement and prior to the no-shop period start date a written acquisition proposal (inclusive of any amendment or modification thereto, if delivered prior to the no-shop period start date) that the Board determines in good faith (such determination to be made no later than the no-shop period start date), after consultation with outside legal counsel and its financial advisors, constitutes or would reasonably be expected to result in a superior proposal (as defined below); provided that any such third person ceases to be an excluded party at such time as such third person finally withdraws its acquisition proposal(s) or such acquisition proposal is abandoned; provided, further, that any amendment, supplement or modification to an acquisition proposal does not constitute withdrawal of an acquisition proposal.

•

“intervening event” means a material change, event, occurrence, development, condition or effect that affects or would be reasonably likely to affect the business, assets, financial condition, results of operations, properties or liabilities of EFI and its subsidiaries, taken as a whole, that (i) is not known (or if known, the effect of which was not reasonably foreseeable) by the Board as of the date of the merger agreement and (ii) does not relate to any acquisition proposal.

•

“superior proposal” means any bona fide written acquisition proposal (where all references to 15% in the definition of “acquisition transaction” are deemed to be references to 50% for purposes of this definition) for an acquisition transaction on terms that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that is more favorable, from a financial point of view, to the EFI stockholders (in their capacity as such) than the merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal (including the identity of the person(s) making the proposal)) and is reasonably likely to be consummated in accordance with its terms.

•

“third person” means any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) EFI or any of its controlled affiliates or (ii) Parent or any of its affiliates or any “group” including Parent or any of its affiliates.

The “Go-Shop” Period—Solicitation of Other Offers

During the period beginning on the date of the merger agreement and continuing until no-shop period start date, EFI and its subsidiaries and their respective representatives had the right to, among other things and subject to certain conditions:

•

solicit, initiate, propose, cause or induce the making, submission or announcement of, or encourage, facilitate or assist, whether publicly or otherwise, any acquisition proposal (or any inquiry, proposal or offer that could lead to, an acquisition proposal);

•

pursuant to an acceptable confidentiality agreement, furnish to any person and its representatives any information (including non-public information and data) relating to EFI or any of its subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of EFI or any of its subsidiaries to any person (and its representatives, including potential financing sources); provided that EFI will provide or make available to Parent and Merger Sub any information or data that is provided by or on behalf of EFI to any person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and, in any event, within 24 hours) following the time it is provided to such person or its representatives (including potential financing sources); and

•

engage in, enter into, continue, maintain, or otherwise participate in, any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any acquisition proposal (or inquiries, proposals or offers or other efforts that could lead to an acquisition proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposals.

EFI is not entitled to terminate the merger agreement for the purpose of entering into an agreement in respect of a superior proposal, unless it complies with certain procedures in the merger agreement, including, but not limited to, negotiating with Parent in good faith over a three business day period in an effort to amend the terms and conditions of the merger agreement, so that such superior proposal no longer constitutes a “superior proposal” relative to the transactions contemplated by the merger agreement, as amended pursuant to such negotiations.

Every seventh day after the date of the merger agreement and ending on the no-shop period start date, EFI was required to provide written notice to Parent disclosing (i) a copy of any written acquisition proposal received after the date of the merger agreement and as of the date of such notice and copies of all relevant documents relating to such acquisition proposal received by EFI from a third person and (ii) the number of acceptable confidentiality agreements entered into after the date hereof and as of the date of such notice (inclusive of any acceptable confidentiality agreements entered into prior to the date hereof if the counterparty to such acceptable confidentiality agreement is actively engaged in discussions or negotiations with EFI regarding an acquisition proposal prior to the no-shop period start date); provided, that in no event shall EFI be required to provide the identity of any third party in any such notice pursuant to this sentence.

If EFI terminated the merger agreement in accordance with its terms for the purpose of entering into an agreement in respect of a superior proposal prior to the no-shop period start date, EFI must pay a termination fee of $25.37 million to Parent substantially currently with such termination. For more information, please see the section of this proxy statement captioned “Termination” starting on page 109 and “—Termination Fees” starting on page 111.

The “No-Shop” Period—No Solicitation of Other Offers

Except with respect to any excluded party, from the no-shop period start date until the earlier to occur of the termination of the merger agreement in accordance with its terms and the effective time, EFI has agreed not to, and to cause its subsidiaries and its and their respective directors, officers and employees not to, and to instruct and use its reasonable best efforts to cause its and its subsidiaries’ unaffiliated representatives not to, directly or indirectly:

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solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or would reasonably be expected to constitute an acquisition proposal;

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furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information or data relating to EFI or any of its subsidiaries or afford to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of EFI or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

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participate or engage in discussions or negotiations with any person (other than EFI’s representatives) with respect to any proposal or offer that would reasonably be expected to lead to an acquisition proposal (subject to certain limited exceptions); or

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authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition proposal (or any offer or proposal that would reasonably be expected to lead to any acquisition proposal), other than an acceptable confidentiality agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction, which we refer to as an “alternative acquisition agreement”).

Notwithstanding the foregoing, EFI may continue to take any of the actions described in the first three bullets above with respect to any excluded party (for so long as such person or group is an excluded party), from and after the no-shop period start date until the earliest of (i) the date on which the excluded party has terminated or finally withdrawn the acquisition proposal made prior to the no-shop period start date (provided that any amended or modified acquisition proposal submitted by such excluded party will not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted acquisition proposal), (ii) the third person submitting the relevant acquisition proposal ceases to be an excluded party because the Board (after consultation with outside legal counsel and its financial advisors) determines that such acquisition proposal (inclusive of any amendment or modification thereto, regardless of when delivered) does not constitute or could not reasonably be expected to result in a superior proposal, and (iii) the receipt of requisite stockholder approval.

Further, under certain circumstances, at any time from the no-shop period start date until the earlier to occur of the termination of the merger agreement pursuant to its terms and EFI stockholders’ approval of the merger proposal, EFI may participate or engage in discussions or negotiations with, furnish any non-public information relating to EFI or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of EFI or any of its subsidiaries pursuant to an acceptable confidentiality agreement to any person or its representatives that has made, renewed or delivered to EFI an acquisition proposal after the date of the merger agreement that did not result from any material breach of the non-solicitation obligations of EFI set forth in the merger agreement, and otherwise facilitate such acquisition proposal or assist such person (and its representatives and financing sources) with such acquisition proposal (in each case, if requested by such person) if, and only if, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal and that the failure to take such action would reasonably be expected to cause the Board to violate its fiduciary duties under applicable laws; provided that EFI will promptly (and, in any event, within 24 hours) make available to Parent any non-public information concerning EFI and its subsidiaries that is provided to any such person or its representatives that was not previously made available to Parent.

From the no-shop period start date until the earlier to occur of the termination of the merger agreement in accordance with its terms and the effective time, EFI will promptly (and, in any event, within 24 hours) notify Parent if any acquisition proposals are received by EFI or any of its representatives from any person or “group” of persons other than any excluded party. Such notice must include (i) the identity of the person or “group” of persons making such offers or proposals, (ii) the material terms and conditions of such acquisition proposal, including any financing contemplated thereby, and (iii) a copy of any written acquisition proposal and copies of all relevant documents relating to such acquisition proposal received by EFI from the person or “group” of persons making such acquisition proposal, other than an excluded party. Thereafter, EFI must keep Parent reasonably informed, on a reasonably prompt basis, of all material developments affecting the status and terms of any such acquisition proposal (including any amendments thereto).

In addition, from the no-shop period start date until the earlier to occur of the termination of the merger agreement in accordance with its terms and the effective time, EFI has agreed not to, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause its and its subsidiaries’ unaffiliated representatives not to, directly or indirectly:

•	terminate, amend, release, modify or waive any provision of or fail to enforce any confidentiality or non-solicitation provision under a confidentiality agreement;

•	grant any waiver, amendment or release under any takeover laws; or

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resolve, agree or propose to do any of the foregoing, in each case, except if the Board determines in good faith (after consultation with is outside legal counsel) that the failure to do so would reasonably be expected to result in the Board’s violation of its fiduciary duties under applicable laws.

Further, except with respect to any excluded party, from the no-shop period start date until the earlier to occur of the termination of the merger agreement in accordance with its terms and the effective time, EFI has agreed to, and to cause its subsidiaries and its and their respective directors, officers and employees to and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ unaffiliated representatives to, (i) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any person and its affiliates and representatives that would be prohibited by the non-solicitation provisions of the merger agreement, (ii) request the return or destruction (in accordance with the terms of the applicable confidentiality agreements) of all confidential information furnished by or on behalf of EFI to such person, and (iii) immediately terminate (or cause to be terminated) all access granted to such person and its respective affiliates and representatives to any data room.

If EFI terminates the merger agreement under certain circumstances after the no-shop period start date, EFI must pay a termination fee of $59.2 million to Parent. For more information, please see the section entitled “The Merger Agreement—Termination” starting on page 109 and “The Merger Agreement—Termination Fees” starting on page 111.

Board Recommendation Change

As described above, and subject to the provisions described below, the Board has unanimously made the recommendation that the stockholders of EFI vote “FOR” the Merger Proposal. The merger agreement provides that (subject to certain exceptions described below) the Board may not take any of the following actions (any such action, we refer to as a “Board recommendation change”): (i) fail to make, withhold, withdraw, amend, qualify or modify the Board recommendation in a manner adverse to Parent or make any public statement that is clearly inconsistent with the Board recommendation, (ii) adopt, approve or recommend an acquisition proposal, (iii) if an acquisition proposal has been publicly made or has otherwise become public (other than by Parent, Merger Sub or any of their respective affiliates or representatives), fail to publicly recommend against such acquisition proposal or fail to reaffirm the Board recommendation, in either case within ten business days (or such fewer number of days as remains prior to the special meeting) of a written request from Parent to do so, (iv) fail to include the Board recommendation in this proxy statement, or (v) publicly propose to do any of the foregoing.

Notwithstanding the foregoing, and subject to the procedures described below, the Board may effect a Board recommendation change at any time before the requisite stockholder approval is obtained if (i) it is in response to an intervening event, or (ii) EFI has received a bona fide written acquisition proposal that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal, each as further described below.

The Board may effect a Board recommendation change in response to an intervening event only if:

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the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to cause the Board to violate its fiduciary duties under applicable laws;

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EFI has provided prior written notice to Parent at least three business days in advance (which we refer to as a “negotiation period”) of affecting the Board recommendation change notifying Parent to the effect that the Board has (i) so determined and (ii) resolved to effect a Board recommendation change pursuant to the applicable terms of the merger agreement absent any revision to the terms of the merger agreement and any ancillary agreement thereto, which such notice will specify the intervening event in reasonable detail;

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prior to effecting such Board recommendation change, EFI and its representatives, during the negotiation period, are reasonably available to negotiate with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement and any ancillary agreement thereto as would permit the Board to no longer determine that the failure to make a Board recommendation change in response to such intervening event would reasonably be expected to cause the Board to violate its fiduciary duties under applicable laws;

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following the negotiation period, after taking into account any revisions to the merger agreement and any ancillary agreement thereto agreed to by Parent in writing, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect a Board recommendation change in response to such intervening event would reasonably be expected to cause the Board to violate its fiduciary duties under applicable laws.

Further, the Board may effect a Board recommendation change or authorize EFI to terminate the merger agreement to enter into an alternative acquisition agreement providing for an acquisition transaction with respect to and in response to a bona fide written acquisition proposal that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal, in each case, only if:

•	such written acquisition proposal did not result from a material breach of the non-solicitation obligations of EFI contained in the merger agreement;

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EFI has provided prior written notice to Parent at least three business days in advance (which we refer to as the “notice period”) to the effect that the Board has (i) received a superior proposal, and (ii) resolved to effect a Board recommendation change or to terminate the merger agreement pursuant to the applicable provisions of the merger agreement, and such notice has included the identity of the third person or persons making such acquisition proposal, the material terms and conditions of such acquisition proposal and has attached a copy of any acquisition proposal and copies of the relevant alternative acquisition agreement and any other document relating to such acquisition proposal;

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during the notice period, EFI and its representatives are reasonably available to negotiate with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement and the ancillary agreements thereto as would permit the Board to determine that such acquisition proposal would cease to constitute a superior proposal (provided that EFI delivered a new notice and entered into a new two business day notice period for any modification or revisions (or proposed written modification or revision) to the price, conditions or other material terms of such acquisition proposal);

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following the notice period, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal continues to constitute a superior proposal and that, after taking into account any revisions to the merger agreement and any ancillary agreement thereto agreed to by Parent in writing, the failure to do so would reasonably be expected to result in a breach of the Board’s fiduciary duties under applicable laws; and

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in the event of any termination of the merger agreement in order to cause or permit the EFI or any of its subsidiaries to enter into an agreement providing for the acquisition transaction contemplated by such acquisition proposal, EFI will have validly terminated the merger agreement in accordance with its terms, including paying (or causing to be paid) the applicable EFI termination fee (as discussed further in the section of this proxy statement captioned “Termination” starting on page 109 and “—Termination Fees” starting on page 111)

Stockholders Meeting

EFI has agreed, subject to its organization documents and applicable law, to establish a record date for, duly call and give notice of a meeting of its stockholders and, as promptly as reasonably practicable following the mailing of this proxy statement to the stockholders of EFI, convene and hold such a meeting for the purpose of obtaining the requisite stockholder approval, but EFI will not be required to convene and hold the stockholders meeting any time prior to the 20th business day following the mailing of this proxy statement. EFI has also agreed that its obligation to hold the special meeting will not be affected by the commencement, public proposal, public disclosure or communication to EFI of any acquisition proposal or by the making of Board recommendation change. Without limiting the foregoing, if the Board effects a Board recommendation change pursuant to, and in accordance with the provisions of the merger agreement discussed above under “The Merger Agreement—Solicitations of Offers; Board Recommendation Change” beginning on page 96, then the Board must submit the merger agreement to the EFI stockholders, in which event the Board may communicate the Board recommendation change or the basis for its lack of a recommendation EFI stockholders in the proxy statement or an appropriate amendment or supplement thereto. EFI will not postpone or adjourn the stockholders meeting without the prior written consent of Parent; provided, that if EFI or Parent reasonably determines in good faith that the requisite stockholder approval is unlikely to be obtained at the stockholders meeting, including due to an absence of a quorum, then on no more than two occasions (for each of EFI and Parent) and prior to the vote contemplated having been taken, each of EFI and Parent shall have the right to require an adjournment or postponement of the stockholders meeting for the purpose of soliciting additional votes in favor of the merger agreement.

Financing; Cooperation with Debt Financing

Although the obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), EFI has agreed that, prior to the effective time, it will use its reasonable best efforts, and will cause each of its subsidiaries and their respective officers, employees and advisors to use its respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent and Merger Sub to assist it in connection with the arrangement of debt financing, including using reasonable best efforts in connection with:

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participating in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and otherwise reasonably cooperating with the marketing efforts of Parent and the financing sources with respect to the debt financing (including using commercially reasonable efforts to cause the syndication of the debt financing to benefit from the existing banking relationships of EFI);

•	assisting Parent and the financing sources with the preparation of rating agency presentations and bank information memoranda customarily required in connection with the financing;

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reasonably assisting Parent in connection with the preparation and registration of any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the financing sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the debt financing, in each case as reasonably requested by Parent), and otherwise reasonably cooperating with Parent in facilitating the pledging of collateral and the granting of security interests required by the debt commitment letters, executing and delivering any credit agreements, pledge and security documents, guarantees and other definitive financing documents or requested customary certificates and documents (including a certificate of the chief financial officer of EFI with respect to solvency matters); provided that except for a customary authorization letter such documents will not take effect until the effective time;

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if any of the indebtedness of EFI in respect of the existing credit agreement (as defined below) remains outstanding as of the closing, obtaining customary payoff letters, lien terminations and instruments of discharge (A) indicating the amount required for the payoff, discharge and termination in full on the closing date of such indebtedness and liens thereunder which are required to be terminated and released substantially concurrently with the closing pursuant to the terms and conditions of the debt commitment letter to discharge such indebtedness at closing and/or releasing the obligations of EFI and its subsidiaries thereunder, and (B) if such indebtedness is secured by any liens, agreeing to release such liens upon receipt of the payoff amount;

•	providing the required information; and

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furnishing Parent and any financing sources promptly, and in any event at least five (5) business days prior to the closing date, with all necessary documentation and other information with respect to EFI and its subsidiaries required by any governmental authority with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, to the extent requested by Parent in writing at least nine (9) business days prior to the expected closing date, including a beneficial ownership certification as defined in 31 C.F.R. §1010.230;

Notwithstanding the foregoing, neither EFI nor any of its subsidiaries or any of their directors, officers or employees are required to:

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waive or amend any terms of the merger agreement or agree to pay any fees or reimburse any expenses or incur any liability of any kind or cause their representatives to incur any liability of any kind (unless such liability is covered as a reimbursement obligation under the terms of the merger agreement) prior to the effective time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent;

•	cause any closing condition with respect to the merger to fail to be satisfied;

•	enter into any definitive certificate, agreement, arrangement, document or instrument prior to the effective time (other than the customary authorization letters);

•	give any indemnities that are effective prior to the effective time;

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take any action that, in the good faith determination of EFI, would unreasonably interfere with the conduct of the business or EFI and its subsidiaries (i) unreasonably interfere with the conduct of the business or EFI and its subsidiaries, (ii) cause any representation, warranty, covenant or agreement in the merger agreement or any ancillary agreement thereto to be breached, (iii) cause EFI or any director, manager, officer or employee of EFI to incur any personal liability, (iv) require EFI or any of the its subsidiaries to take any action that will conflict with or violate EFI’s organizational documents or any laws, or result in the contravention thereof, or (v) reasonably be expected to result in a violation or breach of, or default under, any material contract not entered into in contemplation thereof to which EFI or any of its subsidiaries is a party (it being agreed in the merger agreement that EFI shall, and shall cause its subsidiaries to use reasonable best efforts to notify Parent and Merger Sub and cooperate in good faith to design and implement alternative arrangements to avoid such conflicts);

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provide or prepare pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information;

•	provide any certificate, comfort letter or opinion of any of its representatives; or

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provide access to or disclose any information to Parent or its representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any applicable law (it being agreed in the merger agreement that EFI shall, and shall cause its subsidiaries to use reasonable best efforts to cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent or its representatives to evaluate any such information without resulting in any waiver of such privileges or protections or contravention of law or contract).

In addition, no action, liability or obligation of EFI, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the debt financing will be effective until the effective time (other than with respect to the customary authorization letters), and neither EFI nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the closing or that must be effective prior to the effective time.

Promptly upon request by EFI, Parent will reimburse EFI for any reasonable and documented out of pocket costs and expenses (including attorneys’ fees) incurred by EFI or any of its subsidiaries or representatives (if any) in connection with the cooperation of EFI, its subsidiaries and its representatives contemplated by the provisions of the merger agreement summarized above.

For more information regarding the financing, please see the section entitled “The Merger—Financing of the Merger” beginning on page 82.

Treatment of Company Indebtedness

Credit Agreement

Concurrently with the effective time, Parent will repay and discharge (or provide the funds to EFI to repay and discharge) in full all amounts outstanding pursuant to the terms of that certain Credit Agreement, dated as of January 2, 2019 (the “existing credit agreement”), among EFI, and Citibank, N.A., as Administrative Agent, Sole Lead Arranger and Sole Bookrunner, Bank Of The West, as Syndication Agent, and each lender from time to time party thereto).

Existing Notes

EFI has agreed to, prior to the effective time, take all such actions as reasonably may be required with respect to the existing notes (as defined below) in accordance with, and subject to, the terms of the existing indentures or under applicable law, including preparing any notices that may be required to be delivered prior to or upon the closing with respect to the existing notes in connection with the transactions contemplated by the merger agreement and any repurchases or conversions of the existing notes occurring prior to the effective time as a result of or in connection with the transactions contemplated by the merger agreement.

In addition, EFI has agreed, to the extent reasonably requested by Parent in connection with the transactions contemplated by the merger agreement, and the consummation thereof, to undertake the preparation of, and to execute and deliver, any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments reasonably required in connection with the transactions contemplated by the merger agreement and the consummation thereof pursuant to the existing indentures or under any applicable law. EFI has agreed to provide Parent and its representatives reasonable opportunity to review and comment on any notices, press releases, supplemental indentures, legal opinions, conversion rate adjustments, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with either or both of the existing indentures prior to the dispatch, making or execution thereof, and EFI will promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent and its representatives with respect thereto prior to the dispatch, making or execution thereof. In addition, EFI will promptly notify Parent following the occurrence of any (i) event that would require an adjustment to the applicable Conversion Rate (as defined in the applicable existing indenture) or any related or similar economic terms of any such existing indenture or (ii) the timing of any conversion, repurchase or similar rights or obligations under either of the existing indentures.

To the extent reasonably practicable, EFI will provide Parent and its representatives with reasonable opportunity to participate in any discussions between the trustee under either of the existing indentures or any representative of any such trustee, on the one hand, and EFI or any of EFI’s representatives, on the other hand.

For purposes of the merger agreement and this proxy statement,

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the term “2014 Indenture” means the Indenture (including Form of Notes), dated as of September 9, 2014, between EFI and U.S. Bank National Association, as trustee, as amended by the First Supplemental Indenture, dated as of November 5, 2018, between EFI and U.S. Bank National Association, as trustee;

•	the term the “2019 Indenture” means the Indenture (including Form of Notes), dated as of November 30, 2018, between EFI, as issuer, and U.S. Bank National Association, as trustee;

•	the term “existing indentures” means, collectively, the 2014 Indenture and the 2019 Indenture;

•	the term “existing notes” means the 0.75% Convertible Senior Notes due 2019 issued pursuant to the 2014 Indenture and the 2.25% Convertible Senior Notes due 2023 issued pursuant to the 2019 Indenture.

Efforts to Close the Merger; Filings; Other Actions

Each of EFI, Parent and Merger Sub has agreed to use its commercially reasonable best efforts to take all actions, to do all things, and to assist and cooperate with the other parties in doing all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including: (i) causing the closing conditions to the merger to be satisfied, (ii) obtaining all consents, waivers, approvals, orders and authorizations from certain specified governmental authorities and making all registrations, declarations and filings with certain specified governmental authorities, other than as would reasonably be expected to cause a burdensome effect, (iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any material contracts set forth on the disclosure letter in connection with the merger agreement and the consummation of the merger so as to maintain and preserve the benefits to the surviving corporation of such material contract as of and following the consummation of the merger, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed and (v) executing and delivering any additional certificates, instruments and other documents as may be reasonably necessary or appropriate to carry out and effectuate the purpose and intent of the merger agreement.

The parties have also agreed to make certain regulatory filings (as described more particularly in the section entitled “The Merger—Regulatory Approvals” beginning on page 85), including (i) filing (or causing to be filed) with the FTC and the Antitrust Division a Notification and Report Form relating to the merger agreement and the merger as required by the HSR Act within 10 business days following the date of the merger agreement and (ii) as promptly as practicable following the date of the merger agreement (and in any event within 20 business days) file (or cause to be filed) such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, including any draft notifications in jurisdictions requiring pre-notification, with certain specified governmental authorities.

Each of Parent and EFI will use reasonable efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings, (iii) supply (or cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the Antitrust Division or other specified governmental authorities, and (iv) subject to certain exceptions, take all action necessary, proper or advisable to (A) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act; and (B) obtain any specified required consents pursuant to the applicable German and Turkish merger control rules, in each case as soon as practicable.

Each of Parent, Merger Sub and EFI have agreed to promptly inform the other parties of any substantive communication from any governmental authority regarding the merger in connection with such filings. If any party or affiliate thereof receives, directly or indirectly, a request for additional information or documentary material from any governmental authority with respect to the merger pursuant to the HSR Act or the German and Turkish merger control rules, then such party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response to such request; provided that neither party may extend any waiting period or enter into any agreement or understanding with any governmental authority with respect to the foregoing matters without the prior written approval of the other party, which shall not be unreasonably delayed, conditioned or withheld.

Further, each of Parent and Merger Sub have agreed that, between the date of the merger agreement and the closing, it will not, and will not permit any of its affiliates to, enter into any contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any person that would likely prevent or materially delay the consummation of the merger. EFI has agreed that, between the date of the merger agreement and the closing, it will not, and will not permit any of its subsidiaries to, enter into any contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or similar transaction) of any ownership interest or assets of any person that would be reasonably likely to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

Parent, Merger Sub or any of their respective affiliates shall not be required to take, and EFI and its subsidiaries shall not take or agree to take, any remedial action that would reasonable be expected to result in a burdensome effect.

As defined in the merger agreement and as used in this proxy statement:

“burdensome effect” means, in connection with any remedial action, any condition, limitation or qualification imposed by a governmental authority on its grant of any consent, authorization, order, approval or exemption that a party seeks to obtain in connection with the transactions contemplated by the merger agreement that, individually or together with all such conditions, limitations or qualifications would or would reasonably be expected to have a material impact on the business, assets, results of operations, financial condition, properties or liabilities of (a) EFI and its Subsidiaries, taken together or (b) Parent, Merger Sub and their respective affiliates, taken together.

“remedial action” means (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective subsidiaries, if applicable) and/or of EFI and its subsidiaries; (ii) the termination, modification, or assignment of existing relationships, contracts, or obligations of Parent and Merger Sub (and their respective subsidiaries, if applicable) and/or of EFI and its subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent and Merger Sub (and their respective subsidiaries, if applicable) and/or of EFI and its subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub (and their respective subsidiaries, if applicable) and/or of EFI and its subsidiaries, including the freedom of action of Parent and Merger Sub (and their respective subsidiaries, if applicable) and/or of EFI and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the merger agreement.

Employee Benefits Matters

Parent has agreed that employees of EFI and any subsidiary of EFI who continue to be employed after the effective time of the merger (which we refer to collectively as the “continuing employees”), will:

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during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger (or, if earlier, the termination date of the employee), be provided with employee benefits (excluding equity-based benefits or compensation) that in the aggregate are no less favorable than those in effect prior to the effective time of the merger; and

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during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger (or, if earlier, the termination date of the employee), be provided with annual rates of base salary or wages and annual target cash incentive compensation opportunities (excluding any equity-based compensation opportunities) that are no less favorable than as provided to such continuing employee immediately prior to the effective time of the merger.

Additionally, from and after the effective time of the merger, Parent has agreed to (i) provide credit for such continuing employee’s employment with EFI or its subsidiaries for purposes of eligibility to participate, vesting, and entitlement of benefits under any compensation or benefit arrangement made available to the continuing employee where length of service is relevant (including for purposes of vacation accrual and severance entitlement, but excluding any equity, equity based incentive or long term compensation), except to the extent it would result in a duplication of coverage or benefits for the same period of service; (ii) use commercially reasonably best efforts to provide that (A) each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans of the surviving company and its subsidiaries to the extent that such plan replaces coverage pursuant to a corresponding EFI benefit plans the continuing employee participated in prior to the effective time (B) any waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements under welfare benefit plans of the surviving company or its affiliates will be waived with respect to the continuing employees, (C) each continuing employee will receive credit for eligible expenses for deductible, coinsurance and out-of-pocket expenses paid under the EFI benefit plans the continuing employee participated in prior to the effective time of the merger for purposes of satisfying the deductible, coinsurance and maximum out-of-pocket expense requirements under the corresponding benefit plans of the surviving company and its subsidiaries for the plan year in which the effective time occurs, and (D) the account of any flexible spending plan maintained by the surviving company or any of its subsidiaries in which the continuing employee participates will be credited with the unused balance in the EFI flexible spending plan account of the continuing employee; and (iii) credit any vacation or paid time off accrued but unused by the continuing employee as of immediately prior to the effective time of the merger.

Other Covenants and Agreements

The merger agreement contains additional agreements relating to, among other matters, the suspension of the ESPP, coordination with respect to this proxy statement, litigation relating to the merger, public announcements with respect to the merger, notice of certain events, access to certain information, properties, books and records of EFI, and de-listing and deregistration of our common stock.

Conditions to the Merger

The respective obligations of EFI, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) prior to the effective time of the following conditions:

•	receipt by EFI of the requisite stockholder approval at the special meeting;

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(i) any waiting periods (and any extensions thereof) applicable to the merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained or deemed obtained following the expiry of a waiting period, and (ii) the consents, approvals, clearances, permits, orders, declarations or filings with, or notice to, certain specified governmental authorities will have been made or obtained; and

•

no temporary restraining order, preliminary or permanent injunction or other judgment or governmental order issued by any court of competent jurisdiction or other law preventing the consummation of the transactions contemplated by the merger agreement (or any of them) will be in effect, and no law, statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to transactions contemplated by the merger agreement (or any of them), that, in each case, prohibits, makes illegal, or enjoins the consummation of the transactions contemplated by the merger agreement (or any of them).

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the effective time of each of the following further conditions, any of which may be waived exclusively by Parent:

•

the representations and warranties of EFI regarding incorporation, existence and good standing, corporate power, enforceability, non-contravention with organizational documents, the inapplicability of certain takeover statutes, requisite stockholder approval, certain aspects of the EFI’s capitalization, the absence of a company material adverse effect since December 31, 2018, and broker’s and finder’s fees that (i) are not qualified by company material adverse effect or other materiality qualifiers must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made at and as of the closing date (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), and (ii) that are qualified by company material adverse effect or other materiality qualifiers must be true and correct in all respects (without disregarding such company material adverse effect or other materiality qualifiers qualifications) as of the date the merger agreement and as of the closing date as if made at and as of the closing date (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•

the representations and warranties of EFI relating to certain aspects of EFI’s capitalization must true and correct in all respects as of the date of the merger agreement and as of the closing date as if made at and as of the closing date (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate with all other failures to be so true and correct, would not reasonably be expected to result in additional cost, expense or liability to EFI (or the surviving corporation), Parent or their affiliates in excess of $3.383 million;

•

the other representations and warranties of EFI set forth in the merger agreement must be true and correct (without giving effect to any materiality or company material adverse effect qualifications set forth therein) as of the date of the merger agreement and as of the closing date as if made at and as of the closing date (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time (without giving effect to any materiality or company material adverse effect qualifications set forth therein)), except for such failures to be so true and correct that, individually or in the aggregate with all other failures to be so true and correct, would not have, or would not reasonably be expected to have, a company material adverse effect;

•

EFI must have performed and complied in all material respects with the covenants, obligations and conditions of the merger agreement required to be performed and complied with by it at or prior to the closing;

•	no company material adverse effect will have occurred that is continuing as of immediately prior to the closing; and

•

the receipt by Parent and Merger Sub of a certificate of EFI, validly executed for and on behalf of EFI and in its name by a duly authorized executive officer thereof, certifying as to the satisfaction of all of the above conditions.

EFI’s obligations to consummate the merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the effective time of each of the following further conditions, any of which may be waived exclusively by EFI:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as if made at and as of the closing date (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to the merger agreement;

•

Parent and Merger Sub must have performed and complied in all material respects with the covenants, obligations and conditions of the merger agreement required to be performed and complied with by Parent and Merger Sub at or prior to the closing; and

•

the receipt by EFI of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying as to the satisfaction of all of the above conditions.

Termination

EFI and Parent may, by mutual written agreement, terminate the merger agreement and abandon the merger (whether prior to or after requisite stockholder approval) at any time prior to the effective time.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either Parent or EFI if:

•	(i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction is in effect preventing the consummation of the merger and has become final and non-appealable, or any governmental order has been issued by any governmental authority of competent jurisdiction, that prohibits, makes illegal or enjoins the consummation of the merger and has become final and non-appealable, or (ii) any law, statute, rule, regulation or order will have been enacted, entered, or enforced that prohibits, makes illegal or enjoins the consummation of the merger, except that neither party has the right to terminate if such party has breached in any material respect its obligations under the merger agreement to resist any such legal restraint;

•

the merger has not been consummated by 11:59 p.m., New York City time, on October 14, 2019 (which we refer to such date as the “end date,” and such termination right as the “end date termination right”), except that neither party has the right to terminate if such party’s breach of any provision of the merger agreement in any material respect is the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger or the failure of the merger to be consummated by the end date;

•	EFI fails to obtain the requisite stockholder approval at the special meeting (we refer to such termination right as a “stockholder vote failure termination right”);

•	by Parent, if:

•

EFI has breached any of its representations or warranties or EFI has failed to perform any covenants or other agreements contained in the merger agreement that EFI is obligated to perform, which breach or failure to perform results in a failure of the related closing conditions (we refer to such termination right as the “EFI breach termination right”), except that Parent will not be entitled to exercise the EFI breach termination right prior to the earlier of (i) the day immediately preceding the end date and (ii) the date that is 30 days after the delivery by Parent to EFI of written notice of such breach stating Parent’s intention to exercise the EFI breach termination right and the basis for such termination (it being understood that Parent will not be entitled to exercise the EFI breach termination right if such breach has been cured prior to the end of such period); provided that Parent will not have the right to terminate the merger agreement pursuant to the EFI breach termination right if Parent is then in an equivalent breach position with respect to any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

prior to obtaining the requisite stockholder approval, the Board has effected a Board recommendation change (we refer to such termination right as the “Board recommendation change termination right”), except that Parent will only have the right to terminate the merger agreement pursuant to the Board recommendation change termination right if it exercises such right within the earlier of (i) the business day immediately preceding the special meeting, and (ii) ten business days after EFI has notified Parent that the Board has effected a Board recommendation change;

•	by EFI, if:

•

Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that the related closing conditions are not satisfied (we refer to such termination right as the “Parent breach termination right”), except that EFI will not be entitled to exercise the Parent breach termination right prior to the earlier of (i) the day immediately preceding the end date and (ii) the date that is 30 days after the delivery by EFI to Parent of written notice of such breach stating EFI’s intention to exercise the Parent breach termination right and the basis for such termination (it being understood that EFI will not be entitled to exercise the Parent breach termination right if such breach has been cured prior to the end of such period); provided that EFI will not have the right to terminate the merger agreement pursuant to the Parent breach termination right if EFI is then in an equivalent breach position with respect to any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

at any time prior to receiving the requisite stockholder approval if the Board has received a superior proposal and has authorized EFI to enter into an alternative acquisition agreement to consummate the acquisition transaction contemplated by such superior proposal in compliance with the applicable terms of the merger agreement (we refer to such termination right as a “superior proposal termination right”), subject to EFI paying to Parent a termination fee of either $25.37 million or $59.2 million (as applicable) substantially concurrently with such termination; or

•

(i) all of the mutual closing conditions and all of the conditions to the obligations of Parent have been satisfied as of such termination (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at that closing), (ii) EFI has at least three business days prior to such termination irrevocably (in the case of the immediately succeeding clause (A) only) notified Parent in writing (A) that if Parent performs its obligations under the merger agreement and the equity financing and the debt financing are funded, EFI is ready, willing and able to consummate the merger throughout such three business day period, (B) that, effective as of the closing, all conditions to the obligations of EFI have been satisfied or that, effective as of the closing, it is irrevocably waiving any such unsatisfied conditions and (C) of EFI’s intention to terminate the merger agreement, and (iii) Parent and Merger Sub fail to consummate the merger by the end of such three business day period and at such time EFI remains ready, willing and able to consummate the merger (we refer to such termination right as the “financing failure termination right”).

Termination Fees

EFI Termination Fee

Parent will be entitled to receive the applicable EFI termination fee from EFI if the merger agreement is terminated by:

•

either Parent or EFI pursuant to an end date termination right or the stockholder vote failure termination right, or Parent terminates the merger agreement pursuant to an EFI breach termination right, and (i) prior to such termination, an acquisition proposal has become publicly known, in the case of a termination pursuant to the end date termination right or the stockholder vote failure termination right or an acquisition proposal has been made to the Board, in the case of a termination pursuant to the EFI breach termination right, and (ii) within 12 months of such termination, either any acquisition transaction is consummated or EFI enters into a definitive agreement providing for the consummation of any acquisition transaction and such acquisition transaction is at any point thereafter consummated (in each case, the references to “15%” in the definition of “acquisition proposal” being deemed to be references to “50%”), in which case EFI must pay Parent the EFI termination fee promptly, but in any event on the earlier of the date of such definitive agreement is signed or the consummation of such acquisition transaction;

•	EFI pursuant to a superior proposal termination right, in which case EFI must Parent the applicable EFI termination fee substantially concurrently with such termination; or

•	Parent pursuant to a Board recommendation change termination right, in which case EFI must pay Parent the applicable EFI termination fee within two business days after such termination.

The “EFI termination fee” is an amount equal to $59.2 million, except that in the event that the merger agreement is terminated by (i) EFI pursuant to a superior proposal termination right (A) prior to the no-shop period start date or (B) prior to June 5, 2019 (we refer to such date as the “excluded party end date”) in order into a definitive agreement to consummate an acquisition transaction for a superior proposal with an excluded party, or (ii) by Parent (A) prior to the no-shop period start date if the Board has effected a Board recommendation change (other than in connection with a Board recommendation change resulting from an intervening event) or

(B) prior to the excluded party end date in connection with a board recommendation change resulting from a superior proposal with an excluded party, subject to certain requirements, the EFI termination fee is $25.37 million.

Parent Termination Fee

EFI will be entitled to receive $109.94 million in cash (which we refer to as the “Parent termination fee”) from Parent if the merger agreement is terminated by:

•	EFI pursuant to the Parent breach termination, in which case Parent must pay EFI the Parent termination fee within two business days after such termination; or

•	EFI pursuant to the financing failure termination right, in which case Parent must pay EFI the Parent termination fee within two business days after such termination.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of EFI and its subsidiaries pursuant to any indemnification agreements between EFI and any of its subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of EFI or any of its subsidiaries prior to the effective time) (whether or not a party to an indemnification agreement), on the other hand (which we refer to as an “indemnified person”), in effect on the date of the merger agreement and made available to Parent.

In addition, from and after at the effective time and ending on the sixth anniversary of the effective time, the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable for periods prior to the effective time as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of EFI or any of its subsidiaries, as applicable, as of the date of the merger agreement. During such period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, without limiting the foregoing, unless EFI has purchased a “tail” policy from an insurance carrier with the same or better credit rating as EFI’s current directors’ and officers’ liability insurance carrier, prior to the effective time (which EFI may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums currently paid), the merger agreement requires, for a period of at least six years commencing at the effective time, the surviving corporation to (and Parent to cause the surviving corporation to) maintain for the benefit of the directors and officers of EFI and its subsidiaries, at any time prior to the Effective Time, directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time on terms that are substantially equivalent to and in any event not less favorable in the aggregate than those of EFI’s directors’ and officers’ liability insurance in effect on the date of the merger agreement. Neither Parent nor the surviving corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by EFI, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the surviving corporation to obtain the greatest coverage available for a cost equal to such amount from an insurance carrier with the same or better credit rating as EFI’s current directors’ and officers’ liability insurance carrier.

If Parent or the surviving corporation (i) consolidates or amalgamates with or merge into any other person and not be the continuing or surviving company or entity in such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth above relating to the indemnified person.

For more information, please see the section entitled “The Merger—Interests of Certain Persons in the Merger.”

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Sole and Exclusive Limitations of Liability

If Parent or Merger Sub breaches the merger agreement or fails to perform thereunder, then, except for specific performance as and to the extent permitted by the merger agreement and except for EFI’s third party beneficiary rights under the equity commitment letter and EFI’s right to enforce its rights under the confidentiality agreement, the sole and exclusive remedies against Parent, Merger Sub or any related party for any breach, loss or failure to perform, which recourse may be sought solely against Parent, Merger Sub and, in the case of EFI’s right to enforce the limited guarantee and the equity commitment letter, the guarantors, in the merger agreement and subject to the limitations set forth therein, will be, if applicable, upon termination of the merger agreement, for EFI to receive (i) the Parent termination fee under the circumstances in which it is payable under the merger agreement from Parent (or the guarantors under the limited guarantee, solely to the extent provided therein and subject to the limitations set forth therein), (ii) the reasonable costs of collection relating thereto, and (iii) any payments to the extent owed by Parent pursuant to specified reimbursement, indemnification and fees and expenses obligations set forth in the merger agreement.

If EFI breaches the merger agreement or fails to perform thereunder, then, except for specific performance as and to the extent permitted by the merger agreement and except for Siris’ right to enforce its right under the confidentiality agreement, the sole and exclusive remedies against EFI or any related party for any breach, loss or failure to perform, which recourse may be sought solely against EFI under the merger agreement and subject to the limitations set forth therein, will be: (i) if applicable, upon termination of the merger agreement, for Parent to receive (A) the EFI termination fee under the circumstances in which the EFI termination fee is payable under the merger agreement, (B) any payments to the extent owed by EFI pursuant to specified payment obligations set forth in the merger agreement and (C) the reasonable cost of collection relating thereto; or (ii) following a termination of the merger agreement (other than in the event of a valid termination of the merger agreement in which the EFI termination fee is paid or payable under the merger agreement), for Parent or Merger Sub to seek to recover monetary damages from the Company for a willful and material breach; provided that any recovery under clause (ii) will not exceed $109.94 million.

Specific Performance

EFI and Parent have agreed that irreparable damage for which monetary damages and/or the payment of the Parent termination fee, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. The parties have agreed that, subject to certain specified limitations in the merger agreement, they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provision of the merger agreement without proof of damages. Notwithstanding the foregoing, EFI’s right to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the equity financing to be funded and to consummate the merger is subject to certain conditions including the satisfaction or waiver of the closing conditions in the merger agreement and the availability of the debt financing.

Amendments

The merger agreement may be amended, modified or supplemented in any and all respects by a written agreement of the parties with respect to any of the terms contained in the merger agreement, either before or after the requisite stockholder approval; provided, however, that no amendment may be made following the receipt of the requisite stockholder approval unless, to the extent required by DGCL, such amendment, modification or supplement is approved by EFI stockholders, and provided further that no amendment, modification or supplement may be made to the merger agreement that would materially adversely affect the rights of the debt financing sources without the consent of the debt financing sources.

Governing Law

The merger agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION

FOR EFI’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of EFI that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of EFI’s stockholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of EFI’s named executive officers would receive, assuming that (1) the effective time of the merger occurred on May 24, 2019 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (2) each of Messrs. Muir and Olin experienced a qualifying termination (as described on page 81 above) at such time, (3) none of the named executive officers would receive “excess parachute payments” subject to an excise tax under Section 4999 of the Code, and (4) none of the named executive officers would enter into a new agreement or otherwise become legally entitled to, prior to the merger, additional compensation or benefits. The amounts below are determined using the merger consideration of $37.00 per share, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. These amounts are based upon the named executive officer’s compensation levels in effect on May 24, 2019 and outstanding equity awards on May 24, 2019. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
William D. Muir, Jr.	4,061,648	6,707,027	69,574	10,838,249
Guy Gecht	—	9,662,254	—	9,662,254
Marc Olin	1,279,608	4,469,082	63,848	5,812,538

(1)

The estimated amount listed in this column for each named executive officer represents the aggregate value of cash severance (i.e., 36 months of base salary for Mr. Muir, 12 months of base salary for Mr. Olin, plus the value of each executive’s EFI 2019 Annual PSUs that would have vested assuming that 100% of any performance targets applicable to the EFI 2019 Annual PSUs were achieved) that such named executive officer would be entitled to receive from EFI under his respective employment agreement upon a “double trigger” qualifying termination, where the named executive officer’s employment is terminated by EFI without cause or by the named executive officer for good reason on or within 24 months following a change of control of EFI. (The terms “cause,” “good reason,” and “change of control” are each defined in the applicable employment agreement). For additional information see the section entitled “The Merger—Interests of Certain Persons in the Merger—Employment Agreements” beginning on page 81.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.

Name	Lump Sum Base Salary ($)	Lump Sum Bonus Payment ($)	Total ($)
William D. Muir, Jr.	1,860,000	2,201,648	4,061,648
Guy Gecht	—	—	—
Marc Olin	370,000	909,608	1,279,608

(2)

Pursuant to the terms of the merger agreement (subject to certain limitations set forth therein) and as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Treatment of Outstanding Equity Awards” beginning on page 78, each of the named executive officer’s EFI Time-Based RSUs that are vested or will vest within 12 months after the effective time of the merger will be payable at the effective time.

Pursuant to the terms of their employment agreements, each other outstanding EFI equity award held by Messrs. Muir and Olin will immediately vest upon a “double trigger” qualifying termination, where the named executive officer’s employment is terminated by EFI without cause or by the named executive officer for good reason (as such terms are defined in the employment agreement) on or within 24 months following a change of control, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Employment Agreements” beginning on page 81.

Pursuant to the terms of the consulting agreement with Mr. Gecht, all of his outstanding EFI equity awards granted in connection with his employment with EFI will “single-trigger” vest upon a change of control of EFI, with PSUs vesting at the target performance level for any open performance period, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Acceleration of Mr. Gecht’s RSU Awards” beginning on page 80. Mr. Gecht’s outstanding EFI LTIP Overachievement PSU awards will be cancelled without payment at the effective time of the merger. Mr. Gecht’s EFI Time-Based RSUs granted in connection with his service on the Board will accelerate pursuant to the merger agreement.

For purposes of this note and the table above, the value of the unvested EFI Time-Based RSU, EFI LTIP Target PSUs, and EFI LTIP Overachievement PSUs is calculated using the merger consideration of $37.00 per share multiplied by the number of shares of EFI common stock subject to the EFI Time-Based RSU, EFI LTIP Target PSUs, and EFI LTIP Overachievement PSUs. For purposes of this disclosure, the number of shares of EFI common stock subject to each EFI LTIP Overachievement PSU award for Messrs. Muir and Olin is calculated at the maximum level of performance, as provided in their employment agreements. The value of unvested EFI 2019 Annual PSUs has been excluded from this “Equity” column as these awards will be settled in cash pursuant to the employment agreements as described in footnote (1) above and thus is reflected in the “Cash” column above.

The following table illustrates the allocation of the aggregate total reported in the column for each named executive officer’s (i) unvested EFI Time-Based RSUs, (ii) unvested EFI LTIP Target PSUs, and (iii) unvested EFI LTIP Overachievement PSUs (at maximum level of performance).

Name	EFI Time-Based RSUs ($)	EFI LTIP Target PSUs ($)	EFI LTIP Overachievement PSUs (at Maximum Level of Performance) ($)	Total ($)
William D. Muir, Jr.	1,399,747	4,432,452	874,828	6,707,027
Guy Gecht	3,381,097	6,281,157	—	9,662,254
Marc Olin	903,355	2,662,372	903,355	4,469,082

(3)

This column includes, for Messrs. Muir and Olin, (i) the estimated amount of the executive’s COBRA premiums for health insurance for 18 months (in the case of Mr. Muir) or 12 months (in the case of Mr. Olin) and (ii) outplacement services, which will be provided upon a “double trigger” qualifying termination where the named executive officer’s employment is terminated by EFI without cause or by the named executive officer for good reason (as such terms are defined in the employment agreements) on or within 24 months following a change of control, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Employment Agreements” beginning on page 81.

The following table quantifies each separate perquisite, benefit, and health care and welfare benefits included in the aggregate total reported in the column.

Name	Payment of COBRA Premiums ($)	Outplacement Services ($)	Total ($)
William D. Muir, Jr.	34,574	35,000	69,574
Guy Gecht	—	—	—
Marc Olin	28,848	35,000	63,848

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, EFI is seeking a non-binding, advisory stockholder approval of the compensation of EFI’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives EFI’s stockholders the opportunity to express their views on the merger-related compensation of EFI’s named executive officers.

Accordingly, EFI is asking EFI stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to EFI’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Merger-Related Compensation for EFI’s Named Executive Officers” are hereby APPROVED.”

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the proposal to approve the merger-related executive compensation and vice versa. If the merger is completed, the merger-related compensation may be paid to EFI’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if EFI common stockholders fail to approve the proposal to approve the merger-related executive compensation.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger-related executive compensation.

PROPOSAL 3: VOTE ON ADJOURNMENT

If at the special meeting there are not sufficient votes to adopt the merger agreement, we intend to move to vote on this adjournment proposal. We do not intend to move to a vote on this adjournment proposal if the merger proposal is approved by the requisite number of shares of EFI common stock at the special meeting.

In this adjournment proposal, EFI’s stockholders are being asked to approve a proposal that will give the Board authority to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal to defeat that proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “EFII.”

The closing price of our common stock on Nasdaq on April 12, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $29.40 per share. On June 10, 2019, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $36.68 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

We did not declare or pay cash dividends on our common stock during 2018 and 2017. We anticipate that we will retain all available funds for the repayment of our indebtedness and the operation of our business, and we do not plan to pay any cash dividends in the foreseeable future.

If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of EFI common stock as of May 24, 2019 (except as otherwise indicated by footnote), at which time there were 43,144,696 shares of our common stock outstanding. Ownership information is included for (i) each of our named executive officers, (ii) each of our directors, (iii) all of our current directors and executive officers as a group and (iv) each person or entity we know to beneficially own more than 5% of our common stock based upon Schedules 13G as filed with the SEC.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 43,144,696 shares of our common stock outstanding as of May 24, 2019. In accordance with SEC rules, we have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 24, 2019 to be outstanding and to be beneficially owned by the person holding the common stock options for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent of Class
Directors and Named Executive Officers
Eric Brown(2)	41,000	*
Janice Durbin Chaffin(2)	—	*
Gill Cogan(3)	112,593	*
Guy Gecht(2)	311,809	*
Thomas Georgens(4)	81,500	*
Richard Kashnow(5)	41,500	*
Dan Maydan(2)	33,310	*
William D. Muir, Jr.(2)	—	*
Marc Olin(2)	102,633	*
All Current Directors and Executive Officers, as a Group (9 persons)(6)	724,345	1.68%
Greater than 5% Security Holders
Ameriprise Financial, Inc.(7)	7,191,544	16.67%
BlackRock, Inc.(8)	6,358,510	14.74%
The Vanguard Group(9)	4,579,096	10.61%
Cadian Capital Management LP(10)	3,365,179	7.80%
Dimension Fund Advisors LP(11)	3,013,657	6.98%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of May 24, 2019. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,144,696 shares outstanding on May 24, 2019, adjusted as required by rules promulgated by the SEC.
(2)	Does not hold any options, which are currently exercisable and/or exercisable within 60 days of May 24, 2019.
(3)

Includes 25,000 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of May 24, 2019.

(4)

Includes 25,000 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of May 24, 2019.

(5)

Includes 25,000 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of May 24, 2019.

(6)

Includes an aggregate of 75,000 shares of common stock issuable upon the exercise of options granted to directors collectively under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of May 24, 2019.

(7)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2019 by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Seligman Communications & Information Fund (“CSCIF”) reporting securities deemed to be beneficially owned as of December 31, 2018. AIF has shared voting power over 7,009,213 shares and shared dispositive power over 7,191,544 shares. CMIA has shared dispositive power over 6,717,606 shares and shared dispositive power over 6,899,933 shares. CSCIF has sole voting power as to 3,528,861 shares of common stock and shared dispositive power as to 3,528,861 shares of common stock. CMIA and AFI do not directly own any shares of Common Stock of the Company. As the investment adviser to CSCIF and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the 3,528,861 shares held by CSCIF. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares held by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any shares reported on Schedule 13G. The address of the reporting person is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474.

(8)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on January 28, 2019, by BlackRock, Inc. reporting securities deemed to be beneficially owned as of December 31, 2018. BlackRock, Inc. has sole voting power as to 6,250,755 shares of common stock and sole dispositive power over 6,358,510 shares of common stock and is reporting beneficial ownership of the shares as the parent holding company or control person of BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The address of the reporting person is 55 East 52nd Street, New York, New York 10055.

(9)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11, 2019, by The Vanguard Group (“VGI”) reporting securities deemed to be beneficially owned as of December 31, 2018. VGI, as the parent company of Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”) may be deemed to beneficially own the shares held by VFTC and VIA. VFTC is the beneficial owner as to 39,546 shares of common stock as a result of serving as investment manager of collective trust accounts, and VIA is the beneficial owner as to 15,150 shares of common stock as a result of serving as investment manager of Australian investment offerings. According to the Schedule 13G, as amended, VGI has sole voting power over 45,078 shares of common stock and sole dispositive power as to 4,529,932 shares of common stock. VGI has shared voting power over 9,618 shares of common stock and shared dispositive power as to 49,164 shares of common stock. The address of the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(10)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 13, 2019, by Cadian Capital Management LP (“Cadian”) reporting securities deemed to be beneficially owned as of December 31, 2018. Cadian has voting and dispositive power as to 3,365,179 shares of common stock that is shared with Cadian Capital Management GP, LLC and Eric Bannasch. The shares of common stock are directly held by advisory clients of Cadian. Pursuant to Investment Management Agreements, as amended, between the advisory clients and Cadian, Cadian exercises exclusive voting and investment power over securities directly held by the advisory clients. Cadian Capital Management GP, LLC is the general partner of Cadian. Eric Bannasch is the sole managing member of Cadian Capital Management GP, LLC. The address of the reporting person is 535 Madison Avenue 36th Floor, New York, New York 10022.

(11)

Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 8, 2019, reporting securities deemed to be beneficially owned as of December 31, 2018. Dimensional Fund Advisors LP has sole voting power as to 2,936,196 shares of common stock and sole dispositive power over 3,013,657 shares of common stock. The address of the reporting person is Building One, 6300 Bee Cave Road Austin, Texas 78746.

APPRAISAL RIGHTS

If the merger is completed, EFI’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $37.00 per share (without interest and less any applicable withholding taxes) that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. EFI’s stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, EFI must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes EFI’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex D, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, EFI believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to EFI a written demand for appraisal of your shares of our common stock before the vote is taken to approve the merger proposal; (ii) the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock and that such stockholder intends thereby to demand the appraisal of such stockholder’s shares; and (iii) you must not vote or submit a proxy in favor of the merger proposal.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to the Corporate Secretary at c/o Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555 and must be delivered to EFI before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand will be sufficient if it reasonably informs EFI of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to EFI the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, bank or other nominee, who holds shares of our common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of EFI’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, in each case when that approval is required, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, because our common stock will have been publicly listed on Nasdaq immediately prior to the effective time of the merger, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or

(2) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

After determination by the Delaware Court of Chancery of the stockholders entitled to appraisal of their shares of our common stock, the appraisal proceeding is conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the surviving corporation or by any holder of our common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of our common stock whose name appears on the verified list and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Delaware Court of Chancery will direct the payment of the fair value of our shares of common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of our common stock represented by certificates upon the surrender to the surviving corporation of such stockholder’s certificates.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $37.00 cash payment (without interest and less any applicable withholding taxes) for each of his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as EFI has no obligation to file such a petition, and EFI has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, EFI’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

OTHER MATTERS

As of the date of this proxy statement, we have no knowledge of any business that may come before the special meeting other than the matters set forth in the accompanying notice of the special meeting. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named as proxyholders in the enclosed proxy card will vote in their discretion on such matter.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our 2019 annual meeting of stockholders will be held on June 6, 2019 (which we refer to as the “2019 Annual Meeting”). If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2020 annual meeting of stockholders (which we refer to as the “2020 Annual Meeting”) only if the merger is not consummated.

Stockholders interested in submitting a proposal for inclusion in any proxy materials we distribute for the 2020 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us no later than December 28, 2019 and must comply with the Company’s Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2020 Annual Meeting by more than 30 days from the anniversary of the 2019 Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2020 Annual Meeting. Proposals should be sent to the Company’s Corporate Secretary at 6750 Dumbarton Circle, Fremont California 94555.

Stockholders who wish to nominate persons for election to the Board at the 2020 Annual Meeting or who wish to present a proposal at the 2020 Annual Meeting, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 7, 2020 and no later than March 8, 2020. These deadlines are subject to change if the date of the 2020 Annual Meeting, if any, is before May 7, 2020 or after August 5, 2020. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in the Bylaws, and must comply with the other requirements specified in the Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

EFI files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of that site is www.sec.gov

You can also review EFI’s SEC filings on its web site at www.efi.com. Through links on the “Investor Relations” portion of our website, we make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this proxy statement, other than documents that we file with the SEC that are specifically incorporated by reference into this proxy statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than, in each case, the portions that are deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K, for the fiscal year ended December 30, 2018 filed with the SEC on February 27, 2019;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2019 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2019, filed with the SEC on May 7, 2019; and

•	our Current Reports on Form 8-K, filed with the SEC on January 8, 2019, April 15, 2019 and June 4, 2019.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein) on or after the date of this statement and through the date on which the special meeting is held (including any adjournments or postponements thereof). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide, free of charge, to each person, including any beneficial owner, to whom a proxy statement is delivered a copy of any or all of the documents incorporated by reference into this proxy statement (including any exhibits that are specifically incorporated by reference in those documents). Any such request can be made by writing or telephoning us at the following address and telephone number:

Electronics For Imaging, Inc.

6750 Dumbarton Circle

Fremont, California 94555

Tel: (650) 357-3500

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of EFI stockholders. We have not authorized anyone to provide you with information or may any representation about the merger that is different from, or in addition to, that contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Your vote is very important. Please promptly complete, sign, date and return your proxy card or submit your proxy over the Internet or by telephone as described on your proxy card or voting instruction form.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

EAST PRIVATE HOLDINGS II, LLC,

EAST MERGER SUB, INC.,

and

ELECTRONICS FOR IMAGING, INC.

Dated as of April 14, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 14, 2019, by and among East Private Holdings II, LLC, a Delaware limited liability company (“Parent”), East Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Electronics for Imaging, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A.    The Parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, except as otherwise provided for herein, all of the issued and outstanding shares of Company Common Shares will be cancelled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of this Agreement.

B.    The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Shareholders, (ii) adopted this Agreement and the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the Company Shareholders for their adoption and (iv) resolved to recommend that the Company Shareholders adopt this Agreement.

C.    The board of directors of each of Parent and Merger Sub has unanimously adopted, and Parent, in its capacity as the sole stockholder of Merger Sub has, effective immediately following the execution and delivery of this Agreement, adopted and approved, in each case, this Agreement and the Transactions, including the Merger.

D.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Siris Partners IV, L.P. and Siris Partners IV Parallel, L.P. (each, a “Guarantor”) have delivered to the Company limited guarantees (the “Limited Guarantees”) in favor of the Company with respect to certain obligations of Parent and Merger Sub pursuant to the terms of this Agreement as specified in the Limited Guarantees.

E.    The Company, Parent and Merger Sub desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1.    Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)    “2014 Indenture” means the Indenture (including Form of Notes), dated as of September 9, 2014, between the Company and U.S. Bank National Association, as trustee, as amended by the First Supplemental Indenture, dated as of November 5, 2018, between the Company and U.S. Bank National Association, as trustee.

(b)    “2019 Indenture” means the Indenture (including Form of Notes), dated as of November 30, 2018, between the Company, as issuer, and U.S. Bank National Association, as trustee.

(c)    “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in the case of clause (ii) only of this definition, the confidentiality and use provisions contained therein are no less favorable, and the other provisions contained therein are no less favorable in the aggregate, to the Company than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal). An “Acceptable Confidentiality Agreement” pursuant to clause (ii) of this definition shall not include any provision (i) granting any exclusive right to negotiate with such counterparty, (ii) prohibiting the Company from satisfying its obligations hereunder or (iii) requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

(d)    “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(e)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)    any (A) acquisition of securities in which the Company issues securities representing 15% or more of the outstanding shares of any class of voting securities of the Company or (B) tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning securities representing more than 15% of the outstanding voting power of the Company or any class of equity or voting securities of the Company, in each case, after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect sale, exclusive license, exchange, transfer, purchase or other disposition with or by any non-affiliated Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons with respect to more than 15% of the consolidated assets (measured by the fair market value thereof as of the date of such purchase or acquisition), including equity interests in Subsidiaries of the Company, consolidated revenues of the Company and its Subsidiaries, taken as a whole; or

(iii)    any merger, amalgamation, consolidation, business combination (including any share exchange, tender offer or exchange offer), recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary of the Company whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, are attributable, which would result in any Person or group (other than the Company, any wholly owned Subsidiary of the Company or any parent entity of which the Company is a wholly owned Subsidiary), or the shareholders or equityholders of any such Person or group, beneficially owning, directly or indirectly, more than 15% of the outstanding Company Common Shares or 15% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power).

(f)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, however, other than in the case of Section 6.2(e) (which, in each case, shall be limited to controlled portfolio companies), in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an “Affiliate” of any portfolio company of Parent, Merger Sub or any of their respective Subsidiaries (as such term is customarily used in the private equity industry).

(g)    “Ancillary Agreements” means the paying agent agreement contemplated by Section 2.9(a), the Limited Guarantees, the Financing Letters, and the schedules, annexes, appendices and exhibits hereto and thereto.

(h)    “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and any other applicable U.S. or foreign anti-corruption or anti-bribery Laws.

(i)    “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, including both domestic and foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case, that are applicable to the Merger.

(j)    “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2018.

(k)    “Burdensome Effect” means, in connection with any Remedial Action, any condition, limitation or qualification imposed by a Governmental Authority on its grant of any consent, authorization, order, approval or exemption that a party seeks to obtain in connection with the Transactions that, individually or together with all such conditions, limitations or qualifications would or would reasonably be expected to have a material impact on the business, assets, results of operations, financial condition, properties or liabilities of (a) the Company and its Subsidiaries, taken together or (b) Parent, Merger Sub and their respective Affiliates, taken together.

(l)    “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(m)    “Code” means the Internal Revenue Code of 1986, as amended.

(n)    “Company 2019 Annual Overachievement PSUs” means the portion of each award of performance stock units or restricted stock units, in each case, subject to one-year performance-vesting restrictions granted pursuant to the Company’s 2019 annual bonus program and the Company’s 2017 Equity Incentive Plan, that is eligible to vest only if and to the extent the target level of performance under the award is exceeded (or the entire award in the case of an award that is granted in tandem with a Company 2019 Annual Target PSU and that vests only if performance exceeds the target level under such award), provided that Company 2019 Annual Overachievement PSUs shall not include any Company 2019 Annual Target PSUs, Company LTIP Target PSUs or Company LTIP Overachievement PSUs.

(o)    “Company 2019 Annual Target PSUs” means the portion of each award of performance stock units or restricted stock units, in each case, subject to one-year performance-vesting restrictions granted pursuant to the Company’s 2019 annual bonus program and the Company’s 2017 Equity Incentive Plan that is eligible to vest in full if the target level of performance under the award is achieved (or the entire award in the case of an award that is granted in tandem with a Company 2019 Annual Overachievement PSU and that vests in full at the target level of performance under such award), provided that Company 2019 Annual Target PSUs shall not include any Company 2019 Annual Overachievement PSUs, Company LTIP Target PSUs or Company LTIP Overachievement PSUs.

(p)    “Company Common Shares” means any shares of common stock, par value $0.01 per share, of the Company.

(q)    “Company Equity Awards” mean the Company RSUs, Company LTIP Target PSUs, Company LTIP Overachievement PSUs, Company 2019 Annual Target PSUs, Company 2019 Annual Overachievement PSUs and Company Options.

(r)    “Company Equity Plans” means the Company 2017 Equity Incentive Plan, the Company 2009 Equity Incentive Award Plan, and the Company ESPP.

(s)    “Company ESPP” means the Amended and Restated 2000 Employee Stock Purchase Plan of the Company, as amended.

(t)    “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(u)    “Company LTIP Overachievement PSUs” means the portion of each award of performance stock units or restricted stock units, in each case, subject to performance-vesting restrictions granted pursuant to any of the Company Equity Plans, that is eligible to vest only if and to the extent the target level of performance under the award is exceeded (or the entire award in the case of an award that is granted in tandem with a Company LTIP Target PSU and vests only if performance exceeds the target level under such award), provided that Company LTIP Overachievement PSUs shall not include any Company LTIP Target PSUs, Company 2019 Annual Target PSUs or Company 2019 Annual Overachievement PSUs.

(v)    “Company LTIP Target PSUs” means the portion of each award of performance stock units or restricted stock units, in each case, subject to performance-vesting restrictions granted pursuant to any of the Company Equity Plans, that is eligible to vest in full if the target level of performance under the award is achieved (or the entire award in the case of an award that is granted in tandem with a Company LTIP Overachievement PSU and vests in full at the target level of performance), provided that Company LTIP Target PSUs shall not include any Company LTIP Overachievement PSUs, Company 2019 Annual Target PSUs or Company 2019 Annual Overachievement PSUs.

(w)    “Company Material Adverse Effect” means any change, event, occurrence, development, condition or effect (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to (1) be materially adverse to the business, assets, financial condition, results of operations, properties or liabilities of the Company and its Subsidiaries, taken as a whole or (2) prevent the Company from consummating the Merger or have a material adverse effect on the ability of the Company to consummate the Merger in a timely manner; provided, however, none of the following, and no Effect arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below) in each case with respect to clause (1) above:

(i)    changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii)    changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (A) changes in interest rates or credit ratings; or (B) changes in exchange rates for the currencies of any country;

(iii)    changes in conditions in the industries, markets or geographical areas in which the Company and its Subsidiaries conduct business;

(iv)    changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;

(v)    any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions);

(vi)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics and other similar events in the United States or any other country or region of the world;

(vii)    the public announcement, execution or pendency of this Agreement or the consummation of the Transactions or the identity of Parent, Merger Sub or the Guarantors, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors or any other Third Person (provided that this clause (vii) shall not apply to any representation or warranty of the Company herein to the extent that such representation or warranty is expressly intended to address the consequences resulting from the execution of this Agreement or the consummation of the Transactions, including the representations and warranties contained in Section 3.5);

(viii)    any action taken or refrained from being taken by the Company that is required to be taken or refrained from being taken by the express terms of this Agreement;

(ix)    any action taken by the Company or its Subsidiaries, which Parent, Merger Sub or their respective Affiliates has expressly approved, consented to or requested in writing following the date of this Agreement;

(x)    changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the enforcement, implementation or interpretation of any of the foregoing);

(xi)    changes in the price or trading volume of the Company Common Shares or the ratings or ratings outlook of the Company, in and of itself (it being understood that any cause of such change may be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(xii)    any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any published estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(xiii)    the availability or cost of equity, debt or other financing to Parent or Merger Sub (it being understood that any cause of any such failure arising out of or resulting from the status or performance of the business, assets, financial condition, results of operations, liabilities or properties of the Company and its Subsidiaries, taken as a whole, from and after the date of this Agreement may be taken into account when determining whether a Company Material Adverse Effect has occurred or would occur); and

(xiv)    any stockholder litigation, suit, action or proceeding, or derivative litigation, suit, action or proceeding, in respect of this Agreement or the Ancillary Agreements or the Transactions brought by any current or former Company Shareholders against the Company, any of its executive officers or other employees or any member of the Company Board;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent (and solely to the extent) that such Effect has had a material and disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(x)    “Company Options” means any options to purchase Company Common Shares granted pursuant to any of the Company Equity Plans (other than the Company ESPP).

(y)    “Company Preferred Shares” means any shares of preferred stock, par value $0.01 per share, of the Company.

(z)    “Company Products” means any and all products and services that are currently marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

(aa)    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or with respect to a pending application, filed by and in the name of, the Company or any of its Subsidiaries.

(bb)    “Company RSUs” means restricted stock units subject only to time-vesting restrictions granted pursuant to any of the Company Equity Plans. Company RSUs include any restricted stock units that were granted pursuant to the Company Equity Plans that were originally subject to time-based and performance-based vesting restrictions, but as of the Effective Time, the applicable performance period had ended and the award remained subject to only time-based vesting restrictions; provided that, for the avoidance of doubt, such awards do not constitute Company LTIP Target PSUs or Company LTIP Overachievement PSUs.

(cc)    “Company Shareholders” means the holders of Company Common Shares.

(dd)    “Company Termination Fee” means an amount equal to $59,200,000 except that in the event that this Agreement is terminated by (i) the Company pursuant to Section 8.1(h) (A) prior to the No-Shop Period Start Date or (B) prior to the date that is five (5) Business Days after the No-Shop Period Start Date (the “Excluded Party End Date”) in order to enter into a definitive Alternative Acquisition Agreement for a Superior Proposal with an Excluded Party, or (ii) by Parent pursuant to Section 8.1(f) (A) prior to the No-Shop Period Start Date (other than in connection with a Company Board Recommendation Change resulting from an Intervening Event) or (B) prior to the Excluded Party End Date in connection with a Company Board Recommendation Change resulting from a Superior Proposal with an Excluded Party, the “Company Termination Fee” means an amount equal to $25,370,000.

(ee)    “Compliant” means, with respect to any Required Information, (a) that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading, and (b) (i) the Company or its auditors shall not have announced any intention or need to restate any financial statements included in the Required Information or that any such restatement is under consideration and/or (ii) Deloitte & Touche LLP has not withdrawn or advised the Company in writing that it intends to withdraw its audit opinion with respect to any financial statements contained in or that includes the Required Information for which it has provided an opinion, in which case under this clause (b) such Required Information shall not be deemed to be Compliant unless and until (x) in the case of clause (b)(i), one (1) Business Day after the date on which such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or the Company has announced that it has concluded in good faith and in its reasonable business judgment (including the basis for such conclusion) that no restatement is required in accordance with GAAP or (y) in the case of clause (b)(ii), one (1) Business Day after the date on which Deloitte & Touche LLP or another independent public accounting firm of recognized national standing reasonably acceptable to Parent has issued a new unqualified audit opinion with respect to such financial statements for the relevant period(s).

(ff)    “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Company) immediately following the Effective Time.

(gg)    “Contract” means any legally binding contract, subcontract, note, bond, mortgage, indenture, loan, lease, sublease, license, sublicense or other similar legally binding agreement or instrument.

(hh)    “Credit Agreement” means the Credit Agreement, dated as of January 2, 2019, among the Company, and Citibank, N.A., as Administrative Agent, Citibank, N.A., as Sole Lead Arranger and Sole Bookrunner, and Bank Of The West, as Syndication Agent, and each lender from time to time party thereto.

(ii)    “Dissenting Company Shares” means Company Common Shares with respect to which the holder thereof has not voted in favor of the Merger or consented to it in writing, has demanded the appraisal of such Company Common Shares in accordance with, and has properly exercised and perfected and not subsequently waived, withdrawn or lost such holder’s demand for appraisal rights with respect to such Company Common Shares in compliance with the provisions of Section 262 of the DGCL.

(jj)    “DOJ” means the United States Department of Justice or any successor thereto.

(kk)    “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to (i) the protection of the indoor or outdoor environment (including ambient air, surface water, groundwater or land) or pollution; (ii) the registration, production, use, storage, treatment, transportation, handling, reporting, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, monitoring, clean-up or remediation thereof; (iii) energy efficiency; (iv) the preservation, regulation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; and (v) the health and safety of Persons or property, including protection of health and safety of employees.

(ll)    “ERISA” means the Employee Retirement Income Security Act of 1974.

(mm)    “ERISA Affiliate” means any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code.

(nn)    “Ex-Im Laws” means all applicable Laws relating to export, reexport, transfer, and import controls, including the U.S. Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

(oo)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(pp)    “Excluded Party” shall mean any Third Person from whom the Company or any of its Representatives has received after the date hereof and prior to the No-Shop Period Start Date a written Acquisition Proposal (inclusive of any amendment or modification thereto, if delivered prior to the No-Shop Period Start Date) that the Company Board determines in good faith (such determination to be made no later than the No Shop Period Start Date), after consultation with outside legal counsel and its financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal; provided that any such Third Person shall cease to be an Excluded Party at such time as such Third Person finally withdraws its Acquisition Proposal(s) or such Acquisition Proposal is abandoned; provided, further, that any amendment, supplement or modification to an Acquisition Proposal shall not constitute withdrawal of an Acquisition Proposal.

(qq)    “Existing Indentures” means the 2014 Indenture and the 2019 Indenture.

(rr)    “Existing Notes” means the 0.75% Convertible Senior Notes due 2019 issued pursuant to the 2014 Indenture (the “2019 Notes”) and the 2.25% Convertible Senior Notes due 2023 issued pursuant to the 2019 Indenture (the “2023 Notes”).

(ss)    “Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements to provide the Debt Financing, including the Lenders referred to in this Agreement, and any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers or administrative agents in connection with the Debt Financing, together with their current and future Affiliates and their and such Affiliates’, officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns.

(tt)    “Fraud” means common law fraud with respect to the representations and warranties of the Company expressly set forth in Article III only that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(uu)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(vv)    “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ww)    “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity (to the extent that the rules, regulations or orders of such entity have the force of Law), and any court, tribunal, judicial or arbitral body of competent jurisdiction, in each case, whether federal, national, state, county, municipal or provincial, and whether local, foreign or multinational.

(xx)    “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(yy)    “Hazardous Substance” means any man made or naturally occurring substance, material or waste that is regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or is subject to regulation or standards of care or liability under any Environmental Law, including petroleum and petroleum products, byproducts and derivatives, polychlorinated biphenyls, radon, asbestos in any form, and including mold, if such mold is present under conditions as to impair or inhibit the use of any structure or portion thereof, for its original intended purposes.

(zz)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(aaa)    “Indebtedness” means, with respect to any Person, any of the following liabilities or obligations (without duplication) of such Person: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), except any indebtedness among such Person and its wholly-owned subsidiaries or among wholly-owned Subsidiaries of such Person; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case, to the extent drawn and to the extent such drawing has not been reimbursed); (iv) liabilities pursuant to leases required to be recorded as capitalized leases in accordance with GAAP; (v) liabilities arising out of interest rate, currency, commodity or other hedge or swap arrangements and any other similar arrangements designed to provide protection against fluctuations in interest rates or currency rates; (vi) indebtedness for the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business (including repurchase agreements) and accrued compensation (including legal reserves, asset retirement obligations and property provisions); (vii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and (viii) indebtedness of others of the kind described in clauses (i)—(vii) above guaranteed by such Person or secured by any lien or security interest on the assets of such Person.

(bbb)    “Intellectual Property” means any rights protected by Law, throughout the world, arising from or associated with the following: (i) patents, utility models and applications therefor, including any reissues, divisionals, continuations, continuations-in-part, provisionals, renewals and extensions and counterparts thereof (collectively, “Patents”); (ii) copyrights, works of authorship, copyright registrations and applications therefor and any other rights corresponding thereto throughout the world (collectively, “Copyrights”); (iii) trademarks, service marks, logos, trade names, trade dress rights and similar designation of origin and rights therein, and registrations and applications (including intent-to-use applications) for registration thereof, together with all of the goodwill associated with any of the foregoing (collectively, “Marks”); (iv) databases and data collections (including knowledge databases, customer lists and customer databases); (v) Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vi) trade secrets, confidential information, and know-how (collectively, “Trade Secrets”); (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) any registrations of or applications to register any of the foregoing.

(ccc)    “Intervening Event” means a material Effect that affects or would be reasonably likely to affect the business, assets, financial condition, results of operations, properties or liabilities of the Company and its Subsidiaries, taken as a whole, that (i) is not known (or if known, the effect of which was not reasonably foreseeable) by the Company Board as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal.

(ddd)    “IRS” means the United States Internal Revenue Service or any successor thereto.

(eee)    “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and General Counsel of the Company in each case after reasonable inquiry of those employees of the Company and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

(fff)    “Law” means any federal, national, state, county, municipal, provincial, local, foreign, multinational or other law, statute, constitution, treaty, common law, Governmental Order, ordinance, code, rule, regulation, ruling, requirements or legally binding policies published, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ggg)    “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, administrative action, audit, investigation, arbitration, mediation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(hhh)    “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and throughout which (i) Parent has (A) the financial statements and other information which are necessary to satisfy the conditions set forth in paragraph 7 of Exhibit D of the Debt Commitment Letter (in the case of the foregoing subclause (A), which such financial statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments)), (B) such other financial, business and other information regarding the Company and its Subsidiaries that is readily available to the Company or then within Company’s possession, in each case, as Parent shall reasonably request from the Company and that is necessary to allow Parent to prepare pro forma financial statements that are necessary to satisfy the conditions set forth in paragraph 7(b) of Exhibit D to the Debt Commitment Letter, (C) customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any information materials that authorize the distribution of information provided under clauses (A) and (B) above to prospective lenders (collectively, the “Required Information”) and (ii) throughout which period the Required Information is Compliant; provided, further, the required delivery of any information in accordance with paragraph 7 of Exhibit D to the Debt Commitment Letter (or any successor provision thereof) for any new fiscal period shall result in the “restart” of the Marketing Period, notwithstanding that a period of fifteen (15) consecutive Business Days shall have passed throughout which Parent has had what would otherwise have constituted the Required Information (were the Closing to have occurred prior to such required delivery of financial information for such period) and such information having been Compliant throughout such period; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is otherwise funded to Parent. If the Company in good faith reasonably believes that it has delivered the Required Information, it may deliver to Parent written notice to that effect (stating the date on which it believes it completed any such delivery), in which case the receipt of the Required Information shall be deemed to have occurred and the fifteen (15) consecutive Business Day period described above shall be deemed to have commenced on the date of receipt of such notice by Parent, unless Parent reasonably determines in good faith that the Company has not completed delivery of the Required Information and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity of which information are required to complete the delivery of the Required Information) without prejudice to the Company’s right to assert that the Required Information was in fact delivered.

(iii)    “Maximum Company Liability” means $109,940,000.

(jjj)    “Material Contract” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or bound:

(i)    any Contract that constitutes a “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)    any Contract (A) with any of the ten (10) largest customers, distributors, resellers or licensees (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the twelve-month period ended February 28, 2019) (“Material Customers”), (B) with any of the ten (10) largest vendors of materials, supplies, goods, services, equipment or other assets (including Intellectual Property) (determined on the basis of aggregate purchases made by the Company or its Subsidiaries over the twelve-month period ended February 28, 2019); (“Material Suppliers”) or (C) to the extent not captured by clauses (A) or (B) above, which involves expenditures or payments by the Company or any Subsidiary of the Company of more than $10,000,000 for the twelve-month period ended February 28, 2019 and in each case pursuant to clause (A), (B), or (C) that cannot be terminated on less than 90 days’ notice without payment or penalty;

(iii)    any employment Contract not terminable at will without ongoing financial liability of the Company or any of its Subsidiaries (for employees in the United States) or with notice or pay in lieu of notice (for employees outside the United States) by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with (A) any executive officer or other employee at the vice president level or above, (B) any individual with annual cash compensation in excess of $300,000, or (C) any member of the Company Board;

(iv)    any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business, commercialize any product or service or to compete with any Person in any line of business (other than use of premises restrictions in real estate leases); (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions;

(v)    any Contract relating to the disposition or acquisition of any material business or assets (whether by merger, sale of stock of sale of assets) by the Company or any of its Subsidiaries (A) entered into since December 31, 2018 or (B) that contains any outstanding “earn-out” provisions or other contingent payment obligations that could result in material payment obligations by the Company or any Subsidiary of the Company after the date of this Agreement;

(vi)    any Contracts relating to Indebtedness, in each case, with an aggregate outstanding principal amount in excess of $1,000,000, other than (A) for clarity, accounts receivables and payables in the ordinary course of business; (B) the Credit Agreement and the Existing Notes; (C) agreements between or among the Company and any wholly owned Subsidiaries of the Company; and (D) extensions of credit to customers in the ordinary course of business;

(vii)    any Lease or sublease set forth or required to be set forth in Section 3.15(a) of the Company Disclosure Letter;

(viii)    any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company RSUs, Company LTIP PSUs, Company Annual PSUs, Company Overachievement RSUs or Company Options);

(ix)    any Contract providing for severance payments and benefits in excess of $500,000 (other than Contracts pursuant to which severance is required by applicable Law);

(x)    any Contract that involves a joint venture, partnership or other similar strategic alliance;

(xi)    any Contract between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer or Affiliate (excluding the Company and its Subsidiaries) of the Company or any of its Subsidiaries, on the other hand, involving any indemnification obligations or any other material continuing liabilities or obligations of the Company or any of its Subsidiaries, excluding any Company Plans and any contracts filed with the Company SEC Reports;

(xii)    any Contract that obligates the Company or any Subsidiary of the Company to make any capital investment, capital commitment or capital expenditure (or any series of the foregoing) in excess of $1,000,000 in any twelve-month period after the date of this Agreement;

(xiii)    any Contract pursuant to which the Company or any of its Subsidiaries has been granted a license with respect to any other Person’s Intellectual Property that is material to the operation of the business (as currently conducted) of the Company or any of its Subsidiaries (other than non-exclusive licenses to commercially available off-the-shelf Software or services with aggregate annual fees less than $500,000);

(xiv)    any Contract pursuant to which the Company or any of its Subsidiaries has granted a license to any other Person to any Company Intellectual Property that is material to the operation of the business (as currently conducted) of the Company or any of its Subsidiaries (other than non-exclusive licenses entered into by the Company or any of its Subsidiaries with customers in the ordinary course in connection with the operation of the business of the Company or any of its Subsidiaries, including in connection with the provision of any Company Product by the Company or any of its Subsidiaries in the ordinary course);

(xv)    any Contract that is a settlement, conciliation or similar agreement (A) with an ongoing material obligation with or to any Governmental Authority or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement for which there is not an accrual;

(xvi)    any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire substantially all of the assets or securities of another Person other than the Company; and

(xvii)    any Contract that restricts payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(kkk)    “Money Laundering Laws” means any applicable Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970 and the U.S. Money Laundering Control Act of 1986, and any other applicable anti-money laundering-related Laws, including the U.S.A. PATRIOT Act of 2001.

(lll)    “NASDAQ” means the Nasdaq Stock Market LLC and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market LLC or any successor thereto.

(mmm)    “Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License, Mozilla Public License (MPL), and any other license that requires, as a condition of distribution of the Software licensed thereunder, that any other Software incorporated into, derived from, or distributed with the Software licensed thereunder be (i) disclosed or distributed in source code form, (ii) licensed for purposes of preparing derivative works or (iii) redistributed at no charge.

(nnn)    “Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement or other equivalent documents, including any amendments thereto.

(ooo)    “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other liens or security interests arising in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) liens to secure landlords, lessors, sub-lessors, licensors, sub-licensors or renters under leases, rental or other similar agreements (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (vi) immaterial defects, imperfections or irregularities in title, charges, easements, covenants and rights of way of record, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (viii) liens pursuant to the Credit Agreement; (ix) non-exclusive licenses to Company Intellectual Property; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property, in each case, unless caused by the Company or any of its Subsidiaries; or (xi) liens (or other encumbrances of any type) that do not and would not reasonably be expected to materially and adversely affect the operation of the Company’s business or the use or operation of the real or personal property subject thereto.

(ppp)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, group, organization or entity.

(qqq)    “Personal Data” means information held by or in the possession of the Company or its Subsidiaries that can reasonably be used to, either directly or indirectly, identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable privacy, data protection or security Law and that is regulated by such Law.

(rrr)    “Privacy and Security Laws” means all applicable Laws and policies of any Governmental Authority relating to privacy, data security, data protection, or the collection, storage, disclosure, disposal or other processing of Personal Data, including but not limited to: the Federal Trade Commission Act, 15 U.S.C. § 45; the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations and Subtitle D of the Health Information Technology for Economic and Clinical Health Act, provisions of the American Recovery and Reinvestment Act of 2009, 42 U.S.C. §§17921-17954, and its implementing regulations (collectively, “HIPAA”); the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; amendments to and regulations promulgated by federal and state agencies in implementation of these Laws and requirements; Laws governing notification to consumers, employees or other individuals and regulatory authorities following data breaches, including without limitation Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local Laws governing data security, including without limitation Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; the California Shine the Light Law, Cal Civ. Code § 1798.83; and the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), and all implementing regulations and requirements.

(sss)    “Privacy Policy” means any written privacy-related, security-related or Personal Data-related policy of the Company or any of its Subsidiaries that addresses: (i) the privacy of users of any website, service or product operated by or on behalf of the Company or any Subsidiary of the Company; or (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data.

(ttt)    “Registered Intellectual Property” means any rights in or to Intellectual Property that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority.

(uuu)    “Release” means any active or passive release, spill, emission, leaking, pumping, pouring, emptying, escaping, leaching, dumping, injection, deposit, disposal, discharge, dispersal or migration into or through the environment, including indoor or outdoor air, soil, soil gas, surface water or ground water.

(vvv)    “Sanctions Laws” means all applicable Laws relating to economic or trade sanctions, including applicable Laws administered or enforced by the governments of the United States, the United Kingdom, the European Union, any EU Member State or any other relevant Governmental Authority.

(www)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(xxx)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(yyy)    “Securities Act” means the Securities Act of 1933, as amended.

(zzz)    “Siris Group” means (a) Siris Capital Group, LLC and its Affiliates, (b) any investment funds or investment vehicles Affiliated with, or managed or advised by, Siris Capital Group, LLC or any of its Affiliates or (c) any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment funds or investment vehicles, in each case other than Parent or Merger Sub.

(aaaa)    “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (iii) all documentation, user manuals and training materials, relating to any of the foregoing.

(bbbb)    “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(cccc)    “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that is more favorable, from a financial point of view, to the Company Shareholders (in their capacity as such) than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal (including the identity of the Person(s) making the proposal) and is reasonably likely to be consummated in accordance with its terms. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(dddd)    “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions of any kind whatsoever in the nature of a tax (including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation) and value added, ad valorem, transfer, stamp, franchise, withholding, payroll, employment, severance, alternative or add-on minimum, license, excise and property taxes and assessments (including documentary transfer taxes), together with all interest, penalties and additions imposed with respect to such amounts.

(eeee)    “Tax Return” means all Tax returns, declarations, statements, reports, schedules, declarations of estimated Tax, forms, elections and information returns filed or required to be filed with a Governmental Authority by the Company or any of its Subsidiaries, including any amendment thereof.

(ffff)    “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) the Company or any of its controlled Affiliates or (b) Parent or any of its Affiliates or any “group” including Parent or any of its Affiliates.

(gggg)    “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, or its or its Subsidiaries’ Affiliates or Representatives, or otherwise relating to, involving or affecting such Party, any of its Subsidiaries or its or its Subsidiaries’ Affiliates or Representatives, in each case in connection with, arising from or otherwise relating to the Transactions (including the Proxy Statement), other than any Legal Proceedings among the Parties related to this Agreement, the Limited Guarantees or the Equity Commitment Letter and any appraisal demands or actions involving Dissenting Company Shares.

(hhhh)    “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(iiii)    “WARN” means the United States Worker Adjustment and Retraining Notification Act.

(jjjj)    “Willful and Material Breach” means a material breach of any covenant or agreement set forth in the Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party with actual knowledge that the taking of such act, or the omission of such act, constitutes or would reasonably be expected to result in or constitute a material breach of this Agreement.

1.2.    Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective pages of this Agreement set forth opposite each of the capitalized terms below:

2014 Indenture	1
2019 Indenture	1
2019 Notes	7
2023 Notes	7
Acceptable Confidentiality Agreement	2
Acquisition Proposal	2
Acquisition Transaction	2
Advisor	27
Affiliate	2
Agreement	1
Alternate Debt Financing	60
Alternative Acquisition Agreement	50
Ancillary Agreements	2
Anti-Corruption Laws	3
Antitrust Law	3
Assumed Company RSUs	21
Audited Company Balance Sheet	3
Burdensome Effect	3
Business Day	3
Bylaws	26
Capitalization Date	28
Certificate of Merger	19
Certificates	24
Charter	26
Chosen Courts	79
Closing	19
Closing Date	20
Code	3
Collective Bargaining Agreement	38
Company	1
Company 2019 Annual Overachievement PSU Consideration	23
Company 2019 Annual Overachievement PSUs	3

Company 2019 Annual Target PSU Consideration	22
Company 2019 Annual Target PSUs	3
Company Board	1
Company Board Recommendation	27
Company Board Recommendation Change	51
Company Common Shares	3
Company Disclosure Letter	26
Company Equity Awards	3
Company Equity Plans	3
Company ESPP	3
Company Intellectual Property	3
Company LTIP Overachievement PSU	4
Company LTIP Overachievement PSU Consideration	22
Company LTIP Target PSU Consideration	22
Company LTIP Target PSUs	4
Company Material Adverse Effect	4
Company Merger Vote Matters	27
Company Options	5
Company Plans	65
Company Preferred Shares	5
Company Products	5
Company Real Property	32
Company Registered Intellectual Property	5
Company Related Parties	75
Company RSU Consideration	21
Company RSUs	5
Company SEC Reports	30
Company Securities	29
Company Shareholder Meeting	57
Company Shareholders	6
Company Software	34
Company Termination Fee	6
Compliant	6
Computer Systems	35
Confidentiality Agreement	77
Consent	27
Continuing Employees	6
Contract	6
Copyrights	8
Credit Agreement	6
Current ESPP Offering Period	66
D&O Insurance	64
Data Room	19
Debt Commitment Letters	43
Debt Financing	43
Debt Financing Related Parties	73
Designated Jurisdiction	40
DGCL	1
Dissenting Company Shares	6
DOJ	6
Domain Names	8
DTC	25

Effect	4
Effective Time	19
Electronic Delivery	80
Employee Plans	36
Environmental Law	6
Equity Commitment Letters	43
Equity Financing	43
ERISA	6
ERISA Affiliate	7
Exchange Act	7
Excluded Party	7
Excluded Party End Date	6
Ex-Im Laws	7
Existing Agent	58
Existing D&O Insurance	65
Existing Indemnification Agreements	64
Existing Indentures	7
Existing Notes	7
Fee Letter	43
Financing	43
Financing Letters	43
Financing Source Provisions	75
Financing Sources	7
Foreign Employee Plan	38
Fraud	7
FTC	7
GAAP	7
Governmental Authority	7
Governmental Order	7
Guarantor	1
Hazardous Substance	7
HIPAA	12
HSR Act	8
Indebtedness	8
Indemnified Person	64
Indemnified Persons	64
Intellectual Property	8
Intervening Event	8
IRS	8
Knowledge	8
Law	8
Lease	32
Leased Real Property	32
Legal Proceeding	9
Legal Restraint	70
Lenders	43
Limited Guarantees	1
Marketing Period	9
Marks	8
Material Contract	9
Maximum Annual Premium	65
Merger	1

Merger Consideration	20
Merger Sub	1
Merger Sub Shareholder Approval	43
Money Laundering Laws	11
MUFG	60
NASDAQ	11
New Debt Commitment Letters	60
New Plans	66
Non-Party Affiliates	80
No-Shop Period Start Date	49
Notice Period	52
Old Plans	66
Open Source License	11
Option Consideration	23
Organizational Documents	11
Owned Company Shares	20
Owned Real Property	32
Parent	1
Parent Disclosure Letter	41
Parent Related Parties	74
Parent Termination Fee	73
Party	1
Patents	8
Paying Agent	23
Payment Fund	24
Payoff Amount	58
Payoff Letter	58
Permits	39
Permitted Liens	11
Person	12
Personal Data	12
Privacy and Security Laws	12
Privacy Policy	12
Prohibited Terms	59
Proxy Statement	56
Registered Intellectual Property	12
Reimbursement Obligations	63
Release	12
Remedial Actions	55
Representatives	49
Required Amount	44
Required Information	9
Requisite Shareholder Approval	27
Sanctions Laws	12
Sarbanes-Oxley Act	12
SEC	12
SEC Reports	26
Securities Act	12
Siris Group	12
Software	13
Subsidiary	13
Superior Proposal	13

Surviving Company	19
Takeover Laws	27
Tax	13
Tax Return	13
Termination Date	71
Third Person	13
Trade Control Laws	40
Trade Secrets	8
Transaction Litigation	13
Transactions	13
Uncertificated Shares	24
WARN	13
Willful and Material Breach	14

1.3.    Certain Interpretations.

(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)    When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(g)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)    A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented as of the date of this Agreement or, thereafter from time to time in accordance with the terms of such Contract and not in violation of this Agreement.

(j)    All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)    The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(m)    The Parties agree that they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)    No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o)    The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any Third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.dataroom.ansarada.com (the “Data Room”) or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at any time prior to 11:59 p.m. on April 13, 2019.

(r)    All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving company of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company.” At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.2.    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the fulfillment or waiver of all of the conditions set forth in Article VII, on the Closing Date, the Parties shall file the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) together with any required related certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the later of (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (b) such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.3.    The Closing. Subject to the conditions set forth in this Agreement, the consummation of the Merger will take place at a closing (the “Closing”) and shall take place via the electronic exchange of signatures and documentation on (a) a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third (3rd) Business Day after the later of (i) the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) and (ii) the completion of the Marketing Period; or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4.    Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, subject to the provisions of Section 6.11, the certificate of incorporation of the Surviving Company will be amended and restated to read in its entirety in the form attached hereto as Exhibit A, and as so amended and restated shall be the certificate of incorporation of Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable Law. At the Effective Time, subject to the provisions of Section 6.11, the bylaws of the Surviving Company will be amended and restated to read in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (other than that the name of the Surviving Company shall be Electronics For Imaging, Inc.), until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Company or pursuant to applicable Law.

2.5.    Directors and Officers.

(a)    Directors. At the Effective Time, the directors of the Surviving Company will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the DGCL and the Organizational Documents of the Surviving Company.

(b)    Officers. At the Effective Time, the officers of the Surviving Company will be the officers of the Company as of immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the DGCL and the Organizational Documents of the Surviving Company.

2.6.    Conversion and Exchange of Shares.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any securityholders of the Company or Merger Sub, the following will occur:

(i)    each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable common share of the Surviving Company;

(ii)    each Company Common Share that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will automatically be cancelled, extinguished and converted into the right to receive an amount equal to $37.00 in cash per share, without interest (the “Merger Consideration”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required in accordance with Section 2.11) in accordance with the provisions of Section 2.11); and

(iii)    each Company Common Share that is (A) held by the Company as a treasury share; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)    The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, sub-division, consolidation, stock dividend (including any dividend or other distribution of securities convertible into Company Common Shares), cash dividend (unless declared prior to the date hereof or declared and paid in compliance with the terms of this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Shares occurring on or after the date of this Agreement and prior to the Effective Time.

2.7.    Dissenting Company Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, Dissenting Company Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.6(a), but rather, the holders of Dissenting Company Shares shall be entitled only to payment of the appraisal value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 2.12 with respect to such payment (and, at the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder of Dissenting Company Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under and to the extent set forth in and in accordance with Section 262 of the DGCL (whether occurring before, at or after the Effective Time), then the right of such holder to be paid the appraisal value of such holder’s Dissenting Company Shares shall cease and such Dissenting Company Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 2.6(a), and such shares shall not be deemed to be Dissenting Company Shares.

(b)    The Company shall give Parent: (i) prompt written notice of (A) any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL or any other written communication with the Company that relates to a demand for appraisal or payment with respect to Dissenting Company Shares; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL with respect to the exercise or purported exercise of appraisal rights; and (ii) the opportunity to participate in, at Parent’s election and expense, all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Company Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Company or its designee after giving effect to any withholdings required by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL), and such shares shall be retired and cancelled as of the Effective Time.

2.8.    Equity Awards.

(a)    Company RSUs. Subject to the exceptions set forth in Items 2 and 3 of Section 5.2(d) of the Company Disclosure Letter, each Company RSU that is outstanding as of immediately prior to the Effective Time and that is then vested or would become vested pursuant to its terms on or before the first anniversary of the Closing Date, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration; multiplied by (ii) the total number of Company Common Shares subject to the portion of such Company RSU (the “Company RSU Consideration”) that is then vested or would become vested pursuant to its terms on or before the first anniversary of the closing date, subject to withholding for all required Taxes pursuant to Section 2.12. Parent will assume all other Company RSUs (the “Assumed Company RSUs”) that are outstanding as of immediately prior to the Effective Time, and at the Effective Time each such Company RSU will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, equal to the Company RSU Consideration, which shall vest (if applicable) and become payable by the Surviving Company to the holder thereof in accordance with the vesting schedule and terms and conditions applicable to such Company RSU immediately prior to the Effective Time (including any acceleration provisions applicable to the award) and will be subject to withholding for all required Taxes pursuant to Section 2.12. For the avoidance of doubt, at the Effective Time each Company RSU, including the Assumed Company RSUs, will cease to represent the right to receive Company Common Shares and will not represent any right to receive any equity securities of Parent, Merger Sub, the Surviving Company or any of their respective Subsidiaries.

(b)    Company LTIP Target PSUs. Parent will assume all Company LTIP Target PSUs that are outstanding as of immediately prior to the Effective Time, and at the Effective Time each such Company LTIP Target PSU will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration; multiplied by (ii) the total number of Company Common Shares subject to such Company LTIP Target PSU (the “Company LTIP Target PSU Consideration”), which shall vest (if applicable) and become payable by the Surviving Company to the holder thereof in accordance with the time-based vesting schedule for the award (but in no event earlier than the end of the applicable performance period) and terms and conditions applicable to such Company LTIP Target PSU immediately prior to the Effective Time (including any acceleration provisions applicable to the award). For purposes of the previous sentence, the number of Company Common Shares subject to a Company LTIP Target PSU in which the performance period applicable to such award has not been completed as of the Effective Time will be deemed to be the number of shares eligible to vest based on the target level of performance (which, for purposes of clarity, shall be the total number of shares subject to the award in the case of an award with respect to which the performance-based vesting requirements vest in full on achievement of target performance and was granted in tandem with a Company LTIP Overachievement PSU), and the performance-based vesting requirements shall no longer apply to the award from and after the Effective Time. The payment of the Company LTIP Target PSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12. For the avoidance of doubt, at the Effective Time each Company LTIP Target PSU will cease to represent the right to receive Company Common Shares and will not represent any right to receive any equity securities of Parent, Merger Sub, the Surviving Company or any of their respective Subsidiaries.

(c)    Company LTIP Overachievement PSUs. Parent will assume all Company LTIP Overachievement PSUs that are outstanding as of immediately prior to the Effective Time and held by individuals who are employees of the Company or any of its Subsidiaries at that time, and at the Effective Time each such Company LTIP Overachievement PSU will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration; multiplied by (ii) the total number of Company Common Shares subject to such Company LTIP Overachievement PSU (the “Company LTIP Overachievement PSU Consideration”), which shall vest (if applicable) and become payable by the Surviving Company to the holder thereof in accordance with the vesting schedule, performance-based vesting requirements, and other terms and conditions applicable to such Company LTIP Overachievement PSU immediately prior to the Effective Time (including any acceleration provisions applicable to the award). For purposes of clarity, no adjustment shall be made to the performance metrics applicable to the Company LTIP Overachievement PSU. The payment of the Company LTIP Overachievement PSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12. For the avoidance of doubt, at the Effective Time each Company LTIP Overachievement PSU will cease to represent the right to receive Company Common Shares and will not represent any right to receive any equity securities of Parent, Merger Sub, the Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, any Company LTIP Overachievement PSUs held by an individual who is not employed by the Company or one of its Subsidiaries as of immediately prior to the Effective Time will be cancelled without payment at the Effective Time.

(d)    Company 2019 Annual Target PSUs. Parent will assume all Company 2019 Annual Target PSUs that are outstanding as of immediately prior to the Effective Time and at the Effective Time each such Company 2019 Annual Target PSU will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration; multiplied by (ii) the total number of Company Common Shares subject to such Company 2019 Annual Target PSU (the “Company 2019 Annual Target PSU Consideration”), which shall vest (if applicable) and become payable by the Surviving Company to the holder thereof in accordance with the vesting schedule, performance-based vesting requirements, and other terms and conditions applicable to such Company 2019 Annual Target PSU immediately prior to the Effective Time (including any acceleration provisions applicable to the award). For purposes of clarity, no adjustment shall be made to the performance metrics applicable to the Company 2019 Annual Target PSUs. The payment of the Company 2019 Annual Target PSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12. For the avoidance of doubt, at the Effective Time each Company 2019 Annual Target PSU will cease to represent the right to receive Company Common Shares and will not represent any right to receive any equity securities of Parent, Merger Sub, the Surviving Company or any of their respective Subsidiaries.

(e)    Company 2019 Annual Overachievement PSUs. Parent will assume all Company 2019 Annual Overachievement PSUs that are outstanding as of immediately prior to the Effective Time, and at the Effective Time each such Company 2019 Annual Overachievement PSU will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration; multiplied by (ii) the total number of Company Common Shares subject to such Company 2019 Annual Overachievement PSU (the “Company 2019 Annual Overachievement PSU Consideration”), which shall vest (if applicable) and become payable by the Surviving Company to the holder thereof in accordance with the vesting schedule, performance-based vesting requirements, and other terms and conditions applicable to such Company 2019 Annual Overachievement PSU immediately prior to the Effective Time (including any acceleration provisions applicable to the award). For purposes of clarity, no adjustment shall be made to the performance metrics applicable to the Company 2019 Annual Overachievement PSUs. The payment of the Company 2019 Annual Overachievement PSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12. For the avoidance of doubt, at the Effective Time each Company 2019 Annual Overachievement PSU will cease to represent the right to receive Company Common Shares and will not represent any right to receive any equity securities of Parent, Merger Sub, the Surviving Company or any of their respective Subsidiaries.

(f)    Company Options. Parent will not assume any Company Options that are outstanding immediately prior to the Effective Time and at the Effective Time each Company Option , whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of Company Common Shares issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, with respect to Company

Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Merger Consideration, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(g)    Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Company RSU Consideration owed to all holders of Company RSUs (other than Assumed Company RSUs); and (ii) Option Consideration owed to all holders of Company Options. As soon as practicable after the Closing Date, the applicable holders of Company RSUs (other than Assumed Company RSUs) and Company Options will receive a payment from the Company or the Surviving Company (or applicable Subsidiary employer), through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company RSUs (other than Assumed Company RSUs) or Company Options that are cancelled and converted pursuant to Section 2.8(a) or Section 2.8(f), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company RSUs (other than Assumed Company RSUs) or Company Options pursuant to Section 2.8(a) or Section 2.8(f), as applicable, cannot be made through the Company’s or the Surviving Company’s payroll system or payroll provider, then the Surviving Company will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder as soon as practicable following the Closing Date (but in no event more than two (2) Business Days thereafter).

(h)    Further Actions. The Company Board (or, if appropriate, a committee thereof) will adopt such resolutions, or take action by written consent in lieu of a meeting, to provide for the treatment of Company Equity Awards as contemplated by this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9.    Exchange of Certificates.

(a)    Paying Agent. Parent will (i) not less than five (5) Business Days prior to the anticipated Closing Date, select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”); and (ii) prior to the Effective Time enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent.

(b)    Payment Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Paying Agent, by wire transfer of immediately available funds, for payment to the Company Shareholders pursuant to Section 2.6(a)(ii), an amount of cash sufficient to pay the aggregate consideration to which such Company Shareholders become entitled pursuant to Section 2.6(a)(ii); provided that, no such deposit shall be necessary in respect of Owned Company Shares or Dissenting Company Shares. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Paying Agent, as directed by Parent or the Surviving Company, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). No losses with respect to any investments of the Payment Fund will diminish the rights of any Company Shareholders. If the Payment Fund is for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.6(a)(ii) or if all or portion of the Payment Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.6(a)(ii) for any reason, Parent will, or will cause the Surviving Company to, promptly deposit additional cash in the Payment Fund so as to ensure that the Payment Fund is at a level sufficient for the Paying Agent to make the payments contemplated by Section 2.6(a)(ii). Any income from investment of the Payment Fund shall be the sole and exclusive property of the Surviving Company, and no part of such income shall accrue to the benefit of the Company Shareholders and will be payable to any Person as the Surviving Company directs. Subject to Section 2.9(g), the Payment Fund shall not be used for any purpose other than the payment to Company Shareholders as contemplated by Section 2.6(a)(ii).

(c)    Payment Procedures. Promptly following the Effective Time (and in any event within two (2) Business Days following the Effective Time), Parent and the Surviving Company will cause the Paying Agent to mail to each holder of record as of immediately prior to the Effective Time (other than with respect to Dissenting Company Shares or Owned Company Shares) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares (other than Dissenting Company Shares or Owned Company Shares) (the “Certificates” (if any)); and (ii) uncertificated Company Common Shares that represented outstanding Company Common Shares (other than Dissenting Company Shares or Owned Company Shares) (the “Uncertificated Shares”) (A) in the case of Certificates and Uncertificated Shares not held through DTC, a letter of transmittal in such customary form as Parent, the Company and the Paying Agent reasonably agree (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent); and (B) in the case of Certificates and Uncertificated Shares held through DTC, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to Section 2.6(a)(ii). Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Common Shares represented by such Certificate; by (y) the Merger Consideration (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt by the Paying Agent of a letter of transmittal in respect of Uncertificated Shares not held through DTC, duly completed and validly executed in accordance with the instructions thereto, the holder of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Common Shares represented by such holder’s transferred Uncertificated Shares; by (y) the Merger Consideration (less any Taxes required to be withheld pursuant to Section 2.12), and the transferred Uncertificated Shares so surrendered will be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares not held through DTC, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Company Common Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Merger Consideration (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Paying Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to Section 2.6(a)(ii). Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares held through DTC will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.6(a)(ii).

(d)    DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Company Common Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominees immediately prior to the Effective Time; multiplied by (B) the Merger Consideration.

(e)    Transfers of Ownership. If a transfer of ownership of Company Common Shares is not registered in the transfer books of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the transfer books of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the transfer books of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Merger Consideration with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Company or any other Party will be liable to a holder of Company Common Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent (or the Surviving Company as directed by Parent) upon demand, and any Company Shareholders who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Company Common Shares for exchange pursuant to this Section 2.9 will thereafter look for payment of the Merger Consideration payable in respect of the Company Common Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.6(a)(ii). Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares as of immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10.    No Further Ownership Rights in Company Common Shares. From and after the Effective Time, (a) all Company Common Shares issued and outstanding immediately prior to the Merger will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any Company Common Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor in accordance with Section 2.6(a)(ii) or, in the case of Dissenting Company Shares, the rights pursuant to Section 2.7. The Merger Consideration paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Company of Company Common Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company for any reason, they will (subject to compliance with the payment procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11.    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.6(a)(ii). Parent or the Paying Agent may, in its reasonable determination and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the

Surviving Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12.    Required Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Company will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13.    Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time shall be authorized and empowered to take all such lawful and necessary action.

ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents publicly filed by the Company with the SEC or publicly furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2016 and prior to the date of this Agreement (other than any disclosures contained or referenced therein that they are predictive, cautionary or forward-looking in nature, including any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk”) (the “SEC Reports”) (it being understood that any matter disclosed in any SEC Report will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty set forth in this Article III only to the extent that it is reasonably apparent from the face of such disclosure in such SEC Report that it is an exception to (or, as applicable, a disclosure for purposes of) such representation or warranty); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1.    Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any relevant jurisdiction), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the ability of the Company to perform its covenants and obligations pursuant to this Agreement. The Company has made available to Parent true, correct and complete copies of the Company’s Amended and Restated Certificate of Incorporation, dated as of October 9, 1992, and amended pursuant to that certain Certificate of Amendment, dated as of November 7, 1995 (the “Charter”), and the Company’s Amended and Restated Bylaws, dated August 12, 2009 (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2.    Power; Enforceability. The Company has the requisite power and authority to (a) execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party; (b) perform its covenants and obligations under this Agreement and each Ancillary Agreement to which the Company is a party; and (c) subject to receiving the Requisite Shareholder Approval, consummate the Transactions. Subject to the receipt of the

Requisite Shareholder Approval, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions have been duly authorized and approved by all necessary action on the part of the Company and no additional actions on the part of the Company are necessary to authorize (i) the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which it is a party; (ii) the performance by the Company of its covenants and obligations hereunder and thereunder; or (iii) the execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the consummation of the Transactions. This Agreement has been, and each Ancillary Agreement to which the Company is a party, has been, or will at the Closing (as applicable) be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

3.3.    Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)    Company Board Approval. The Company Board, at a meeting duly called and held, and as of the date of this Agreement not subsequently rescinded or modified in any way, duly adopted resolutions that (i) adopted this Agreement and the Transactions, including the Merger; (ii) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Shareholders; (iii) directed that this Agreement be submitted to the Company Shareholders for their adoption; and (iv) resolved to recommend that the Company Shareholders adopt this Agreement (such recommendation, the “Company Board Recommendation”).

(b)    Fairness Opinion. The Company Board or a committee thereof has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisors, Morgan Stanley & Co. LLC and Greenhill & Co., LLC (the “Advisors”), to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Shares (other than Owned Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair from a financial point of view to such holders.

(c)    Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” “interested stockholder” or any other similar antitakeover statute, regulation or similar federal or state Law, including Section 203 of the DGCL (collectively, “Takeover Laws”), is applicable to this Agreement or the Merger.

3.4.    Requisite Shareholder Approval. The vote in favor of the adoption of this Agreement (collectively, the “Company Merger Vote Matters”) by the holders representing at least a majority of the outstanding Company Common Shares entitled to vote in accordance with the DGCL (the “Requisite Shareholder Approval”) is the only vote of any class or series of the Company’s capital stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to approve the Company Merger Vote Matters.

3.5.    Non-Contravention. The execution and delivery of this Agreement by the Company and each other Ancillary Agreement to which the Company is a party, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Charter or the Bylaws or the Organizational Documents of the Company or any of its Subsidiaries; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice, lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to or loss of benefit under any applicable Permit or any Material Contract; (c) assuming the making or obtaining the Consents referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, losses, violations, conflicts or liens that would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the ability of the Company to perform its covenants and obligations pursuant to this Agreement.

3.6.    Requisite Governmental Approvals. No consent, approval, order, permit or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company or its Subsidiaries in connection with (a) the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement or any Ancillary Agreement to which it is a party; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act, any applicable foreign Antitrust Laws set forth in Section 7.1(b) or Section 7.1(b) of the Company Disclosure Letter; and any other applicable Laws set forth on Section 7.1(b) of the Company Disclosure Letter; (iv) compliance with the rules and regulations of NASDAQ; and (v) such other Consents the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the ability of the Company to perform its covenants and obligations pursuant to this Agreement.

3.7.    Company Capitalization.

(a)    Capital Stock. The authorized capital stock of the Company consists of: (i) 150,000,000 Company Common Shares; and (ii) 5,000,000 Company Preferred Shares. As of the close of business on April 10, 2019 (such time and date, the “Capitalization Date”), (A) 45,533,238 Company Common Shares were issued and outstanding (which excludes the Company Common Shares relating to Company Options referred to in Section 3.7(b), the Company Common Shares reserved for purchase under the Company ESPP and the Company Common Shares held by the Company as treasury shares, but includes 1,102,233 Company RSUs (assuming the fulfillment of all applicable time-based vesting conditions), 675,063 Company LTIP Target PSUs, 142,385 Company LTIP Overachievement PSUs, 308,439 Company 2019 Annual Target PSUs and 223,857 Company 2019 Annual Overachievement PSUs (in each case, assuming the achievement of all applicable performance goals at maximum)); (B) no Company Preferred Shares were issued and outstanding; (C) 13,075,009 Company Common Shares were held by the Company as treasury shares; and (D) 310,921 Company Common Shares were reserved for purchase under the Company ESPP with respect to any ongoing offering period under the terms of the Company ESPP, assuming a price per share equal to the Merger Consideration. All outstanding Company Common Shares are validly issued, fully paid, nonassessable and free of any preemptive (or similar) rights. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than issuances of Company Common Shares pursuant to the exercise in accordance with their terms of Company Options outstanding immediately prior to the Capitalization Date. No Subsidiary of the Company owns any Company Securities. As of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding Company Common Shares or Company Equity Awards.

(b)    Reservation of Shares. As of the Capitalization Date, the Company has reserved 2,837,898 Company Common Shares for issuance pursuant to the Company Equity Plans, inclusive of all outstanding equity awards and all Company Common Shares reserved for purchase under the Company ESPP with respect to the ongoing offering period, but excluding all Company Common Shares authorized but not yet granted under Company Equity Plans. As of the Capitalization Date, there were outstanding Company Options to acquire 75,000 Company Common Shares, of which there were outstanding Company Options with an exercise price per share less than the Merger Consideration to acquire 75,000 Company Common Shares. As of the Capitalization Date, the Conversion Rate (as defined in each of the Existing Indentures, as applicable) (i) in respect of the 2019 Notes is 18.9667 Company Common Shares per $1,000 in principal amount and (ii) in respect of the 2023 Notes is 28.0128 Company Common Shares per $1,000 in principal. As of the Capitalization Date, the Company has a sufficient number of authorized and unissued shares of Company Common Shares to effect the conversion of the 2019 Notes and the 2023 Notes.

(c)    Company Securities; Company Equity Awards. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Common Shares, no outstanding shares of, or other equity or voting interest in, the Company; (ii) other than the Existing Notes, no outstanding securities of the Company convertible into or exchangeable for shares of, or other equity or voting interest in, the Company; (iii) other than the Existing Notes, no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any shares of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of, or other securities or ownership interests in, the Company, other than the Existing Notes (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Shares and Company Preferred Shares, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations of the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than with respect to the Existing Indentures, neither the Company nor any Subsidiary of the Company is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. The Company does not have a shareholder rights plan in effect. Section 3.7(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of (A) each Company Equity Award, (B) whether each Company Equity Award is a Company RSU, a Company 2019 Annual Target PSU, a Company 2019 Annual Overachievement PSU, a Company LTIP Target PSU or a Company LTIP Overachievement PSU, (C) the holder of each Company Equity Award, (D) the number of Company Common Shares underlying each Company Equity Award, (E) the date on which each Company Equity Award was granted, (F) the Company Equity Plan (and, if applicable, underlying bonus program) under which each Company Equity Award was granted, (G) the exercise price of each Company Equity Award, if applicable, (H) the expiration date of each Company Equity Award, if applicable and (I) the vesting schedule applicable to such Company Equity Award. There are no equity or equity-based compensation awards outstanding that (x) were not granted pursuant to a Company Equity Plan, or (y) are subject to terms and conditions that supersede, override, or provide different terms than the terms of the Company Equity Plans applicable to a change of control transaction. All Company Options are vested and exercisable.

(d)    Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8.    Subsidiaries.

(a)    Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company and each holder thereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any relevant jurisdiction); and (ii) has the requisite corporate or other power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing or to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar Organizational Documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. Each such certificate of incorporation, bylaw and other Organizational Document is in full force and effect. No Subsidiary of the Company is in violation of its Organizational Documents, except for such violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens (other than liens imposed by securities Laws and liens under the Credit Agreement) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in the same manner in all material respects that such business is conducted on the date of this Agreement. None of the Subsidiaries of the Company is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any capital stock of, or other equity or voting interest in, any Subsidiary of the Company.

(c)    Other Securities of Subsidiaries. (i) There are no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) there are no options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (iii) there are no obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; and (iv) there are no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of, or other securities or ownership interests in, any Subsidiary of the Company.

3.9.    Company SEC Documents.

(a)    Since January 1, 2016, the Company has filed or furnished all forms, reports, schedules, statements, prospectuses, registration statements and other documents with the SEC that have been required to be filed or furnished by it, from and after January 1, 2016, pursuant to applicable Laws (the “Company SEC Reports”). Each Company SEC Report has complied, or will comply, as the case may be, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Report was, or will be, filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

(b)    The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the date it is first mailed to the Company Shareholders, at the time the Proxy Statement and any amendment thereof or supplement thereto are filed with the SEC and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof specifically for inclusion or incorporation by reference in the Proxy Statement.

(c)    As of the date of this Agreement, there are no outstanding unresolved comments with respect to the Company or the Company SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC or its staff.

(d)    Since January 1, 2016, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ and has complied in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

3.10.    Company Financial Statements; Internal Controls; Indebtedness.

(a)    Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with, or incorporated by reference into, the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments, in the case of unaudited financial statements). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements (and neither the Company nor any Subsidiary of the Company has any commitment to become a party to any off-balance sheet arrangement) of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)    Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that (i) information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such information is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such system was effective. Since January 1, 2016, the principal executive officer (as defined in the Sarbanes-Oxley Act) and principal financial officer (as defined in the Sarbanes-Oxley Act) of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)    Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including: policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. To the Knowledge of the Company, since January 1, 2016, there has been no written complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in improper or illegal accounting or auditing practices.

(d)    Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than such Indebtedness expressly reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports filed prior to the date of this Agreement.

3.11.    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, contingent or otherwise) of a nature required to be reflected or reserved against on a balance sheet of the Company or any of its Subsidiaries prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet (including the notes thereto); (b) arising pursuant to this Agreement or incurred in connection with the Merger in compliance with this Agreement; (c) incurred in the ordinary course of business since December 31, 2018; or (d) that, individually or in the aggregate, would not have, a Company Material Adverse Effect.

3.12.    Absence of Certain Changes. Since December 31, 2018, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has undertaken any action that, if undertaken prior to the date of this Agreement, would have required Parent’s written approval pursuant to Section 5.2(a), 5.2(b), 5.2(c), 5.2(f), 5.2(g), 5.2(i), 5.2(k) or 5.2(m). Since the date of the Audited Company Balance Sheet through the date hereof, there has not occurred a Company Material Adverse Effect.

3.13.    Material Contracts.

(a)    List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.19(a) of the Company Disclosure Letter). The Company has made available to Parent, or publicly filed with the SEC, a true, correct and complete copy of each Material Contract required to be scheduled in Section 3.13(a) of the Company Disclosure Letter.

(b)    Validity. Each Material Contract is valid and binding on the Company or each Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred that, with notice, lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet, neither the Company nor any Subsidiary of the Company has received written notice that it has breached, or is in default under, any Material Contract, in each case, in any material respect.

3.14.    Customers and Suppliers. Except as set forth on Section 3.14 of the Company Disclosure Letter, since the date of the Audited Company Balance Sheet, no Material Customer or Material Supplier (a) has canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries; or (b) has decreased materially or limited materially, or threatened in writing to decrease materially or limit materially, the amount of business that any such Material Customer or Material Supplier conducts with the Company and its Subsidiaries in the ordinary course of business.

3.15.    Real Property.

(a)    The Company or one of its Subsidiaries (i) owns good and marketable fee title to the material real properties owned by the Company or any such Subsidiary (each such property, an “Owned Real Property”), free and clear of all liens (other than Permitted Liens); (ii) has a valid leasehold or other property interest in each leasehold or subleasehold estate (or other similar property interest) held by the Company or any such Subsidiary (each such property, a “Leased Real Property,” and together with the Owned Real Property, collectively, the “Company Real Property,” and each such lease, sublease, license or other agreement, a “Lease”) free and clear of all liens (other than Permitted Liens); (iii) has not collaterally assigned or granted any other security interest any applicable Lease or any interest therein; (iv) is not in material breach of or default under any Lease, and no event or circumstance exists that, solely with the lapse of time, delivery of notice, or both, would constitute a material breach of or default under any Lease; and (v) has not granted to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy any Company Real Property, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no circumstances existing that would cause the applicable landlord, sublandlord or other third party under a Lease to be in default under such Lease. Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Company Real Property. The Company has made available to Parent true, correct and complete copies of all material Leases and subleases.

(b)    Neither the Company nor any of its Subsidiaries has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Company Real Property or (ii) zoning, building code or other moratorium proceedings or similar matters which would reasonably be expected to materially and adversely affect the ability to operate any Company Real Property as currently operated. Neither the whole nor any material portion of any Company Real Property has been damaged by fire or other casualty.

(c)    To the Knowledge of the Company, there are no claims, liabilities or obligations of the Company to any Person or Governmental Authority with respect to any real property that is or was formerly Company Real Property under any Environmental Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.16.    Environmental Matters. Since January 1, 2015, the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws and Permits applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for any such noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Since January 1, 2015, the Company and each of its Subsidiaries has held or has applied for all Permits necessary for the conduct and operation of their respective businesses, and all such Permits are in good standing or subject to renewal in the ordinary course of business, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated or has liability under any applicable Environmental Law or Permit, or has liability to pay for or to conduct any investigation, cleanup, remediation or monitoring of Hazardous Substances at any location, or to remove or reduce any Hazardous Substances in any Company Products, except for any such violation, obligation or liability that would not have, individually or in the aggregate, a Company Material Adverse Effect. There has been no use or Release of any Hazardous Substance in violation of any applicable Environmental Law or which requires investigation, cleanup, remediation or monitoring by the Company or any Subsidiary or at any Owned Real Property or, to the Knowledge of the Company, at any property that was formerly Owned Real Property, Leased Real Property or at any other location for which the Company or any Subsidiary would reasonably be expected to be liable or responsible, except for any such Releases that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging any material noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any material liability for any investigation, cleanup, removal or remediation pursuant to any Environmental Law. The Company and its Subsidiaries have not assumed, by contract, operation of law or otherwise, any liabilities or obligations under any Environmental Laws or with regard to Hazardous Substances of any other Person, nor owe any duty of indemnification therefor. The Company has provided true, complete and correct copies of all current Permits and all audits, Phase I/Phase II environmental site assessments, capital management plans for compliance under Environmental Laws, environmental management system documents, operating plans, pollution or waste minimization plans and other material documents evaluating or concerning environmental matters.

3.17.    Intellectual Property; Privacy and Data Security.

(a)    Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all: (i) Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered; and (ii) unregistered Marks owned or purported to be owned by the Company or any of its Subsidiaries that are material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

(b)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and (other than applications) enforceable; (ii) no Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Company’s Knowledge, no such action is or has been threatened with respect to any Company Registered Intellectual Property, and (iii) the Company or one of its Subsidiaries owns exclusively, free and clear of all liens other than Permitted Liens, all right, title and interest in and to all Intellectual Property forming a part of the Company Intellectual Property.

(c)    The Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses valid and enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, except as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representation and warranty in this Section 3.17(c) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation of any Intellectual Property, which is exclusively addressed in Section 3.17(e) below. Since January 1, 2016, neither the Company nor any of its Subsidiaries has granted to any Person any ownership interest, or any exclusive right that remains in effect, in or to any Intellectual Property that at the time of the grant was Company Intellectual Property material to the conduct of the businesses of the Company or any of its Subsidiaries.

(d)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or threatened Legal Proceedings against the Company or any of its Subsidiaries (i) challenging the right of the Company or any of its Subsidiaries to exploit any Intellectual Property that is exploited or used in the conduct of the business of the Company or any of its Subsidiaries or (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received since January 1, 2016 any written notice of any claims by any Person, in each case, alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(e)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property or Intellectual Property exclusively licensed to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has initiated any Legal Proceeding that is currently pending against any third party, or provided any third party with written notice, alleging or claiming that such third party is infringing, misappropriating or violating any Company Intellectual Property.

(f)    The Company and its Subsidiaries take commercially reasonable measures to protect the Company Intellectual Property, including the confidentiality of any Trade Secrets owned by the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, such Trade Secrets, including the source code of any Software forming a part of the Company Intellectual Property (collectively, “Company Software”), have not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which, to the Company’s Knowledge, have not been breached. No current or contingent rights have been granted to any Person other than the Company or its Subsidiaries to access or possess any material source code of any Company Product.

(g)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all present or past personnel (including employees, agents, consultants and contractors) whose duties include or have included contribution to or participation in the conception or development, or both, of any Intellectual Property for the Company or any of its Subsidiaries have executed valid and enforceable confidentiality and invention assignment agreements sufficient to transfer exclusive ownership of such Intellectual Property to the Company or the applicable Subsidiary without payment of any additional consideration and that contain valid and enforceable waivers of remuneration under any applicable Law.

(h)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain and have at all times maintained a public-facing Privacy Policy that accurately describes in all material respects its policies and practices with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Data; (ii) the Company and its Subsidiaries have complied in all material respects with its Privacy Policies and all applicable Privacy and Security Laws relating to the collection, storage, use, disclosure and transfer (including across non-U.S. borders) of any Personal Data collected by or on behalf of the Company or any of its Subsidiaries; (iii) the Company and its Subsidiaries have contractually obligated all third parties processing Personal Data on the Company or its Subsidiaries’ behalf to comply with applicable Privacy and Security Laws and to take reasonable steps to protect the security and confidentiality of Personal Data (iv) no written notices have been received by and no written claims have been asserted by any third party (including any Governmental Authority) against, the Company or any of its Subsidiaries, alleging any violation of any Laws relating to the collection, storage, use, disclosure and transfer of any Personal Data; and (v) to the Knowledge of the Company, there have not been any unauthorized access, acquisition, use or disclosure of, or security breaches with respect to, any Personal Data or similar confidential information maintained by or for Company or any of its Subsidiaries.

(i)    Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the operation of the business of the Company and its Subsidiaries, taken as a whole, no Company Product uses or incorporates, or is derived from, any Software that is subject to an Open Source License in a manner that requires (i) the licensing or provision of source code of such Company Product to any Person (ii) any Company Software to be licensed for the purpose of creating derivative works or (iii) any Company Software to be redistributed at no charge.

(j)    Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, be material to the operation of the business of the Company and its Subsidiaries (taken as a whole), (i) the Software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses (collectively, the “Computer Systems”) are reasonably sufficient for the immediate needs of the Company and its Subsidiaries; (ii) the Computer Systems are in sufficiently good working condition to perform all information technology operations, in each case as necessary for the operation of the business of the Company and its Subsidiaries as currently conducted; (iii) the Company and its Subsidiaries use commercially reasonable efforts to protect the Computer Systems from becoming infected by any disabling codes or instructions, including any virus, worm, Trojan horse, automatic restraint, time bomb or any other feature or function that cause erasing, destroying, or corrupting of Software, systems, databases, or data; and (iv) there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Computer Systems that have caused any material disruption of or interruption in or to the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Company and its Subsidiaries.

(k)    Neither the execution, delivery, and performance of this Agreement, nor the consummation of the Transactions, will impair the right of the Company and its Subsidiaries to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license or dispose of any Intellectual Property, in each case that is used or exploited in the conduct of the business of Company or any of its Subsidiaries, except where any such impairment, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.18.    Tax Matters.

(a)    Tax Returns. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) timely filed, or have caused to be timely filed on their behalf (taking into account valid extensions), all Tax Returns required to be filed by any of them and each such Tax Return is true, correct and complete; and (ii) timely paid, have caused to be timely paid on their behalf, or have adequately reserved (in accordance with GAAP on the appropriate financial statements) for the payment of, all Taxes that are required to be paid by any of them.

(b)    Taxes Paid. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has timely paid, withheld or collected (and paid or remitted to the appropriate Governmental Authority) all Taxes required to be paid, withheld or collected by any of them in connection with any amounts paid or owing to any employee, creditor, independent contractor, customer, shareholder or other third party, and have otherwise complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes.

(c)    No Audits. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) no audits, investigations, proceedings, actions or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and (ii) no deficiency for Taxes has been assessed or asserted in writing by any Governmental Authority against the

Company or any of its Subsidiaries, except for deficiencies which have been settled, withdrawn or satisfied by payment.

(d)    No Liens. There are no liens for Taxes upon any material asset, right or property of the Company or any of its Subsidiaries (including any Owned Real Property or any Leased Real Property), except for Permitted Liens.

(e)    No Listed Transaction. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” described in Treasury Regulation § 1.6011-4(b)(2) or any similar provision of state, local or non-United States Law.

(f)    No Nexus. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been resolved or withdrawn.

(g)    No Waivers. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject other than in connection with customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(h)    Tax Agreements. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes, or any agreement solely among any of the Company or its Subsidiaries; (ii) has been included in any “consolidated,” “unitary,” “affiliated” or “combined” Tax Return within the meaning of Section 1504 of the Code (or any similar provision state, local or non-United States Law) other than any such group of which the Company is the common parent; or (iii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law.

(i)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to including any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any change in method of accounting, closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law) entered into prior to the Closing Date, intercompany transaction, installment sale or open transaction made on or prior to the Closing Date, or election under Section 108(i) of the Code or prepaid amount received, in each case for a taxable period ending on, or prior to, the Closing Date, or as a result of any election under Section 965(h) of the Code. There are no Tax rulings or requests for rulings relating to Taxes for which the Company or any Subsidiary may be liable that could affect the Company’s or any Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(j)    Not USPRHC. The Company is a domestic corporation and a class of stock of the Company is regularly traded on an established securities market within the meaning of Treasury Regulation § 1.1445-2(c)(2).

(k)    No Section 355 Distribution. Since January 1, 2016, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for Tax free treatment under Section 355 of the Code.

3.19.    Employee Plans.

(a)    Employee Plans. Section 3.19(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all material Employee Plans and identifies the country in which such Employee Plan is maintained. For purposes of this Agreement, the term “Employee Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) any other employment, bonus, commission, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, health, dental, vision, life, accidental death and dismemberment, employee assistance, sick leave, paid time off, deferred compensation, severance, retention, change of control and other fringe, welfare or other employee benefit plan, program, agreement, contract, policy or arrangement maintained or contributed to by the Company or any of its Subsidiaries, including any such arrangement maintained with respect to a current or former employee, individual independent contractor who is a natural Person or member of the board of directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, except for any benefit or compensation plan or arrangement maintained by a Governmental Authority (collectively, the “Employee Plans”). With respect to each Employee Plan, the Company has made available to Parent a copy, to the extent applicable, of (A) the two (2) most recent annual reports on IRS Form 5500 required to have been filed with the United States Department of Labor for each Employee Plan, including all schedules thereto; (B) the most recent determination letter (or, if applicable, opinion or advisory letter), if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the current plan document and all amendments thereto and the most recent summary plan description and any material modifications thereto; (D) any related trust agreement or other funding arrangement currently in effect; (E) any non-routine correspondence to or from the IRS or any office or representative of the United States Department of Labor or other Governmental Authority relating to any compliance issues in respect of any such Employee Plan for which a material liability remains outstanding; and (F) all material filings and correspondence with any Governmental Authority within three (3) years preceding the date of this Agreement.

(b)    Absence of Certain Plans. In the past six (6) years, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has maintained, sponsored or participated in, contributed to or has been obligated to contribute to, and none of the Company, any of its Subsidiaries nor any ERISA Affiliate otherwise has any liability with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA; (ii) a multiple employer plan (within the meaning of Section 4063 or Section 4064 of ERISA); or (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA. No Employee Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)    Compliance. Each Employee Plan (i) has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code or any similar Laws in jurisdictions outside of the United States, except as would not have, individually or in the aggregate, a Company Material Adverse Effect and (ii) intended to be “qualified” within the meaning of Section 401(a) of the Code has received a currently effective favorable determination letter (or, if applicable, is entitled to rely on an advisory or opinion letter) as to its qualification that has not been revoked; and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(d)    Employee Plan Legal Proceedings. The Company has received no notice that there are Legal Proceedings pending, nor, to the Knowledge of the Company, have any been threatened in writing, on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, or with respect to the administration or operation of such plans, other than routine claims for benefits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers or employees has, with respect to any Employee Plan, engaged in or been a party to (or has any indemnification obligations with respect to) any non-exempt

“prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 or 4976 of the Code, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    No Welfare Benefit Plan; No Acquired Rights. None of the Company, any of its Subsidiaries or any Employee Plan provides or has an obligation to provide post-termination or retiree life insurance, health or other welfare benefits to any person, except as required by Section 4980B of the Code or any other Law or to the extent not material, while a former employee is receiving severance benefits. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company, its Subsidiaries and their ERISA Affiliates have complied in all material respects with Section 4980B of the Code, Part 6 of Subtitle B under Title I of ERISA and similar applicable Law.

(g)    Transaction Payments. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event that would not in and of itself trigger such payment or benefit) will, except as set forth in this Agreement, (i) result in any payment or benefit (including severance, bonus, retention, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or natural Person service provider of the Company or any Subsidiary thereof under any Employee Plan or otherwise; (ii) increase any payments or benefits otherwise payable or trigger any other obligation under any Employee Plan; or (iii) result in any acceleration of the time of payment, funding or vesting of any such payments or benefits. None of the Company or any of its Subsidiaries is a party to or has any obligation under any Employee Plan or otherwise to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h)    Foreign Employee Plans. With respect to each Employee Plan that is maintained for employees located outside of the United States (each, a “Foreign Employee Plan”), except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) if any such Foreign Employee Plan is intended to qualify for special tax treatment, such Foreign Employee Plan meets the requirements for such treatment and (ii) each Foreign Employee Plan that is required to be registered by the Company and its Subsidiaries has been registered and has been maintained in good standing with the applicable Governmental Authorities.

3.20.    Labor Matters.

(a)    Union Activities. Except as set forth on Section 3.20(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, works council agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union or works council to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company has satisfied all notice, consultation and consent obligations owed to any works council, labor union, trade union or other employee representative body arising under applicable Laws or Collective Bargaining Agreements with respect to the execution of this Agreement or the transactions contemplated under this Agreement.

(b)    Employment Law Compliance. Except as set forth on Section 3.20(b) of the Company Disclosure Letter, since January 1, 2016, the Company and its Subsidiaries have complied with applicable Laws and orders with respect to employment (including applicable Laws regarding labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, the Worker Adjustment and Retraining Notification Act of 1988, wage and hour and overtime requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2016, the Company and its Subsidiaries have not received any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such investigation is in progress. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(c)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) no employee of the Company or any of its Subsidiaries, at the level of Vice President or above, is in violation of any agreement with or obligation to a former employer of such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) the misappropriation of trade secrets or proprietary information and, (ii) since January 1, 2016, no former employee of the Company or any of its Subsidiaries has breached or threatened to breach any employment Contract, non-disclosure agreement, noncompetition agreement or any other restrictive covenant with the Company or other legal duty owed to the Company, and no Legal Proceeding is pending or threatened regarding any such breach or threatened breach.

(d)    The employment of each of the employees of the Company and its Subsidiaries is terminable by the employer at will, and no such employee is entitled to any particular form or period of notice prior to terminating the employment of such employee. As of the date hereof, no executive officer has provided written notice of an intent to terminate employment with the Company or any of its Subsidiaries.

(e)    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors or officers, is (or since its inception has been) debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a Contract with a Governmental Authority.

(f)    Neither the Company nor any of its Subsidiaries owes any material sums to any employee other than the reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year and neither the Company nor any of its Subsidiaries has any outstanding, undischarged material liability to pay to any Governmental Authority in any jurisdiction any contribution, Tax or other material payments due in connection with the employment or engagement of any employee.

3.21.    Permits. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all permits, licenses, certifications, identification numbers, authorizations, variances, clearances, Consents, commissions, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted. Each of the Company and its Subsidiaries is, and since January 1, 2016 have been, in compliance with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.22.    Compliance with Laws. The Company and each of its Subsidiaries is, and since January 1, 2016 has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by

Section 3.16; (c) compliance with applicable privacy and data protection Laws, which is exclusively addressed by Section 3.17(h); (d) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.18; (e) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.19; (f) compliance with labor and employment matters, which is exclusively addressed by Section 3.20; (g) compliance with Anti-Corruption Laws, which is exclusively addressed by Section 3.27; or (h) compliance with Ex-Im Laws or Money Laundering Laws, which is exclusively addressed by Section 3.28.

3.23.    Legal Proceedings; Orders.

(a)    No Legal Proceedings. Since January 1, 2016, there have been no criminal or any other material Legal Proceedings pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any present or former officers or directors (in their capacity as such).

(b)    No Orders. Neither the Company nor any of its Subsidiaries is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Company to perform its covenants and obligations pursuant to this Agreement.

3.24.    Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. All such insurance policies are in full force and effect and all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.25.    Related Person Transactions. Except for compensation, benefit or other employment arrangements in the ordinary course of business pursuant to applicable Employee Plans set forth on Section 3.19(a) of the Company Disclosure Letter or as disclosed in the Company SEC Reports, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

3.26.    Brokers. Except for the Advisors, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

3.27.    Anti-Corruption.

(a)    Since January 1, 2015, the Company, each of its Subsidiaries, each of its and their respective directors and officers, and to the Company’s Knowledge, each of its and their respective employees, and agents, and all other Persons acting on its or their behalf, in each case in their capacity as such, is and has been in compliance with Anti-Corruption Laws, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)    Since January 1, 2015, none of the Company, any of its Subsidiaries, any of its or their respective officers or directors, or to the Company’s Knowledge, each of its and their respective agents, employees or other Persons acting on their behalf, in each case in their capacity as such, has, directly or indirectly, (i) taken any action that would violate any provision of any Anti-Corruption Laws; (ii) been charged with or convicted of violating any Anti-Corruption Laws; (iii) received any notice, request or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge or other Legal Proceeding with regard to a potential violation of any Anti-Corruption Law; (iv) established or maintained any unrecorded or improperly recorded fund of corporate monies or other properties or assets or made any false entries on any books of account or other record for any purpose in violation of any Anti-Corruption Laws; (v) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to government officials or government employees in violation of any Anti-Corruption Laws; (vi) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or government employees in violation of any Anti-Corruption Laws; or (vii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any Anti-Corruption Laws, in each case of clauses (i) through (vii), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)    The Company and each of its Subsidiaries have developed and implemented an anti-corruption compliance program that includes internal controls and policies and procedures designed to reasonably promote compliance with all material and applicable Anti-Corruption Laws.

3.28.    International Trade; Money Laundering. None of the Company, any of its Subsidiaries, or any of their respective officers or directors, nor, to the Knowledge of the Company, any of its or its Subsidiaries’ employees, agents or other Persons acting on their behalf is, or is owned or controlled by, one or more Persons that are: (a) currently the target of any Sanctions Laws; (b) located, organized or residing in any territory that is itself or whose government is the target of Sanctions Laws, currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine (each a “Designated Jurisdiction”); or (c) engaged in any transaction, directly or indirectly, except to the extent explicitly authorized by Sanctions Laws, with any Person who is the target of Sanctions Laws or in or with any Designated Jurisdiction. Since January 1, 2015, none of the Company, its Subsidiaries, or any of their respective officers or directors, nor, to the Knowledge of the Company, any of its or its Subsidiaries’ employees, agents or other Persons acting on their behalf, has violated any applicable Ex-Im Laws or the anti-boycott Laws in any material respect or any applicable Sanctions Laws, in each case administered by the U.S. Department of Commerce and the U.S. Department of the Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”). Since January 1, 2015, neither the Company, nor any of its Subsidiaries has (i) received from any Governmental Authority any written or, to the Knowledge of the Company, oral notice, inquiry, or internal or external allegation related to Trade Control Laws; (ii) made any voluntary or involuntary disclosure to a Governmental Authority related to Trade Control Laws; or (iii) conducted any internal investigation concerning any actual or potential violation or wrongdoing related to the Trade Control Laws. The Company and each of its Subsidiaries are, and since January  1, 2015 have been, in compliance in all material respects with all applicable Money Laundering Laws.

3.29.     Exclusivity of Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(a)    neither Parent nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Ancillary Agreements to which it is or will be a party or the Transactions;

(b)    no Person has been authorized by Parent, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to Parent, its Subsidiaries, any other Person or any of their businesses or operations or otherwise in connection with this Agreement, the Ancillary Agreements or the Transactions; and

(c)    the representations and warranties made by Parent in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Parent hereby disclaims any other or implied representations or warranties, notwithstanding any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure letter (subject to the terms of Section 9.13) delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

4.1.    Organization; Good Standing.

(a)    Parent and Merger Sub. Each of Parent and Merger Sub (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)    Organizational Documents(c). Parent has made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, in each case, as amended to date. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2.    Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement and the Ancillary Agreements to which it is a party; (b) perform its covenants and obligations under this Agreement and each Ancillary Agreement to which it is a party; and (c) consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by each of Parent and Merger Sub, as applicable, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and thereunder, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement and the Ancillary Agreements by each of Parent and Merger Sub, as applicable; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and thereunder; or (iii) the execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, or the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B)  is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

4.3.     Non-Contravention. The execution and delivery of this Agreement and each other Ancillary Agreements by each of Parent and Merger Sub, as applicable, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder, as applicable, and the consummation of the Transactions shall not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub, as applicable; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of or loss of benefit under any note, bond, mortgage, indenture, lease, sublease, ground lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) subject to making or obtaining the Consents referred to in Section 4.4, violate or conflict with any Law applicable to Parent or Merger Sub, or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, losses, violations, conflicts or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement or the Ancillary Agreements to which it is a party.

4.4.    Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement or the Ancillary Agreements by each of Parent and Merger Sub, as applicable; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement or the Ancillary Agreements, as applicable; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act, any applicable foreign Antitrust Laws set forth in Section 7.1(b) or on Section 7.1(b) of the Company Disclosure Letter and any other applicable Laws set forth on Section 7.1(b) of the Company Disclosure Letter; (iv) compliance with the rules and regulations of NASDAQ; and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement or the Ancillary Agreements.

4.5.    Legal Proceedings; Orders.

(a)    No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement or the Ancillary Agreements.

(b)    No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement or the Ancillary Agreements.

4.6.    Ownership of Company Common Shares. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates (a) owns or has owned (as defined in Section 203 of the DGCL) any Company Common Shares or other securities of the Company or any of its Subsidiaries; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three (3) years prior to the date of this Agreement and the Effective Time.

4.7.    Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or Merger Sub who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.8.    Operations of Parent and Merger Sub. Parent and Merger Sub have been formed, in each case, solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Transactions, including the Financing Letters, the Limited Guarantees and this Agreement. Parent owns beneficially and of record all of the outstanding shares, and other equity and voting interest in, Merger Sub free and clear of all liens (other than liens imposed by securities Laws).

4.9.    No Parent Vote or Approval Required; Merger Sub Shareholder Approval. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Transactions. The approval of Parent, as the sole shareholder of Merger Sub, is the only approval of the shares of, or other equity interest in, Merger Sub necessary to adopt and approve this Agreement, the Ancillary Agreements and the Transactions (such approval, the “Merger Sub Shareholder Approval”).

4.10.    Limited Guarantees. Concurrently with the execution and delivery of this Agreement, the Guarantors have delivered to the Company a true, correct and complete copy of the duly executed Limited Guarantees. The

Limited Guarantees are in full force and effect and constitute a legal, valid and binding obligation of each Guarantor (as applicable), enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of any Guarantor pursuant to its respective Limited Guarantee.

4.11.    Financing.

(a)    Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) duly executed equity commitment letters, dated as of the date of this Agreement, between Parent and each of the Guarantors (the “Equity Commitment Letters”) pursuant to which the Guarantors have committed to provide the equity financing as described therein (the “Equity Financing”); and (ii) a duly executed debt commitment letter, dated as of the date of this Agreement, among Parent and the financial institutions party thereto (the “Lenders”) (including all exhibits, schedules, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Letters”), pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to provide the debt financing described therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, Parent has also delivered to the Company a true, correct and complete copy of each fee letter (which may be redacted only with respect to fees, pricing, price caps in “market flex” provisions, other economic terms, thresholds, caps and “securities demand” provisions that are customarily redacted in connection with merger agreements of this type) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof.

(b)    No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified; (ii) no such amendment or modification is contemplated except as otherwise expressly set forth therein; and (iii) the respective commitments contained in the Financing Letters have not been withdrawn (or contemplated to be), terminated or rescinded in any respect by Merger Sub and Parent and, to the knowledge of Merger Sub and Parent, the other parties thereto. As of the date of this Agreement, there are no other Contracts, agreements, supplements, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party that could affect the conditionality or availability of the Financing, to which Merger Sub, Parent or any of their respective Affiliates is a party.

(c)    Sufficiency of Financing. Assuming (i) the Financing is funded in accordance with the applicable Financing Letters and (ii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction), the Financing is sufficient to (i) make all payments, without duplication, contemplated by Sections 2.6, 2.8 and 2.9 in connection with the Merger; and (ii) pay all fees and expenses required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, including those required to be paid at the Closing in connection with the Merger and the Financing (clauses (i) through (ii), the “Required Amount”). Parent acknowledges that its and Merger Sub’s obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Financing Letters or any Financing.

(d)    Validity. The Financing Letters and the Fee Letter (in the forms delivered by Parent to the Company) are, as of the date hereof, (i) in full force and effect, and constitute, in the case of Parent, or will constitute, in the case Merger Sub, the legal, valid and binding obligations of, Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, the other parties thereto (including, with respect to the Equity Commitment Letter, the applicable Guarantor), and (ii) enforceable against Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, the other parties thereto, in accordance with their terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity. Other than as expressly set forth in the Financing Letters or the Fee Letter, there are no conditions precedent related to the funding of the Financing necessary to pay the Required Amount pursuant to any agreement relating to the Financing to which any of Parent, Merger Sub or any of their respective Affiliates is a party. Assuming the satisfaction of the conditions set forth in Article VII, to the knowledge of Parent and Merger Sub, as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure to satisfy a condition precedent set forth in the Financing Letters, or (B) result in any portion of the Financing necessary to pay the Required Amount being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied or waived in accordance with the terms thereof. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article VII, Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition to the funding of the Financing necessary to pay the Required Amount to be satisfied by it contained in the Financing Letters, or (ii) the amount of the Financing necessary to pay the Required Amount will not be available on the Closing Date in order to fund the Transactions. As of the date hereof, (i) no party to any Financing Letter or the Fee Letter has notified Parent of its intention to terminate any of the commitments set forth in the Financing Letters or not to provide the Financing and (ii) no termination of any commitment set forth in the Financing Letters is contemplated by Parent. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

4.12.    Shareholder and Management Arrangements. Neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Company or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Shares or other securities of the Company or any of its Subsidiaries would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Company Common Shares or other securities of the Company or any of its Subsidiaries; (ii) any holder of Company Common Shares or other securities of the Company or any of its Subsidiaries has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than the Guarantors has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13.    Solvency. Neither Merger Sub nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or its Subsidiaries. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent) and assuming the accuracy of the representations and warranties contained in this Agreement and satisfaction of the conditions set forth in Article VII, (a) the amount of the “fair saleable value” of the assets of the Surviving Company and its Subsidiaries (on a consolidated basis) will exceed the amount that will be required to pay the probable liabilities of the Surviving Company and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts mature; (b) the Surviving Company and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Company and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature in the ordinary course of business.

4.14.    Certain Arrangements. As of (a) the date of this Agreement and (b) following the date hereof until the No-Shop Period Start Date, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) (i) between Parent, Merger Sub, the

Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or board of directors or any beneficial owner of Company Common Shares, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over) or (ii) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote any Company Common Shares with respect to the Agreement or agrees to vote against or otherwise oppose any Superior Proposal.

4.15.    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the Company Shareholders, and at the time of the Company Shareholder Meeting, will contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

4.16.    Exclusivity of Representations and Warranties. Each of Parent and Merger Sub is a sophisticated purchaser, possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement. In entering into this Agreement and each of the other documents and instruments relating to the Merger referred to herein, Parent and Merger Sub have each relied solely upon its own investigation and analysis and each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (which to the extent provided for in this Agreement are subject to the Company Disclosure Letter and the SEC Reports):

(a)    neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied, whether as to accuracy, completeness, fitness or otherwise) relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Ancillary Agreements to which it is a party, the Transactions, or any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided, furnished or made available (including in any management presentations, information or descriptive memorandum, the Data Room, any other “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, and none of Parent or Merger Sub have relied on any such representation, warranty or information except only for the representations and warranties expressly set forth in Article III (which to the extent provided for in this Agreement are subject to the Company Disclosure Letter and the SEC Reports) provided, that the foregoing shall in no way limit the liability of the Company or any of its Subsidiaries for Fraud;

(b)    no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement, the Ancillary Agreements or the Transactions; and

(c)    the representations and warranties made by the Company in Article III of this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, in the Data Room, any other “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other Transactions) and, except in the event of Fraud by the Company or any of its Subsidiaries, to the fullest extent permitted by applicable Law, neither the Company nor any of its Subsidiaries, or any of their respective Affiliates, stockholders, securityholders, controlling persons, or Representatives or any other Person will have or be subject to any liability or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person on any basis (including in contract or tort, under federal or state securities Laws or otherwise), resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, of any such documentation or other information provided or made available or statements made (or any omissions therefrom) to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, securityholders, controlling persons, or Representatives or any other Person (including any financial information, supplemental data or financial projections or other forward-looking statements, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, in the Data Room, any other “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other Transactions).

ARTICLE  V

INTERIM OPERATIONS OF THE COMPANY

5.1.    Affirmative Obligations of the Company Pending the Merger. Except (a) as expressly required or contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as expressly contemplated by Section 5.2; (d) as required by applicable Law; or (e) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (x) the Company will, and will cause its Subsidiaries to, subject to the restrictions and exceptions set forth in Section 5.2, use its reasonable best efforts to conduct its business and operations in the ordinary course of business in all material respects and (y) the Company will use its reasonable best efforts to, and will cause each of its Subsidiaries to use its respective reasonable best efforts to, (i) maintain its existence in good standing pursuant to applicable Law; and (ii) in all material respects and other than in the ordinary course of business, preserve intact its assets, properties, Contracts, licenses, business organization and material relationships with customers, suppliers, distributors, lessors, creditors, licensors, licensees, partners, co-venturers and Governmental Authorities.

5.2.    Forbearance Covenants of the Company Pending the Merger. Except (w) as set forth in Section 5.2 of the Company Disclosure Letter; (x) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); (y) as required by applicable Law; or (z) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and shall cause its wholly owned Subsidiaries not to, and, to the extent it has the right or ability to do so, will cause any of its other Subsidiaries not to:

(a)    amend, modify or otherwise change the Charter, the Bylaws or any Organizational Document of the Company’s Subsidiaries;

(b)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other reorganization;

(c)    acquire (including by merger, amalgamation, consolidation or acquisition of shares or substantially all of the assets of) any assets, securities, properties, interests, businesses or Persons other than purchases of inventory and equipment and other assets in the ordinary course of business consistent with past practice;

(d)    issue, sell, deliver, dispose of, grant or transfer, or agree to issue, sell deliver, dispose of, grant or transfer (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, Company Equity Awards or otherwise) any securities (including Company Securities) or equity or voting interest in the Company or any of its Subsidiaries, except the issuance of Company Common Shares (A) upon the exercise of Company Options or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms or pursuant to outstanding purchase rights under the Company ESPP as of the date hereof, (B) in respect of conversions of the Existing Notes pursuant to the terms of the Existing Indentures or (C) any equity securities of any Company Subsidiary to the Company or any other wholly-owned Subsidiary of the Company;

(e)    directly or indirectly acquire, repurchase or redeem any Company Securities, except for (i) repurchases of Company Securities pursuant to the terms and conditions of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement or to provide for Tax withholding in connection with the exercise, vesting or payment of the award, (ii) transactions between the Company and any of its direct or indirect wholly owned Subsidiaries or (iii) with respect to the Existing Notes, pursuant to the terms of the Existing Indentures;

(f)    (i) adjust, split, combine or reclassify any Company Securities, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares or other equity or voting interest; (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of shares or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) pledge or encumber any shares or other equity or voting interest; (iv) modify the terms of any shares or other equity or voting interest; or (v) enter into any agreement with respect to the voting or registration of shares or other equity or voting interest;

(g)    (i) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (A) for trade payables incurred in the ordinary course of business; (B) for loans or advances by the Company or any of its Subsidiaries to direct or indirect wholly owned Subsidiaries of the Company; (C) for letters of credit issued and maintained in the ordinary course of business to the extent undrawn; (D) for Indebtedness of up to $1,000,000 in the aggregate related to obligations of capital leases; and (E)(x) prior to September 1, 2019, up to $10,000,000 in the aggregate pursuant to the Credit Agreement to meet ordinary course working capital requirements, and (y) after September 1, 2019, up to $120,000,000 in the aggregate pursuant to the Credit Agreement to meet ordinary course working capital requirements (inclusive of any amounts drawn upon prior to September 1, 2019); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $2,000,000 in the aggregate, except for (x) extensions of credit to customers or service providers and (y) advances to, or reimbursement of expenses of, employees of the Company or any of its Subsidiaries, in each case, in the ordinary course of business consistent with past practice; or (iv) mortgage or pledge (or otherwise encumber) any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than (x) Permitted Liens and (y) liens securing property leased pursuant to a capital lease permitted under Section 5.2(g)(i)(D));

(h)    (i) enter into, adopt, amend, modify, or terminate any Employee Plan or plan, agreement or arrangement that would constitute an Employee Plan if in effect as of the date of this Agreement; (ii) materially increase or accelerate the vesting of the compensation of any director, officer, independent contractor who is a natural Person, or current or former employee other than as required under an Employee Plan as in effect as of the date of this Agreement and set forth on Section 3.19(a) of the Company Disclosure Letter, or hire any officer or employee or engage an independent contractor who is a natural Person, except in the case of each of (i) and (ii), (A) as may be required by applicable Law or the existing terms of an Employee Plan or a Collective Bargaining Agreement set forth on Section 3.19(a) of the Company Disclosure Letter; or (B) in connection with any employee hires to fill open positions in the ordinary course of business consistent with past practice for employees with annual base salary below $300,000 (in each case, excluding the grant of any Company Equity Awards or severance benefits); or (iii) terminate the employment of any employee with annual base salary above $300,000, except for “cause” (the term “cause” includes, for example, neglect of duties, breach of applicable policies and procedures, or any other act of misconduct subject to applicable Law) or performance related reasons and except for the termination of any employee whose termination of employment was communicated prior to the date hereof;

(i)    waive, release, assign, compromise, settle, enter into any agreement or consent or permit the entry of any judgment or order relating to any pending or threatened (i) criminal Legal Proceeding or (ii) any other Legal Proceeding, except with respect to clause (ii), for the settlement or other disposition of any such Legal Proceeding in which the Company and its Subsidiaries do not admit any fault or guilt and that is for solely monetary payments of no more than $1,500,000 individually and $5,000,000 in the aggregate;

(j)    except as required by applicable Law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; (ii) make any material change in any of its accounting principles or practices; (iii) amend or modify any Privacy Policy in any material respect or (iv) change in any material respect the cash management practices, policies or procedures of the Company or any of its Subsidiaries with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, payment of accounts payable, purchases, prepayment of expenses or deferral of revenue, from the Company’s and its Subsidiaries’ practices, policies and procedures with respect thereto in the ordinary course of business consistent with past practice, including taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

(k)    (i) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position or adopt any method that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods, (ii) make, change or revoke any material Tax election; (ii) enter into any Tax allocation agreement, Tax indemnity agreement or Tax sharing agreement; (iii) settle or compromise any material Tax claim or assessment or surrender a right to a material refund of Taxes; (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment; or (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-United States Law);

(l)    (i) incur or commit to incur any capital expenditures other than (A) capital expenditures that do not exceed, in the aggregate, the total capital expenditures set forth in the illustrative capital expenditure budget set forth in Section 5.2(l)(i)(A) of the Company Disclosure Letter or (B) pursuant to express obligations in existence as of the date hereof under any Material Contract set forth on Section 5.2(l)(i)(B) of the Company Disclosure Letter; (ii) enter into, modify in any material respect, amend in any material respect, fail to renew, terminate or cancel or waive or relinquish any material right or claim under any (1) Contract that if so entered into, modified, amended terminated, cancelled, waived or relinquished would have, individually or in the aggregate, a Company Material Adverse Effect; or (2) Material Contract; (iii) other than with respect to the matters set forth in Section 5.2(h), engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (iv) forgive any loans to directors, officers, employees or any of their respective Affiliates; or (v) effectuate a “plant closing” or “mass layoff” (as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee without complying with WARN;

(m)    sell, pledge, dispose of, transfer, assign, lease, license, abandon, dedicate to the public or permit to lapse or incur any lien (other than Permitted Liens) on any material asset (including in each case by merger, consolidation, amalgamation or acquisition of stock or assets) or enter into any new line of business, except for (i) other than with respect to any material Company Intellectual Property, any acquisition or disposition for consideration that is individually not in excess of $1,000,000 and in the aggregate not in excess of $5,000,000; or (ii) any disposition of obsolete or worn out equipment, or any non-exclusive licenses of material Company Intellectual Property, in each case, entered into in the ordinary course of business consistent with past practice;

(n)    enter into any joint venture, strategic alliance or similar legal partnership;

(o)    fail to maintain insurance policies in such amounts and against such risks and losses as are consistent with past practice;

(p)    take any action that requires an adjustment to, or authorize any adjustment to, the Conversion Rate (as defined in each of the Existing Indentures, as applicable) in respect of the 2019 Notes or the 2023 Notes; or

(q)    agree, authorize or enter into a Contract to take any of the actions prohibited by this Section 5.2 or otherwise make any commitment to do any of the foregoing.

5.3.    No Solicitation.

(a)    Go Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. on the 45th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to directly or indirectly (i) solicit, initiate, propose, cause or induce the making, submission or announcement of, or encourage, facilitate or assist, whether publicly or otherwise, any Acquisition Proposal (or any inquiry, proposal or offer that could lead to, an Acquisition Proposal), (ii) pursuant to an Acceptable Confidentiality Agreement, furnish to any Person and its Representatives any information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources); provided that the Company shall provide or make available to Parent and Merger Sub any information or data that is provided by or on behalf of the Company to any Person given such access that was not previously provided or made available to Parent or Merger Sub prior to or promptly (and, in any event, within 24 hours) following the time it is provided to such Person or its Representatives (including potential financing sources), and (iii) engage in, enter into, continue, maintain, or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b)    No Solicitation or Negotiation. Subject to the express terms of this Section 5.3 and except with respect to any Excluded Party (for so long as such Person or group is an Excluded Party), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ unaffiliated Representatives to, promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any Person and its Affiliates and Representatives that would be prohibited by this Section 5.3(b), immediately terminate (or cause to be terminated) such Person’s and its Affiliates’ and Representatives’ access to any data room (virtual, online or otherwise) and request that all confidential information furnished by or on behalf of the Company to such Person be returned or destroyed in accordance with the terms of the Acceptable Confidentiality Agreements. Subject to the terms of this Section 5.3 and except as with respect to any Excluded Party (for so long as such Person or group is an Excluded Party, except with respect to clause (iv) of this Section 5.3(b) but subject to Section5.3(e)), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ unaffiliated Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or would reasonably be expected to constitute an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information or data relating to the Company or any of its Subsidiaries or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person (other than the Company’s Representatives) with respect to any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than (A) solely to inform such Persons of the provisions contained in this Section 5.3; and (B) contacting a Person or its Representatives that made such Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal); or (iv) authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (or any offer or proposal that would reasonably be expected to lead to any Acquisition Proposal), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, the Company may continue to take any of the actions described in clauses (i), (ii) and (iii) of this Section 5.3(b) above with respect to any Excluded Party (for so long as such Person or group is an Excluded Party) from and after the No-Shop Period Start Date until the earliest of the date on which (A) the Excluded Party has terminated or finally withdrawn the Acquisition Proposal made prior to the No-Shop Period Start Date (provided that, for the avoidance of doubt, any amended, supplemented or modified Acquisition Proposal submitted by such Excluded Party shall not be deemed to constitute, in and of itself, a termination or withdrawal of such previously submitted Acquisition Proposal), (B) the Person submitting the relevant Acquisition Proposal ceases to be an Excluded Party because the Company Board (after consultation with outside legal counsel and its financial advisors), determines that such Acquisition Proposal does not constitute or would not reasonably be expected to lead to a Superior Proposal, and (C) the Requisite Shareholder Approval is obtained. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall not authorize or permit its and its Subsidiaries’ unaffiliated Representatives to, directly or indirectly, (x) terminate, amend, release, modify or waive any provision of or fail to enforce any confidentiality or non-solicitation provision under a confidentiality agreement, (y) grant any waiver, amendment or release under any Takeover Laws or (z) resolve, agree or propose to do any of the foregoing, in each case, except if the Company Board determines in good faith (after consultation with is outside legal counsel) that the failure to do so would reasonably be expected to result in the Company Board’s violation of its fiduciary duties under applicable Laws. Without limiting the foregoing, the Company agrees that if any of its or its Subsidiaries’ Representatives (excluding Representatives (other than directors and officers who are also directors or officers of the Company) of non-wholly owned Subsidiaries but only if the action or failure to take action is in respect of such Subsidiary (or its Subsidiaries) and not the Company or any of its other Subsidiaries) takes (or omits to take) any action that if taken (or not taken) would constitute a breach of this Section 5.3(b), then such action (or inaction) shall be deemed to constitute a breach of this Section 5.3(b) by the Company.

(c)    Superior Proposals. Notwithstanding anything to contrary set forth in this Agreement, including this Section 5.3(c), and subject to the rights of the Company with respect to Excluded Parties pursuant to Section 5.3(b), including the right to continue and maintain discussions and negotiations with, and provide information to, any Excluded Parties pursuant to Section 5.3(b), from the No-Shop Period Start Date until the earlier of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Shareholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that did not result from any material breach of Section 5.3(b), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person) if, and only if, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action contemplated by this Section 5.3(c) would reasonably be expected to cause the Company Board to violate its fiduciary duties under applicable Laws; provided that the Company will promptly (and, in any event, within 24 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(d)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e) and, solely in the case of Section 5.3(e)(i) below, Section 5.3(g), at no time after the date of this Agreement may the Company Board:

(i)    (A) fail to make, withhold, withdraw, amend, qualify or modify the Company Board Recommendation in a manner adverse to Parent or make any public statement that is clearly inconsistent with the Company Board Recommendation; (B) adopt, approve or recommend an Acquisition Proposal, excluding, for the avoidance of doubt, any confidential, non-public recommendation to its Representatives to review, consider, clarify, discuss, evaluate or negotiate any Acquisition Proposal or any Alternative Acquisition Agreement with respect to an Acquisition Proposal, subject to the obligations of the Company set forth in this Section 5.3; (C) if an Acquisition Proposal has been publicly made or has otherwise become public (other than by Parent, Merger Sub or any of their respective Affiliates or Representatives), fail to publicly recommend against such Acquisition Proposal or fail to reaffirm the Company Board Recommendation, in either case within ten (10) Business Days (or such fewer number of days as remains prior to the Company Shareholder Meeting) of a written request from Parent to do so (it being understood that a “stop, look and listen” statement by the Company Board to the Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Board Recommendation Change);provided, that Parent may only make such request once with respect to any Acquisition Proposal and once with respect to any modification or revision to the price, conditions or other material terms of such Acquisition Proposal that is made public (other than by Parent, Merger Sub or any of their respective Affiliates or Representatives); (D) fail to include the Company Board Recommendation in the Proxy Statement; or (E) publicly propose to do any of the foregoing (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); or

(ii)    cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Shareholder Approval:

(i)    the Company Board may effect a Company Board Recommendation Change (other than of the kind set forth in clause (B) of the definition thereof) in response to an Intervening Event if the Company

Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to cause the Company Board to violate its fiduciary duties under applicable Laws; provided that the Company Board shall not effect such a Company Board Recommendation Change unless:

(1)    the Company has provided prior written notice to Parent at least three (3) Business Days in advance of effecting such Company Board Recommendation Change to the effect that the Company Board has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i) absent any revision to the terms and conditions of this Agreement and any Ancillary Agreement pursuant to this Section 5.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail;

(2)    prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three (3) Business Day period, are reasonably available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and any Ancillary Agreement as would permit the Company Board to no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to cause the Company Board to violate its fiduciary duties under applicable Laws; and

(3)    following such three (3) Business Day period, after taking into account any revisions to this Agreement and any Ancillary Agreement agreed to by Parent in writing, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect a Company Board Recommendation Change (other than of the kind set forth in clause (B) of the definition thereof) in response to such Intervening Event would reasonably be expected to cause the Company Board to violate its fiduciary duties under applicable Laws; or

(ii)    if the Company has received a bona fide written Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement providing for the Acquisition Transaction contemplated by such Acquisition Proposal (and the Company may terminate this Agreement pursuant to Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii)); provided that the Company Board shall not take any action described in the foregoing clauses (A) and (B) unless:

(1)    following the Notice Period, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal and that, after taking into account any revisions to this Agreement and any Ancillary Agreement agreed to by Parent in writing, the failure to do so would reasonably be expected to result in a breach of the Company Board’s fiduciary duties under applicable Laws;

(2)    such Acquisition Proposal did not result from a material breach of Section 5.3(b); and

(3)    (i) the Company has provided prior written notice (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Company Board Recommendation Change) to Parent at least three (3) Business Days in advance of the Company Board taking any of the actions described in the foregoing clauses (A) or (B) (the “Notice Period”) to the effect that the Company Board has (A) received a Superior Proposal; and (B) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) and Section 8.1(h); (ii) such notice has included the identity of the Third Person or Persons making such Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and has attached a copy of any Acquisition Proposal (including the financing contemplated by such Acquisition Proposal), copies of the Alternative Acquisition Agreement and any other document relating to such Acquisition Proposal provided by the Third Person or Persons making such Acquisition Proposal; and (iii) prior to effecting such Company Board Recommendation Change or termination of this Agreement, the Company and its Representatives, during the Notice Period, are reasonably available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the Ancillary Agreements as would permit the Company Board to determine that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any modification or revision (or proposed written modification or revision) to the price, conditions or other material terms of such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such amended or modified Acquisition Proposal (it being understood that the “Notice Period” in respect of such new written notice will be the longer of two (2) Business Days and the number of Business Days remaining in the current notice period).

(f)    Notice.

(i)    No later than 24 hours after the No-Shop Period Start Date, the Company will notify Parent in writing of the identity of each Excluded Party as of such time. Such notice must also include a copy of any written Acquisition Proposal and copies of all relevant documents relating to such Acquisition Proposal received by the Company from each Excluded Party. From and after the No-Shop Period Start Date and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of all material developments affecting the status and terms of any Acquisition Proposal (including any amendments thereto). Every seventh (7th) day after the date hereof ending on the No-Shop Period Start Date, the Company shall provide written notice to Parent disclosing (i) a copy of any written Acquisition Proposal received after the date hereof and as of the date of such notice and copies of all relevant documents relating to such Acquisition Proposal received by the Company from a Third Person and (ii) the number of Acceptable Confidentiality Agreements entered into after the date hereof and as of the date of such notice (inclusive of any Acceptable Confidentiality Agreements entered into prior to the date hereof if the counterparty to such Acceptable Confidentiality Agreement is actively engaged in discussions or negotiations with the Company regarding an Acquisition Proposal prior to the No-Shop Period Start Date); provided, that in no event shall the Company be required to provide the identity of any Third Party in any such notice pursuant to this sentence.

(ii)    From the No-Shop Period Start Date and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours) notify Parent if any Acquisition Proposals are received by the Company or any of its Representatives from any Person or “group” of Persons other than any Excluded Party. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals; (ii) the material terms and conditions of such Acquisition Proposal, including any financing contemplated thereby and (iii) a copy of any written Acquisition Proposal and copies of all relevant documents relating to such Acquisition Proposal received by the Company from the Person or “group” of Persons making such Acquisition Proposal, other than an Excluded Party. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of all material developments affecting the status and terms of any such Acquisition Proposal (including any amendments thereto).

(g)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act (it being understood that a “stop, look and listen” statement by the Company Board to the Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Board Recommendation Change); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) in response to an inquiry, responding to inform any Person of the existence of the provisions contained in this Section 5.3; (iv) complying with the Company’s disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal (it being understood that any such statement or disclosure made by the Company Board pursuant to this Section 5.3(g)(iv) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.3); or (v) making any disclosure to the Company Shareholders (including regarding the business, assets, financial condition, results of operations, properties or liabilities of the Company and its Subsidiaries) that the Company Board has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement (it being understood that any such statement or disclosure made by the Company Board pursuant to this Section 5.3(g)(v) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.3); provided, that, for the avoidance of doubt, nothing in this Section 5.3(g) shall be deemed to modify or supplement the definition of Company Board Recommendation Change.

5.4.    Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay, impede or hinder the ability of Parent or Merger Sub to consummate the Merger.

5.5.    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1.    Required Action and Forbearance; Efforts. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII:

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use (and, in the case of the Company, will cause its Affiliates to use, if applicable) their respective commercially reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including by:

(i)    causing the conditions to the Merger set forth in Article VII to be satisfied (subject to the limitations on obligations with respect to obtaining consents from Governmental Authorities set forth in this Agreement);

(ii)    (1) obtaining all Consents, waivers, approvals, orders, Permits and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, set forth on Section 6.1(a)(ii) of the Company Disclosure Letter (in the case of each of items (1) and (2) other than as would reasonably be expected to cause a Burdensome Effect);

(iii)    obtaining all Consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts set forth on Section 6.1(a)(iii) of the Company Disclosure Letter, in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Company of such Material Contracts as of and following the consummation of the Merger;

(iv)    subject to Section 6.2 and Section 6.17, defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and

(v)    executing and delivering any additional certificates, instruments and other documents as may be reasonably necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)    Section 6.1(a) shall not apply to filings under or other actions in respect of Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below, or the Financings, which shall be governed exclusively by the obligations set forth in Sections 6.6 and 6.7.

6.2.    Antitrust Filings.

(a)    Filing Under Antitrust Laws. Each of Parent and Merger Sub, on the one hand, and the Company and its Subsidiaries, on the other hand, will (i) file (or cause to be filed) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the date of this Agreement; and (ii) as promptly as practicable following the date of this Agreement (and in any event within twenty (20) Business Days, except as set forth in Section 6.2(a) of the Company Disclosure Letter) file (or cause to be filed) such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority set forth on Section 7.1(b) of the Company Disclosure Letter. Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and, in the case of the Company, cause its Affiliates to, and, in the case of Parent, procure that its controlling Persons, cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities set forth on Section 7.1(b) of the Company Disclosure Letter; and (D) take all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger and set forth on Section 7.1(b) of the Company Disclosure Letter, in each case as soon as practicable. Each of Parent and Merger Sub (and their respective controlling Persons, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or Affiliate thereof receives, directly or indirectly, a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request; provided that neither Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority with respect to the foregoing matters without the prior written approval of the other Party, which shall not be unreasonably delayed, conditioned or withheld. Any fees and expenses (other than the attorney’s, advisor’s and agent’s fees) payable under the filings, notifications, submissions, registrations and declarations with Governmental Authorities relating to this Agreement or the Merger shall be borne equally by the Company and Parent (and each of the Company and Parent shall make such equal payment on the date that such filing is made).

(b)    Avoidance of Impediments. In furtherance and not in limitation of the foregoing, but subject to Section 6.2(f) of this Agreement, each of Parent and Merger Sub shall, and shall cause its Subsidiaries to, take all actions reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the consummation of the Merger to occur as soon as reasonably possible, including taking all actions requested by any Governmental Authority, or reasonably necessary to resolve any objections that may be asserted by any Governmental Authority with respect to the Merger under any Antitrust Law, including by defending any Legal Proceedings challenging the consummation of any of the Transactions under any Antitrust Law; provided, further, that, subject to Section 6.2(c), neither Parent nor its Subsidiaries shall be required to pay any fee, penalty or other consideration to any Person (other than any filing fees paid or payable to any Governmental Authority pursuant to Section 6.2(a)) for any consent or approval required for the consummation of the Transactions.

(c)    Remedies. Subject to Section 6.2(f), if and to the extent necessary to cause the closing conditions of the Merger contained in Section 7.1(b) and 7.1(c) (in respect of Antitrust Laws) hereof to be satisfied, as soon as practicable, each of Parent and Merger Sub (and their respective Subsidiaries, if applicable) will offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective Subsidiaries, if applicable) and/or of the Company and its Subsidiaries; (B) the termination, modification, or assignment of existing relationships, Contracts, or obligations of Parent and Merger Sub (and their respective Subsidiaries, if applicable) and/or of the Company and its Subsidiaries; (C) the modification of any course of conduct regarding future operations of Parent and Merger Sub (and their respective Subsidiaries, if applicable) and/or of the Company and its Subsidiaries; and (D) any other restrictions on the activities of Parent and Merger Sub (and their respective Subsidiaries, if applicable) and/or of the Company and its Subsidiaries, including the freedom of action of Parent and Merger Sub (and their respective Subsidiaries, if applicable) and/or of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement (the actions described in the foregoing clauses (A) through (D) collectively, “Remedial Actions”); provided that any such Remedial Action is conditioned upon and become effective only from and after the Effective Time. Notwithstanding anything contained herein to the contrary, in no event shall the Company (and the Company shall not permit any of its Subsidiaries to) propose, negotiate, effect or agree to any Remedial Action with any Governmental Authority, in each case, without the prior written consent of Parent.

(d)    Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority or a private party in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, Consent, approval, Permit or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(e)    Other Actions. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Closing, it shall not, and shall not permit any of its Affiliates to, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person that would likely prevent or materially delay the consummation of the Merger. The Company agrees that, between the date of this Agreement and the Closing, it shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or similar transaction) of any ownership interest or assets of any Person that would be reasonably likely to prevent or materially delay the consummation of the Merger or the other Transactions.

(f)    In no event shall Parent, Merger Sub or any of their respective Affiliates be required to take, and the Company and its Subsidiaries shall not take or agree to take, any Remedial Action that would reasonably be expected to result in a Burdensome Effect.

6.3.    Proxy Statement and Other Required SEC Filings.

(a)    Proxy Statement. Reasonably promptly following the date of this Agreement, and in any event by no later than twenty-five (25) Business Days following the date of this Agreement, the Company will prepare and file with the SEC, a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Shareholder Meeting. Subject to Section 5.3 and Section 6.4(c), the Company shall include the Company Board Recommendation in the Proxy Statement.

(b)    Other Required Company Filing. The Company will use its reasonable best efforts to cause the Proxy Statement to comply with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Subject to applicable Law, the Company may not file the Proxy Statement with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Parent shall reasonably cooperate with the Company in connection with the preparation of the Proxy Statement, and Parent shall provide such other assistance as may be reasonably requested by the Company and shall otherwise reasonably assist and cooperate with the Company in the preparation, filing and distribution of the Proxy Statement, and the resolution of any comments received from the SEC.

(c)    Comments. The Company shall reasonably promptly notify Parent of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and, in each case of clauses (i) and (ii), the Company shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. All filings by the Company with the SEC in connection with the Transactions, including the Proxy Statement and any amendment or supplement thereto and any response to any comments of the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent, and all mailings to the Company Shareholders in connection with the Transactions shall be subject to the reasonable prior review and comment of Parent and, in each case, the Company shall give due consideration to all comments reasonably proposed by Parent.

(d)    Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Shareholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates is discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Shareholders.

(e)    Dissemination of Proxy Statement. Subject to applicable Law, the Company will cause the Proxy Statement to be disseminated to the Company Shareholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement but in no event shall such dissemination be required earlier than the No-Shop Period Start Date.

6.4.    Company Shareholder Meeting.

(a)    Call of Company Shareholder Meeting. Subject to the provisions of this Agreement, including Section 5.3, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules and regulations of NASDAQ to establish a record date for, duly call, and give notice of a meeting of the Company Shareholders (the “Company Shareholder Meeting”) and, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Shareholders, convene and hold the Company Shareholder Meeting for the purpose of obtaining the Requisite Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Shareholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Shareholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to obtain the Requisite Shareholder Approval. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement to the Company Shareholders; provided that the Company shall, upon the request of Parent, use its commercially reasonable efforts to cause the applicable proxy solicitor of the Company to advise Parent on a reasonable basis during the last ten (10) Business Days prior to the date of the Company Shareholder Meeting as to the aggregate tally of the proxies received by the Company with respect to the Requisite Shareholder Approval.

(b)    Adjournment of Company Shareholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company shall not postpone or adjourn the Company Shareholders Meeting without the prior written consent of Parent; provided, that if the Company or Parent reasonably determines in good faith that the Requisite Shareholder Approval is unlikely to be obtained at the Company Shareholders Meeting, including due to an absence of quorum, then on no more than two (2) occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Shareholders Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no single such adjournment or postponement pursuant to the immediately preceding proviso shall delay the Company Shareholders Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Termination Date; and provided, further, that notwithstanding the foregoing, nothing will prevent the Company from postponing or adjourning the date of the Company Shareholder Meeting if (i) the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable Law, any order of a Governmental Authority or order or request from the SEC or its staff; or (ii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary under applicable Law to postpone or adjourn the Company Shareholder Meeting to allow reasonable additional time for any supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders (including in connection with any Company Board Recommendation Change) prior to the Company Shareholders Meeting but only for up to such time that the Company Board determines (after consultation with outside legal counsel) is necessary under applicable Law, including in connection with the discharge of fiduciary duties of the Company Board. The Company agrees that no matters shall be brought before the Company Shareholders Meeting other than the Company Merger Vote Matters, the related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting, if necessary, to solicit additional proxies for the purpose of obtaining the Requisite Shareholder Approval).

(c)    The Company agrees that its obligation to hold the Company Shareholder Meeting pursuant to this Section 6.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Company Board Recommendation Change by the Company Board, and nothing contained herein, other than the termination of this Agreement in accordance with its terms, shall be deemed to relieve the Company of such obligation, subject to the ability of the Company Board to take the actions set forth in Section 5.3(e); provided, however, that if, the Company Board shall have effected a Company Board Recommendation Change pursuant to, and in accordance with, the terms of Section 5.3, then the Company Board shall submit this Agreement to the Company Shareholders, in which event the Company Board may communicate the Company Board Recommendation Change or the basis for its lack of a recommendation to the Company Shareholders in the Proxy Statement or an appropriate amendment or supplement thereto.

6.5.    Treatment of Company Indebtedness.

(a)    Credit Agreement. At least two (2) Business Days prior to the Closing Date, the Company will cause to be delivered to Parent a payoff letter and all other releases, instruments of discharge and similar documentation required to effect or evidence the release described in clause (ii) below (collectively, the “Payoff Letter”), in customary form, to be executed and delivered as of the Closing by the administrative agent under the Credit Agreement (the “Existing Agent”), which shall (i) indicate the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms) (such amount, the “Payoff Amount”), (ii) provide for the release, upon payment of the Payoff Amount at Closing (or replacement, cash collateralization or backstop of existing letters of credit and other bank services), of all liens of the Existing Agent securing obligations under the Credit Agreement over the properties and assets of the Company and each of its Subsidiaries (other than any cash that is used to cash collateralize existing letters of credit or other bank services, if applicable) that constitute collateral under the Credit Agreement and any equity interests of the Company or any of its Subsidiaries that constitute collateral under the Credit Agreement and (iii) evidence the termination or other satisfaction, upon payment of the Payoff Amount at Closing (or replacement, cash collateralization or backstop of existing letters of credit or bank services), of all obligations under the Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms). Concurrently with the Effective Time, Parent will repay and discharge (or provide the funds to the Company to repay and discharge) such Indebtedness in accordance with the Payoff Letter.

(b)    Existing Notes. Prior to the Effective Time, the Company shall take all such actions as reasonably may be required with respect to the Existing Notes in accordance with, and subject to, the terms of the Existing Indentures or under applicable Law, including preparing any notices that may be required to be delivered prior to or upon the Closing with respect to the Existing Notes in connection with the Transactions and any repurchases or conversions of the Existing Notes occurring prior to the Effective Time as a result of or in connection with the Transactions. Prior to the Effective Time, the Company shall, to the extent reasonably requested by Parent in connection with the Transactions and the consummation thereof, undertake the preparation of, and shall execute and deliver, any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments reasonably required in connection with the Transactions and the consummation thereof pursuant to the Existing Indentures or under any applicable Law. The Company shall provide Parent and its Representatives reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, conversion rate adjustments, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with either or both of the Existing Indentures prior to the dispatch, making or execution thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent and its Representatives with respect thereto prior to the dispatch, making or execution thereof. In addition, the Company shall promptly notify Parent following the occurrence of any event that would require an adjustment to the applicable Conversion Rate (as defined in the applicable Existing Indenture) or any related or similar economic terms of any such Existing Indenture or the timing of any conversion, repurchase or similar rights or obligations under any of the Existing Indentures. To the extent reasonably practicable, the Company shall provide Parent and its Representatives with reasonable opportunity to participate in any discussions between the trustee under any of the Existing Indentures or any Representative of any such trustee, on the one hand, and the Company or any of the Company’s Representatives, on the other hand.

6.6.    Financing.

(a)    No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), which would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, to any amount less than the Required Amount; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing Date; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur; (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto; (iv) materially delay or prevent Closing; or (v) make the funding of any of the Financings (or satisfaction of the conditions to obtaining any of the Financings) less likely to occur (the terms described in the foregoing clauses (i) through (v), the “Prohibited Terms”); provided that Parent may (without the consent of the Company) replace, modify, waive or amend the Debt Commitment Letter (1) in accordance with the “market flex” provisions thereof; (2) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement in accordance with the terms in effect on the date hereof; (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Financing Letters in accordance with the terms thereof; and (4) otherwise, so long as such amendment would not reasonably be expected to prevent, delay or impair the ability of Merger Sub and Parent to consummate the Transaction on the Closing Date pursuant to this Agreement. Parent shall promptly (and in any event within two (2) Business Days) furnish to the Company a copy of any amendment, replacement, supplement, modification or waiver relating to the Financing Letters. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified; and (2) “Equity Commitment Letters,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended or modified.

(b)    Taking of Necessary Actions.

(i)    Subject to the terms and conditions of this Agreement, although the parties acknowledge and agree that obtaining the Debt Financing is not a condition to Closing, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Debt Financing on or prior to the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in the Fee Letter) described in the Financing Letters and any related Fee Letter, including, but not limited to, using its reasonable best efforts to: (A) comply with and maintain in effect the Debt Financing Letters in accordance with the terms and subject to the conditions thereof and hereof; (B) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on a timely basis on the terms and conditions (including any “flex” provisions in the Fee Letter) contemplated by the Debt Commitment Letters and related Fee Letter; (C) satisfy on a timely basis all conditions contained in the Debt Commitment Letters and such definitive agreements related thereto and in the Equity Commitment Letters on or prior to the Closing Date, in each case, that are within their control; (D) upon the satisfaction (or waiver) of all of the conditions set forth in the Debt Commitment Letter (other than the consummation of the Merger and other than the availability of the Equity Financing and those that by their nature are to be satisfied at the Closing), consummate the Debt Financing at or prior to the Closing, including causing the Financing Sources to fund the Debt Financing at the Closing; and (E) enforce its rights pursuant to the Debt Financing Letters.

(ii)    Subject to the terms and conditions of this Agreement, although the parties acknowledge and agree that obtaining the Equity Financing is not a condition to Closing, each of Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing at the Closing on the terms and conditions set forth in the Equity Commitment Letter, including to: (A) maintain the Equity Commitment Letter in effect; and (B) consummate the Equity Financing, including enforcing its rights under the Equity Commitment Letter and causing the Guarantor to fund the Equity Financing at the Closing.

(c)    Information. Parent, promptly upon request of the Company, shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing, upon request, copies of all other definitive agreements related to the Debt Financing and such other information and documentation available to Parent as shall be reasonably requested by the Company). Parent and Merger Sub shall give the Company prompt (and in any event within two (2) Business Days) notice in writing (A) of any (1) actual or threatened (in writing) breach, default (or any event or circumstances that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), termination, cancellation or repudiation by any party to any Financing Letter of which Parent or Merger Sub becomes aware, (2) breach or default by Parent or Merger Sub, in each case, of the Commitment Letters or definitive agreements related to the Debt Financing or the Equity Financing that would reasonably be expected to materially delay or prevent the Closing, or (3) of any dispute or disagreement between or among the parties to any of the Commitment Letters or the definitive documents related to the Financings with respect to the obligation to fund any of the Financings or the amount of the Financings to be funded at the Closing that would reasonably be expected to materially delay or prevent the Closing; (B) of the receipt by Parent or Merger Sub of any written notice or communication from any Financing Source with respect to any such actual or threatened breach, default (or any event or circumstances that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; or (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing in an amount equal to the Required Amount on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent and Merger Sub shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B), or (C) of the immediately preceding sentence. For the avoidance of doubt, failure to obtain all or any portion of the Financings (or any Alternate Debt Financing) shall not in and of itself relieve or alter the obligations of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the other transaction documents referred to herein upon the terms set forth herein and therein.

(d)    Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable on the terms (unless acceptable to Parent) and conditions (including any “flex” provisions in the Fee Letter) contemplated in the Debt Commitment Letters, Parent will promptly notify the Company in writing. Upon the occurrence of any circumstance referred to in the preceding sentence, Parent and Merger Sub will use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources in an amount sufficient to assure the availability of the amount necessary to pay the Required Amount at the Closing (A) on conditions not less favorable in the aggregate to Parent and Merger Sub in any material respect than those contained in the Debt Commitment Letters and the related Fee Letter (including any “flex” provisions) and (B) containing conditions to draw, conditions to Closing and related terms that (1) are not materially more onerous than those conditions contained in the Debt Commitment Letters and (2) would not reasonably be expected to materially delay the Closing or make the Closing materially less likely to occur and which shall not, in any event, contain any Prohibited Terms (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith or other agreements related thereto, subject to redaction as permitted by Section 4.11(a)) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing, it being understood that if Parent and Merger Sub proceed with any Alternate Debt Financing, the parties hereto shall be subject to the same obligations with respect to such Alternate Debt Financing as set forth in this Agreement with respect to the Debt Financing.

(e)    Letter of Credit. The Company will use its commercially reasonable efforts to discuss with MUFG Americas Capital Leasing & Finance, LLC (“MUFG”) the return to the Company all cash collateral pledged by the Company to MUFG in connection with that certain Pledge Agreement dated August 26, 2016 between the Company and BTMU Capital Leasing & Finance, LLC (predecessor-in-interest to MUFG) and accept a letter of credit in the same amount as such cash collateral as a replacement therefor; provided, that such return and acceptance shall not be a condition to the Closing and the failure of the Company to comply with this Section 6.6(e) shall not be taken into account in determining whether the condition set forth in Section 7.2(b) is satisfied.

(f)    No Financing Condition. Notwithstanding the foregoing, compliance by Parent and Merger Sub with this Section 6.6 shall not relieve Parent or Merger Sub of their respective obligations to consummate the Transactions whether or not the Financing is available, and Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

6.7.    Financing Cooperation.

(a)    Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will use its reasonable best efforts to cause each of its Subsidiaries and their respective officers, employees and advisers to use its respective reasonable best efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in connection with the arrangement of Debt Financing, including using reasonable best efforts in connection with:

(i)    participating in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and otherwise reasonably cooperating with the marketing efforts of Parent and the Financing Sources with respect to the Debt Financing (including using commercially reasonable efforts to cause the syndication of the Debt Financing to benefit from the existing banking relationships of the Company);

(ii)    assisting Parent and the Financing Sources with the preparation of rating agency presentations and bank information memoranda customarily required in connection with the Financing;

(iii)    reasonably assisting Parent in connection with the preparation and registration of any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, in each case as reasonably requested by Parent), and otherwise reasonably cooperating with Parent in facilitating the pledging of collateral and the granting of security interests required by the Debt Commitment Letters, subject to Section 6.7(b), executing and delivering any credit agreements, pledge and security documents, guarantees and other definitive financing documents or requested customary certificates and documents (including a certificate of the chief financial officer of the Company with respect to solvency matters); provided that except for a customary authorization letter such documents will not take effect until the Effective Time;

(iv)    if any of the Indebtedness of the Company in respect of the Credit Agreement remains outstanding as of the Closing, obtaining customary payoff letters, lien terminations and instruments of discharge (A) indicating the amount required for the payoff, discharge and termination in full on the Closing Date of such Indebtedness and liens thereunder which are required to be terminated and released substantially concurrently with the Closing pursuant to the terms and conditions of the Debt Commitment Letter to discharge such Indebtedness at Closing and/or releasing the obligations of the Company and its Subsidiaries thereunder, and (B) if such Indebtedness is secured by any liens, agreeing to release such liens upon receipt of the payoff amount;

(v)    providing the Required Information; and

(vi)    furnishing Parent and any Financing Sources promptly, and in any event at least five (5) Business Days prior to the Closing Date, with all necessary documentation and other information with respect to the Company and its Subsidiaries required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, to the extent requested by Parent in writing at least nine (9) Business Days prior to the expected Closing Date, including a Beneficial Ownership Certification as defined in 31 C.F.R. §1010.230;

(b)    Obligations of the Company. Nothing in this Section 6.7 will require the Company or any of its Subsidiaries or any of their directors, officers or employees to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses or incur any liability of any kind or cause their Representatives to incur any liability of any kind (unless such liability is covered as a Reimbursement Obligation) prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) cause any condition set forth in Article VII to fail to be satisfied; (iii) enter into any definitive certificate, agreement, arrangement, document or instrument prior to the Effective Time (other than the authorization letters referred to in the definition of Required Information); (iv) give any indemnities that are effective prior to the Effective Time; (v) take any action that, in the good faith determination of the Company, would (A) unreasonably interfere with the conduct of the business or the Company and its Subsidiaries, (B) cause any representation, warranty, covenant or agreement in this Agreement or any Ancillary Agreement to be breached, (C) cause the Company or any director, manager, officer or employee of the Company to incur any personal liability, (D) require the Company or any of the its Subsidiaries to take any action that will conflict with or violate the Company’s Organizational Documents or any Laws, or result in the contravention thereof, or (E) reasonably be expected to result in a violation or breach of, or default under, any material Contract not entered into in contemplation hereof to which the Company or any of its Subsidiaries is a party (it being agreed that the Company shall, and shall cause its Subsidiaries to use reasonable best efforts to notify Parent and Merger Sub and cooperate in good faith to design and implement alternative arrangements to avoid such conflicts); (vi) provide or prepare pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information; (vii) provide any certificate, comfort letter or opinion of any of its representatives; (viii) provide access to or disclose any information to Parent or its representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any applicable Law (it being agreed that the Company shall, and shall cause its Subsidiaries to use reasonable best efforts to cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent or its representatives to evaluate any such information without resulting in any waiver of such privileges or protections or contravention of Law or Contract). In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time (other than with respect to the authorization letters referred to in the definition of Required Information), and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.7 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.7 that could reasonably be expected to result in personal liability to such officer or Representative or (B) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time. Notwithstanding anything to the contrary contained herein, the Company will be deemed to be in compliance with this Section 6.7 for all purposes hereunder, and Parent shall not allege that the Company is or has not been in compliance with this Section 6.7 for any purpose hereunder, unless (i) Parent provides reasonably prompt written notice of the alleged failure to comply, specifying in reasonable detail specific steps to cure such alleged failure in a manner consistent with this Section 6.7, which failure to comply has not been cured on or prior to the later of (x) the Closing Date and (y) five (5) Business Days from receipt of such written notice and (ii) such failure to comply was a proximate cause of the failure of the Financing to be obtained on or before the Closing Date.

(c)    Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Debt Financing, the Company or any of its Subsidiaries, its or their respective businesses and products, or the Transactions.

(d)    Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.7 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing and limited partners of investment funds that are Affiliates of either of the Guarantors (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are otherwise subject to other customary confidentiality undertakings.

(e)    Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries or Representatives (if any) in connection with the cooperation of the Company, its Subsidiaries and its Representatives contemplated by this Section 6.7.

(f)    Indemnification. Parent and Merger Sub, on a joint and several basis, shall indemnify and hold harmless, to the fullest extent permitted by law, the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than arising from (i) historical financial information relating to the Company and its Subsidiaries provided expressly for use in connection with the Debt Financing or (ii) the gross negligence, Fraud, willful misconduct or intentional misrepresentation by the Company, its Subsidiaries or any of their respective Representatives). Parent’s obligations pursuant to Section 6.7(e) and this Section 6.7(f) are referred to collectively as the “Reimbursement Obligations.”

6.8.    Anti-Takeover Laws. The Company, the Company Board and Parent shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state Takeover Laws and regulations may become, or may purport to be, applicable to the Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

6.9.    Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance notice provided in writing to the General Counsel of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business would violate or cause a default pursuant to, or give a Third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of Third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that in each case described in clauses (a) through (d) the Company shall cooperate with Parent and use its commercially reasonable efforts to develop alternative methods of providing such information in a manner that would not result in any violation, default, prejudice or loss of privilege. Nothing in this Section 6.9 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.9 will be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties, or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted or information provided pursuant to the access contemplated by this Section 6.9.

6.10.    Section 16(b) Exemption. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall be permitted to adopt one or more resolutions consistent with the interpretive guidance of the SEC to cause any dispositions or deemed dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.11.    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    Indemnified Persons. From and after the Effective Time, the Surviving Company and its Subsidiaries will (and Parent will cause the Surviving Company and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) (whether or not a party to an indemnification agreement), in effect on the date of this Agreement and made available to Parent (“Existing Indemnification Agreements”). In addition, from and after the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries will (and Parent will cause the Surviving Company and its Subsidiaries to) cause the Organizational Documents of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable for periods prior to the Effective Time as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, Bylaws and Organizational Documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)    Indemnification Obligation. Without limiting the generality of the provisions of Section 6.11(a), from and after the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) to the fullest extent such persons are indemnified as of the date of this Agreement pursuant to applicable Law, the Charter, the Bylaws, the Organizational Documents of any Subsidiary of the Company and the Existing Indemnification Agreements, as applicable, indemnify and hold harmless, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities, obligations, and amounts paid in settlement or compromise in connection with any Legal Proceeding or other claim, whether civil, criminal, administrative, investigative or otherwise, whenever asserted, including any threatened Legal Proceeding or other claim, to the extent that such Legal Proceeding or other claim arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person was at any time at or prior to the Effective Time a director, officer, employee or agent of the Company or such Subsidiary; and (ii) any action or omission, or alleged action or omission occurring at or prior to the Effective Time (including in connection with the approval of this Agreement and the consummation of the Transactions), in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)); except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.11(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding or other claim, the Surviving Company will (and Parent will cause the Surviving Company to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined through a final, non-appealable court order that such Person is not entitled to indemnification but only to the extent such repayment is required by applicable Law, the Charter, the Bylaws or other applicable Organizational Documents of the Subsidiaries of the Company or applicable indemnification agreements. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company nor any of their respective Affiliates will settle or otherwise compromise or consent without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed) to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding or other claim for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liability arising out of such Legal Proceeding, including from any monetary obligations and does not include any equitable relief.

(c)    D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company

to) maintain for the benefit of the directors and officers of the Company and its Subsidiaries, at any time prior to the Effective Time, directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to and in any event not less favorable in the aggregate than those of the Company’s directors’ and officers’ liability insurance in effect on the date of this Agreement (the “Existing D&O Insurance”). In satisfying its obligations pursuant to this Section 6.11(c), the Surviving Company will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Company will be obligated to obtain (and Parent will cause the Surviving Company to obtain) a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Existing D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect, and the Surviving Company and Parent will be relieved of their obligations under the first sentence of this Section 6.11(c).

(d)    Successors and Assigns. If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merge into any other Person and not be the continuing or surviving company or entity in such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Company or any of their respective successors or assigns, as applicable, will assume all of the obligations of Parent and the Surviving Company, as applicable, set forth in this Section 6.11.

(e)    No Impairment. Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.11, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives)) pursuant to this Section 6.11 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification and advancement agreements entered into with the Company or any of its Subsidiaries (including any Existing Indemnification Agreements); or (iv) applicable Law (whether at law or in equity).

(f)    Joint and Several Obligations. The obligations of the Surviving Company, Parent and their respective Subsidiaries pursuant to this Section 6.11 will be joint and several.

(g)    Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.12.    Employee Matters.

(a)    280G. Promptly following the date hereof, the Company will use its commercially reasonable efforts to determine whether and to what extent any payment or benefit that will be made by Parent, the

Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with the Transactions (whether alone or in combination with any other event) would reasonably be expected to constitute a parachute payment within the meaning of Section 280G of the Code.

(b)    Employment; Benefits. For a period of one (1) year following the Effective Time, the Surviving Company and its Subsidiaries will (and Parent will cause the Surviving Company and its Subsidiaries to) (i) provide each Continuing Employee with employee benefits (excluding equity-based benefits or compensation) under plans of the Surviving Company or any of its Subsidiaries (the “Company Plans”) that are, in the aggregate no less favorable than those in effect at the Company or its applicable Subsidiaries prior to the Closing Date; and (ii) provide annual rates of base salary or wages, as applicable, and annual target cash incentive compensation opportunities (excluding for the avoidance of doubt any equity-based compensation opportunities) that are no less favorable than as provided to such Continuing Employee immediately prior to the Closing.

(c)    New Plans. To the extent that a Company Plan or any comparable compensation or benefit arrangement is made available to any Continuing Employee at or after the Effective Time, the Surviving Company and its Subsidiaries will (and Parent will cause the Surviving Company and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement, but excluding for the avoidance of doubt any equity, equity based incentive or long term compensation that may be awarded), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, the Surviving Company and its Subsidiaries will (and Parent will cause the Surviving Company and its Subsidiaries to) use commercially reasonable efforts to provide that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Company and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan be waived for such Continuing Employee and his or her covered dependents, and eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan be credited with any unused balance in the account of such Continuing Employee. The Surviving Company and its Subsidiaries will (and Parent will cause the Surviving Company and its Subsidiaries to) credit any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time to such Continuing Employee as of immediately following the Effective Time.

(d)    Labor Agreements. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a Collective Bargaining Agreement shall be governed by the applicable agreement.

(e)    No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Company or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) subject to the limitations and requirements specifically set forth in this Section 6.12, require Parent, the Surviving Company or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.13.    Company ESPP. As soon as reasonably practicable following the date of this Agreement, the Company (or, as appropriate, the Board or a committee thereof) shall take all actions with respect to the Company ESPP, that are necessary to provide that: (i) with respect to the offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in a particular current offering under the Company ESPP as of the date hereof may become a participant in that offering under the Company ESPP and no participant may increase the percentage or amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period; (ii) the Current ESPP Offering Period shall terminate on the earlier of (A) the day immediately prior to the Effective Time, and (B) the day such Current ESPP Offering Period would otherwise end, and all participant contributions then credited to the Company ESPP shall be used to purchase Company Common Shares on such date in accordance with the terms of the Company ESPP and all other participant rights under the Current ESPP Offering Period shall be terminated; and (iii) upon such termination, the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement. Notwithstanding any restrictions on transfer of Company Common Shares in the Company ESPP, all Company Common Shares purchased under the Company ESPP shall be treated identically to all other Company Common Shares in the Merger and the payment of the Merger Consideration therefor in accordance with Section 2.6(a)(ii). The Company shall terminate the Company ESPP as of or immediately prior to the Effective Time.

6.14.    Obligations of Merger Sub. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Company. Parent will take all action necessary to cause Merger Sub and, following the Effective Time, the Surviving Company to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.15.    Notification of Certain Matters.

(a)    Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give reasonably prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b)    Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give reasonably prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

(c)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of the Company and Parent shall, as promptly as reasonably practicable, notify each other:

(i)    of any material written communication from any Governmental Authority related to the Merger; and

(ii)    of any Transaction Litigation commenced and served upon the Company or any of its Subsidiaries, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than publicly disclosed investigation notices from any attorney).

(d)    The terms and conditions of the Confidentiality Agreement (in addition to Section 9.4) shall apply to any information provided to Parent or the Company pursuant to this Section  6.15.

6.16.    Public Statements. The initial press release concerning this Agreement and the Transactions will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company (other than with respect to the portion of any communication relating to a Superior Proposal or Company Board Recommendation Change permitted by Section 5.3 as to which the Company’s sole obligation under this Section 6.16 shall be to inform Parent of its intention to make such statement), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; (c) providing any public statements or statements that are reasonably likely to become public; or (d) making any filings with any third party and/or Governmental Authority (including any national securities exchange or interdealer quotation service), in any such case to the extent relating to the Transactions, except that the Parties will not be obligated to engage in such consultation with respect to communications (i) in the case of the Company, principally directed to employees, suppliers, customers, partners or vendors in the ordinary course of business (in each case, to the extent such communications are in a manner consistent with prior communications of the Company or consistent with a communications plan previously agreed to between the Company and Parent), (ii) in the case of Parent and Merger Sub, communications made to limited partners or members, prospective limited partners or members or investors or prospective investors (including lenders and prospective lenders) of Parent, Merger Sub or any of their respective Affiliates or of the Siris Group, in each case, who are subject to customary confidentiality provisions and (iii) required by applicable Law or any stock exchange rule or listing agreement.

6.17.    Transaction Litigation. Prior to the Effective Time, each Party will provide the other Parties with prompt written notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Each Party will give the other Parties the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent shall have consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.17, “participate” means that the Parties (i) will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) will be afforded a reasonable opportunity to review any filings and responses, and offer comments and suggestions with respect thereto, and the other Party will consider all such comments or suggestions in good faith.

6.18.    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Shares from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

6.19.    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then each Party will use their reasonable best efforts to take such action.

6.20.    Resignation of Directors. The Company shall use reasonable best efforts to obtain the resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at, and conditioned upon the occurrence of, the Effective Time.

6.21.    Open Source Software Audits and Remediation. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries to submit the source code for any Company Product requested by Parent to Black Duck Software, Inc. (or another vendor selected by Parent) for purposes of enabling such Person to conduct an audit to determine whether such Company Product uses or incorporates, or is derived from, any Software that is subject to an Open Source License. The parties hereto agree to the agreements set forth in Section 6.21 of the Company Disclosure Letter.

ARTICLE  VII

CONDITIONS TO THE MERGER

7.1.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a)    Requisite Shareholder Approval. The Company shall have received the Requisite Shareholder Approval at the Company Shareholder Meeting.

(b)    Government Approvals. (i) The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained or deemed obtained following the expiry of a waiting period and (ii) the Consents, approvals, clearances, Permits, orders, declarations or filings with, or notice to, any Governmental Authority set forth on Section 7.1(b) of the Company Disclosure Letter shall have been made or obtained.

(c)    No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or Governmental Order issued by any court of competent jurisdiction or other Law preventing the consummation of the Transactions (or any of them) will be in effect, and no Law, statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Transactions (or any of them), that, in each case, prohibits, makes illegal, or enjoins the consummation of the Transactions (or any of them).

7.2.    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)    Representations and Warranties.

(i)    Other than the representations and warranties listed in Sections 7.2(a)(ii) and 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate with all other failures to be so true and correct, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

(ii)    The representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.3(c), Section 3.4, Section 3.5(a), Section 3.7(c) other than clauses (i) through (v) thereof, the second sentence of Section 3.12 and Section 3.26 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifiers will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii)    The representations and warranties set forth in Sections 3.7(a), 3.7(b) and 3.7(c)(i) through (v) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate with all other failures to be so true and correct, would not reasonably be expected to result in additional cost, expense or liability to the Company (or the Surviving Company), Parent or their Affiliates in excess of $3,383,000.

(b)    Performance of Obligations of the Company. The Company will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)    Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)    Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing as of immediately prior to the Closing.

7.3.    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law)

prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)    Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1.    Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval) by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction is in effect preventing the consummation of the Merger and has become final and non-appealable, or any Governmental Order has been issued by any Governmental Authority of competent jurisdiction, that prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable (“Legal Restraint”); or (ii) any Law, statute, rule, regulation or order will have been enacted, entered, or enforced that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (with Parent and Merger Sub treated as a single party) that has breached in any material respect its obligations under Section 6.2 to resist such Legal Restraint before asserting the right to terminate pursuant to this Section 8.1(b);

(c)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval) if the Effective Time has not occurred by 11:59 p.m. on October 14, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party (with Parent and Merger Sub treated as a single party) whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)    by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Shareholder Approval at the Company Shareholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Company Merger Vote Matters;

(e)    by Parent, if the Company has breached any of its representations or warranties or the Company has failed to perform any covenants or other agreements contained in this Agreement that the Company is obligated to perform, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the earlier of (i) the day immediately preceding the Termination Date and (ii) the date that is 30 days after the delivery by Parent to the Company of written notice of such breach stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to the end of such period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder, which breach would result in a failure of a condition set forth in Sections 7.3(a) or (b) as of such time;

(f)    by Parent prior to the receipt of Requisite Shareholder Approval, if the Company Board has effected a Company Board Recommendation Change; provided, however, that Parent shall only have the right to terminate this Agreement pursuant to this Section 8.1(f) if it exercises such right within the earlier of (i) the business day immediately preceding the Company Shareholder Meeting at which a vote is taken on the Company Merger Vote Matters and (ii) ten (10) Business Days after the Company has notified Parent that the Company Board has effected a Company Board Recommendation Change;

(g)    by the Company, if Parent or Merger Sub has breached any of its respective representations or warranties or if Parent or Merger Sub has failed to perform any covenants or other agreements contained in this Agreement that Parent and Merger Sub are obligated to perform, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the earlier of (i) the day immediately preceding the Termination Date and (ii) the date that is 30 days after the delivery by the Company to Parent of written notice of such breach stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to the end of such period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representations, warranties, covenants or other agreements hereunder, which breach would result in a failure of a condition set forth in Sections 7.2(a) or (b) as of such time.

(h)    by the Company, at any time prior to receiving the Requisite Shareholder Approval if the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in compliance with Section 5.3(e)(ii)(2); provided that substantially concurrently with such a termination pursuant to this Section 8.1(h) the Company shall pay, or shall cause to be paid, to Parent the Company Termination Fee in accordance with Section 8.3(b)(iii); or

(i)    by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval) if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied as of such termination (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied if there were a Closing); (ii) the Company has at least three (3) Business Days prior to such termination irrevocably (in the case of the immediately succeeding clause (A) only) notified Parent in writing (A) that if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Financing Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter is funded, the Company is ready, willing and able to consummate the Merger throughout such three (3) Business Day period, (B) that, effective as of the Closing, all conditions set forth in Section 7.3 will have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at Closing) or that, effective as of the Closing, it is irrevocably waiving any unsatisfied conditions set forth in Section 7.3 and (C) of the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (iii) Parent and Merger Sub fail to consummate the Merger by the end of such three (3) Business Day period and at such time, the Company remains ready, willing and able to consummate the Merger.

8.2.    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, shareholder, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.7(d), Section 6.7(e), Section 6.7(f), this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement and remain in full force and effect. Notwithstanding the foregoing, except as otherwise provided in Section 8.3(f) (including the limitations on liability contained therein), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement (in accordance with the terms and conditions thereof) or the Limited Guarantees (in accordance with the terms and conditions thereof), which rights, obligations and agreements will survive the termination of this Agreement in accordance with their terms.

8.3.    Fees and Expenses.

(a)    General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. The fees payable to a Governmental Authority in connection with filings necessary or advisable to obtain any Consents under applicable Laws shall be shared equally by the Company and Parent whether or not the Closing occurs. Parent or the Surviving Company will be responsible for all fees and expenses of the Paying Agent. Parent or the Surviving Company will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Transactions.

(b)    Company Payments.

(i)    If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement (1) pursuant to Section 8.1(c) or Section 8.1(d), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or shall have become publicly known (in either case, not by or on behalf of Parent, its Affiliates or its Representatives) and not publicly withdrawn or otherwise abandoned prior to the Company Shareholders Meeting; or (2) pursuant to Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction shall have become known to the Company Board and shall not have been abandoned or otherwise not pursued and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is at any time subsequently consummated, then the Company will promptly (and in any event on the earlier of the date such definitive agreement is signed or the consummation of such Acquisition Transaction) pay, or cause to be paid, to Parent (or its designees) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)    If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company shall promptly (and in any event within two (2) Business Days following such termination) pay, or cause to be paid, to Parent (or its designees) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)    If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company shall substantially concurrently with such termination pay, or cause to be paid, to Parent (or its designees) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)    Parent Payments. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), then, in each case, Parent shall promptly (and in any event within two (2) Business Days following such termination) pay, or cause to be paid, to the Company an amount equal to $109,940,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d)    Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)    [Reserved].

(f)    Sole and Exclusive Remedy; Limitations.

(i)    Notwithstanding anything to the contrary contained in this Agreement, if Parent or Merger Sub fails to effect the Merger or otherwise are in breach of this Agreement (whether such breach is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise), then, except for an order of specific performance as and to the extent permitted by Section 9.8(b), except for the Company’s express third party beneficiary rights under the Equity Commitment Letter in accordance with its terms and except for claims under the Confidentiality Agreement, the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub or any Parent Related Party, and any Financing Source or any other lenders party from time to time to any agreement related to any Debt Financing or Alternate Debt Financing, their respective Affiliates and its and their respective Affiliates’ respective Representatives, and their successors and permitted assigns (collectively with the Financing Sources, the “Debt Financing Related Parties”), for any breach, loss or failure to perform, which recourse shall be sought solely against Parent, Merger Sub and, in the case of the Company’s right to enforce the Limited Guarantees and the Equity Commitment Letter, the Guarantors, will be (subject to, as applicable, the limitations set forth herein and/or, with respect to the Company’s right to enforce the Limited Guarantees and the Equity Commitment Letter, under the Limited Guarantees or the Equity Commitment Letter (as applicable)), will be: if applicable, upon termination of this Agreement, for the Company to receive (A) the Parent Termination Fee under the circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c) from Parent (or the Guarantors under the Limited Guarantees, solely to the extent provided therein and subject to the limitations set forth therein), (B) the reasonable costs of collection relating thereto, (C) any payments to the extent owed by Parent pursuant to Reimbursement Obligations and (D) any payments to the extent owed by Parent or Merger Sub pursuant to Section 8.3(a). Notwithstanding anything to the contrary herein, while the Company may pursue both a grant of specific performance requiring consummation of the Merger and the payment of the amounts set forth in this Section 8.3(f)(i), in no event will the Company, the Company Related Parties or any other Person be entitled to or permitted to receive both (x) the payment of monetary damages (including the Parent Termination Fee) and (y) a grant of specific performance requiring consummation of the Merger.

(ii)    In the event that the Parent Termination Fee is payable pursuant to Section 8.3(c), the payment by Parent of the Parent Termination Fee shall not be a penalty and shall constitute liquidated damages for any and all losses suffered or incurred by the Company or any other Person in connection with this Agreement, and the receipt by the Company of the Parent Termination Fee (including the Company’s right to receive the Parent Termination Fee from the Guarantors pursuant to the terms and conditions of the Limited Guarantees), the reasonable cost of collection related thereto and the receipt by the Company of any payments to the extent owed by Parent pursuant to Reimbursement Obligations (if any) and any payments to the extent owed by Parent or Merger Sub pursuant to Section 8.3(a) shall be the sole and exclusive monetary remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and the Company Related Parties against any of (A) Parent or Merger Sub; (B) their former, current and future direct or indirect holders of any equity, controlling persons, Affiliates (other than Parent or Merger Sub), Subsidiaries, Representatives, predecessors, successors, agents, beneficiaries, heirs, members, managers, direct or indirect general or limited partners, stockholders, shareholders and assignees of any of the foregoing (collectively, the “Parent Related Parties”) and (C) the Debt Financing Related Parties for any breach, cost, expense, liability, loss or damage or other claim suffered as a result thereof or in connection with the matters forming the basis for the termination of this Agreement (including in the event of Fraud or Willful and Material Breach) or related thereto, in respect of the Transactions (or any of them), this Agreement, the Ancillary Agreements, any agreement executed in connection herewith (including the Financing Letters and the Limited Guarantees) and the transactions contemplated thereby or otherwise, and upon payment of such amounts, none of Parent and the Parent Related Parties shall have any further liability or obligation arising out of or relating to, and none of the Company, the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or the Parent Related Parties arising out of or relating to, the Transactions (or any of them), this Agreement, the Ancillary Agreements, any agreement executed in connection herewith (including the Limited Guarantees) and the transactions contemplated thereby or any other document or under any theory of Law (whether at Law or equity in contract, in tort or otherwise), except that, notwithstanding anything else in this clause (ii), Parent and Merger Sub will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations and Section 8.2 and the Guarantors will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, any breach of the Limited Guarantees (in accordance with the terms and conditions thereof), as applicable.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, if the Company fails to effect the Merger or otherwise is in breach of this Agreement (whether such breach is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise), then, except for an order of specific performance as and to the extent permitted by Section 9.8(b) and for Siris Capital Group, LLC’s right to enforce its rights under the Confidentiality Agreement, the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against the Company or any Company Related Party for any breach, loss or failure to perform, which recourse shall be sought solely against the Company will be (subject to, as applicable, the limitations set forth herein) (1) if applicable, upon termination of this Agreement, for Parent to receive (A) the Company Termination Fee under the circumstances in which the Company Termination Fee is payable pursuant to Section 8.3(b), (B) any payments to the extent owed by the Company pursuant to Section 8.3(a) and (C) the reasonable cost of collection relating thereto; or (2) following a termination of this Agreement (other than in the event of a valid termination of this Agreement in which the Company Termination Fee is paid or payable pursuant to Section 8.3(b)), for Parent or Merger Sub to seek to recover monetary damages from the Company for a Willful and Material Breach; provided that any recovery under this clause (2) shall not exceed the Maximum Company Liability. Notwithstanding anything to the contrary herein, while Parent may pursue both a grant of specific performance requiring consummation of the Merger and the payment of the amounts set forth in this Section 8.3(f)(iii), in no event will Parent, the Parent Related Parties or any other Person be entitled to or permitted to receive both (x) the payment of monetary damages (including the Company Termination Fee) and (y) a grant of specific performance requiring consummation of the Merger.

(iv)    In the event that the Company Termination Fee is payable pursuant to Section 8.3(b), the payment by the Company of the Company Termination Fee shall not be a penalty and shall constitute liquidated damages for any and all losses suffered or incurred by Parent, Merger Sub or any other Person in connection with this Agreement, and the receipt by Parent (or any of its designees) of the Company Termination Fee, the reasonable cost of collection related thereto and the receipt by Parent of any payments to the extent owed by the Company pursuant to Section 8.3(f)(iii)(2) shall be the sole and exclusive monetary remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub and the Parent Related Parties against any of (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) their former, current and future direct or indirect holders of any equity, controlling persons, Affiliates, Subsidiaries, Representatives, predecessors, successors, agents, beneficiaries, heirs, members, managers, direct or indirect general or limited partners, stockholders, shareholders and assignees of any of the foregoing (collectively, the “Company Related Parties”) for any breach, cost, expense, liability, loss or damage or other claim suffered as a result thereof or in connection with the matters forming the basis for the termination of this Agreement (other than in the event of Fraud or Willful and Material Breach, subject to the limitations set forth in Section 8.3(f)(iii)) or related thereto, in respect of the Transactions (or any of them), this Agreement, the Ancillary Agreements, any agreement executed in connection herewith (including the Financing Letters and the Limited Guarantees) and the transactions contemplated thereby or otherwise, and upon payment of such amounts, none of the Company and the Company Related Parties shall have any further liability or obligation arising out of or relating to, and none of Parent, Merger Sub, the Parent Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or the Company Related Parties arising out of or relating to, the Transactions (or any of them), this Agreement, the Ancillary Agreements, any agreement executed in connection herewith and the transactions contemplated thereby or any other document or under any theory of Law (whether at Law or equity in contract, in tort or otherwise) (other than in the event of Fraud or Willful and Material Breach subject to the limitations set forth in Section 8.3(f)(iii)), except that, notwithstanding anything else in this clause (iv), the Company will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.2.

(v)    Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.3 are integral parts of the Transactions and that, without these agreements, the Company, on the one hand, and Parent and Merger Sub, on the other hand, would not enter into this Agreement.

8.4.    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time, whether before or after the Company has received the Requisite Shareholder Approval by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Shareholder Approval, no amendment may be made to this Agreement that requires the further approval of the Company Shareholders pursuant to the DGCL without such further approval; provided, that, Section 8.3(f)(i), (ii) and (vi), this Section 8.4, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and Section 9.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections (collectively, the “Financing Source Provisions”)) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

8.5.    Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1.    Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants or agreements that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2.    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service; or (iii) immediately upon delivery by hand, or if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Attention: General Counsel

Facsimile No.: (212) 231-2680

E-mail:

with	a copy (which will not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attn:    Dan Clivner and Vijay Sekhon

Fax:     (310) 595-9501

Email:

(b)	if to the Company (prior to the Effective Time) to:

Electronics for Imaging, Inc.

6750 Dumbarton Circle

Fremont, CA 94555

Attn:       General Counsel

Email:

with a copy (which will not constitute notice) to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

Attn:      C. Brophy Christensen, Esq. and Noah Kornblith, Esq.

Fax:       (415) 984-8701

Email:

Any notice received by fax, email or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address, fax number or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3.    Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Company, it being understood that such assignment will not (i) relieve Parent or Merger Sub of any of its obligations under this Agreement; or (ii) impede or delay the consummation of the Transactions, or otherwise materially impede the rights of the holders of Company Common Shares and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4.    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that the Company and the Siris Capital Group, LLC have previously executed a Confidentiality Agreement, dated September 15, 2018, as amended by the First Amendment dated March 13, 2019 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with their respective terms; provided, however, the Company agrees that the Confidentiality Agreement is hereby amended to include all prospective debt financing sources of Parent, Merger Sub and Siris Capital Group, LLC, limited partners of investment funds affiliated with either of the Guarantors, and outside agents and other advisors of Parent, Merger Sub and Siris Capital Group, LLC in the term “Representative” as such term is defined therein. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger as confidential in accordance with the Confidentiality Agreement. The Parties also hereby acknowledge and agree that Parent and Merger Sub are and shall be “Representatives” under the Confidentiality Agreement.

9.5.    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Ancillary Agreements, the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expire in accordance with its terms or is validly terminated by the parties thereto.

9.6.    Third Party Beneficiaries. Except as set forth in Section 6.11 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and shall not (and nothing herein express or implied shall be construed to), confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.7(f) and Section 6.11; (b) each Parent Related Party shall be an express third-party beneficiary of Section 8.3, Section 9.10, Section 9.11, Section 9.12 and this Section 9.6 (it being understood and agreed that the provisions of such Sections will be enforceable by the Parent Related Parties); (c) each Company Related Party shall be an express third-party beneficiary of Section 8.3(f)(iv) (it being understood and agreed that the provisions of such Section will be enforceable by the Company Related Parties); and (d) each Financing Source shall be an express third-party beneficiary of the Financing Source Provisions (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources).

9.7.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8.    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    Specific Performance.

(i)    The Parties agree that irreparable damage for which monetary damages and/or the payment of the Parent Termination Fee, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) subject to the limitations set forth in Section 8.3(f) and this Section 9.8, the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, subject to the terms of and the limitations set forth in this Agreement and the Equity Commitment Letters, the right of the Company to seek an award of specific performance to enforce Parent’s obligation to consummate the Merger in circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated) in the Chosen Courts without proof of damages; and (B) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)    Notwithstanding Section 9.8(b)(i) or anything else in this Agreement to the contrary, it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing (provided that such conditions would be satisfied as of such date)); (B) the Debt Financing (or, in the case Alternate Debt Financing has been obtained, such Alternate Debt Financing) has been funded in accordance with the terms set forth in the Debt Commitment Letters (or the New Debt Commitment Letters, if applicable) or would be funded at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing would occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing).

(iii)    Subject to Section 8.3(f)(i), Section 8.3(f)(iii) and this Section 9.8, the Parties agree not to assert in any action for specific performance the defense of adequacy of a remedy at Law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iv)    For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 9.8(b) reduce, restrict or otherwise limit the Company’s right to terminate this Agreement in accordance with the terms hereof and be paid the Parent Termination Fee (provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring pursuant to this Section 9.8(b) and the payment of all or any portion of the Parent Termination Fee) plus any additional amounts contemplated by Section 8.3(f)(i).

9.9.    Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any Laws or other rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, except as otherwise set forth in the Debt Commitment Letters as in effect as of the date of this Agreement, including as it relates to (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letters) and whether as a result of any inaccuracy thereof the Parent (or any of its Affiliates) has the right to terminate the Parent’s (or its Affiliates’) obligations under this Agreement in accordance with Section 8.1(e) of this Agreement or decline to consummate the Merger in accordance with Section 7.2(a) of this Agreement and (c) the determination of whether the Merger has been consummated in accordance with the terms hereof and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, which in each case shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources in any way relating to an executed Debt Commitment Letter or the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of New York.

9.10.    Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions and the Limited Guarantees, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Transactions, the Limited Guarantees or the transactions contemplated thereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Transactions, the Limited Guarantees or the transactions contemplated thereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Transactions, the Limited Guarantees or the transactions contemplated thereby in any court other than the Chosen Courts; provided, however, that notwithstanding the foregoing, each party hereto agrees that it will not bring or support any Person in any Legal Proceeding of any kind or description, whether at Law or in equity, in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any Debt Commitment Letter, Debt Financing, or in each case, the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York and each of the parties hereby submits to the exclusive jurisdiction of the New York courts for the purpose any such proceeding. Each party irrevocably and unconditionally agrees not to assert (1) any objection which it may ever have to the laying of venue of any such litigation in any New York court, (2) any claim that any such proceeding brought in any New York court has been brought in an inconvenient forum and (3) any claim that any New York court does not have jurisdiction with respect to such proceeding. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT, INCLUDING ANY ACTION INVOLVING ANY DEBT FINANCING RELATED PARTIES ARISING OUT OF OR RELATED TO ANY DEBT FINANCING, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE MERGER, THE LIMITED GUARANTEES OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12.    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may only be made against the entities that are expressly identified as Parties hereto and only with respect to the specific obligations undertaken by such Parties as set forth herein with respect to such Parties and no Parent Related Parties (other than the Guarantors to the extent set forth in the Limited Guarantees or the Equity Commitment Letter) or current and future direct or indirect holders of any equity, controlling persons, Affiliates, Subsidiaries, Representatives, predecessors, successors, agents, beneficiaries, heirs, members, managers, direct or indirect general or limited partners, stockholders, shareholders and assignees of the Company nor any Financing Sources or Debt Financing Related Parties (collectively, “Non-Party Affiliates”) shall have any liability to the Company and its Subsidiaries for any obligations or liabilities of the parties to this Agreement or for any claim (whether at Law or in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Each Party hereto waives and releases all such liabilities, obligations, claims and actions against any such Non-Party Affiliates.

9.13.    Disclosure Letter References. The Parties agree that any disclosure set forth in any particular section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company, Parent or Merger Sub, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company, Parent or Merger Sub that are set forth in this Agreement, but in the case of this clause (b), only to the extent that the relevance of such disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. Each of Parent and Merger Sub hereby acknowledge and agree to be subject to and bound by the express acknowledgements and agreements of each of Parent and Merger Sub set forth in the Company Disclosure Letter.

9.14.    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf., tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

EAST PRIVATE HOLDINGS II, LLC

By:	/s/ Peter Berger
Name:	Peter Berger
Title:	Managing Partner

EAST MERGER SUB, INC.

By:	/s/ Peter Berger
Name:	Peter Berger
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

ELECTRONICS FOR IMAGING, INC.

By:	/s/ William D. Muir Jr.
Name:	William D. Muir Jr.
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

Annex B

April 14, 2019

Board of Directors

Electronics for Imaging, Inc.

6750 Dumbarton Circle

Fremont, CA 94555

Members of the Board:

We understand that Electronics for Imaging, Inc. (the “Company”), East Private Holdings II, LLC (the “Buyer”) and East Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 13, 2019 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock (i) held by the Company as treasury stock, (ii) owned by the Buyer or Acquisition Sub or any direct or indirect wholly owned subsidiary of the Company, the Buyer or Acquisition Sub or (iii) held by holders of Company Common Stock who have not voted in favor of the Merger or consented to it in writing, have demanded the appraisal of such Company Common Stock in accordance with, and have properly exercised and perfected and not subsequently waived, withdrawn or lost such holder’s demand for appraisal rights with respect to such Company Common Stock in compliance with the provisions of Section 262 of the General Corporation Law of the State of Delaware (clauses (i), (ii) and (iii) collectively, the “Excluded Shares”), will be converted into the right to receive $37 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)

Reviewed the Merger Agreement, the draft commitment letters from certain equity and debt financing providers in the form of the drafts dated April 13, 2019 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley is counterparty to 50% of the bond hedge and warrant overlay to the Company’s 2019 convertible notes. In connection with the Merger, it is likely that such bond hedge will either terminate worthless or result in a de minimis payment from Morgan Stanley to the Company. The consummation of the Merger will result in the unwind of such warrant and result in a payment to be made by the Company to Morgan Stanley, in an amount to be calculated at the time of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by the Buyer or its affiliates.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Anthony Armstrong
Anthony Armstrong Managing Director

Annex C

Greenhill & Co., LLC

155 North Wacker Drive

Suite 4550

Chicago, IL 60606-1734

CONFIDENTIAL

April 14, 2019

Board of Directors of

Electronics for Imaging, Inc.

6750 Dumbarton Circle

Fremont, CA 94555

Dear Members of the Board of Directors:

We understand that Electronics for Imaging, Inc. (the “Company”), East Private Holdings II, LLC (“Parent”) and East Merger Sub, Inc. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than (i) any Owned Company Shares (as such term is defined in the Merger Agreement) or (ii) any Dissenting Company Shares (as such term is defined in the Merger Agreement), shall be cancelled, extinguished and converted into the right to receive an amount equal to $37.00 per share in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than, with respect to such shares, the holders of Owned Company Shares and Dissenting Company Shares (the “Excluded Holders”)) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to other potential strategies or transactions that may be available to the Company.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement presented to the Board of Directors of the Company (the “Board”) at its meeting on April 14, 2019 and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.

reviewed certain information, including financial forecasts and projections and other financial and operating data concerning the Company, prepared by the management of the Company, and discussed such information, including the financial forecasts and projections and other data, with senior executives of the Company;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Merger Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

8.

compared the value of the Merger Consideration to the valuation derived by discounting projected future unlevered cash flows and a terminal value of the business at a range of discount rates we deemed appropriate;

9.	compared the value of the Merger Consideration with that received in certain publicly available transactions that we deemed relevant;

10.	participated in discussions among representatives of the Company; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections of the Company and other data with respect to the Company that have been furnished or otherwise provided to us, we have assumed that such financial forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, projections and data in arriving at our opinion. We express no opinion with respect to such financial forecasts, projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the April 14, 2019 draft we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Board in connection with the Merger. During the course of our engagement, we were not asked by the Board to, and we did not, solicit indications of interest from any strategic, financial or other third parties regarding the potential acquisition of or any other extraordinary corporate transaction involving the Company, and we are not expressing any view or rendering any opinion as to any solicitation process undertaken by the Company and its other financial advisors in rendering our opinion. We will receive a fee for rendering this opinion and any other opinion and for certain other services rendered in connection with the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the three years preceding the date of this opinion, we and our affiliates have not performed any investment banking services for the Company or any other parties to the Merger Agreement for which we have received compensation (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Board in connection with the Merger).

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the holders of Company Common Stock (other than the Excluded Holders) of the Merger Consideration to be received by them from a financial point of view. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Merger Consideration to be received by the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. We also express no opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. Our opinion does not address the fairness of any consideration to be received by the Excluded Holders pursuant to the Merger Agreement or otherwise. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement or take any other action in connection therewith, nor does it constitute a recommendation as to whether the stockholders of the Company should vote to adopt the Merger Agreement at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Holders) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Douglas H. Jackson
Douglas H. Jackson
Managing Director

Annex D

Section 262 of the DGCL

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELECTRONICS FOR IMAGING, INC. SPECIAL MEETING OF STOCKHOLDERS July 15, 2019                The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated June 11, 2019, and hereby appoints William D. Muir, Jr. and Alex Grab, or either of them, as his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on July 15, 2019 at 9:00 a.m., Pacific Time, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Special Meeting, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.1    14475

SPECIAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

July 15, 2019

00030000303000000000 8 071519

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELECTRONICS FOR IMAGING, INC. SPECIAL MEETING OF STOCKHOLDERS July 15, 2019The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated June 11, 2019, and hereby appoints William D. Muir, Jr. and Alex Grab, or either of them, as his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on July 15, 2019 at 9:00 a.m., Pacific Time, at the offices of O'Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Special Meeting, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.114475

SPECIAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

July 15, 2019

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00030000303000000000 8 071519

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ELECTRONICS SPECIAL MEETING FOR OF STOCKHOLDERS IMAGING, OF INC. July 15, 2019 PROXY VOTING INSTRUCTIONSINTERNET-Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL-Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON-You may vote your shares in person by attending the Special Meeting.COMPANY NUMBER ACCOUNT NUMBERNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Company's Proxy Statement dated June 11, 2019 is available at http://www.astproxyportal.com/ast/efi Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.00030000303000000000 8 071519THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN1. Proposal to adopt the Agreement and Plan of Merger, dated April 14, 2019 (which, as may be amended from time to time, we refer to as the "merger agreement"), among East Private Holdings II, LLC (which we refer to as "Parent"), East Merger Sub, Inc. (which we refer to as "Merger Sub"), which is a wholly owned subsidiary of Parent, and Electronics for Imaging, Inc. ("EFI"), pursuant to which Merger Sub will be merged with and into EFI (which we refer to as the "merger"), with EFI continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent. FOR AGAINST ABSTAIN 2. Non-binding, advisory proposal to approve specified compensation that will or may become payable to EFI's named executive officers in connection with the merger. 3. Proposal to adjourn the special meeting, if necessary, to solicit FOR AGAINST ABSTAIN additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.To indicate changes change your to the the newaddress registered address on name(s)your in the account, address on the please account space checkabove. may not thePlease be box submitted at note right and that via this method.Signature of ShareholderDate:Signature of ShareholderDate: Note: title Please as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such ..WhenIf signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .